As filed with the Securities and Exchange Commission on November 5, 2004
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET SERVIÇOS DE COMUNICAÇÃO S.A.
(Exact name of registrant as specified in its charter)

Net Communications Services Inc. (Translation of Registrant's name into English)	The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)

4841 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

(For Co-Registrants, please see “Table of Co-Registrants” on the following page)

Rua Verbo Divino,1356
São Paulo-SP-04719-002
Brazil
Telephone: +55-11-5186-2811
(Address and telephone number of principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Telephone: (302) 738-6680
(Address and telephone number, of agent for service)

With copies to:
Gregory V. Gooding, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Richard S. Aldrich, Jr. Shearman & Sterling LLP Avenida Brigadeiro Faria Lima, 3400 04538-132 Sã o Paulo, Brazil (55 11) 3702-2200

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Unit	Proposed Maximum Aggregate Price	Amount of Registration Fee
7.0% Senior Secured Notes due 2009	$76,593,068	100%	$76,593,068(1)	$9,704.34(2)
Guarantees(3)	-	-	-	-
(1)

Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, this is the book value of the maximum amount of our outstanding 12 5/8% senior guaranteed notes due 2004 that may be received by us from tendering holders in the exchange offer.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(3)	No separate fee is required to be paid with respect to the guarantees in accordance with Rule 457(n).

    The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Name of Additional Registrant	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Indemnification Number

Multicanal Telecomunicações S.A.	Brazil	4841	Not Applicable
Net Belo Horizonte Ltda.	Brazil	4841	Not Applicable
CMA Participações S.A.	Brazil	4841	Not Applicable
Net Brasília Ltda.	Brazil	4841	Not Applicable
Net Rio S.A.	Brazil	4841	Not Applicable
Net Recife Ltda.	Brazil	4841	Not Applicable
Net São Paulo Ltda.	Brazil	4841	Not Applicable
Net Campinas Ltda.	Brazil	4841	Not Applicable
Net Indaiatuba Ltda.	Brazil	4841	Not Applicable
Net São Carlos S.A.	Brazil	4841	Not Applicable
Net Franca Ltda.	Brazil	4841	Not Applicable
Net Sul Comunicações Ltda.	Brazil	4841	Not Applicable
Horizonte Sul Comunicações Ltda.	Brazil	4841	Not Applicable
DR — Empresa de Distribuições e Recepção de TV Ltda.	Brazil	4841	Not Applicable
Net Paraná Comunicações Ltda.	Brazil	4841	Not Applicable
Net Joinville Ltda.	Brazil	4841	Not Applicable
Net Florianópolis Ltda.	Brazil	4841	Not Applicable
Net Curitiba Ltda.	Brazil	4841	Not Applicable
Net Maringá Ltda.	Brazil	4841	Not Applicable
Net Arapongas Ltda.	Brazil	4841	Not Applicable
Net São José do Rio Preto Ltda.	Brazil	4841	Not Applicable
Net Piracicaba Ltda.	Brazil	4841	Not Applicable
Net Ribeirão Preto S.A.	Brazil	4841	Not Applicable
Net Baurú Ltda.	Brazil	4841	Not Applicable
Net Goiânia Ltda.	Brazil	4841	Not Applicable
Net Anápolis Ltda.	Brazil	4841	Not Applicable
Net Campo Grande Ltda.	Brazil	4841	Not Applicable
Net Sorocaba Ltda.	Brazil	4841	Not Applicable
Net Londrina Ltda.	Brazil	4841	Not Applicable
Cable S.A.	Brazil	4841	Not Applicable
Cabodinâmica TV Cabo São Paulo S.A	Brazil	4841	Not Applicable
Dabny L.L.C.	Brazil	4841	To Be Applied For
Jaguari Telecomunicações S.A	Brazil	4841	Not Applicable
Jonquil Venture Limited	Brazil	4841	Not Applicable
Reyc Comércio e Participações Ltda.	Brazil	4841	Not Applicable
TV Cabo Chapecó Ltda.	Brazil	4841	Not Applicable
TV Vídeo Cabo de Belo Horizonte S.A	Brazil	4841	Not Applicable

SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2004

PROSPECTUS

[Logo]

NET SERVIÇOS DE COMUNICAÇÃO S.A.
Offer to Exchange
U.S.$76,593,068 7.0% Senior Secured Notes due 2009 and Cash
for
U.S.$97,692,000 12 5/8% Senior Guaranteed Notes due 2004
and
Solicitation Of Consents For Proposed Amendments To The Indenture Governing the
12 5/8% Senior Guaranteed Notes due 2004

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON             , 2004, UNLESS EXTENDED (WE REFER TO SUCH TIME OR DATE, AS MAY BE EXTENDED, AS THE EXPIRATION DATE).

On the terms and conditions set forth in this prospectus, as it may be supplemented or amended from time to time, and the related letter of transmittal and consent:

(1) We are offering to exchange for our outstanding 12 5/8% senior guaranteed notes due 2004, which we refer to as the existing notes, a combination of (i) our 7.0% senior secured notes due 2009, which have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which this prospectus is a part, and which we refer to as the new notes, and (ii) cash. For each $1,000 principal amount of the existing notes (including all accrued and unpaid interest and premium thereon) validly tendered by 5:00 p.m., Eastern time, on the expiration date, holders participating in the exchange offer will receive (x) $784.03 principal amount of new notes, (y) $522.68 of cash and (z) an additional amount of cash equal to simple interest accruing on $1,306.71 from July 1, 2004 through the day immediately prior to the date of the closing of the exchange offer at a rate equal to the three-month London interbank offered rate, or LIBOR, plus 3.0% per annum; and

(2) we are soliciting consents from holders of the existing notes to amendments to certain provisions of the indenture, dated as of June 18, 1996, pursuant to which the existing notes were issued.

As more fully described in this prospectus, this exchange offer and consent solicitation is part of a restructuring of the indebtedness of Net Serviços. We will not receive any proceeds from the exchange offer and consent solicitation. The payment of the principal of, interest on and additional amounts, if any, on the new notes will be guaranteed jointly and severally by all but two of Net Serviç os’ subsidiaries. As more fully described in this prospectus, our obligations and the obligations of the guarantors in respect of the new notes and the other senior secured debt that we will issue in connection with the restructuring will, subject to limitations described in this prospectus, be secured by the pledge of (a) our shares of certain of our subsidiaries, (b) all of our network assets and (c) our accounts receivable from subscribers in São Paulo, Santos and Rio de Janeiro (although the foreclosure rights of our creditors will be limited to 30% of those receivables). We do not intend to list the new notes on any securities exchange or automated quotation system. The exchange offer and consent solicitation is conditioned upon, among other things, at least a majority of the aggregate outstanding principal amount of the existing notes being validly tendered by 5:00 p.m., Eastern time, on the expiration date.

Holders of at least a majority of the aggregate outstanding principal amount of the existing notes must consent to the proposed amendments to the indenture governing the existing notes in order for them to be adopted. The proposed amendments will not become operative unless and until (1) existing notes validly tendered are exchanged for new notes and cash pursuant to the exchange offer and consent solicitation and (2) the supplemental indenture governing the existing notes is effective. The valid tender of your existing notes shall constitute your consent to the proposed amendments with respect to your tendered existing notes.

IF YOU DESIRE TO TENDER YOUR NOTES PURSUANT TO THE EXCHANGE OFFER, YOU MUST CONSENT TO THE PROPOSED AMENDMENTS. YOU MAY NOT DELIVER CONSENTS WITHOUT TENDERING THE RELATED NOTES AND YOU MAY NOT REVOKE CONSENTS WITHOUT WITHDRAWING THE NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER.

Investing in the new notes involves risks. You should carefully review the “Risk Factors” beginning on page 27 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEALER MANAGER FOR THE EXCHANGE OFFER AND THE SOLICITATION AGENT FOR THE CONSENT SOLICITATION IS CREDIT SUISSE FIRST BOSTON LLC.

The date of this prospectus is , 2004.

THE NEW NOTES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE COMISSÃO DE VALORES MOBILIÁRIOS, OR CVM, THE SECURITIES AND EXCHANGE COMMISSION OF BRAZIL, UNDER LAW NO. 6,385, DATED AS OF DECEMBER 7, 1976, AND INSTRUCTION NO. 400, DATED AS OF DECEMBER 29, 2003, ISSUED BY THE CVM. ANY PUBLIC OFFERING OR DISTRIBUTION, AS DEFINED UNDER BRAZILIAN LAWS AND REGULATIONS, OF THE NEW NOTES IN BRAZIL IS NOT LEGAL WITHOUT SUCH PRIOR REGISTRATION. IF A BRAZILIAN RESIDENT ACQUIRES ANY NEW NOTE, SUCH NOTE CAN NEITHER CIRCULATE IN BRAZIL NOR BE REPAID IN BRAZIL IN A CURRENCY OTHER THAN THE BRAZILIAN CURRENCY AT THE TIME SUCH PAYMENT IS MADE. DOCUMENTS RELATING TO THE OFFERING OF THE NEW NOTES, AS WELL AS INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN BRAZIL, AS THE OFFERING OF THE NEW NOTES IS NOT A PUBLIC OFFERING OF SECURITIES IN BRAZIL.

Table of Contents

Page

Where You Can Find More Information	1
General Introduction	2
Summary	4
Risk Factors	27
The Restructuring	45
The Exchange Offer and Consent Solicitation	49
The Proposed Amendments	57
Use of Proceeds	60
Capitalization	61
Exchange Rates	62
Exchange Controls	63
Selected Historical Consolidated Financial Data	64
Unaudited Pro Forma Financial Data	68
Ratio of Earnings to Fixed Charges	77
Management’s Discussion and Analysis of Financial Condition and Results of Operations	78
Business	106
Management	137
Major Shareholders	142
Related Party Transactions	156
Description of New Notes	162
Description of Collateral and Intercreditor Arrangements	203
Description of Other Indebtedness	209
Material United States Federal Income Tax Consequences	213
Certain Brazilian Income Tax Considerations	218
Plan of Distribution	220
Legal Matters	221
Experts	221
Enforcement of Civil Liabilities Against Non-U.S. Persons	222
Index to Condensed Consolidated Financial Statements	F-1

i

You should rely only on the information contained in this prospectus or in any supplement accompanying this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in any supplement accompanying this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

ii

Where You Can Find More Information

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form F-4 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the new notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any particular contract or other document are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, with each statement in this prospectus being qualified in all respects by that reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to foreign private issuers, including the obligation to file annual reports on Form 20-F and other material information on Form 6-K. You may inspect any reports or any other information we file with the SEC, including the exchange offer and consent solicitation registration statement and its accompanying exhibits and schedules thereto, without charge, at the SEC’s Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet web site at http://www.sec.gov from which you can electronically access the reports and other information we file with the SEC, including the exchange offer and consent solicitation registration statement and its accompanying exhibits and schedules thereto.

You may also obtain a copy of the registration statement and any other information that we file with the SEC at no cost by calling us or writing us at the following address:

Rua Verbo Divino, 1356
São Paulo-SP-04719-002
Brazil
Attn: Marcio Minoru Miyakava
Telephone: +55-11-5186-2875

In order to obtain timely delivery of such materials from us, you must request documents from us no later than five business days before you make your investment decision or at the latest by , 2004.

General Introduction

In this prospectus, references to “Net Serviços,” “we,” “us” and “our” are to Net Serviços de Comunicação S.A. and, unless the context requires otherwise, include the consolidated subsidiaries of Net Serviços de Comunicação S.A.

Presentation of Certain Financial Information

All references in this prospectus to “U.S. dollars,” “$” or “US$” are to United States dollars, and all references to “reais,” “real” or “R$” are to Brazilian reais. The accounts of Net Serviços, which are maintained in reais, were adjusted to conform with accounting principles generally accepted in the United States of America, or U.S. GAAP, and translated into U.S. dollars on the basis set forth in note 2 to our consolidated financial statements as of and for each of the years ended December 31, 2001, 2002 and 2003, and note 1 to our unaudited consolidated financial statements for the six months ended June 30, 2004. Unless otherwise specified, certain amounts stated in this prospectus in U.S. dollars (other than as set forth in our consolidated financial statements and financial information derived therefrom) have been translated, for the convenience of the reader, from reais at the rate in effect on June 30, 2004 of R$3.1075 = US$1.00. These translations should not be construed as a representation that reais could have been converted into U.S. dollars at that rate on that date or on any other date. On November 3, 2004, the rate of exchange was R$2.8304 = US$1.00.

Unless otherwise specified and other than with respect to historical financial statement information, we present all operating statistics and subscriber information concerning Net Serviços as of June 30, 2004.

Forward-Looking Statements

This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are intended to enhance your ability to assess our future financial performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results and other developments, and contain words such as “may,” “might,” “should,” “intend,” “expect,” “anticipate,” “plan”and similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, our actual results could be materially different from the beliefs we express in our forward-looking statements. The following uncertainties, among others, may have such an impact:

  our consolidated financial statements included elsewhere in this prospectus have been prepared under the assumption that we will continue as a “going concern,” even though there remains doubt about our ability to continue as a “going concern” due to the fact that we have not made any interest or principal payments on our outstanding indebtedness since prior to December 2002 and that there can be no assurance that our proposed restructuring of such indebtedness (of which this exchange offer and consent solicitation is a part) will be successfully consummated;

  our significant amount of debt, and our ability to repay, refinance or restructure our debt;

  adverse changes in our liquidity position;

  changes in Brazilian economic conditions, including changes in interest rates, exchange rates and the performance of financial markets;

  changes in governmental regulations applicable to our activities;

  the advent of new communication technologies or distribution systems that compete with our own;

  competitive pressures on product pricing and services, industry consolidation and the relative success and timing of our business strategies;

  our continued access to the capital we need to implement our business plan; and

  the other factors discussed under “RISK FACTORS” and elsewhere in this prospectus.

Developments in any of these areas, which are more fully described elsewhere in this prospectus and which descriptions are incorporated into this section by reference, could cause our results to differ materially from results that have been or may be projected by us or on our behalf.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

We caution that the foregoing list of uncertainties is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus.

Summary

This summary highlights selected information from this prospectus and may not contain all of the information that you should consider before you decide to invest in the new notes. You should read the entire prospectus carefully, including the section entitled “RISK FACTORS” and the financial statements and related notes before making an investment decision.

Our Company

We are the largest pay-television operator in Brazil, based upon the number of subscribers and homes passed. Our principal services include basic pay-television under the “NET” brand name with five separate programming packages, pay-per-view programs and broadband Internet service under the “Vírtua”brand name. We currently operate in major cities located throughout Brazil, including São Paulo, Rio de Janeiro, Brasilia, Belo Horizonte, Porto Alegre and Curitiba, six of Brazil’s largest and most prosperous cities.

As of June 30, 2004, we had over 1.3 million connected cable television subscribers, and 131,400 subscribers to our high-speed cable modem Internet access service. Our advanced network of coaxial and fiber-optic cable covers over 35,000 kilometers and passes more than 6.5 million homes. As of June 30, 2004, approximately 35% of our network had two-way communication capability.

We were incorporated in 1994 as a sociedade anônima, or corporation, under Law 6,404/76 of the Federative Republic of Brazil. We are registered in the commercial registry of the State of São Paulo under number 35.300.177.240. Our registered office is located at Rua Verbo Divino, 1356, São Paulo-SP-04719-002, Brazil, telephone +55 11 5186-2875.

Our Shareholders

We have two classes of capital stock authorized and outstanding: common shares, which have full voting rights, and preferred shares, which vote in only limited circumstances. As of the date of this prospectus, approximately 84% of our common shares are held directly or indirectly by Globo Comunicações e Participações S.A., or Globopar. Substantially all of our remaining common shares are held by BNDES Participações S.A., or BNDESPar, and RBS Participações S.A., or RBS. See “MAJOR SHAREHOLDERS.”

On June 27, 2004, Globopar entered into agreements with Teléfonos de México, S.A. de C.V., or Telmex, that provide, subject to certain conditions, for Telmex to make a significant equity investment in Net Serviços. Pursuant to those agreements, Globopar will (i) transfer 51% of our common shares to a special purpose company, or SPC, (ii) retain 51% of the voting interests of the SPC and sell to Telmex 49% of the voting interest of the SPC and 100% of the non-voting interest of the SPC and (iii) directly sell to Telmex an additional number of our common and/or preferred shares. One-third of the capital of the SPC will consist of voting shares, with non-voting shares representing the remaining two-thirds. Pursuant to Brazilian law, a majority of our voting power must be held by Brazilian entities, and Globopar would continue to control Net Serviços through its ownership of 51% of the voting shares of the SPC. However, Globopar and Telmex have further agreed that in the event of a change in Brazilian law that would allow Telmex to own a controlling interest in Net Serviços, Telmex would have the right to acquire from Globopar, and Globopar would have the right to cause Telmex to purchase from Globopar, subject to certain conditions, an additional voting interest in the SPC that would give Telmex, through the SPC, control over 51% of our common shares. See “THE RESTRUCTURING—The Telmex Investment” for a more detailed description of Telmex’s proposed investment.

In September 2004, BNDESPar agreed to sell to Globopar all of the shares of our common stock held by BNDESPar at a price of R$0.90 per share (which price is subject to adjustment by an inflation index if the closing occurs after December 31, 2004), subject to the negotiation of definitive documents between Globopar and BNDESPar, the closing of the Telmex investment and certain other conditions, including the execution of a new shareholders’ agreement among BNDESPar, Globopar and Telmex assuring BNDESPar registration rights with respect to our preferred shares. See “MAJOR SHAREHOLDERS” and “RELATED PARTY TRANSACTIONS—Globopar/BNDESPar Share Transfer.”

The Restructuring

This exchange offer and consent solicitation is part of the restructuring of all of our outstanding debt facilities and instruments. This restructuring culminates a process that began in December 2002, when we ceased making payments on our outstanding debt. In early 2003, we commenced negotiations with an informal steering committee of our various lenders and debt holders, including holders of the existing notes, with regard to a restructuring of our obligations. On June 24 and June 25, 2004, we entered into commitment letters with creditors holding in the aggregate approximately 70% of our outstanding debt, outlining the terms of the restructuring. We subsequently negotiated and finalized the more detailed terms of the definitive agreements for the restructuring with these creditors and their legal advisors, which terms are further described elsewhere in this prospectus. See “DESCRIPTION OF NEW NOTES,” “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS” and “DESCRIPTION OF OTHER INDEBTEDNESS.”

Pursuant to the restructuring, we are offering to each of our creditors, in exchange for all obligations owed by us to such creditor, and based on the aggregate principal and accrued interest (excluding any default or penalty interest) owed to such creditor as of June 30, 2004 (referred to as such creditor’s “credit amount”):

  new senior secured debt in a principal amount equal to approximately 60% of such credit amount;

  cash in the amount of approximately 40% of such credit amount; and

  cash interest (at three-month LIBOR plus 3.0% in the case of U.S. dollar-denominated obligations and at the Interbank Deposit Certificate (Certificados de Depositos Interfinanceiros) rate, or CDI rate, plus 2.0% in the case of reais-denominated obligations) from July 1, 2004 through the date of closing calculated on 100% of such credit amount.

The cash to be paid to the creditors in the restructuring will be funded primarily through proceeds from an offering of 745,147,153 of our common shares and 1,079,874,843 of our preferred shares. We intend to offer such shares in a private offering to the holders of our common and preferred shares at a price of R$0.35 per share. Subject to certain conditions, Globopar will purchase all of such common shares (other than any shares purchased by other holders of common shares pursuant to their preemptive rights) and Telmex will purchase all of the preferred shares that Globopar or its affiliates are entitled to purchase. Any preferred shares that are not subscribed for by our shareholders or their assignees pursuant to their preemptive rights will be sold at an auction at the Bovespa, the Brazilian stock exchange, at a price that will begin at R$0.35 per share, and Telmex has agreed to place a bid for all such remaining preferred shares at R$0.35 per share. If the auction price is greater than R$0.35 per share, 80% of the difference between the effective auction price and R$0.35 per share will be used to prepay a portion of our remaining debt that is beign restructured. Globopar will subscribe for the common shares to be acquired by it through a combination of (i) cash and (ii) indebtedness which we owed to Globopar (which principal and interest amount totaled R$64.6 million (US$20.8 million) as of June 30, 2004). If the offering had being completed as of June 30, 2004, we would have realized aggregate cash proceeds of R$638,757,699 (US$205,553,564), less R$64.6 million (US$20.8 million) of indebtedness tendered by Globopar in lieu of cash.

If the restructuring is consummated with the participation of 100% of our creditors, the aggregate amount of our financial debt and accrued interest payable thereon, calculated in accordance with U.S. GAAP, will be reduced from approximately US$329.3 million of debt and US$139.3 million of accrued interest, as of June 30, 2004, to approximately US$274.3 million of debt and no accrued interest. The exact level of our financial debt and accrued interest immediately following the restructuring will depend on a number of variables that are beyond our control, including the prevailing exchange rate as of the closing of the restructuring and the percentage of our creditors that participate in the restructuring. See “UNAUDITED PRO FORMA FINANCIAL DATA.”

See “THE RESTRUCTURING” for a more detailed description of our restructuring plan.

The Exchange Offer and Consent Solicitation

Subject to the terms and conditions set forth in this prospectus and in the related letter of transmittal and consent, (1) we are offering to exchange for our outstanding 12 5/8% senior guaranteed notes due 2004, which we refer to as the existing notes, a combination of (i) our 7.0% senior secured notes due 2009, which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, and which we refer to as the new notes, and (ii) cash; and (2) we are soliciting consents from holders of the existing notes to amendments to certain provisions of the indenture, dated as of June 18, 1996, pursuant to which the existing notes were issued. The exchange offer and consent solicitation will expire at 5:00 p.m., Eastern time, on , 2004, unless extended (we refer to such time or date, as the same may be extended, as the expiration date). The exchange offer and consent solicitation is open to all holders of existing notes. Set forth below are some of the questions you, as a holder of the existing notes, may have and answers to those questions.

Q.	WHAT IS NET SERVIÇOS OFFERING IN EXCHANGE FOR MY EXISTING NOTES?

A.

For each $1,000 principal amount of the existing notes (including all accrued and unpaid interest and premium thereon) validly tendered before the expiration date, holders participating in the exchange offer will receive:

  $784.03 principal amount of new notes;

  $522.68 of cash; and

  an additional amount of cash equal to simple interest accruing on $1,306.71 from July 1, 2004 through the day immediately prior to the date of the closing of the exchange offer at an interest rate of three-month LIBOR plus 3.0% per annum.

Q.	WHAT ARE THE NEW NOTES?

A.

The new notes are our 7.0% senior secured notes due 2009. The new notes will pay interest quarterly, in arrears, and will rank pari passu with all other senior secured indebtedness issued by us in the restructuring. The payment of the principal of, interest on and additional amounts, if any, on the new notes will be guaranteed jointly and severally by all but two of our subsidiaries. Our obligations and the obligations of the guarantors in respect of the new notes and the other senior debt that we will issue in connection with the restructuring will, subject to limitations described in this prospectus, be secured by the pledge of (i) our shares of certain of our subsidiaries, (ii) all of our network assets and (iii) our accounts receivable from subscribers in São Paulo, Santos and Rio de Janeiro (although the foreclosure rights of our creditors will be limited to 30% of those receivables). See “DESCRIPTION OF NEW NOTES.”

Q.	WHAT IS THE PURPOSE OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION?

A.

The purpose of the exchange offer is to (i) reduce the aggregate principal amount of our outstanding debt, (ii) lower our interest payments and (iii) extend the maturity of the existing notes. Consents are being solicited in order to obtain the approval of the holders of at least a majority of the aggregate outstanding principal amount of the existing notes for the adoption of the proposed amendments to the indenture governing the existing notes.

Q.	IF I TENDER MY EXISTING NOTES WHAT ACCRUED BUT UNPAID INTEREST WILL I BE ENTITLED TO RECEIVE?

A.

The total amount of new notes and cash that is being offered to the noteholders is designed to give the noteholders full credit for all interest accrued on the existing notes at the rate of 12 5/8% per annum through June 30, 2004 ($256.71 per each $1,000 principal amount) and for the premium that became due on June 18, 2004, the original maturity date of the existing notes ($50.00 per each $1,000 principal amount). No credit will be given for any interest on such accrued and unpaid interest or on such premium. In addition, holders will receive interest at a rate of three-month LIBOR plus 3.0% per annum from July 1, 2004 through the date of the closing of the exchange offer on the aggregate amount of principal, premium and accrued and unpaid interest (but not interest on such accrued interest or premium) owed to them as of June 30, 2004 – i.e., on a total of $1,306.71 per each $1,000 principal amount of their notes.

The new notes will accrue interest from and after the closing date of the exchange offer at a rate of 7.0% per annum, which interest will be payable in cash quarterly in arrears on each March 15, June 15, September 15 and December 15 following such closing date until the maturity or prepayment of the new notes. See “DESCRIPTION OF NEW NOTES.”

Q.	WHAT EFFECT WOULD THE PROPOSED AMENDMENTS HAVE ON THE PROVISIONS OF THE EXISTING NOTES?

A.

The proposed amendments would eliminate substantially all of the covenants in the indenture governing the existing notes, other than covenants (i) requiring the payment of interest on and principal of the existing notes when due; (ii) requiring us to forward such payments to a paying agent to hold in trust or, if acting as our own paying agent, to hold such payments in trust ourselves; (iii) requiring the maintenance of an office or agency in The City of New York; (iv) requiring additional payments to the holders of existing notes in the event taxes are withheld in connection with payments to such holders, except under special circumstances; (v) requiring us to provide annual and periodic reports and certain other information to the holders of existing notes; (vi) requiring us to provide, under certain circumstances but at least annually, officers’ certificates as to any default or lack thereof; and (vii) prohibiting us and our restricted subsidiaries from disposing of assets unless certain conditions are met. See “THE PROPOSED AMENDMENTS” for a more detailed description of the proposed amendments.

Q.	WHEN WILL THE EXCHANGE OFFER AND CONSENT SOLICITATION EXPIRE?

A.	The exchange offer and consent solicitation will expire at 5:00 p.m., Eastern time, on , 2004, unless otherwise extended by us, in our sole discretion.

Q.	HOW DO I CONSENT TO THE AMENDMENTS TO THE EXISTING NOTES?

A.

The valid tender of your existing notes will constitute the giving of consent to the consent solicitation with respect to those existing notes. You will not receive a fee for consenting to the consent solicitation.

Q.	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A.

If you are the record owner of your existing notes and you tender your existing notes in the exchange offer, you should not have to pay brokerage fees or similar expenses. If you own your existing notes through a broker or other nominee and your broker tenders your existing notes on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q.	HOW WILL I BE NOTIFIED IF THE EXCHANGE OFFER AND CONSENT SOLICITATION IS EXTENDED?

A.

If we extend the exchange offer and consent solicitation, we will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day immediately following the previously scheduled expiration date. See “THE EXCHANGE OFFER AND CONSENT SOLICITATION—Announcements.”

Q.	HOW DO I TENDER MY EXISTING NOTES?

A.

In order for you to validly tender your existing notes, , the exchange agent, must receive from you, your broker or other nominee a properly completed and duly executed letter of transmittal and consent, or a copy of those documents, with any required signature guarantee, and any other required documents, at one of the exchange agent’s addresses set forth on the last page of this prospectus prior to 5:00 p.m., Eastern time, on the expiration date. In addition, prior to 5:00 p.m., Eastern time, on the expiration date, either (1) the exchange agent must receive certificates for tendered existing notes at one of those addresses or (2) tendered existing notes must be transferred pursuant to the procedures for book-entry transfer described under “THE EXCHANGE OFFER AND CONSENT SOLICITATION—Procedure for Tendering Existing Notes and Delivering Consents” and the exchange agent must receive a confirmation of such tender. If you wish to tender your existing notes, but cannot properly do so prior to the expiration date, you may tender your existing notes according to the guaranteed delivery procedures set forth in “THE EXCHANGE OFFER AND CONSENT SOLICITATION— Guaranteed Delivery Procedures.”

IF YOU TENDER EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO THE EXISTING NOTES TENDERED. YOU MAY NOT CONSENT WITHOUT TENDERING OR TENDER WITHOUT CONSENTING. SEE “THE EXCHANGE OFFER AND CONSENT SOLICITATION—PROCEDURE FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS.”

Q.	MAY I WITHDRAW PREVIOUSLY TENDERED EXISTING NOTES AND THE RELATED CONSENT AND WHAT IS THE PROCESS?

A.

If we make a material change in the terms of the exchange offer and consent solicitation or the information concerning the exchange offer and consent solicitation or waive a material condition of the exchange offer and consent solicitation, we will disseminate an amendment to this exchange offer and consent solicitation and will not close the exchange offer and consent solicitation for such period of time as required by Rule 14e-1 under the Exchange Act, during which period you may withdraw any previously tendered existing notes and related consents. In addition, if the consideration to be paid in the exchange offer and consent solicitation is increased or decreased or the principal amount of existing notes subject to the exchange offer and consent solicitation is decreased, the exchange offer and consent solicitation will remain open at least ten business days from the date we first give notice to holders of existing notes, by public announcement or otherwise, of such increase or decrease, during which period you may withdraw any previously tendered existing notes and related consents. You may not withdraw previously tendered existing notes or related consents except as provided for by the preceding two sentences. In order to withdraw your tendered existing notes and the related consent, you must follow the procedures described in “THE EXCHANGE OFFER AND CONSENT SOLICITATION—Withdrawal of Tenders and Revocation of Corresponding Consents.” YOU MAY NOT WITHDRAW YOUR TENDERED EXISTING NOTES WITHOUT REVOKING THE CORRESPONDING CONSENTS PROVIDED WITH YOUR TENDER. Withdrawn existing notes may be retendered in the exchange offer and consent solicitation in accordance with the procedures described under “THE EXCHANGE OFFER AND CONSENT SOLICITATION—Procedure for Tendering Existing Notes and Delivering Consents” prior to 5:00 p.m., Eastern time, on the expiration date.

Q.	IF I TENDER MY EXISTING NOTES, HOW WILL I BE NOTIFIED THAT NET SERVIÇOS HAS ACCEPTED MY EXISTING NOTES FOR EXCHANGE?

A.

Upon the terms and subject to the conditions of the exchange offer and consent solicitation, we will accept for exchange all existing notes validly tendered by the expiration date. We will announce acceptance of the existing notes for exchange by issuing a press release promptly after the expiration date.

Q.	IF I DECIDE NOT TO TENDER MY EXISTING NOTES, HOW WILL THE EXCHANGE OFFER AND CONSENT SOLICITATION AFFECT MY EXISTING NOTES?

A.

If you do not participate in the tender offer, your existing notes will remain outstanding. If the exchange offer and consent solicitation is completed, the proposed amendments to the indenture will become operative. Any existing notes that remain outstanding will lose the benefit of certain restrictive covenants, events of default and other provisions of the existing notes contained in the indenture. We have made no commitment to make payments on any existing notes that are not exchanged in the exchange offer and consent solicitation. Accordingly, it is possible that the existing notes will remain in default following the closing of the exchange offer. In addition, if the exchange offer and consent solicitation is consummated, the market for any outstanding existing notes is likely to be significantly reduced. See “THE PROPOSED AMENDMENTS” and “RISK FACTORS—Risks Relating to the Existing Notes.”

Q.	WILL THE NEW NOTES BE FREELY TRADABLE?

A.	Yes. However, we do not intend to list the new notes on any securities exchange or automated quotation system.

Q.	WHAT IS REQUIRED FOR THE PROPOSED AMENDMENTS TO THE EXISTING NOTES TO BECOME EFFECTIVE?

A.

In order for the proposed amendments to the existing notes to be adopted, holders of at least a majority of the aggregate outstanding principal amount of the existing notes must consent to them. The proposed amendments to the existing notes will become operative only upon our exchange of the existing notes for new notes and cash and the effectiveness of the supplemental indenture governing the existing notes. The proposed amendments to the indenture governing the existing notes are a single proposal. If you tender your existing notes, you will be deemed to have consented to the proposed amendments in their entirety with respect to the existing notes you tender. You may not consent selectively to only some of the proposed amendments. We expect that we and the trustee will execute a supplemental indenture giving effect to the related proposed amendments on or shortly after the expiration date.

Q.	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A.

The exchange offer and consent solicitation is also conditioned upon at least a majority of the aggregate outstanding principal amount of the existing notes being validly tendered by 5:00 p.m., Eastern time, on the expiration date. The outstanding principal amount of the existing notes is $97,692,000. The indenture governing the existing notes provides that amendments must be approved by the holders of at least a majority of the aggregate outstanding principal amount of the existing notes. The proposed amendments to the indenture will become operative only upon our exchange of the existing notes for new notes and cash and the effectiveness of the supplemental indenture governing the existing notes.

In

addition, the exchange offer and consent solicitation is conditioned upon the overall closing of our restructuring, the conditions precedent to which are described below under “THE RESTRUCTURING.” Such conditions include, among other things, the agreement of creditors holding at least 95% of our outstanding indebtedness to participate in the restructuring and the closing of the sale by us of 1,825,021,996 equity shares at a price per share of no less than R$0.35.

Any

of the foregoing conditions (other than the condition that the amendments to the indenture must be approved by the holders of at least a majority of the aggregate outstanding principal amount of the existing notes in order for such amendments to become effective) may be waived or amended by us in our sole discretion. However, in the event of any such waiver or amendment, we will disseminate an amendment to this exchange offer and consent solicitation and will not close the exchange offer and consent solicitation for such period of time as required by Rule 14e-1 under the Exchange Act, during which period you may withdraw any previously tendered existing notes and related consents.

Q.	WHERE CAN I OBTAIN FURTHER INFORMATION ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A.

You may obtain additional copies of this prospectus and the related letter of transmittal and consent by contacting the information agent at its address and telephone number set forth on the back cover of this prospectus. Questions about the exchange offer and consent solicitation should be directed to the dealer manager and solicitation agent at its address and telephone number set forth on the back cover of this prospectus. Copies of other documents relating to the exchange offer and consent solicitation, and any other information that we file with the SEC, may be obtained as described under “WHERE YOU CAN FIND MORE INFORMATION.”

Q.	WHAT ARE THE TAX IMPLICATIONS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A.

You should read “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” for a discussion of certain United States federal income tax consequences of the exchange offer and consent solicitation, whether or not you decide to tender your existing notes, and certain United States federal income tax consequences of holding and disposing of the new notes. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Q.	WILL THE NEW NOTES BE GUARANTEED BY ANY OF NET SERVIÇOS’ SHAREHOLDERS?

A.	No.

Q.	WILL NET SERVIÇOS RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OF EXISTING NOTES FOR NEW NOTES AND CASH?

A.	No.

The Proposed Amendments

If you tender your existing notes in the exchange offer and consent solicitation, you will be consenting to amend the indenture governing the existing notes. The proposed amendments would eliminate substantially all of the covenants in the indenture governing the existing notes, other than covenants (i) requiring the payment of interest on and principal of the existing notes when due; (ii) requiring us to forward such payments to a paying agent to hold in trust or, if acting as our own paying agent, to hold such payments in trust ourselves; (iii) requiring the maintenance of an office or agency in The City of New York; (iv) requiring additional payments to the holders of existing notes in the event taxes are withheld in connection with payments to such holders, except under special circumstances; (v) requiring us to provide annual and periodic reports and certain other information to the holders of existing notes; (vi) requiring us to provide, under certain circumstances but at least annually, officers’ certificates as to any default or lack thereof; and (vii) prohibiting us and our restricted subsidiaries from disposing of assets unless certain conditions are met. See “THE PROPOSED AMENDMENTS” for more details.

Summary of the Terms of the New Notes

The following is a brief summary of the principal terms of the new notes. For a more complete description of the terms of the new notes, see “DESCRIPTION OF NEW NOTES.”

Issuer	Net Serviços de Comunicação S.A.

Guarantors

The new notes will be guaranteed, jointly and severally, on a senior secured basis, by all but two of Net Serviços’ current subsidiaries and, with certain exceptions, future subsidiaries. See “Description of NEW Notes—Guarantees.”

Notes Offered	Up to US$76,593,068 aggregate principal amount of 7.0% senior secured notes.

Maturity Date

December 15, 2009; however, maturity of a portion of the new notes may be extended to as long as December 15, 2010 in the event of specified exchange rate and interest rate variations. See “Description of NEW Notes—Principal Payments.”

Interest Payment Dates	March 15, June 15, September 15 and December 15 of each year, in arrears, commencing on .

Exchange Offer and Consent Solicitation

Net Serviços is offering to exchange for its outstanding 12 5/8% senior guaranteed notes due 2004 a combination of (i) new 7.0% senior secured notes due 2009, and (ii) cash. See “THE EXCHANGE OFFER AND CONSENT SOLICITATION.”

Concurrently with the exchange offer, Net Serviços will solicit consents from holders of the existing notes to amendments to certain provisions of the indenture, dated as of June 18, 1996, pursuant to which the existing notes were issued. The exchange offer and consent solicitation is open to all holders of existing notes. See “THE EXCHANGE OFFER AND CONSENT SOLICITATION.”

Ranking

The new notes will be senior, secured obligations of Net Serviços and will rank senior in right of payment to any and all existing and future indebtedness of Net Serviços that is expressly subordinated to the new notes, will effectively rank senior in right of payment to unsecured indebtedness of Net Serviços to the extent of the value of the collateral securing the new notes (subject to any priority rights for such unsecured indebtedness pursuant to applicable law), and will rank pari passu in right of payment among themselves and with all existing and future senior indebtedness that is not expressly subordinated to the new notes.

The guarantees will be senior secured obligations of the guarantors and will rank senior in right of payment to any and all existing and future subordinated indebtedness of the respective guarantors that is expressly subordinated to the guarantees, will effectively rank senior in right of payment to unsecured indebtedness of the respective guarantors to the extent of the value of the collateral securing the guarantees (subject to any priority rights for such unsecured indebtedness pursuant to applicable law), and will rank pari passu in right of payment among themselves and with all existing and future senior indebtedness of the respective guarantors that is not expressly subordinated to the guarantees.

Collateral and Intercreditor Arrangements

With certain exceptions, the new notes and all of the other senior secured indebtedness issued by Net Serviços in connection with the restructuring will be secured on a pari passu basis by collateral consisting of a first-priority security interest in (i) all of the transmission network assets of Net Serviços and the guarantors, (ii) all shares and quotas, as the case may be, of the capital stock of the subsidiary guarantors owned by Net Serviços and the guarantors and (iii) the accounts receivable of Net Serviços, Net São Paulo Ltda. and Net Rio S.A. due and owing from their respective subscribers in the cities of São Paulo, Brazil, Santos, Brazil and Rio de Janeiro, Brazil, respectively, provided that the holders of the senior secured indebtedness may not realize more than 30% of the value of such pledged receivables in any enforcement action. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS—Receivables Pledge Agreements.”

The capital stock of any subsidiary guarantor will automatically cease to form part of the collateral securing the new notes in the event that the pledge of such stock would require Net Serviços to file separate financial statements for such guarantor with the SEC or any other governmental authority.

Net Serviços and its subsidiary guarantors may, under certain circumstances, grant their future creditors a lien in the collateral securing the new notes and the other the senior secured indebtedness. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS.”

Net Serviços, the guarantors, the collateral agent, the trustee on behalf of the holders of the new notes and the holders of the other senior secured indebtedness (or their agents) will enter into an intercreditor agreement, pursuant to which, among other things, the collateral agent will be appointed by the holders of the new notes and the other senior secured indebtedness as their agent for the purposes of protecting and enforcing the security interests in the collateral.

Under the intercreditor agreement, the collateral agent may, with the written consent of at least 60% of the holders of the outstanding principal amount of senior secured indebtedness, take action under the intercreditor agreement to enforce the security interests in the collateral. Each holder of senior secured indebtedness, including the trustee on behalf of the holders of the new notes, will agree that it will not, directly or indirectly, exercise any remedies or otherwise take any action to enforce its rights under the security other than through the collateral agent in accordance with the terms of the intercreditor agreement. Any holder of senior secured indebtedness that does exercise any such remedies or take any such actions or attempts to do so will cease to be secured by the collateral.

Under the intercreditor agreement, in addition to satisfying the amendment provisions of the indenture governing the new notes, without the written consent of the holders of at least 60% of the outstanding principal amount of all senior secured indebtedness, no document evidencing the new notes may be amended to:

increase the interest rate, fees, penalties or other amounts payable thereunder; or

alter any of the scheduled principal repayment dates thereunder.

The holders of the new notes shall not participate in any decision regarding the release of the collateral. In addition, if the release of any collateral from the lien created under any security document is permitted under the terms of such security document, the collateral agent will be authorized to take any such action as may be necessary to release such lien, without the consent of or instruction from any holder of senior secured indebtedness. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS –Intercreditor Agreement –Amendments, Consents and Release of Collateral.”

Optional Prepayment

Net Serviços may prepay the new notes at any time in an aggregate principal amount of not less than US$1,000,000 or integral multiples in excess of US$500,000 thereof, plus accrued and unpaid interest thereon to the date fixed for prepayment. The ability of Net Serviços to make such an optional prepayment will be limited by the requirement, set forth in the intercreditor agreement, that Net Serviços simultaneously prepay the other senior secured indebtedness on a pro rata basis. See “Description of NEW NOTES—Optional Prepayment.”

Mandatory Prepayments

The indenture governing the new notes, and the documents covering the other senior secured indebtedness, will require Net Serviços to prepay such new notes and the other senior secured indebtedness issued in connection with the restructuring, pro rata, upon the occurrence of the following events:

  upon the sale of equity interests of Net Serviços in connection with the restructuring, if the average sale price per share of such equity interests exceeds R$0.35, in an amount equal to a specified portion of the net proceeds realized from such issuance;

upon the issuance of any equity interests of Net Serviços (other than the equity issuance described above), in an amount equal to 70% of the net cash proceeds thereof;

  on June 15, 2006 and on June 15 of each following year, in an amount equal to Net Serviços’ excess cash flow for the immediately preceding fiscal year, in excess of R$120 million (as such amount is adjusted for inflation);

upon the incurrence by Net Serviços of additional indebtedness (with certain exceptions), in an amount equal to 80% of the net cash proceeds thereof; and

  upon any permitted asset sale, with certain exceptions, in an amount equal to the lesser of (i) 80% of the net cash proceeds thereof, and (ii) the greater of (x) 50% of such net cash proceeds and (y) such net cash proceeds less any portion thereof that have been applied to make capital expenditures.

In addition, upon the occurrence of a change of control, Net Serviços will be obligated to prepay 100% of the new notes, plus accrued and unpaid interest thereon.

In the case of the new notes, prepayments shall be in reverse order of maturity. See “Description of NEW Notes—Mandatory Prepayment.”

Asset Sales

Net Serviços will not, and will not permit any guarantor to, consummate an asset sale unless (i) Net Serviços (or the guarantor, as the case may be) receives consideration for the assets or equity interests at a fair market value and (ii) at least 80% of the consideration received is in the form of cash or cash equivalents (including securities). See “Description of NEW Notes—Mandatory Prepayment—Asset Sales.”

Change of Control

Upon a change of control, Net Serviços must offer to repurchase all or any part of the new notes at a repurchase price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. “Description of new Notes—Change of

Control.”

Covenants	The indenture governing the new notes will contain covenants that, among other things, will limit the ability of Net Serviços and the guarantors to:

create or incur liens;

incur or guarantee additional indebtedness;

pay dividends, acquire shares of capital stock or make investments;

vote in favor of increasing required dividend distributions by subsidiaries which are not guarantors;

enter into transactions with affiliates;

make capital expenditures;

enter new lines of business or terminate existing lines of business;

sell assets; and

effect mergers.

These covenants are subject to important exceptions and qualifications, which are described under “Description of NEW Notes—Certain Covenants.”

Events of Default	The new notes and the indenture will contain events of default consisting of, among others, the following:

failure to pay principal when due;

failure to pay interest within 30 days from the date when due;

failure by Net Serviços or any subsidiary guarantor to comply within 30 days after notice with obligations under negative covenants;

failure by Net Serviços or any subsidiary guarantor to comply within 45 days after notice with any other covenants;

  failure by Net Serviços or any subsidiary guarantor to pay any principal, premium or interest in respect of (i) the senior secured indebtedness; or (ii) other indebtedness that has an aggregate principal amount of R$30 million (adjusted annually for inflation in Brazil), when the same becomes due and payable, or if any event or condition, after the lapse or expiration of any applicable grace period, accelerates or permits the holders of other indebtedness to accelerate such senior secured indebtedness or other indebtedness, as applicable, and such lapse or expiration has occurred;

certain judgments against Net Serviços and/or any subsidiary guarantor that, individually or in the aggregate, exceed R$30 million (adjusted annually for inflation in Brazil);

certain events of bankruptcy, liquidation or insolvency of Net Serviços or any of its subsidiary guarantors;

expropriation of a substantial part of the assets of Net Serviços and its subsidiary guarantors, taken as a whole;

any of the transaction documents relating to the offer of the new notes, including the guarantees, ceases to be in full force or effect or Net Serviços or any of its subsidiary guarantors denies or contests its enforceability;

Net Serviços or any of its subsidiary guarantors defaults under the terms of the security documents relating to the collateral; or

  certain dollar constraint events prevent Net Serviços or any subsidiary guarantors from receiving or remitting U.S. dollars necessary to make payment on the new notes outside of Brazil; provided that Net Serviços may avoid such an event of default by offering to pay noteholders in Brazilian currency or by offering to pay noteholders in U.S. dollars promptly after such dollar constraint events have ended and depositing in an escrow account the Brazilian currency equivalent of the amount otherwise due in U.S. dollars.

See “DESCRIPTION OF NEW NOTES—Events of Default.”

Use of Proceeds

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer and consent solicitation. See “USE OF PROCEEDS” for more details.

Summary Historical Consolidated Financial Data

The selected consolidated statement of operations data for each of the three years in the period ended December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 set forth below are derived from our audited consolidated financial statements included elsewhere in this prospectus. Statement of operations data for the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999, 2000 and 2001 are derived from our previously published audited consolidated financial statements, which are not included in this prospectus. The selected consolidated financial information as of and for the six months ended June 30, 2004 and 2003 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus and may not be indicative of results for the full fiscal year. All of our consolidated financial statements have been prepared in accordance with U.S. GAAP. The selected consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in this prospectus and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

The selected financial data below give effect to:

  the consolidation of Unicabo Participações e Comunicações S.A., or Unicabo, from January 1, 2000;

  the consolidation of Vicom S.A., or Vicom, from July 1, 2000; and

  the consolidation of Net Sul Comunicações Ltda., or Net Sul, from September 1, 2000.

We maintain our financial records in Brazilian reais. However, our audited consolidated financial statements and the selected financial data set forth below are presented in U.S. dollars. In order to prepare our consolidated financial statements, we translated our accounts from reais to U.S. dollars, on the basis described in note 2 to our consolidated financial statements. In comparing amounts in U.S. dollars in different periods, you should consider the historical fluctuations in the Brazilian rate of inflation and in the rate of exchange between the real and the U.S. dollar. See note 2 to our audited consolidated financial statements for the year ended December 31, 2003 and note 1 to our unaudited consolidated financial statements for the six months ended June 30, 2004.

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations

	Year Ended December 31,					Six Months Ended June 30,

						Unaudited
	1999	2000	2001	2002	2003	2003	2004

	(U.S. dollars in thousands, except per share and per ADS data)

Revenues
Subscriptions	US$369,598	US$485,004	US$512,263	US$433,538	US$448,254	US$194,484	US$238,211
Sign-on and hook-up fee revenues(1)	8,837	24,357	20,456	9,294	8,846	4,248	3,871
Telecommunication service revenues	-	14,824	24,133	18,311	19,061	7,979	9,301
Other services	20,035	31,712	30,970	26,922	27,187	18,666	30,031
Taxes and other deductions from revenues(2)	(40,022)	(67,030)	(94,749)	(84,519)	(93,789)	(42,644)	(50,620)

Net operating revenues	358,448	488,867	493,073	403,546	409,559	182,733	230,794

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations

	Year Ended December 31,					Six Months Ended June 30,

						Unaudited
	1999	2000	2001	2002	2003	2003	2004

	(U.S. dollars in thousands, except per share and per ADS data)

Operating cost and expenses:
Programming and other direct operating costs	(183,101)	(253,247)	(264,337)	(235,452)	(225,790)	(102,662)	(119,694)
Selling, general and administrative expenses	(86,219)	(128,425)	(106,144)	(91,323)	(80,170)	(35,067)	(49,271)
Depreciation and amortization(3)	(175,180)	(189,112)	(226,148)	(78,692)	(66,183)	(30,186)	(31,821)
Non-recurring severance charges	–	–	(4,390)	–	–	–	–
Impairment of Goodwill	–	–	–	(2,773)	–	–	–
Other	(815)	1,501	(1,171)	(3,534)	(2,138)	(1,371)	(144)

Total operating costs and expenses	(445,315)	(569,283)	(602,190)	(411,774)	(374,281)	(169,286)	(200,930)

Operating income (loss)	(86,867)	(80,416)	(109,117)	(8,228)	35,278	13,447	29,864
Other income (expenses):
Monetary indexation expense, net; Gain (loss) on exchange rate, net	(115,351)	(62,419)	(125,179)	(160,020)	36,482	46,603	(26,882)
Loss on translation, net	–	–	–	–	–	–	–
Financial expense, net	(98,478)	(64,517)	(114,245)	(154,675)	(108,837)	(48,716)	(43,495)
Other non-operating expenses, net	(2,147)	(7,882)	508	(4,807)	(2,721)	(848)	517

Total other expenses	(215,976)	(134,818)	(238,916)	(319,502)	(75,076)	(2,961)	(69,860)

Equity loss of investees	(20,739)	(724)	(36)	(1,162)	(580)	(1,111)	916
Minority interest	–	124	(19)	5	64	–	–
Income tax benefit (expense)	(1,444)	(6,500)	(1,385)	(4,385)	(5,089)	(1,013)	(537)
Cumulative effect of accounting change(4)	–	–	–	(367,733)	–	–	–
Net loss	US$(325,026)	US$(222,334)	US$(349,473	US$(701,005)	US$(45,403)	US$8,362	US$(39,617)

Net income (loss) per common share, basic and diluted (5)	(3.74)	(1.98)	(2.88)	(1.80)	(0.05)	0.01	(0.05)
Net income per preferred share, basic and diluted (5)	–	–	–	–	–	0.01	–
Weighted average number of common shares(5)	86,791	112,303	121,189	390,500	828,371	828,371	828,371
Weighted average number of preferred shares(5)	87,067	123,863	159,593	549,312	1,198,784	1,198,784	1,198,784
Income per ADS(6)	(18.60)	(9.40)	(12.40)	(7.50)	(0.20)	0.10	(0.50)

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations

	Year Ended December 31,					Six Months Ended June 30,

						Unaudited
	1999	2000	2001	2002	2003	2003	2004

	(U.S. dollars in thousands, except per share and per ADS data)

OTHER FINANCIAL DATA:
Cash flows provided by operating activities	128,551	63,998	33,302	107,715	63,630	20,436	43,882
Cash flows used in investing activities	(92,888)	(237,972)	(129,009)	(26,677)	(19,440)	(4,215)	(10,988)
Cash flows provided by (used in) financing activities	87,077	138,308	46,484	(70,503)	(39)	(39)	–
Ratio of earnings to fixed charges(7)	(2.78)	(1.67)	(2.65)	(3.27)	(0.59)	1.27	(0.29)

	As of December 31,					As of June 30,

	1999	2000	2001	2002	2003	2004

	(U.S. dollars in thousands, except per share and per ADS data)

BALANCE SHEET DATA
Assets:
Current assets	US$ 157,616	US$ 146,078	US$ 77,554	US$ 52,550	US$ 113,490	US$ 152,337
Due from related companies	66	–	–	–	–	–
Property and equipment, net	474,390	720,801	591,341	349,914	374,724	332,961
Investments and advances to equity investees	40,147	3,715	3,198	857	2,403	2,125
Goodwill on acquisition of consolidated subsidiaries, net	143,593	931,103	703,293	221,687	268,639	250,610
Other assets(8)	44,780	57,911	50,420	19,459	42,435	50,613

Total assets	US$ 860,592	US$ 1,859,608	US$ 1,425,806	US$ 644,467	US$ 801,691	US$ 788,646

Liabilities:
Current liabilities(9)	360,767	379,952	433,911	477,954	582,222	607,769
Long-term debt, less current portion(9)	206,377	567,694	413,055	–	–	–
Accounts payable to programmers	–	–	–	–	16,051	12,719
Due to related companies	334	8,417	8,399	2,111	2,063	1,336
Deferred sign-on and hook-up fee revenues	38,913	39,448	29,890	19,980	23,899	26,859
Other liabilities	44,054	75,861	82,023	108,172	180,347	173,331

Total liabilities	650,445	1,071,372	967,278	608,217	804,582	822,014

Advances for future capital Stock:	–	–	131,154	–	–	–
Stockholders’ Equity:	US$ 210,147	US$ 788,236	US$ 327,374	US$ 36,250	US$ (2,891)	US$ (33,368)

OPERATING DATA:
(at end of period, except for average)
Total homes passed by cable	4,986,901	6,551,569	6,511,310	6,512,936	6,600,797	6,529,535
Total connected subscribers	1,012,980	1,504,533	1,447,251	1,330,408	1,352,474	1,379,859
Cable penetration(10)	20.3%	23.0%	22.2%	20.4%	20.5%	21.1%
Average monthly revenue per cable subscriber(11)	US$ 30	US$ 27	US$ 30	US$ 27	US$ 29	US$ 31

(1)	Pursuant to Statement of Financial Accounting Standards, or SFAS, No. 51, “Financial Reporting by Cable Television Companies,” sign-on and hook-up fee revenues are recognized currently up to the amount of related direct selling expenses, with the excess deferred and recognized as revenue ratably over ten years (the estimated average period during which we expect subscribers will remain connected to the network). As of December 31, 1999, 2000, 2001, 2002 and 2003, accumulated sign-on and hook-up fee revenues deferred for future recognition aggregated US$38,913, US$39,448, US$29,890, US$19,980 and US$23,899, respectively. For the six months ended June 30, 2003 and 2004, accumulated sign-on and hook-up fee revenues deferred for future recognition aggregated US$26,344 and US$26,859, respectively.

(2)

The ICMS, which is the value-added tax levied by the various Brazilian states on our subscription revenues and sign-on and hook-up fees, generally increased to 10.0% in 2001 from 7.5% in 2000 and 5.0% in 1999. The ICMS remained 10.0% in 2002 and 2003.

(3)

From January 1, 1999 through December 31, 1999, we depreciated our cable plant on a straight-line basis at a 20% annual rate. From January 1, 2000 through December 31, 2001, we depreciated our cable plant at a rate of 12.5% to 20.0% a year. Since January 1, 2002, we have depreciated our cable plant at 6.7% to 8.3% a year because of recent upgrades made to our cable plant in connection with building a two-way communication system that allowed us to introduce our broadband Internet service, Vírtua. Based on external independent analysis, we concluded that this upward revision to the estimated useful life of our cable plant was appropriate. The decrease in depreciation rate reduced our depreciation expense by US$8.1 million in 2002. In addition, in connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” in January 2002, we ceased amortizing goodwill, which decreased amortization expenses by US$63.7 million in 2002 as compared to 2001.

(4)

Upon adoption of SFAS No. 142, we recorded this non-cash charge to reduce the carrying value of goodwill. Since this charge was recorded for the first time in 2002, reflecting a change in accounting principles, the impairment losses were recognized as non-operational.

(5)	In June 2004, we adopted provision 03-6 of the Emerging Issues Task Force, or EITF, and restated the prior period’s earnings per share to account for the effect of this provision.

(6)	Reflects the ten-for-one reverse split of our preferred shares, common shares and American Depositary Shares, or ADSs, which occurred on June 17, 2002.

(7)	For the years ended December 31, 1999, 2000, 2001, 2002 and 2003, fixed charges exceeded earnings by US$301,843, US$215,234, US$348,052, US$327,725 and US$39,734, respectively.

(8)	Includes judicial deposits, deferred income tax, income tax recoverable and other assets.

(9)

Effective as of December 31, 2002, all of our long-term debt has been classified as “current” as a result of our failure to make any interest or principal payments on our debt. Long-term debt included in current liabilities was US$323.7 million, US$349.9 million and US$329.2 million as of December 31, 2002 and 2003 and June 30, 2004, respectively.

(10)	Period-end connected subscribers divided by homes passed.

(11)	Average monthly revenue per subscriber is calculated by dividing our subscription revenues for the period presented by the average number of connected subscribers for that period.

Risk Factors

An investment in the new notes involves a high degree of risk. You should carefully consider the risks relating to our business, the restructuring and this offering before making an investment decision. See “RISK FACTORS” immediately following this summary for a discussion of these risks.

RISK FACTORS

The exchange offer and the offering of new notes involves a high degree of risk. Before tendering your existing notes for exchange, you should carefully consider the risks and uncertainties described below and all of the other information set forth in this prospectus, including the discussions set forth in “BUSINESS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,”as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

Risks Relating to the Restructuring and the Exchange Offer and Consent Solicitation

If the exchange offer and consent solicitation is not successful or the restructuring is not consummated, we will not be able to pay all or a portion of the amounts due on the existing notes.

If the exchange offer and consent solicitation is not successful or the restructuring is not consummated, we believe that we are currently not likely to find an alternate source of financing to fund the accrued interest, premium and principal due on the existing notes, which have matured. Since we do not have enough funds to repay our obligations on the existing notes, it is likely that each holder of existing notes would incur a significant loss if the exchange offer and consent solicitation is not successful or the restructuring is not consummated. Any recovery that would be received by holders of the existing notes in a liquidation scenario would likely be significantly less than such holders would have received had the exchange offer and consent solicitation been successful or the restructuring been consummated.

If the exchange offer and consent solicitation is not successful or the restructuring is not consummated, we face a risk of Brazilian reorganization or liquidation-related proceedings.

Since we have defaulted on our existing notes and substantially all of our other financial obligations, some or all of our creditors may attempt to take legal action against us, including instituting a liquidation proceeding in Brazil. Alternatively, we may choose ourselves to institute a voluntary reorganization proceeding, or a concordata, under Brazilian law. Although according to applicable laws a concordata may not exceed two years, if a liquidation proceeding or a concordata were to be instituted, we could not predict the duration thereof or the ability of the holders of the existing notes to influence the outcome of such proceedings. A reorganization proceeding is likely to result in significant changes to our existing obligations, including the existing notes, which could include the rescheduling of all or part of those obligations. During the pendency of any such proceeding, our ability to operate or manage our business, to retain employees, to maintain existing or create new client relationships or to obtain any type of funding or financing would likely be materially adversely affected. Holders of existing notes may receive little or no meaningful recovery from a Brazilian bankruptcy/liquidation proceeding.

The consummation of the exchange offer and consent solicitation may be a taxable transaction under U.S. federal tax laws both for those holders who tender their existing notes in the exchange offer and consent solicitation and for those holders who do not tender their existing notes.

If you are a U.S. holder, whether or not you actually exchange your existing notes for new notes and cash, you may be treated as having exchanged your existing notes for U.S. federal income tax purposes, in which case you will be required to recognize gain and may not be able to recognize loss. The amount of gain you recognize will depend on whether such exchange is treated as a taxable exchange or a tax-free recapitalization, which is uncertain at this time. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.” All holders should consult their own tax advisers as to the particular tax consequences to them resulting from participating in the exchange offer, holding and disposing of the new notes or continuing to hold the existing notes, including the applicability and effect of state, local, foreign and other tax laws.

Risks Relating to the Existing Notes

The proposed amendments to the indenture governing the existing notes will eliminate many protections intended for holders of the existing notes.

If the proposed amendments to the indenture governing the existing notes are approved, substantially all covenants and most events of default will be eliminated. The proposed amendments to the indenture governing the existing notes would eliminate substantially all of the covenants in the indenture governing the existing notes, other than covenants (i) requiring the payment of interest on and principal of the existing notes when due; (ii) requiring us to forward such payments to a paying agent to hold in trust or, if acting as our own paying agent, to hold such payments in trust ourselves; (iii) requiring the maintenance of an office or agency in The City of New York; (iv) requiring additional payments to the holders of existing notes in the event taxes are withheld in connection with payments to such holders, except under special circumstances; (v) requiring us to provide annual and periodic reports and certain other information to the holders of existing notes; (vi) requiring us to provide, under certain circumstances but at least annually, officers’ certificates as to any default or lack thereof; and (vii) prohibiting us and our restricted subsidiaries from disposing of assets unless certain conditions are met.

The elimination of the restrictive covenants would permit us, without requiring the consent of the holders of existing notes, to take actions that could increase the credit risks with respect to us faced by the holders of the existing notes or that could otherwise be adverse to the interests of the holders of the existing notes. If the proposed amendments to the indenture governing the existing notes are adopted by at least a majority of the aggregate outstanding principal amount of the existing notes, each non-exchanging holder of existing notes will lose the benefit of protective covenants included in the indenture governing the existing notes as a result of the adoption of the proposed amendments, even if such holder did not consent to the proposed amendments.

If you do not exchange your existing notes and the exchange offer and consent solicitation is consummated, your existing notes will be effectively subordinated to the new notes because the new notes and not the existing notes will be secured by collateral and will benefit from subsidiary guarantees that will not benefit the existing notes.

We will be granting a security interest in certain of our assets to our creditors who participate in the restructuring, including the holders of the new notes. The collateral that secures the new notes will not secure any existing notes that are not tendered in the exchange offer and consent solicitation. The holders of our new notes and our other restructured debt instruments will have a prior claim over the collateral in the event of our bankruptcy or in the event of a default under the new notes or our other restructured debt instruments. The holders of our existing notes will have no interest in the collateral or its proceeds. The new notes and our other restructured debt instruments will benefit from guarantees by certain of our subsidiaries that do not currently guarantee the existing notes. The holders of the new notes and our other restructured indebtedness will have direct claims against those subsidiaries, from which the holders of our existing notes will not benefit.

You must take affirmative action in order to receive the new notes and cash that we are offering in the exchange offer. If you do not tender your existing notes for new notes and the exchange offer is consummated, you may end up receiving a lower or potentially no recovery in respect of your existing notes, as we have not agreed to make any payment in respect of the existing notes in connection with the restructuring other than pursuant to the exchange offer.

Holders of existing notes must affirmatively tender their existing notes in the exchange offer in order to receive the new notes and cash. If you do not tender your existing notes and the exchange offer is consummated, you may end up receiving a lower or potentially no recovery in respect of your existing notes. Following the consummation of the exchange offer, we have no obligation to offer holders that did not tender their existing notes the opportunity to receive new notes and cash in exchange for their existing notes.

Furthermore, the repayment of the existing notes, other than pursuant to the exchange offer, is not a condition precedent to the closing of the restructuring, and we have made no commitment to make payments on any existing notes that are not exchanged in the exchange offer. Accordingly, it is possible that the existing notes will remain in default following the closing of the exchange offer. In such event, you may have to take legal action in order to realize any recovery in respect of your existing notes.

Your ability to sell existing notes will be reduced.

The trading market for existing notes outstanding after the consummation of the exchange offer and consent solicitation could become more limited or non-existent due to the reduction in the principal amount of existing notes outstanding and fewer protective covenants after completion of the exchange offer and consent solicitation. If a market for non-exchanged existing notes exists after consummation of the exchange offer and consent solicitation, the existing notes may trade at a lower price than the price at which they would trade if the exchange offer and consent solicitation had not been consummated, depending on prevailing interest rates, the market for similar securities and other factors. We cannot assure you that following the consummation of the exchange offer and consent solicitation an active market in the non-exchanged existing notes will exist or that if a market in the non-exchanged existing notes does exist that the prices at which the non-exchanged existing notes trade will not be lower than would be the case had the exchange offer and consent solicitation not been consummated.

We may purchase the existing notes after the expiration of the exchange offer and consent solicitation on terms less favorable than those proposed in the exchange offer and consent solicitation.

We reserve the right, in our sole discretion, from time to time after the expiration of the exchange offer and consent solicitation, to purchase any existing notes that may remain outstanding through various means, including:

  open market or privately negotiated transactions; and

  one or more additional tender or exchange offers.

If we do so, we may do so on terms that may differ materially from, and may be less favorable to you than, the terms of the exchange offer and consent solicitation. These terms may adversely affect the price of other existing notes.

After the restructuring, if you are a U.S. holder, you may be required to recognize interest income on the existing notes before you actually receive or become entitled to such interest income, and your gain from the disposition of the existing notes may be characterized as interest income rather than capital gain.

We are not certain whether any of the proposed amendments to the existing notes will be considered as a significant modification for U.S. federal income tax purposes and, therefore, whether a deemed exchange of the existing notes will occur. If such a deemed exchange occurs, you may be required to include interest income on the existing notes before you actually receive or become entitled to such interest income. In addition, the United States Internal Revenue Service may treat gain recognized by you from the disposition of the existing notes as interest income rather than capital gain. See “MATERIAL UNITED STATES INCOME TAX CONSEQUENCES.”

Risks Relating to the New Notes

We cannot assure you that an active trading market will develop for the new notes or that such a trading market, if one develops, will provide sufficient liquidity for holders that desire to sell their new notes.

The new notes constitute a new issue of securities for which there is no trading market. We do not know to what extent, if any, an active trading market will develop for the new notes or how liquid such a trading market might be. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the trading prices of such securities. Any such disruptions, individually or in the aggregate, may harm holders of the new notes. If the new notes are traded after their initial issuance, they may trade at a price lower than their principal amount, depending upon prevailing interest rates, the market for similar securities, general economic conditions in the United States, Brazil or elsewhere and our financial condition, among other factors.

If you are a U.S. holder, you may be required to recognize interest income on the new notes before you actually receive or become entitled to such interest income, and your gain from the disposition of the new notes may be characterized as interest income rather than capital gain.

We are not certain whether the issue price of the new notes for U.S. federal income tax purposes will equal their stated principal amount. If the issue price does not equal the stated principal amount of the new notes, the new notes will be subject to contingent payment debt instrument regulations, and you will be required to accrue interest income on the new notes on a constant yield basis at an assumed yield determined at the time of issuance of the new notes regardless of your method of accounting for U.S. federal income tax purposes. As a result, you may be required to recognize interest income on the new notes before you actually receive or become entitled to such interest income and to treat any gain recognized from the disposition of the new notes as interest income rather than capital gain. See “MATERIAL UNITED STATES INCOME TAX CONSEQUENCES.”

Brazilian bankruptcy laws may not be as favorable to you as U.S. insolvency and bankruptcy laws. Furthermore, were we to become subject to bankruptcy proceedings, we would be required to pay bankruptcy judgments only in reais.

If we are unable to pay our indebtedness, including an inability to timely pay on the existing or new notes, then we may become subject to bankruptcy proceedings in Brazil. The bankruptcy laws of Brazil are significantly different from, and may be less favorable to creditors than, those of the United States. Furthermore, any judgment obtained against us in Brazilian courts in respect of any payment obligations under the existing or new notes will be expressed in the reais equivalent of the U.S. dollar amount of such sum at the commercial exchange rate on the date of actual payment or on the date on which such judgment is rendered. Accordingly, in the event of our bankruptcy, all credits held against us denominated in foreign currency would be converted into reais at the prevailing rate on the date of declaration of our bankruptcy by the court. Furthermore, authorization from the Central Bank of Brazil would be required for the conversion of any such reais-denominated judgment amount into foreign currency and for its remittance abroad, and there can be no assurance that such authorization would be granted. The conversion of any such reais-denominated amount will also be subject to applicable exchange rates, which may be freely negotiated with the financial institution in charge of the respective foreign exchange transaction.

We may not be able to finance a change of control offer.

Under the terms of the indenture governing the new notes, we will be required to offer to repurchase all of the new notes if a change of control occurs. However, it is possible that we would not have sufficient funds to make the required repurchase. Other financing arrangements to which we and our subsidiaries are or may become a party may also require that we repay, or offer to repurchase, other obligations. In addition, other agreements to which we and our subsidiaries are subject, including other financing arrangements, may contain provisions that prohibit or restrict us from making such a repurchase. Therefore, there can be no assurance that we would be permitted to consummate such a repurchase were a change of control to occur. Furthermore, certain important corporate events, such as certain mergers or leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control and therefore would not require us to offer to repurchase any new notes, even though our capital structure might be materially changed.

Under Brazilian law, our obligations under the new notes and the indenture are subordinated to certain statutory preferences.

Under Brazilian law, our obligations under the new notes and the indenture are subordinated to certain statutory preferences. In the event of our bankruptcy, such statutory preferences, such as claims for salaries, wages, social security and other taxes, court fees and certain other expenses will have preference over other claims, including claims by any investors under the existing notes or the new notes.

The collateral that will secure the new notes will also secure our other new senior secured debt. Holders of the new notes will not control decisions regarding the collateral.

The collateral that secures the new notes will also secure our other new senior secured debt. The shared collateral, consisting of the assets that comprise our cable network, our shares of certain of our subsidiaries, and a portion of the receivables of two of our subsidiaries, will be pledged to creditors holding senior secured debt, who will be represented by a collateral agent. The collateral agent will act on behalf of all of the holders of our senior secured debt, including the new notes, with respect to the collateral, as provided for in the intercreditor agreement. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS.”

The holders of the new notes will not control decisions regarding the shared collateral. The intercreditor agreement, to which the trustee of the new notes, acting on behalf of the holders of the new notes, will be a party and which will be binding upon each holder of new notes, will provide that the commencement of any enforcement action in respect of the collateral will require the prior approval of at least 60% in principal amount of all outstanding senior secured debt. Similarly, certain waivers and amendments to the intercreditor agreement and other security documents must first be approved by the holders of at least 60% in principal amount of all outstanding senior secured debt. Upon the completion of the restructuring, assuming that all of the existing notes are validly tendered and accepted in the exchange offer and consent solicitation and the consummation of the other aspects of the restructuring with the participation of 100% of our existing creditors, we expect that the new notes would represent approximately 29% of the aggregate principal amount of our senior secured debt. As a result, holders of the new notes will not be able to control or direct decisions regarding the collateral. Other holders of our senior secured debt may instruct the collateral agent to take actions with respect to the collateral that are adverse to the interests of the holders of the new notes. Similarly, the terms of the intercreditor agreement and the other security documents could be amended or waived in a manner that is adverse to the holders of the new notes without the consent of such holders. Further, the holders of the new notes will not be permitted to vote with respect to the release of any of the collateral from such pledge. Instead, such vote will be taken by the holders of at least 85% in principal amount of all other outstanding senior secured debt.

Any holder of new notes that attempts to exercise any remedies or otherwise take any action to enforce its rights with respect to the collateral under or arising from the collateral agreements will cease to be secured under the collateral agreements.

The collateral agent will be the only person authorized to exercise any remedies, or otherwise take any action to enforce its rights with respect to the collateral under or arising from the respective collateral agreements. Each senior secured creditor, including the trustee on behalf of each of the holders of new notes, will agree that it will not, directly or indirectly, exercise any remedies or otherwise take any action to enforce its rights under or arising from the collateral agreements or with respect to the collateral other than through the collateral agent and in accordance with the terms of the intercreditor agreement. Any holder of new notes that attempts to exercise any remedies or otherwise take any action to enforce its rights under or arising from the collateral agreements or with respect to the collateral will cease to be secured under the collateral agreements.

The terms of the intercreditor agreement prevent the holders of the new notes from making certain amendments to the new notes and the indenture governing the new notes unless the senior secured creditors holding at least 60% of the then outstanding principal amount consent to such amendments.

The intercreditor agreement will provide that, in addition to satisfying the amendment provisions of the indenture, the holders of the new notes may not amend any document governing the new notes without the written consent of senior secured creditors holding at least 60% of the then outstanding principal amount of all senior secured indebtedness, if such amendment would:

  increase the interest rate, fees, penalties or other amounts payable to us or any of our subsidiaries; or

  alter any of the scheduled principal repayment dates with respect to the new notes (or the amounts due on any such dates) if the effect would be to require that any such repayments be made earlier than the previously scheduled date (including by adding a mandatory prepayment, repurchase, defeasance or redemption provision).

If there is a default, the proceeds from the realization of collateral may not be sufficient to repay in full both the holders of the new notes and the holders of our other senior secured debt.

In the event that the senior secured creditors holding at least 60% of the then outstanding principal amount of all senior secured indebtedness instruct the collateral agent to enforce upon the collateral under the asset pledge agreement or the stock pledge agreements, the collateral agent, on behalf of the senior secured creditors, and Net Serviços will each appoint a valuator in order to establish the fair market values of the assets, which values shall be the minimum sale prices for the relevant assets. Thereafter, the collateral agent will have a determined period in which to sell the assets as a whole, or if unable to do so, individually. There is no guarantee that the collateral agent will be able to sell the assets at such minimum sales prices, in which event this valuation and sales procedure will be repeated. This may result in substantial delay in senior secured creditors realizing the value of the collateral.

The intercreditor agreement will provide that the proceeds of the shared collateral will be applied to repay the obligations of all holders of our senior secured debt, including the new notes, on a pro rata basis. No appraisal of the value of the collateral has been made in connection with the exchange offer and consent solicitation and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, we cannot assure you that upon realization, the value of the shared collateral will be sufficient to repay in full all indebtedness outstanding under both the new notes and our other senior secured debt. Any claim for the difference between the amount realized by holders of the new notes from the disposition of the collateral securing the new notes and the obligations under the new notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS.”

The collateral securing the new notes may be diluted under certain circumstances.

So long as we meet the financial covenants set forth in the indenture governing the new notes and the agreements governing our other debt instruments, we and our subsidiaries may be able to incur more debt. The intercreditor agreement allows us, under certain circumstances, to secure on an equal and ratable basis certain additional indebtedness incurred by us with the same pool of collateral that secures the new notes and our other senior secured notes. As a result, we could increase the aggregate principal amount of our debt that is secured by the shared collateral. Any increase in the indebtedness secured by the shared collateral could dilute new noteholders’ interest in the shared collateral.

Furthermore, under the terms of the new notes, we will not be required to replace the amount of the collateral or grant the noteholders additional guarantees if there is any devaluation in, or losses incurred with respect to, the current collateral.

Foreclosure on the collateral may be subject to Anatel and the Administrative Council of Economic Defense, or CADE, approval.

Our obligations and the obligations of the guarantors in respect of the new notes and the other new senior secured debt will, subject to certain limitations, be secured by the pledge of (a) our shares of certain of our subsidiaries, (b) all of our network assets and (c) our accounts receivable from subscribers in São Paulo, Santos and Rio de Janeiro (although the foreclosure rights of our creditors will be limited to 30% of those receivables).

A change of control of our subsidiaries, including in the case of foreclosure on the collateral, would be considered by Anatel to be a transfer of our cable television or multi-channel multi-point distribution systems, or MMDS, licenses, and, thus, subject to Anatel’s approval. We cannot assure you that Anatel would approve such a license transfer in the event of foreclosure on our collateral. Failure to obtain such approval from Anatel may result in the cancellation of our licenses.

Furthermore, in the current regulatory environment, it is unclear whether the rendering of cable television service is considered a public or private service. If cable television comes to be deemed a public service, assets related to our cable television operations will become revertible to the Brazilian government. As a result, our creditors may be unable to foreclosure on such assets.

Finally, foreclosure on the collateral may be deemed by CADE, the Brazilian anti-trust authority, to affect the overall structure of the cable television or MMDS markets. In that case, foreclosure on the collateral would probably be subject to CADE’s approval. We cannot assure you that CADE would approve such a foreclosure.

Under specific circumstances, the Brazilian bankruptcy law may allow Brazilian courts to declare payments under debts, guarantees and liens, such as the new notes and the guarantees, ineffective against the bankrupt estate. In such case, holders of new notes may be required to return payments arising from the new notes and their guarantees may be declared ineffective against the bankrupt estate.

Article 52 of the Brazilian bankruptcy law provides that certain transactions have no effect against a bankrupt estate and will be annulled through a revocatory action, regardless of whether the other party was aware of the financial status of the debtor and regardless of whether there was any intention to defraud creditors in entering into the transaction. These transactions include: (i) payment of debts not due by the debtor within the legal period of bankruptcy; (ii) payment of due and enforceable debts made during the legal period of bankruptcy in any manner other than that provided for by the contract; (iii) grant of a security interest in property within the legal period of bankruptcy in the event of a debt contracted prior to this legal period; (iv) performance of gratuitous transactions; (v) registration of real rights and inter vivos transfers of property, whether gratuitous or for consideration, and the entry on title of any interest in real property after the property was attached or bankruptcy decreed, unless the interest had been previously recorded; and (vi) the sale or transfer of business or industrial establishment made without express consent or payment of creditors when the bankrupt party does not have sufficient assets to repay its liabilities.

Accordingly, payments made to the holders of new notes would only be subject to revocatory action in order to restore the amounts in question to the bankrupt estate if such payments were made in any manner or on any date other than that provided for in the new notes and the indenture relating to the new notes.

In the event of our bankruptcy, or that of the guarantors, Brazilian courts could rule that payments under the new notes (other than in accordance with the terms of new notes and the indenture relating to the new notes) made during the legal period of bankruptcy and the grant of the guarantees within the legal period of bankruptcy are ineffective as against the bankrupt estate. If such ruling were to occur, holders of new notes may be required to return payments arising from the new notes, which may be declared ineffective against the bankrupt estate.

The new notes will not be secured by the capital stock of any of our subsidiaries to the extent that the pledge of such capital stock would require such subsidiaries to file separate financial statements with the SEC.

The security documents will provide that, to the extent any governmental rule or regulation requires the filing with the SEC (or any other governmental agency) of separate financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the new notes, then such capital stock will automatically cease to secure the new notes for so long as such requirement remains in effect. As a result, holders of the new notes could lose all or a portion of their security interest in the capital stock if any such requirement is applicable to our subsidiaries whose capital stock has been pledged as collateral. Holders of our other senior secured debt will continue to have a security interest in such collateral, however.

Risks Related to the Level of Our Existing Debt

We have a significant amount of debt, which increases our vulnerability to adverse economic and market conditions and adversely affects our business, liquidity and results of operations.

The aggregate unpaid principal balance of our debt totaled approximately US$349.9 million as of December 31, 2003 and approximately US$329.2 million as of June 30, 2004. In addition, our accrued but unpaid interest totaled US$85.5 million and US$100.0 million as of December 31, 2003 and June 30, 2004, respectively, and other fees and penalties totaled US$22.1 million and US$34.4 million as of December 31, 2003 and June 30, 2004, respectively. As a result of our failure to make any interest or principal payments on our debt since December 2002, all of our debt is classified as “current.”

As of December 31, 2003, approximately 59% of our debt was denominated in U.S. dollars. Average interest rates on our debt during 2003 were approximately 26.3% in respect of our reais-denominated debt and approximately 7.8% in respect of our U.S. dollar-denominated debt. As of June 30, 2004, approximately 59% of our debt was denominated in U.S. dollars. Average interest rates on our debt during the first six months of 2004 were approximately 19.0% per annum in respect of our reais-denominated debt and approximately 8.8% per annum in respect of our U.S. dollar-denominated debt.

During 2002, Standard & Poor’s lowered our foreign and local currency corporate credit and senior unsecured debt ratings and placed us on credit watch with negative implications. Our rating was lowered (i) to B+ from BB- on February 8, 2002, (ii) to CCC+ from B+ on June 28, 2002, and (iii) to D from CCC+ on December 3, 2002. Currently, our rating is D.

Our significant amount of debt, our default under our debt and our lowered credit rating has important consequences to us and the holders of our debt, including:

  we may not be able to continue as a “going concern” if we are not able to successfully reduce the level and restructure the terms of our debt;
  our creditors may seek to accelerate and/or exercise other remedies as a result of our failure to make any interest or principal payments on our debt since December 2002; this could result in our liquidation or sale and/or the liquidation or sale of certain of our subsidiaries;
  our debt level, and the fact that a significant portion of our debt bears floating interest rates and/or is denominated in U.S. dollars, increases our exposure to adverse general economic and cable and television industry conditions and to fluctuations in exchange rates and interest rates;
  we have very limited or no ability to obtain additional financing to fund our working capital requirements, capital expenditures, acquisitions or other general corporate activities; and
  we will need to devote a substantial portion of our cash flow from operations to the payment of principal of and interest on our debt, thus reducing our ability to fund future business opportunities.

We are currently in default under all of our debt facilities and instruments, which allows our lenders and debt holders to accelerate payment on such debt facilities and instruments and/or to seek to exercise legal remedies to enforce their rights thereunder and in accordance with Brazilian law.

We have not made principal or interest payments on any of our debt since prior to December 2002. Our non-payment of these scheduled principal and interest payments constitutes an event of default under our debt facilities and instruments, which permits, subject to applicable procedural requirements, our various lenders and debt holders to accelerate all amounts due under their respective debt facilities and instruments. In December 2002, União de Bancos Brasileiros S.A., or Unibanco, filed a collection suit against us in the Central Civil Court of São Paulo relating to a loan made to us in the amount of R$72.2 million (US$23.2 million). Although this action has been suspended, we cannot assure you that such action will not be reinstituted or that any of our other lenders or debt holders will not seek to accelerate amounts outstanding under any of our debt facilities or instruments or seek to exercise legal remedies to enforce their rights thereunder or in accordance with Brazilian law. Any such action could result in our liquidation or sale and/or the liquidation or sale of certain of our subsidiaries.

If the restructuring is not concluded in a satisfactory manner, we will not be able to meet our debt obligations without further financing by third parties. This scenario would result in a liquidity crisis for us, would have a material adverse impact on our financial condition and could result in our inability to operate as a “going concern.”

This exchange offer and consent solicitation is part of our restructuring plan. The goals of the restructuring plan are to, among other things, reduce our near-term debt service obligations to levels that can be serviced with operating cash flows, limit the impact of future exchange rate volatility by reducing the amount of our U.S. dollar-denominated debt, amend certain financial and other covenants in our debt facilities and instruments and establish a fully funded business plan for the medium-term.

We can give no assurance, however, that the restructuring will be consummated or that our outstanding debt will be renegotiated in full or in part. If the restructuring is not concluded in a satisfactory manner, we will not be able to meet our debt obligations without further financing by third parties. This scenario would result in a liquidity crisis for us, would have a material adverse impact on our financial condition and could result in our inability to operate as a “going concern.” If we are unable to continue as a “going concern,” we may be forced to pursue a sale or liquidation of assets to satisfy our obligations to our creditors. If we are forced to pursue a sale or liquidation of our assets, holders of our existing notes will likely incur a significant loss and their overall recovery on the existing notes will likely be materially less than what they would receive if the exchange offer and consent solicitation and the restructuring were consummated.

Even if we are able to successfully restructure our existing debt, and thereby reduce the amount of our existing debt, we will continue to have a significant amount of debt and would be subject to covenant restrictions that could significantly restrict the way we operate our business.

Even if we are able to successfully restructure our existing debt, and thereby reduce the amount of our existing debt, we will continue to have a significant amount of outstanding debt and the agreements governing our debt would continue to contain restrictions and limitations that could significantly restrict the way we operate our business. Much of the restructured debt, including the new notes, will be denominated in U.S. dollars. Moreover, our restructured reais-denominated debt will, at least initially, bear interest at high nominal rates. As a result, we will remain exposed to adverse general economic and pay-television industry conditions and to fluctuations in exchange rates and interest rates. We will also need to continue to devote a substantial portion of our cash flow from operations to the payment of principal of and interest on debt, thus reducing future business opportunities.

The terms of our debt following the restructuring, including the indenture relating to the new notes, will be more restrictive than the terms contained in our existing debt instruments. These terms will restrict our ability and the ability of our subsidiaries to, among other things:

  make certain investments or acquisitions;
  make capital expenditures above certain levels;
  dispose of assets or merge;
  incur additional debt;
  issue equity;
  repurchase or redeem equity interests and debt;
  grant liens; and
  pledge assets.

Furthermore, under certain of our senior secured debt instruments, we will be required to maintain specified financial ratios, including consolidated debt to consolidated operating cash flow and adjusted EBITDA to consolidated net interest expense. There can be no assurance that we will be able to meet these covenants.

Risks Related to Net Serviços

We may continue to record net losses in the future.

We reported net losses of US$349.5 million, US$701.0 million and US$45.4 million in 2001, 2002 and 2003, respectively. For the six months ended June 30, 2004, we reported net losses of US$39.6 million. We may continue to record net losses in the future due to our financial expenses. We cannot predict what impact continued losses might have on our ability to finance our operations or on the market value of our new notes or existing notes.

Any change in our relationship with Globopar and its affiliates could adversely affect our access to programming.

Historically, we have obtained all of our programming from Brazilian and international sources through Net Brasil S.A., or Net Brasil, which up until July 8, 2004, was owned 60% by Distel Holdings S.A., or Distel, and 40% by us, and which, as of July 8, 2004, is owned 100% by Distel. Accordingly, we have not had any direct contracts with any programming providers. Although Net Brasil provides us with exclusive cable-television rights in our licensed areas, it also provides programming to cable television companies outside our licensed areas and to Sky Brasil Serviços Ltda. (formerly Net Sat Serviços Ltda.), or Sky Brasil, a satellite-television provider that competes directly with us and in which Globopar owns a significant interest. Net Brasil provides programming to us and Sky Brasil on substantially the same terms and conditions. In addition, much of the programming that we purchase through Net Brasil is produced by Globosat Programadora Ltda. and its affiliates, or Globosat, which is wholly owned by Globopar.

On June 27, 2004, we entered into an amended and restated programming agreement with Net Brasil whereby Net Brasil’s role in acquiring programming for us has been altered as described below. Under the amended and restated agreement, Net Brasil will retain its role with regard to obtaining all other programming, in particular content or channels produced in Brazil, while we will directly obtain, for our own account and benefit, all new international content from sources outside of Brazil, which corresponds to approximately one-third of our line-up. See “RELATED PARTY TRANSACTIONS—Material Transactions with Affiliates—Net Brasil Programming Agreement.”

Continued negative financial developments at Globopar (for example, Globopar’s inability to obtain necessary financing), negative business developments at Globopar or changes in our relationship with Globopar and its affiliates could adversely affect our programming arrangements with Net Brasil and our ability to obtain programming, whether from within the Globo group of companies or elsewhere. This could lead to the loss of our current cable television rights to Globosat’s popular Brazilian programming or to the loss of access to all or some of such programming, and thereby our ability to attract and retain subscribers. In addition, this could result in increases in our programming costs to the extent we lose a portion of the benefit of Net Brasil’s market scale in negotiating programming fees on our behalf. Increases in programming costs would adversely affect our cash flows and operating margins.

Our major shareholders control most of our corporate transactions, and their interests may differ from those of the new noteholders.

Entities affiliated with our major shareholders, Globopar, BNDESPar and RBS, together currently own approximately 98% of our common shares. Common shares are our only shares of capital stock that hold full voting rights. As a result, these major shareholders, acting together, are able to control most of our corporate transactions.

Following the closing of the restructuring, at least 84% of our common shares will be owned, directly or indirectly, by Globopar and Telmex, with Globopar controlling 51% of such common shares. Although Telmex will control only a minority of our common shares, it will have a significant degree of influence regarding our business through its approval rights under the shareholders’ agreement between Globopar and Telmex. See “MAJOR SHAREHOLDERS—New Shareholders’ Agreements.”

The interests of our major shareholders may conflict with the interests of the holders of the new notes. Certain of our major shareholders have interests in companies that currently compete with us or may compete with us in the future, including the interests of Globopar and the Marinho family in Sky Brasil, a satellite pay-television provider, and in several broadcast television stations. In addition, Telmex has significant other investments in Brazil, including Embratel Participações S.A., or Embratel. Accordingly, the interests of our major shareholders may conflict with the interests of holders of the new notes, and our major shareholders may cause us to act in a manner adverse to the interests of the holders of the new notes.

We depend on key members of our senior management. Any difficulty in retaining our current senior management or in hiring new employees could adversely affect our ability to operate our business.

Our business is managed by a small number of key senior managers. The loss of any of these individuals could materially affect our business. In addition, our success depends on our ability to continue to attract, recruit and retain sufficient qualified scientific, technical, managerial and administrative personnel. Competition for qualified personnel in Brazil is strong, and there is generally a limited number of persons with the requisite experience in the sectors in which we operate. We cannot assure you that we will be able to retain senior management, effectively integrate new managers or recruit qualified personnel in the future.

Risks Related to Our Business

The industry in which we operate is highly competitive, which can adversely impact our business and results of operations.

Our subsidiaries provide cable television services pursuant to the terms and conditions of licenses granted and supervised by the Agência Nacional de Telecomunicações, or Anatel, the Brazilian Telecommunication Agency under the applicable legislation. Anatel has the power to grant licenses to competitors in the same geographic areas in which we already operate. As a result, competing operators may build systems and provide services in areas in which we hold licenses. The existence of more than one cable system operating in the same territory is referred to as an “overbuild.” Overbuilds could adversely affect our growth, financial condition and results of operations by increasing competition or creating competition where none existed previously. We experience overbuild in seven of the 44 cities in which we operate, including overbuilding of 26% and 50% of our network in São Paulo and Belo Horizonte, respectively.

We currently compete with:

  cable systems in seven of the 44 cities in which we operate, including systems in the cities of São Paulo, Curitiba and Florianópolis operated by TVA Sistema de Televisão S.A., or TVA, and in Belo Horizonte operated by W@y Brasil;
  direct-to-home, or DTH, services offered in Brazil by Brazilian and international media consortia, including Galaxy Brasil Ltda., a subsidiary of DIRECTV Latin America LLC; and Sky Brasil, a joint venture between News Corporation plc, a subsidiary of The News Corporation Limited, Globopar and Liberty Media International, Inc. In October 2004, The News Corporation Limited and Globopar, indirect quotaholders of Sky Brasil and The DIRECTV Group, Inc., or DIRECTV, which owns 86% of DIRECTV Latin America LLC, announced an agreement to merge Sky Brasil and Galaxy Brasil Ltda. See “BUSINESS—Competition—DTH”;
  Brazilian broadcast networks and their local affiliates; and
  multi-channel multi-point distribution systems, or MMDS, including those systems operated by or affiliated with TVA in São Paulo and Rio de Janeiro.

We also compete with movie theaters, video rental stores and other entertainment and leisure activities generally.

Our broadband Internet provider, Vírtua, faces significant competition from other broadband Internet providers of asymmetric digital subscriber line, or ADSL, technology, principally telephone companies, including Telefonica, Telemar and Brasil Telecom.

A number of our competitors have greater financial and other resources, including access to the financial resources of their shareholders, than we do. As a result, we are unable to assure you that we will have the ability to compete successfully, and any such failure could have a material adverse effect on our business, financial condition and results of operations. In addition, changes in technology may affect our competitiveness. The pay-television industry historically has been, and likely will continue to be, subject to rapid and significant changes in technology. In particular, the emergence of new, lower cost delivery systems or the widespread use of digital compression technology, which is currently available for certain transmission media and under development for others, would allow transmission of multiple channels on the same frequency, and therefore could result in increased competition in the Brazilian pay-television industry. We are unable to assure you as to the ultimate effect on us of possible technological changes. Technological advances could require us to expend substantial financial resources in the development or implementation of new technologies in order to prevent our services from becoming obsolete, and there is no assurance that sufficient financial resources will be available in order to fund new technology, especially in light of our debt service obligations and restrictive covenants.

High rates of churn could negatively affect our revenues and profitability.

Our ability to generate pay-television subscription revenues is dependent on our ability to attract and retain subscribers, which entails significant costs such as marketing expenses and the programming fees we must pay in order to assemble attractive programming packages. In addition, we incur certain unrecoverable costs, particularly equipment installation costs, sales commissions and marketing costs, for every new subscriber we connect to our cable network. Subscriber “churn” is the total number of net disconnected subscribers (excluding the temporarily blocked subscribers) for a period as a percentage of the average number of subscribers for the same period. The fact that we experience a variety of significant fixed costs for each new subscriber means that high rates of subscriber churn could have a material adverse effect on our operating expenses and profitability.

During 2003 and the first half of 2004, we experienced decreased churn as compared to 2001 and 2002 levels. We cannot assure you that our churn rates will not increase in future periods or revert to levels experienced in prior years.

Increases in our programming costs would adversely affect our cash flow and operating margins.

Programming has been, and is expected to continue to be, our largest operating expense, representing, including trademark fees, approximately 36.3% and 33.1% of our gross operating revenues in 2002 and 2003, respectively, and 26.3% of our gross operating revenues in the first six months of 2004. In addition, historically, the amounts charged to us under our programming agreements have been denominated in U.S. dollars. Such amounts were then converted to reais as of the date of invoice. Depreciation of the real against the U.S. dollar has increased the cost of our programming under such agreements. Furthermore, under Brazilian currency rules, our contracts with our current subscribers allow us to increase subscription fees only once every 12 months and then only in proportion to inflation. Accordingly, these subscriber contracts, along with market constraints, limit our ability to pass along increases in programming costs to our subscribers. Any increase in programming costs that we are unable to pass on to subscribers could adversely affect our cash flows and operating margins.

During 2003, we entered into negotiations with our programmers, through Net Brasil, to amend our programming agreements to provide that we are charged for programming in reais instead of in U.S. dollars, so as to reduce the impact of exchange rate fluctuations on our programming costs. As of June 30, 2004, all of our programmers were accepting payment as if the programming costs were fixed in reais instead of in U.S. dollars. However, we have only entered into definitive agreements reflecting this arrangement with programmers representing approximately 67% of our total programming costs. We remain in the process of finalizing agreements relating to the remaining 33% of our programming costs. Until all agreements are finalized, we cannot assure you that the programmers with which we have not entered into definitive agreements will charge us for programming in reais instead of in U.S. dollars. If programmers with whom we have not entered into definitive agreements with were to charge us for programming in U.S. dollars instead of reais, and if the real were to depreciate significantly against the U.S. dollar, our cash flows and operating margins could be materially adversely affected.

We operate our cable systems under licenses that are non-exclusive and subject to conditional renewal.

Our cable licenses are subject to periodic renewal, which is conditioned upon, among other things, our having met certain requirements concerning our ownership, system build-out, technical, financial and legal ability to operate the system. Anatel may seek a judgment allowing it to revoke the license of a cable television licensee that, due to the lack of technical, financial or legal capacity, fails to render cable television services on a regular basis. We cannot assure you that our subsidiaries will have the necessary working capital to maintain the regular rendering of cable television services. Also, we cannot assure you that our subsidiaries will maintain the technical and financial capacity necessary to render regular cable television services. The failure to provide regular cable television services could lead to the revocation of our subsidiaries’ licenses by Anatel. If we were to lose one or more of our licenses, such loss could materially adversely affect our business, financial condition and results of operations.

We are subject to extensive government regulations and changes in such regulations could adversely affect our operations.

Substantially all of our cable television activities are regulated by Anatel. Regulations cover all facets of the Brazilian cable industry and relate to, among other topics, licensing, local access, commercial advertising and foreign investment. For example, Brazilian cable regulations:

  place limits on the number of licenses that may be held by any single cable operator and its affiliates;
  provide that cable television licenses may not be transferred without the approval of Anatel;
  require pay-television operators to carry certain channels or content;
  limit the provision of our broadband Internet service to existing cable subscribers; and
  prevent us from acting as an Internet Service Provider, or ISP.

Under Brazilian currency rules, our contracts with our current subscribers allow us to increase subscription fees only once every 12 months and then only in proportion to inflation.

In addition, Brazilian law requires that 51% of the voting rights of companies holding licenses to provide cable television be held by Brazilian-born persons or persons that have held Brazilian citizenship for over 10 years, or by companies controlled by Brazilian-born persons or persons that have held Brazilian citizenship for over 10 years.

The Brazilian Congress, from time to time, considers revisions to one or more aspects of the regulations applicable to us. Changes to the current Brazilian regulatory framework could have a material adverse impact on our results of operations and financial condition.

The Internet access portion of our business is subject to a number of factors that could adversely affect its growth.

Our business plan depends in part on the continued growth of our broadband Internet service, Vírtua. Revenues from Vírtua totaled US$17.9 million in 2003 and US$14.1 million during the first six months of 2004. Only a limited number of households currently use the Internet in Brazil. If Internet usage, and specifically broadband Internet usage, does not increase, declines or evolves away from the technologies in which we invest, our business and results of operations could materially be affected.

The Internet industry in Brazil faces a number of related uncertainties. These include but are not limited to the following:

  a lack of access to computers;

  a lack of reliable security technologies;

  privacy concerns;

  inconsistent service quality;

  excessive or unduly restrictive government regulation;

  network infrastructure and risk of system failure, such as viruses;

  uncertainty regarding intellectual property rights and other legal issues;

  the failure of the Internet infrastructure, such as servers and modems, to support current levels of usage growth;

  dependence on partnerships with ISPs; and

  claims of liability against ISPs as a result of computer viruses or security breaches.

Any of these and other factors could negatively affect our ability to sell our broadband Internet service or any other Internet-based services we may introduce in the future. Finally, our broadband Internet service faces a broad range of strong competition, including competition from major Brazilian telephone companies providing ADSL services. There can be no assurance that we will be able to continue to compete effectively in this market.

We and our subsidiaries are party to several legal proceedings arising out of the regular course of our business. If we receive unfavorable outcomes in these proceedings, our operating results could be materially and adversely affected.

We and our subsidiaries are party to several legal proceedings arising out of the regular course of our business. Such legal proceedings relate predominantly to tax matters and civil and labor disputes. At June 30, 2004, we have provisioned R$505.2 million (US$162.4 million) for legal claims, R$460.4 million (US$148.1 million) of which has been provisioned to cover losses relating to administrative and judicial tax proceedings.

In connection with certain proceedings, we have been, and will continue to be, required to place deposits with a judicial court while awaiting the adjudication of the proceeding. Judicial deposits are only released upon a final favorable court decision. At June 30, 2004, the aggregate amount of judicial deposits made by us totaled R$77.8 million (US$25.0 million). We cannot assure you that we will obtain a final favorable court decision with regard to any particular proceeding. In addition, we cannot assure you that, should a final judgment be entered against us, that the plaintiff body will permit, or that applicable law will allow, us to pay the imposed judgment over time. If we obtain unfavorable outcomes in such proceedings, our operating results could be materially and adversely affected.

We may be subject to substantial, additional taxes on our network, which would have a material adverse impact on our business and results of operations.

Since 1999, several Brazilian municipalities, which currently contain 74% of our subscribers, passed legislation imposing a tax on the use of public thoroughfares, including the installation and passage of cables. This municipal tax is assessed per meter of cable installed in the relevant municipality and the tax rate itself varies widely by municipality. The municipalities currently imposing such a “shadow” tax include São Paulo, Rio de Janeiro, Caxias do Sul, Anápolis, Campinas, Florianópolis, Criciúma, São Carlos, Indaiatuba, Brasília, Curitiba, Porto

Alegre and Campo Grande. The tax generally applies to power companies and telecommunication companies, among others.

We have not made any reserves for the payment of the shadow tax. The tax varies in each municipality and it is calculated per meter of installed cable. We have approximately 18,659,000 meters of installed cable in the municipalities where this tax exists. If the courts rule that the collection of this tax by the municipalities is valid, the tax would have to be paid retroactively. In addition, if the municipalities which currently impose the tax were successful in implementing and collecting this tax, additional municipalities may seek to impose it. If our appeals fail and we are required to pay this tax, our operating results would be materially and adversely affected.

We are party to several other tax, civil and labor proceedings. Unfavorable decisions in these proceedings may require us to pay significant pecuniary amounts which may negatively impact our business, results of operations and financial condition. See “BUSINESS—Legal Proceedings.”

Certain commercial current account transactions that we have carried out since 1999 may be deemed by the Federal Internal Revenue to be inter-company loans, in which case, the resulting tax assessments could materially and adversely affect our operating results.

We and our subsidiaries have carried out commercial current account transactions reflecting monetary transfers between ourselves and our subsidiaries. The Federal Internal Revenue may deem such transfers to be inter-company loans, although it is our belief that such transfers do not fall under this category. In the event such transfers are deemed to be inter-company loans, we may be subject to income tax withheld at the source on the interest payable and to Financial Transactions Tax, Imposto sobre Operaçõ es Financeiras, or IOF, on the amount of the loans. If we are assessed income tax and IOF on the transfers by the Federal Internal Revenue, the assessments could materially and adversely affect our operating results. We have made provisions in the amount of R$174.3 million (US$56.1 million) with respect to these potential income tax and IOF assessments. Beginning in 2004, part of these provisions reverted back to our balance sheet due to an applicable statute of limitations having expired for a portion of the transfers made. See “ BUSINESS–Legal Proceedings.”

Our success in the medium-term will depend in part on our ability to offer new services and to keep pace with advances in technology.

We are in the early stage of assessing the introduction of new services such as digital cable television, near video-on-demand and voice-over Internet protocol. We cannot assure you, however, that demand for our new services will be sufficient to recover our costs of developing and marketing such services. Moreover, technology in the communications industry is changing rapidly, which means it is possible that the technology in which we invest for purposes of delivering our new services could be rendered obsolete by the advent of superior and/or cheaper technology. Finally, it is likely that many of the services we will offer in the future will also be offered by our competitors. Therefore, our failure to introduce these new services as rapidly or to market and sell them as effectively as our competitors could significantly harm our ability to generate significant revenues from such services.

Risks Related to Brazil

A downturn or increased volatility in the Brazilian economy or the depreciation of the real could adversely affect our revenues, cash flows and profitability.

All of our operations and customers are located in Brazil. Therefore, our results of operations and financial condition depend upon the level of economic activity in Brazil, including the rate of economic growth and its impact on demand for our services. Weakness in the Brazilian economy has adversely affected our subscriber and revenue growth in the past. There can be no assurance that such economic weakness will not be prolonged or become more severe in the future. Continued economic weakness would lead to shortfalls in our revenues and subscriber levels and would have an adverse impact on the market value of the new notes.

Although the real increased in value by approximately 18.2% against the U.S. dollar in 2003, from an exchange rate of R$3.5333 to US$1.00 on December 31, 2002 to an exchange rate of R$2.8892 to US$1.00 on December 31, 2003, the real has historically suffered several major depreciations against the U.S. dollar and has generally decreased against the U.S. dollar since it was first allowed to float by the Brazilian government in 1999. Within this general trend of depreciation, Brazilian currency has shown high volatility. Given the current state of the Brazilian currency market, Net Serviços does not attempt to hedge this risk over the medium or long term. Accordingly, depreciation of the real against the U.S. dollar could negatively impact the market price of the new notes. The exchange rate on June 30, 2004 was R$3.1075 to US$1.00.

Although our revenues are in reais, a substantial portion of our indebtedness, capital expenditures and operating costs, including network equipment costs, is denominated in or indexed to U.S. dollars. Accordingly, depreciation of the real against the U.S. dollar would result in decreased margins and have an adverse impact on our earnings and cash flow and our ability to service our debt. Programming has been, and is expected to continue to be, our largest operating expense. During 2003, we entered into negotiations with our programmers, through Net Brasil, to amend our programming agreements to provide that we are charged for programming in reais instead of in U.S. dollars, thereby reducing the impact of exchange rate fluctuations on our programming costs. As of June 30,

2004, we have entered into definitive agreements reflecting this arrangement with programmers representing approximately 67% of our total programming costs. We remain in the process of finalizing agreements relating to the remaining 33% of our programming costs. Until all agreements are finalized, we cannot assure you that the programmers with which we have not entered into definitive agreements will charge us for programming in reais instead of in U.S. dollars. If programmers with whom we have not entered into definitive agreements with were to charge us for programming in U.S. dollars instead of reais, and if the real were to depreciate significantly against the U.S. dollar, our cash flows and operating margins could be materially adversely affected.

Moreover, because our revenues are denominated in reais, a depreciation of the real against the U.S. dollar would make our total revenue and average revenue per subscriber grow more slowly (or even decline) in U.S. dollar terms as compared to in reais. This lower level of U.S. dollar-denominated growth could have an adverse impact on the price of the new notes.

Brazilian political and economic conditions have a direct impact on our business, and the Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy.

Our financial condition and results of operations are substantially dependent on the Brazilian economy. The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in monetary, fiscal, taxation, credit, tariff, wage and price controls and other policies in order to influence the course of Brazil’s economy. Our business, financial condition and results of operations may be adversely affected by such changes in policy as well as other factors outside of our control, such as:

  currency fluctuations;

  inflation;

  price instability;

  interest rates;

  monetary policy;

  liquidity of Brazilian capital markets;

  electric power rationing;

  general economic growth;

  tax policy; and

  other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation could threaten our costs, contribute significantly to economic uncertainty in Brazil and cause heightened volatility in the Brazilian securities markets.

Brazil has, from time to time, experienced extremely high rates of inflation, with annual rates of inflation during the last twelve years reaching as high as 1,174.7% in 1992, 2,567.3% in 1993 and 869.8% in 1994, according to the Indice Geral de Preços do Mercado, or IGP-M, a widely used indicator of inflation in Brazil published by Fundação Getúlio Vargas. Since the introduction of the real in July 1994, Brazil’s inflation rate has been substantially lower than in previous periods. Brazil’s rate of inflation, according to the IGP-M, was 20.1% in 1999, 10.0% in 2000, 10.8% in 2001, 25.3% in 2002, 8.7% in 2003 and 8.2% in the first six months of 2004. Inflation itself and governmental measures to combat inflation have, in the past, had significant negative effects on the Brazilian economy. Since 1999, governmental actions to combat inflation, including interest rate increases and intervention in the foreign exchange market through the sale of U.S. dollars and government bonds linked to the U.S. dollar and public speculation about possible future actions, have also contributed to economic uncertainty in

Brazil and to heightened volatility in the Brazilian securities markets. Should Brazil experience substantial inflation in the future, our costs may increase and our operating and net margins may decrease, which may adversely affect our financial condition and results of operations. Inflationary pressures may also curtail our ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy.

Developments in, and the perception of risk in, emerging economies may impede our access to international capital markets and adversely affect the market price of the new notes.

International investors generally consider Brazil to be an emerging market. Historically, adverse developments in the economies of individual emerging market countries have resulted in investors’perceptions of greater risk from investments in emerging markets in general. Such perceptions regarding emerging market countries have significantly negatively affected the Brazilian securities markets and have reduced the availability of or increased the cost of credit in the Brazilian economy, from both domestic and international sources of capital. Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effects on the securities of issuers in other countries, including Brazil. Economic and market conditions in other emerging market countries, especially those in Latin America and Asia, have at times resulted in considerable outflows of funds and declines in the amount of foreign investment in Brazil, have caused Brazilian companies to face higher costs of raising funds and have adversely affected the market price of Brazilian companies’ securities. In the past, such events have included the depreciation of the Mexican peso in December 1994, the Asian economic crisis of 1997 and the Russian currency crisis of 1998. In Brazil, the 1999 currency depreciation and related economic developments exacerbated the residual volatility resulting from these events. Argentina’s instability in 2001 and 2002 further increased international financial markets’ volatility.

To the extent that economic problems in emerging markets countries or elsewhere adversely affect Brazil or the Brazilian securities market, our business and the market value of the new notes will be adversely affected.

We cannot assure you that, in the event of adverse developments in emerging market economies, the international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to us. Decreased foreign investment in Brazil could negatively affect growth and liquidity in the Brazilian economy, which in turn could have a negative impact on our business.

Restrictions on the movement of capital out of Brazil may hinder your ability to receive distributions on, and the proceeds of any sale of, the new notes.

Brazilian law permits the Brazilian government to impose restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. The government may impose such restrictions whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance.

For example, the Brazilian government imposed remittance restrictions for approximately six months in 1989 and early 1990. The likelihood that the Brazilian government would impose such restrictions again may depend on the extent of Brazil’s foreign currency reserves, the availability of foreign currency in the foreign exchange markets on the date a payments is due, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy toward the International Monetary Fund and other factors.

If reintroduced, these restrictions would hinder or prevent the conversion of distributions or the proceeds from any sale of notes, as the case may be, from reais into U.S. dollars and the remittance of U.S. dollars abroad. We cannot assure you that the Brazilian government will not take similar measures in the future.

Because we are a Brazilian company, you may face difficulties in proceedings with respect to your interests as a holder of new notes or existing notes.

We are a sociedade anônima, or corporation, organized under the laws of Brazil and all of our directors and officers reside in Brazil. Substantially all of our assets and those of our directors and officers are located in Brazil.

As a result, it may not be possible for investors to effect service of process upon us or our directors and officers within the United States or other jurisdictions outside Brazil or to enforce against us or our directors and officers judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain requirements are met, you may face greater difficulties in protecting your interests, in the case of actions against our directors or officers, than would noteholders of a corporation incorporated in a state, or other jurisdiction, of the United States. See “ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS.”

The Restructuring

Introduction

This exchange offer and consent solicitation is being conducted in connection with the overall restructuring of our outstanding indebtedness. The restructuring culminates a process that began in December 2002, when we ceased making payments on our outstanding debt. In early 2003, we commenced negotiations with an informal steering committee of our various lenders and debt holders, including holders of the existing notes, to restructure our debt obligations. These negotiations continued through the second quarter of 2004.

On June 24 and June 25, 2004, we entered into commitment letters with creditors holding in the aggregate approximately 70% of our outstanding debt, outlining the terms of the restructuring. The commitment letters provided that we would exchange the existing indebtedness of Net Serviços and its subsidiaries held by such creditors for a combination of new senior secured debt, new subordinated convertible debt and/or new equity. The commitment letters also provided that, under certain circumstances, we could replace the subordinated convertible debt and equity otherwise issuable to the creditors with cash.

Shortly after we entered into the commitment letters referred to above, Globopar announced that it had entered into agreements with Telmex pursuant to which Telmex would acquire a significant equity interest in Net Serviços. These agreements provided that, subject to certain conditions, approximately 40% of the shares that would otherwise be issuable by us in connection with the restructuring would be issued in the form of common shares and that the remaining approximately 60% portion of such shares would be issued in the form of preferred shares, that Globopar would acquire all of such common shares (other than any such shares that are purchased by other holders of our common shares pursuant to their preemptive rights) at a price of R$0.35 per share, and that the preferred shares would be offered to the public pursuant to a book-building process, with Telmex committing to put in a bid for all of such shares at a price of R$0.35 per share. On November 3, 2004, our board of directors determined to effect the foregoing capital increase through a private offering of shares, at a price of R$0.35 per share, in which all of our common and preferred shareholders would have pre-emptive rights, and the agreement between Globopar and Telmex was amended accordingly.

Since the execution by us and our creditors of the commitment letters referred to above, we have completed the negotiation and documentation of the more detailed terms of the definitive agreements for the restructuring with these creditors and their legal advisors, which terms are further described elsewhere in this prospectus. See “DESCRIPTION OF NEW NOTES,” “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS” and “DESCRIPTION OF OTHER INDEBTEDNESS.”

Outline of the Terms of the Restructuring

We are offering to each of our creditors, in exchange for all obligations owed by us to such creditor, and based on the aggregate principal and accrued interest (excluding any default or penalty interest) owed to such creditor as of June 30, 2004 (referred to as such creditor’s “credit amount”):

  new senior secured debt in a principal amount equal to approximately 60% of such credit amount;

  cash in the amount of approximately 40% of such credit amount; and

  cash interest (at three-month LIBOR plus 3.0% in the case of U.S. dollar-denominated obligations and at the CDI rate plus 2.0% in the case of reais-denominated obligations) from July 1, 2004 through the date of closing calculated on 100% of such credit amount.

If the restructuring is consummated with the participation of 100% of our creditors, the aggregate amount of our financial debt and accrued interest payable thereon, calculated in accordance with U.S. GAAP, will be reduced from approximately US$329.3 million of debt and US$139.3 million of accrued interest, as of June 30, 2004, to approximately US$274.3 million of debt and no accrued interest. The exact level of our financial debt and accrued interest immediately following the restructuring will depend on a number of variables that are beyond our control, including the prevailing exchange rate as of the closing of the restructuring and the percentage of our creditors that participate in the restructuring. See “UNAUDITED PRO FORMA FINANCIAL DATA.”

The new senior secured debt to be issued by us in connection with the restructuring will be denominated in reais in the case of debt issued to creditors that currently hold reais-denominated instruments, and in U.S. dollars in the case of creditors that currently hold U.S. dollar instruments. We expect that approximately 60% of the senior debt outstanding upon the consummation of the restructuring will be denominated in reais and that the remaining portion of the new senior secured debt will be denominated in U.S. dollars.

The reais-denominated senior secured debt will bear interest at the CDI rate plus 2.0% (increasing to 3.0% after December 15, 2005). The CDI rate is a Brazilian interest reference rate published by the Brazilian Securities Custody and Settlement Center (Central de Custódia e Liquidação Financeira de Títulos) and is subject to change on a daily basis. The CDI rate for the last twelve months ended June 30, 2004 was 18.6%. The U.S. dollar-denominated senior secured debt will bear interest either at a fixed rate of 7.0% or, in the case of certain creditors, at the three-month LIBOR rate plus 3.0%. The three-month LIBOR rate as of June 30, 2004 was 1.7%.

The principal amount of all new senior secured debt issued in connection with the restructuring will be repayable in installments commencing in March 2006, with the final installment of principal due no later than December 2009, subject to mandatory and optional prepayment provisions that may result in such debt being fully repaid prior to December 2009. The fixed amortization requirements of the senior secured debt is subject to certain adjustments, which allow us to extend the amortization of such debt to no later than December 2010, in the event that Brazilian interest rates or the U.S. dollar/reais exchange rate exceed projected levels. See “DESCRIPTION OF NEW NOTES.”

All of the new senior secured debt issued in connection with the restructuring, including the new notes issued pursuant to this exchange offer and consent solicitation, will be guaranteed jointly and severally by all but two of our subsidiaries. All of such new senior secured debt will, subject to limitations described in this prospectus, be secured by the pledge of (a) our shares of certain of our subsidiaries, (b) all of the network assets of our operating subsidiaries and (c) our accounts receivable from subscribers in São Paulo, Santos and Rio de Janeiro (although the foreclosure rights of the creditors will be limited to 30% of those receivables).

The instruments evidencing the new senior secured debt will contain various covenants and restrictions that will limit the actions that we may take in connection with our business and that will require us to maintain certain financial ratios. The breach by us of any of these covenants, including the obligation to pay interest and repay principal in accordance with the terms of such instruments, would result, in some cases after customary notice and cure periods, in an event of default that would allow the holders of such instruments to accelerate the remaining principal amount of such debt, and otherwise to exercise their legal and contractual remedies against us under the instruments evidencing the new senior secured debt.

For a more detailed description of the new notes, see “DESCRIPTION OF NEW NOTES.” For a more detailed description of the other senior debt instruments to be issued by us in connection with the restructuring, see “DESCRIPTION OF OTHER INDEBTEDNESS.”

The Telmex Investment

The cash to be paid to the creditors in the restructuring will be funded primarily through proceeds from an offering of 745,147,153 of our common shares and 1,079,874,843 of our preferred shares. We intend to offer such shares in a private offering to the holders of our common and preferred shares at a price of R$0.35 per share. Subject to certain conditions, Globopar will purchase all of such common shares (other than any shares purchased by other holders of common shares pursuant to their preemptive rights) and Telmex will purchase all of the preferred shares that Globopar or its affiliates are entitled to purchase. Any preferred shares that are not subscribed for by our shareholders or their assignees pursuant to their preemptive rights will be sold at an auction at the Bovespa at a price that will begin at R$0.35 per share, and Telmex has agreed to place a bid for all such remaining preferred shares at R$0.35 per share. If the auction price is greater than R$0.35 per share, 80% of the difference between the effective auction price and R$0.35 per share will be used to prepay a portion of our remaining debt that is beign restructured. Globopar will subscribe for the common shares to be acquired by it through a combination of (i) cash and (ii) indebtedness which we owed to Globopar (which principal and interest amount totaled R$64.6 million (US$20.8 million) as of June 30, 2004). If the offering had being completed as of June 30,

2004, we would have realized aggregate cash proceeds of R$638,757,699 (US$205,553,564), less R$64.6 million (US$20.8 million) of indebtedness tendered by Globopar in lieu of cash.

The agreements between Globopar and Telmex relating to Telmex’s investment in Net Serviços provide that immediately following the share issuance referred to above, Globopar will (i) transfer 51% of our common shares to a special purpose company, or SPC, (ii) retain 51% of the voting interests of the SPC and sell to Telmex 49% of the voting interests of the SPC and 100% of the non-voting interests of the SPC and (iii) directly sell to Telmex an additional number of our common and/or preferred shares. One-third of the capital of the SPC will consist of voting shares, with non-voting shares representing the remaining two-thirds. The aggregate number of our common and preferred shares that will be sold by Globopar to Telmex, directly or indirectly through the SPC, will be equal to the sum of (i) 630,349,179 plus (ii) the number of common shares that Globopar purchases for cash in the share issuance referred to above (i.e., 745,147,153, less the number of shares subscribed for by any other holder of common shares pursuant to their preemptive rights and less the number of such shares paid for by Globopar using its financial credits against the Company).

Following the consummation of the transactions outlined above, we expect that Telmex will own, directly or indirectly through the SPC, approximately 36% of our outstanding equity shares, assuming that our shareholders subscribe for all of the preferred shares they are entitled to subscribe for in the offering described above. However, Globopar would continue to control, through the SPC, a majority of Net Serviços’ outstanding voting shares. Under current Brazilian law, as a non-Brazilian entity, Telmex would not be permitted to own a controlling interest in Net Serviços.

The transactions outlined above are subject to the satisfaction of the other conditions to the closing of our restructuring as well as certain additional conditions, including the approval of Anatel and the termination of, or agreement by our other controlling shareholders to certain changes in, our shareholders’ agreement. The agreement between Globopar and Telmex will expire if such conditions are not satisfied by July 1, 2005. However, the agreement between Globopar and Telmex provides for, as an alternative to the transactions described above, the right of Globopar to cause Telmex to purchase from it, at any time after October 31, 2004 until the earlier of July 1, 2005 and the closing of the transactions described above, a combination of common and preferred shares representing approximately 34% of our outstanding equity for a purchase price of approximately US$130 million (approximately US$0.19 per share), which alternative transaction is not subject to any of the foregoing conditions. We expect that this alternative transaction would be effected only if the foregoing conditions are not satisfied and the restructuring is not consummated.

In the event that there were to be a change in Brazilian law that would allow Telmex to own a controlling interest in Net Serviços, and assuming the closing of the investment of Telmex in Net Serviços as described above, Telmex would have the right to acquire from Globopar, and Globopar would have the right to cause Telmex to purchase from Globopar, subject to certain conditions, an additional interest in the voting capital of the SPC that would give Telmex, through the SPC, control over 51% of our common shares. The additional interest in the SPC’s voting capital would be equal to the greater of (i) 2% of the voting capital of the SPC or such amount of voting capital as would give Telmex voting control of the SPC and (ii) the percentage of the SPC’s total equity capital equal to the percentage that 16,162,799 common shares represent of the total voting capital of Net Serviços held by the SPC at the time. The price of this additional interest in the SPC would be equivalent to the price per share that Telmex has paid to Globopar for our common shares in the transactions described above multiplied by the number of our common shares that the additional interest in the SPC represents (calculated by multiplying the percentage such additional interest represents of the total capital of the SPC by the total number of common shares held by the SPC). Following such a transfer, Globopar would continue to hold a significant minority stake in us, directly and through its stake in the SPC, and so long as Globopar held directly or indirectly a specified minimum level of our common shares, it would continue to have the consent and other rights under the shareholders’ agreement described below.

We believe that the acquisition by Telmex of this additional interest in voting capital of the SPC would constitute an acquisition of a controlling interest in Net Serviços that, pursuant to Brazilian law, would require Telmex to make an offer to purchase all of our outstanding common shares and preferred shares at a price equal to 100% of the price paid by Telmex for such controlling interest.

Globopar also has agreed, subject to its fiduciary duties, not to vote to approve certain changes in our capital structure (other than in a manner consistent with the restructuring plan) or certain extraordinary compensation arrangements or to vote in favor of any increases to our officers’ severance arrangements. Globopar has agreed not to enter into any new transactions with us other than in the ordinary course, subject to certain exceptions.

Globopar and Telmex have each agreed to use their commercially reasonable efforts to reach an agreement on a proposal to Net Serviços concerning the terms of a networking agreement with Telmex relating to the provision of voice, data, and Internet services through, and the use of the last mile of, our network facilities. Globopar has agreed, subject to its fiduciary duties, to recommend and vote in favor of such an agreement, provided that any such agreement, if entered into, may be terminated by either us or Telmex in the event Telmex does not acquire an interest in us as contemplated by its agreements with Globopar. Any networking agreement would be on arms-length terms, consistent with the fiduciary duties of Globopar’s board of directors, and would require approval of our board of directors, including any representatives not appointed by Globopar.

In connection with the closing of the sale of our common and preferred shares to Globopar and Telmex and the other transactions described above, Globopar and Telmex have agreed that Globopar, Telmex and the SPC will enter into a new shareholders’ agreement that will replace our current shareholders’agreement described above and that Globopar and Telmex will enter into a shareholders’ agreement with respect to the SPC, or the SPC shareholders’ agreement. We refer to these shareholders’ agreements as the “new shareholders’ agreements.” The new shareholders’ agreements will contain provisions relating to, among other things, the transfer of our shares and of the shares issued by the SPC, rights of first refusal, and governance, including the right of each of Globopar, Telmex and the SPC to appoint members to our board of directors and board of officers. The new shareholders’ agreements will also provide that, subject to its fiduciary duties, Globopar will, upon Telmex’s request during the period that is two years from the date of the new shareholders’ agreements, vote its shares in support of future issuances of our preferred shares in public offerings, and Telmex will provide a standby underwriting commitment to purchase such preferred shares at a price of not less than R$0.70 per share (adjusted annually by an inflation index after the first year), with the proceeds from any such issuance to be applied to prepay the new senior secured debt to be issued by us in the restructuring (including the new notes). See “MAJOR SHAREHOLDERS—New Shareholders’ Agreements.”

The Exchange Offer and Consent Solicitation

General

Subject to the terms and the conditions described in this prospectus and in the related letter of transmittal and consent, which together constitute the exchange offer and consent solicitation, we are offering to exchange for our outstanding 12 5/8% senior guaranteed notes due 2004, which we refer to as the existing notes, a combination of (i) our 7.0% senior secured notes due 2009, which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, and which we refer to as the new notes, and (ii) cash.

For each $1,000 principal amount of the existing notes (including all accrued and unpaid interest and premium thereon) validly tendered before the expiration date, holders participating in the exchange offer will receive:

  $784.03 principal amount of new notes;

  $522.68 of cash; and

  an additional amount of cash equal to simple interest accruing on $1,306.71 from July 1, 2004 through the day immediately prior to the date of the closing of the exchange offer at an interest rate of three-month LIBOR plus 3.0% per annum.

In addition, we are soliciting consents from holders of the existing notes to amendments to certain provisions of the indenture, dated as of June 18, 1996, pursuant to which the existing notes were issued. The exchange offer and consent solicitation is open to all holders of existing notes.

The closing of the exchange offer and consent solicitation is conditioned upon, among other things, at least a majority of the aggregate outstanding principal amount of the existing notes being validly tendered by 5:00 p.m., Eastern time, on the expiration date.

The time by which you must tender your existing notes in order to be eligible to have your existing notes accepted for exchange is 5:00 p.m., Eastern time, on , 2004, which we refer to as the expiration date. Any extension of the expiration date will be announced by us in a press release no later than 9:00 a.m., Eastern time, on the next business day immediately following the previously scheduled expiration date. See “—Extension, Amendment and Termination.”

You may not withdraw previously tendered existing notes or related consents except as described below under “—Withdrawal of Tenders and Revocation of Corresponding Consents.”

NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED AND NO TENDERS WILL BE ACCEPTED IN RESPECT OF EXISTING NOTES FOR WHICH CONSENTS TO THE PROPOSED AMENDMENTS HAVE NOT BEEN GIVEN BY SUCH HOLDERS.

Purpose of the Exchange Offer and Consent Solicitation

The purpose of the exchange offer is to

  reduce the aggregate principal amount of our outstanding debt;

  lower our interest payments; and

  extend the maturity of the existing notes.

If the exchange offer and consent solicitation is consummated, the exchanged existing notes will be cancelled by us.

Consents are being solicited in order to obtain the approval of the holders of at least a majority of the aggregate outstanding principal amount of the existing notes to the adoption of the proposed amendments to the indenture governing the existing notes. The proposed amendments would eliminate substantially all of the covenants in the indenture governing the existing notes, other than covenants (i) requiring the payment of interest on and principal of the existing notes when due; (ii) requiring us to forward such payments to a paying agent to hold in trust or, if acting as our own paying agent, to hold such payments in trust ourselves; (iii) requiring the maintenance of an office or agency in The City of New York; (iv) requiring additional payments to the holders of existing notes in the event taxes are withheld in connection with payments to such holders, except under special circumstances; (v) requiring us to provide annual and periodic reports and certain other information to the holders of existing notes; (vi) requiring us to provide, under certain circumstances but at least annually, officers’ certificates as to any default or lack thereof; and (vii) prohibiting us and our restricted subsidiaries from disposing of assets unless certain conditions are met. For a description of the proposed amendments, see “THE PROPOSED AMENDMENTS.”

The proposed amendments to the indenture governing the existing notes will be set forth in a supplemental indenture that will be executed on or shortly after the expiration date, provided that the requisite consents are received. The execution and delivery of the letter of transmittal and consent by a holder tendering existing notes will constitute the consent of that holder to the proposed amendments. If we do not exchange the existing notes pursuant to the exchange offer and consent solicitation, the amendments will not become effective. See “THE PROPOSED AMENDMENTS” for a more detailed description of the proposed amendments.

Acceptance for Exchange

Upon the terms and subject to the conditions of the exchange offer and consent solicitation, we will accept for exchange all existing notes that holders validly tender by the expiration date. For purposes of the exchange offer and consent solicitation, we will be deemed to have accepted for exchange tendered existing notes if, as and when we give written notice to the exchange agent of our acceptance for exchange of those existing notes. We will announce acceptance for exchange of the existing notes by issuing a press release on or promptly following the expiration date. The valid tender of your existing notes will constitute the giving of the consent to the proposed amendments with respect to those existing notes.

Procedure for Tendering Existing Notes and Delivering Consents

Unless the tender is made pursuant to the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures,” to validly tender existing notes pursuant to the exchange offer and consent solicitation, you, your broker or other nominee must send to the exchange agent, and the exchange agent must receive, a properly completed and duly executed letter of transmittal and consent, or a copy of it, with any required signature guarantee, or in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, at the exchange agent’s address set forth on the last page of this prospectus, prior to 5:00 p.m., Eastern time, on the expiration date. In addition, prior to 5:00 p.m., Eastern time, on the expiration date, either (1) the exchange agent must receive certificates for tendered existing notes at the address so listed or (2) the existing notes must be transferred pursuant to the procedures for book-entry transfer described below and the exchange agent must receive a confirmation of such tender, including an “agent’s message” if you have not delivered a letter of transmittal and consent. An “agent’s message” is a message, transmitted by The Depository Trust Company, or DTC, to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, stating that such participant has received and agrees to be bound by the letter of transmittal and consent and that we may enforce that letter of transmittal and consent against that participant. A proper tender of existing notes pursuant to the foregoing procedures by holders of existing notes also will constitute the giving of a consent by such holders with respect to such existing notes.

Guaranteed Delivery Procedures

If you are a registered holder of existing notes and you want to tender your existing notes but your existing notes are not immediately available, or time will not permit your existing notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a valid tender may nonetheless be effected if:

  the tender is made through an eligible institution meeting the requirements of the exchange agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or any other “signature guarantee program” as may be determined by the exchange agent in addition to, or in substitution for, the Security Transfer Agent Medallion Program, all in accordance with the Exchange Act;

  prior to the offer expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed notice of guaranteed delivery, in the form provided by us, stating:

  the name and address of the holder of existing notes;

  the amount of existing notes tendered; and

  the tender is being made by delivering that notice or notices and guaranteeing that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

  the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are actually received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Need for Guarantee of Signature

A recognized participant in the Securities Transfer Agents Medallion Program or any other “signature guarantee program” as may be determined by the exchange agent in addition to, or in substitution for, the Security Transfer Agent Medallion Program, all in accordance with the Exchange Act, must guarantee signatures on a letter of transmittal and consent unless the existing notes tendered thereby are tendered (1) by the registered holder of those existing notes and that holder has not completed either of the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and consent or (2) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States. Such firms, banks and trust companies are referred to herein as “eligible institutions.”

Book-Entry Delivery of the Existing Notes

Within two business days after the commencement date of the exchange offer and consent solicitation, the exchange agent will establish an account at DTC for purposes of the exchange offer and consent solicitation. Any financial institution that is a participant in the DTC system may make book-entry delivery of existing notes by causing DTC to transfer those existing notes into the exchange agent’s account for the existing notes in accordance with the DTC Automatic Tender Offer Program. Although delivery of the existing notes may be effected through book-entry at DTC, the letter of transmittal and consent, or a facsimile of it, with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to 5:00 p.m., Eastern time, on the expiration date at the address set forth on the last page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Additional Information

If you tender existing notes pursuant to the exchange offer and consent solicitation by one of the procedures set forth above, that tender will be deemed to constitute (1) an agreement between you and us in accordance with the terms and subject to the conditions of the exchange offer and consent solicitation, (2) your consent to the proposed amendments to the existing notes and the indenture governing the existing notes and (3) your representation and warranty to us that you have delivered good and marketable title to the existing notes, free and clear of all liens, encumbrances and claims. Consents also will constitute evidence of the approval of the proposed amendments to the existing notes and the indenture governing the existing notes and an instruction to the trustee to execute the supplemental indenture giving effect to the proposed amendments to the existing notes and the indenture governing the existing notes.

The method of delivery of the letter of transmittal and consent, certificates for existing notes and all other required documents is at your election and risk. If you choose to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

has been appointed as the exchange agent for the exchange offer and consent solicitation. All executed letters of transmittal and consents should be directed to the exchange agent at the address set forth on the last page of this prospectus. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and consent should be directed to the exchange agent.

DELIVERY OF THE LETTER OF TRANSMITTAL AND CONSENT TO AN ADDRESS OTHER THAN AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL AND CONSENT VIA FACSIMILE OTHER THAN AS SET FORTH IN THIS PROSPECTUS DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL AND CONSENT.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders and consents and revocation of tenders and consents will be resolved by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of existing notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the exchange offer and consent solicitation (other than the condition that the amendments to the indenture must be approved by the holders of at least a majority of the aggregate outstanding principal amount of the existing notes in order for such amendments to become effective) or any defect or irregularity in the tender of existing notes by any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the exchange offer and consent solicitation (including the instructions in the letter of transmittal and consent) will be final and binding. Neither we nor the exchange agent, the dealer manager, the information agent, the trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

Withdrawal of Tenders and Revocation of Corresponding Consents

If we make a material change in the terms of the exchange offer and consent solicitation or the information concerning the exchange offer and consent solicitation or waive a material condition of the exchange offer and consent solicitation, we will disseminate an amendment to this exchange offer and consent solicitation and will not close the exchange offer and consent solicitation for such period of time as required by Rule 14e-1 under the Exchange Act, during which period you may withdraw any previously tendered existing notes and related consents. In addition, if the consideration to be paid in the exchange offer and consent solicitation is increased or decreased or the principal amount of existing notes subject to the exchange offer and consent solicitation is decreased, the exchange offer and consent solicitation will remain open at least ten business days from the date we first give notice to holders of existing notes, by public announcement or otherwise, of such increase or decrease, during which period you may withdraw any previously tendered existing notes and related consents. You may not withdraw previously tendered existing notes or related consents except as provided for by the preceding two sentences.

If you properly withdraw tendered existing notes, such proper withdrawal will constitute the concurrent valid revocation of, and the only means of validly revoking, your related consent. If the exchange offer and consent solicitation is terminated without us having exchanged any existing notes, existing notes that you tender will be promptly returned to you by registered mail or by crediting the relevant DTC participant’s account, as the case may be.

For a withdrawal of existing notes to be effective, the exchange agent must timely receive a written or facsimile transmission notice of withdrawal at the address or facsimile number set forth on the last page of this prospectus. The notice of withdrawal must specify the name of the person who tendered the existing notes to be withdrawn. The notice of withdrawal also must contain (1) a description of the existing notes to be withdrawn, (2) the numbers shown on the particular certificates evidencing such existing notes and (3) the aggregate principal amount of the existing notes so withdrawn. The notice of withdrawal must be signed by the holder of such existing notes in the same manner as the original signature on the letter of transmittal and consent (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such existing notes. In addition, the notice of withdrawal must specify, in the case of existing notes tendered by delivery of certificates for such existing notes, the name of the registered holder, if different from that of the tendering holder, or, in the case of existing notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn existing notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless such existing notes have been tendered for the account of an eligible institution. If a holder delivers or otherwise identifies to the exchange agent certificates for the existing notes to be withdrawn, a signed notice of withdrawal will be effective immediately upon receipt by the exchange agent of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

Any existing notes properly withdrawn thereafter will be deemed not validly tendered for purposes of the exchange offer and consent solicitation and any consents properly revoked will thereafter be deemed not validly given for purposes of the exchange offer and consent solicitation. However, properly withdrawn existing notes and properly revoked consents may be retendered and regiven by following one of the procedures described under “—Procedure for Tendering Existing Notes and Delivering Consents” at any time prior to 5:00 p.m., Eastern time, on the expiration date.

Holders can withdraw their existing notes and revoke their consents only in accordance with the foregoing procedures. All questions as to the validity and form (including the time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which shall be final and binding. Neither we nor the exchange agent, the dealer manager and solicitation agent, the information agent, the trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

Conditions to the Exchange Offer and Consent Solicitation

The closing of the exchange offer and consent solicitation are subject to the overall closing of the restructuring, including:

  the closing of the exchange of (i) our outstanding Net Sul floating rate notes, (ii) our reais-denominated non-convertible debentures and reais-denominated convertible debentures, (iii) our reais-denominated working capital and bank loans with Brazilian financial institutions, and (iv) U.S. dollar-denominated trade financing and bank loans that our subsidiaries are party to with Brazilian financial institutions for a combination of cash and new securities on terms generally consistent with the terms of this exchange offer;

  the overall participation of creditors holding at least 95% of our indebtedness in our restructuring (provided that we reserve the right to reduce this minimum threshold in our sole discretion); and

  the closing of the sale by us of at least 745,147,153 of our common shares and 1,079,874,843 of our preferred shares and our receipt of proceeds for such sale of at least R$638,757,699

(US$205,553,564), less R$64.6 million (US$20.8 million) of indebtedness tendered by Globopar in lieu of cash.. See “THE RESTRUCTURING—The Telmex Investment.”

In addition, the exchange offer and consent solicitation are conditioned upon satisfaction of the following conditions that relate specifically to the exchange offer and the consent solicitation:

  at least a majority of the aggregate outstanding principal amount of the existing notes being validly tendered by the expiration date, the minimum condition;

  there not existing, in our reasonable judgment, any actual or threatened legal, governmental or regulatory impediment, including a default or alleged default under an agreement, indenture or other instrument or obligation, to which we, or one of our affiliates is a party or by which any of them or their assets are bound, to the exchange of the existing notes for new notes and cash pursuant to the exchange offer and consent solicitation or to the effectiveness of the proposed amendments to the existing notes and the indenture governing the existing notes;

  no change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in Brazil or abroad occurring that, in our reasonable judgment, has harmed or may harm the value of the new notes; and

  the trustee under the indenture governing the existing notes shall have executed and delivered the supplemental indenture relating to the proposed amendments solicited pursuant to the exchange offer and consent solicitation and shall not have objected in any respect to, or taken any action that could adversely affect the consummation of, the exchange offer and consent solicitation or our ability to effect the proposed amendments.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion (except for the minimum condition). If any condition to the exchange offer and consent solicitation is not satisfied or waived on or prior to the expiration date, we reserve the right, but will not be obligated, subject to applicable law:

  to terminate the exchange offer and consent solicitation and return the tendered existing notes to the tendering holders;

  to waive all unsatisfied conditions, other than the minimum condition, and accept for exchange and exchange all existing notes that are validly tendered by the expiration date;

  to extend the exchange offer and consent solicitation and retain the existing notes that have been tendered during the period for which the exchange offer and consent solicitation is extended; or

  to amend the exchange offer and consent solicitation.

Since your valid tender of existing notes will constitute your consent to the proposed amendments to the indenture governing the existing notes, we will have obtained the consents necessary to adopt the proposed amendments and to execute the supplemental indenture to the indenture governing the existing notes if the minimum condition is satisfied. The outstanding principal amount of the existing notes is $97,692,000.

Extension, Amendment and Termination

We expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions set forth in “—Conditions to the Exchange Offer and Consent Solicitation” are satisfied, subject to applicable law, (1) to extend the expiration date for the exchange offer and consent solicitation or (2) to amend the exchange offer and consent solicitation in any respect, in each case, by giving written notice of such extension or amendment to the exchange agent. In addition, to the extent permitted by law, we reserve the right, at any time or from time to time, to terminate the exchange offer and consent solicitation prior to the exchange of the existing notes for new notes and cash and the effectiveness of the supplemental indenture governing the proposed amendments. If we terminate the exchange offer and consent solicitation prior to such time we will return the existing notes tendered pursuant to the exchange offer and consent solicitation by giving written notice of such termination to the exchange agent. We will publicly announce any extension, amendment or termination by issuing a press release no later than 9:00 a.m., Eastern time, on the next business day immediately following the previously scheduled expiration date. If the exchange offer and consent solicitation are terminated without us having exchanged any existing notes, we will promptly return the existing notes tendered.

If we materially change the terms of the exchange offer and consent solicitation or the information concerning the exchange offer and consent solicitation, or if we waive a material condition of the exchange offer and consent solicitation, we will extend the exchange offer and consent solicitation to the extent required by Rule 14e-1 under the Exchange Act. This rule requires that the minimum period during which the exchange offer and consent solicitation must remain open following material changes in the terms of the exchange offer and consent solicitation or information concerning the exchange (other than a change in price or in percentage of securities sought) will depend on the relevant facts and circumstances, including the relative materiality of such changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change generally is required to allow for adequate dissemination of such information to holders of existing notes. If we withdraw or terminate the exchange offer and consent solicitation, we will give immediate notice to the information agent and the dealer manager. For purposes of the exchange offer and consent solicitation, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

Announcements

If we are required to make an announcement relating to an extension of the exchange offer and consent solicitation, we will do so no later than 9:00 a.m., Eastern time, on the next business day immediately following the previously scheduled expiration date. Such announcement may state we are extending the exchange offer and consent solicitation for a specific time or on a daily basis.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer and consent solicitation, we expect to make any public announcement through a timely release to the Businesswire News Source.

Dealer Manager

We have retained Credit Suisse First Boston LLC, or Credit Suisse First Boston, as dealer manager and solicitation agent in connection with the exchange offer and consent solicitation. Credit Suisse First Boston will receive customary fees for its services. Credit Suisse First Boston will receive fees only if the exchange offer and consent solicitation is consummated. The fees will be payable on the date the new notes are issued. Credit Suisse First Boston will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified together with certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with the exchange offer and consent solicitation whether or not the exchange offer and consent solicitation is consummated. The obligations of Credit Suisse First Boston will be subject to certain conditions.

At any given time, Credit Suisse First Boston may trade the existing notes or the new notes for its own accounts or for the accounts of its customers, and accordingly, may hold long or short positions in the existing notes or the new notes. Credit Suisse First Boston may, from time to time, hold existing notes as principal or as custodian for customers.

Credit Suisse First Boston has provided, and expects to provide in the future, investment banking services to us and our affiliates for which it has received and expects to receive customary fees and commissions. Inquiries regarding the terms of the exchange offer and consent solicitation may be directed to Credit Suisse First Boston at the address or telephone number set forth on the back page of this prospectus.

Solicitation Agent Fees

We will pay to brokers, dealers or others soliciting acceptances of the exchange offer and consent solicitation a solicitation fee with respect to existing notes tendered and accepted for exchange pursuant to the exchange offer and consent solicitation. Also, we will reimburse such persons for customary mailing and handling expenses incurred in forwarding materials relating to the exchange offer and consent solicitation to their customers. A fee will only be payable to an entity covered by a letter of transmittal and consent which designated its name as having solicited and obtained the tender and is:

  a broker or dealer in securities, including the dealer manager in its capacity as a broker or dealer, which is a member of any national securities exchange or the National Association of Securities Dealers, Inc., or NASD;
  a foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD’s Conduct Rules in soliciting tenders outside the United States to the same extent as though it were an NASD member; or
  a bank or trust company.

No such fee will be payable to a soliciting dealer with respect to a tender of existing notes by a holder unless the letter of transmittal and consent accompanying such tender designates such soliciting dealer. No such fee will be payable to a soliciting dealer in connection with exchanges of existing notes by beneficial owners or registered holders who own more than US$1,000,000 principal amount of existing notes. No such fee will be payable to a soliciting dealer in respect of existing notes registered in the name of such soliciting dealer unless such notes are held by such soliciting dealer as nominee and such existing notes are being tendered for the benefit of one or more beneficial owners identified on the letter of transmittal and consent on the notice of solicited tenders. No such fee will be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee will be payable to a soliciting dealer with respect to existing notes tendered for such soliciting dealer’s own account.

No broker, dealer, bank, trust company or fiduciary will be deemed to be our agent or an agent of the exchange agent, the dealer manager or the information agent for purposes of the exchange offer and consent solicitation.

Additional Advisor’s Fees

We have retained           , as the exchange agent, and           , as the information agent, in connection with the exchange offer and consent solicitation. The exchange agent and the information agent will receive reasonable and customary compensation for their services and will also be reimbursed for reasonable out-of-pocket expenses. Neither the exchange agent nor the information agent has been retained to make solicitations or recommendations in connection with the exchange offer and consent solicitation.

Consequences of Not Exchanging the Existing Notes

If you do not exchange your existing notes for new notes and cash in the exchange offer and consent solicitation and the exchange offer and consent solicitation is consummated, then your existing notes will continue to be subject to the provisions of the indenture governing the existing notes as modified by the proposed amendments.

THR PROPOSED AMENDMENTS

General

We are seeking your consent to the amendments to the indenture governing the existing notes described below. The proposed amendments will eliminate substantially all of the covenants contained in the indenture, as well as some of the events of default and merger provisions.

The valid tender of your existing notes in accordance with the procedures set forth in “THE EXCHANGE OFFER AND CONSENT SOLICITATION” will constitute your consent to the proposed amendments to the indenture governing the existing notes. You may not deliver your consent without tendering your existing notes.

The proposed amendments in respect of the existing notes are a single proposal. If you tender your existing notes you will be deemed to have consented to the proposed amendments as an entirety with respect to the notes you tender. You may not consent selectively to only some of the proposed amendments.

To the extent the proposed amendments to the indenture governing the existing notes is adopted, we expect that we and the trustee will execute a supplemental indenture giving effect to the proposed amendments on or shortly after the expiration date. The proposed amendments in respect of the existing notes will become effective only upon the consummation of the exchange offer and the effectiveness of the supplemental indenture.

Set forth below is a brief description of the proposed amendments to be made to the indenture governing the existing notes. This description is qualified by reference to the full provisions of the indenture, a copy of which the information agent can provide to you.

The Amendments

Elimination of “Corporate Existence” covenant

Under Section 10.04 of the indenture, we agreed to do or cause to be done all things necessary to preserve and keep in full force and effect our and our restricted subsidiaries’ corporate existence, rights, licenses and franchises. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Payment of Taxes and Other Claims” covenant

Section 10.05 of the indenture requires us, absent special circumstances, to pay all taxes, assessments and government charges prior to delinquency and all lawful claims for labor, materials and supplies, incurred by us or by any of our subsidiaries or our restricted subsidiaries, as applicable. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Maintenance of Properties” covenant

Section 10.06 of the indenture requires us, among other things, to maintain and keep in good condition all properties owned by us or our restricted subsidiaries or used in the conduct of our business or the business of our restricted subsidiaries. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Insurance” covenant

Section 10.07 of the indenture requires us to maintain appropriate insurance on our material properties and the material properties of our restricted subsidiaries. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Limitations on Designations of Unrestricted Subsidiaries” covenant

Under Section 10.10 of the indenture, we agreed to limitations on our ability to designate a subsidiary as an “unrestricted subsidiary” and on our ability and the ability of our restricted subsidiaries to guarantee or be liable for the indebtedness of an unrestricted subsidiary. Once designated as an “unrestricted subsidiary,” we agreed to not revoke such designation unless certain conditions were met. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries” covenant

Section 10.12 of the indenture, among other things, restricts us and our restricted subsidiaries from incurring additional indebtedness and further restricts our restricted subsidiaries from issuing any preferred stock, except under certain circumstances. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Limitation on Restricted Payments” covenant

Under Section 10.13 of the indenture, we agreed that we and our restricted subsidiaries would not be permitted to, among other things, declare or pay dividends or make any distribution with respect to our capital stock or otherwise purchase or redeem or acquire or retire our capital stock or subordinated indebtedness, or make certain investments, except under certain circumstances. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Limitation on Transactions with Affiliates” covenant

Section 10.14 of the indenture prohibits us and our restricted subsidiaries from engaging in transactions with affiliates unless certain conditions are met. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Limitation on Liens” covenant

Section 10.16 of the indenture prohibits us and our restricted subsidiaries from granting liens upon our property or assets or the property or assets of the restricted subsidiary, except under certain circumstances. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Limitation on Additional Guarantees by Restricted Subsidiaries” covenant

Section 10.17 of the indenture prohibits our restricted subsidiaries that are not guarantors from guaranteeing any of our debt securities, or the debt securities of any guarantor, and from issuing any debt securities, unless certain conditions are satisfied. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Business of the Company; Restriction on Transfers of Existing Business” covenant

Section 10.18 of the indenture restricts us and our restricted subsidiaries from engaging in any business other than certain permitted businesses, and we and our restricted subsidiaries are prohibited from transferring certain assets to our restricted subsidiaries that are not guarantors and to our unrestricted subsidiaries. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant

Section 10.19 of the indenture restricts us and our restricted subsidiaries from creating any consensual encumbrance or restriction on the ability of a restricted subsidiary to pay dividends, pay any indebtedness owed to us or a restricted subsidiary, make an investment in us or a restricted subsidiary or transfer property or assets to us or

Elimination of “Limitation on Designations of Special Restricted Subsidiaries” covenant

Section 10.20 of the indenture limits our ability to designate a restricted subsidiary as a “special restricted subsidiary,” and to later revoke such designation, subject to certain conditions. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of “Shareholder Commitments” covenant

Under Section 10.21 of the indenture, we agreed, under certain circumstances, to maintain enforceable written commitments from each shareholder wherein such shareholder agrees to not exercise its voting rights to receive mandatory statutory dividends. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to “Events of Default” provision

Under Section 5.01 of the indenture, an event of default constitutes, among other things, (i) our failure to comply with the covenants and provisions described above; (ii) our or our restricted subsidiaries’ default under debt obligations in excess of US$10.0 million in aggregate; (iii) our or our restricted subsidiaries becoming subject to final judgments, orders or decrees in excess of US$10.0 million in aggregate; (iv) our or that of any of our material restricted subsidiaries’ material assets becoming subject to seizure, compulsory acquisition, expropriation or nationalization; or (v) our or any of our material restricted subsidiaries becoming subject to certain bankruptcy or custodial proceedings. Under the supplemental indenture, these events of default will be eliminated in their entirety.

Elimination of Merger provision

Section 8.01 of the indenture prohibits us and our restricted subsidiaries and the guarantors of the existing notes and their subsidiaries from consolidating, combining, amalgamating or merging with or into any person or persons or from disposing of substantially all of our or their respective properties and assets, except under certain circumstances. Under the supplemental indenture, this provision will be deleted in its entirety.

Conforming Amendments

Section 2.3 of the indenture governing the existing notes will be amended to reflect the elimination of the covenants and events of default described above.

Under the supplemental indenture, definitions of certain terms will be revised or deleted, as necessary, and conforming modifications will be made to various sections in the indenture that relate to the deletion of the provisions described above.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer and consent solicitation. The new notes will be exchanged for existing notes as described in this prospectus upon the acceptance by us of the existing notes in accordance with the terms of the exchange offer and consent solicitation. We will cancel all of the existing notes surrendered to us in exchange for the new notes.

The cash consideration to be paid on the closing date to holders who tender their existing notes for new notes in the exchange offer and consent solicitation will be funded primarily through the sale by us of new equity shares of Net Serviços. See “THE RESTRUCTURING—The Telmex Investment.” We expect to pay a portion of the cash interest accrued on the new notes from July 1, 2004 through the date of closing using cash on hand as of the closing date.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of June 30, 2004:

  on an actual basis;

  as adjusted to give effect to (i) the consummation of the exchange offer and consent solicitation, assuming that all of the existing notes are validly tendered and accepted in the exchange, (ii) the sale of 1,825,021,996 of our equity shares at a price of R$0.35 per share and (iii) the consummation of the other aspects of the restructuring with the participation of 100% of our existing creditors.

This table should be read in conjunction with “SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA,” “THE RESTRUCTURING” and the consolidated financial statements and related notes included in this prospectus.

	As of June 30, 2004

	U.S. dollars in thousands(1)

	Actual	As Adjusted

Cash and cash equivalents	US$ 96,504	US$ 95,860

Short-term debt:
Multicanal Senior Guaranteed Notes notes	97,692	—
Other short-term debt	231,546	—

Current portion of long-term debt	—	7,412

Due to related companies	12,975	—

Interest and other financial charges payable	139,271	—

Long-term debt:
New debt	—	266,924
Due to related companies	1,336	1,336

Minority interest	127	127
Stockholders’ equity	(33,368)	151,867

Total capitalization	US$ 546,083	US$ 523,526

(1)	Calculated in accordance with U.S. GAAP.

Exchange Rates

The information set forth below with respect to exchange rates is based on the official exchange rate of the Central Bank of Brazil, or the Central Bank. These rates are provided solely for the convenience of the reader and are not the exchange rates used in the preparation of our consolidated financial statements included in this prospectus.

The following table shows the commercial selling rate in reais per U.S. dollar for the periods and dates indicated:

Exchange Rate of Brazilian Currency per U.S. dollar

	Low	High	Average(1)	Period-end

	(Reais per US$1.00)
Year

1999	1.2078	2.1647	1.8514	1.7890
2000	1.7234	1.9847	1.8348	1.9554
2001	1.9357	2.8007	2.3532	2.3204
2002	2.2709	3.9552	2.9183	3.5333
2003	2.8219	3.6623	3.0715	2.8892
2004 (through June 30th)	2.8022	3.2051	2.9707	3.1075

	Low	High

	(Reais per US$1.00)
Month
May 2004	2.9569	3.2051
June 2004	3.1030	3.1651
July 2004	2.9939	3.0747
August 2004	2.9338	3.0637
September 2004	2.8586	2.9361
October 2004	2.8241	2.8847
November 2004 (through November 3rd)	2.8304	2.8590

(1)	Calculated by using the average of the exchange rates on the last day of each month during the relevant periods.

On June 30, 2004, the commercial selling rate was R$3.1075 per U.S. dollar. On November 3, 2004, the commercial selling rate was R$2.8304 per U.S. dollar.

Exchange Controls

There are two exchange markets in Brazil, supervised by the Central Bank of Brazil:

  the free-rate exchange market, also known as the commercial/financial exchange market, is reserved mainly for foreign trade dealings, foreign investments and foreign currency financing operations that have obtained Central Bank approval; and

  the floating-rate exchange market, also known as the tourism exchange market, applies to tourism services in general and certain other transactions.

Most trade and financial foreign exchange transactions are carried out on the commercial/financial exchange market. These transactions include the purchase or sale of shares or the payment of dividends or interest with respect to shares acquired through the investment mechanism set forth in Resolution 2,689 of the Brazilian National Monetary Counsel, as amended. Foreign currencies may only be purchased through a Brazilian bank authorized to operate in these markets. In both markets, rates are freely negotiated but the Central Bank may act through dealers in order to influence such rates, pursuant to its exchange and monetary duties and policies. Since February 1, 1995, the floating market rate has been the same as the commercial market rate. There is no guarantee that the rates will continue to be the same in the future. In 1999, the Central Bank unified the operational limits applicable to both markets. However, despite the convergence in pricing and liquidity of both markets, each market continues to be subject to different regulations.

Since January 15, 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely and, consequently, the exchange rate has fluctuated considerably since then. From January 1, 2001 through December 31, 2001, the real depreciated by approximately 18.7%. From January 1, 2002 through December 31, 2002, the real depreciated by approximately 52.3%. From January 1, 2003 through December 31, 2003, the real appreciated by approximately 18.2%, and at June 30, 2004, the commercial selling rate was R$3.1075 per US$1.00. At November 3, 2004, the commercial selling rate was R$2.8304 per US$1.00. The Central Bank has only intervened occasionally to control unstable movements in the foreign exchange rate.

It is not possible to predict if the exchange market will be volatile as a result of market instability or other factors and therefore whether the Central Bank will continue to let the real float freely or if the real will remain at its present level. Accordingly, it is not possible to predict what impact the Brazilian government’s exchange rate policies may have on us. The Brazilian government could impose a currency band system in the future or the real could devalue substantially.

Selected Historical Consolidated Financial Data

The selected consolidated statement of operations data for each of the three years in the period ended December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 set forth below are derived from our audited consolidated financial statements included elsewhere in this prospectus. Statement of operations data for the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999, 2000 and 2001 are derived from our previously published audited consolidated financial statements, which are not included in this prospectus. The selected consolidated financial information as of and for the six months ended June 30, 2004 and 2003 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus and may not be indicative of results for the full fiscal year. All of our consolidated financial statements have been prepared in accordance with U.S. GAAP. The selected consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in this prospectus and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

The selected financial data below give effect to:

  the consolidation of Unicabo Participações e Comunicações S.A., or Unicabo, from January 1, 2000;

  the consolidation of Vicom S.A., or Vicom, from July 1, 2000; and

  the consolidation of Net Sul Comunicações Ltda., or Net Sul, from September 1, 2000.

We maintain our financial records in Brazilian reais. However, our audited consolidated financial statements and the selected financial data set forth below are presented in U.S. dollars. In order to prepare our consolidated financial statements, we translated our accounts from reais to U.S. dollars, on the basis described in note 2 to our consolidated financial statements. In comparing amounts in U.S. dollars in different periods, you should consider the historical fluctuations in the Brazilian rate of inflation and in the rate of exchange between the real and the U.S. dollar. See note 2 to our audited consolidated financial statements for the year ended December 31, 2003 and note 1 to our unaudited consolidated financial statements for the six months ended June 30, 2004.

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations

	Year Ended December 31,					Six Months Ended June 30,

						Unaudited
	1999	2000	2001	2002	2003	2003	2004

	(U.S. dollars in thousands, except per share and per ADS data)

Revenues:
Subscriptions	US$ 369,598	US$ 485,004	US$ 512,263	US$ 433,538	US$ 448,254	US$ 194,484	US$ 238,211
Sign-on and hook-up fee revenues(1)	8,837	24,357	20,456	9,294	8,846	4,248	3,871
Telecommunication service revenues	-	14,824	24,133	18,311	19,061	7,979	9,301
Other services	20,035	31,712	30,970	26,922	27,187	18,666	30,031
Taxes and other deductions from revenues(2)	(40,022)	(67,030)	(94,749)	(84,519)	(93,789)	(42,644)	(50,620)

Net operating revenues	358,448	488,867	493,073	403,546	409,559	182,733	230,794

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations

	Year Ended December 31,					Six Months Ended June 30,

						Unaudited
	1999	2000	2001	2002	2003	2003	2004

	(U.S. dollars in thousands, except per share and per ADS data)

Operating cost and expenses:
Programming and other direct operating costs	(183,101)	(253,247)	(264,337)	(235,452)	(225,790)	(102,662)	(119,694)
Selling, general and administrative expenses	(86,219)	(128,425)	(106,144)	(91,323)	(80,170)	(35,067)	(49,271)
Depreciation and amortization(3)	(175,180)	(189,112)	(226,148)	(78,692)	(66,183)	(30,186)	(31,821)
Non-recurring severance charges	–	–	(4,390)	–	–	–	–
Impairment of Goodwill	–	–	–	(2,773)	–	–	–
Other	(815)	1,501	(1,171)	(3,534)	(2,138)	(1,371)	(144)

Total operating costs and expenses	(445,315)	(569,283)	(602,190)	(411,774)	(374,281)	(169,286)	(200,930)

Operating income (loss)	(86,867)	(80,416)	(109,117)	(8,228)	35,278	13,447	29,864
Other income (expenses):
Monetary indexation expense, net; Gain (loss) on exchange rate, net	(115,351)	(62,419)	(125,179)	(160,020)	36,482	46,603	(26,882)
Loss on translation, net	–	–	–	–	–	–	–
Financial expense, net	(98,478)	(64,517)	(114,245)	(154,675)	(108,837)	(48,716)	(43,495)
Other non?operating expenses, net	(2,147)	(7,882)	508	(4,807)	(2,721)	(848)	517

Total other expenses	(215,976)	(134,818)	(238,916)	(319,502)	(75,076)	(2,961)	(69,860)

Equity loss of investees	(20,739)	(724)	(36)	(1,162)	(580)	(1,111)	916
Minority interest	–	124	(19)	5	64	–	–
Income tax benefit (expense)	(1,444)	(6,500)	(1,385)	(4,385)	(5,089)	(1,013)	(537)
Cumulative effect of accounting change(4)	–	–	–	(367,733)	–	–	–
Net loss	US$ (325,026)	US$ (222,334)	US$ (349,473)	US$ (701,005)	US$ (45,403)	US$ 8,362	US$(39,617)

Net income (loss) per common share, basic and diluted (5)	(3.74)	(1.98)	(2.88)	(1.80)	(0.05)	0.01	(0.05)
Net income per preferred share, basic and diluted (5)	–	–	–	–	–	0	–
Weighted average number of common shares(5)	86,791	112,303	121,189	390,500	828,371	828,371	828,371
Weighted average number of preferred shares(5)	87,067	123,863	159,593	549,312	1,198,784	1,198,784	1,198,784
Income per ADS(6)	(18.60)	(9.40)	(12.40)	(7.50)	(0.20)	0.10	(0.50)
OTHER FINANCIAL DATA:
Cash flows provided by operating activities	128,551	63,998	33,302	107,715	63,630	20,436	43,882
Cash flows used in investing activities	(92,888)	(237,972)	(129,009)	(26,677)	(19,440)	(4,215)	(10,988)
Cash flows provided by (used in) financing activities	87,077	138,308	46,484	(70,503)	(39)	(39)	–
Ratio of earnings to fixed charges(7)	(2.78)	(1.67)	(2.65)	(3.27)	(0.59)	1.27	(0.29)

	As of December 31,					As of June 30,

	1999	2000	2001	2002	2003	2003

	(U.S. dollars in thousands, except per share and per ADS data)

BALANCE SHEET DATA
Assets:
Current assets	US$157,616	US$146,078	US$77,554	US$52,550	US$113,490	US$152,337
Due from related
companies	66	–	–	–	–	–
Property and equipment, net	474,390	720,801	591,341	349,914	374,724	332,961
Investments and advances to equity investees	40,147	3,715	3,198	857	2,403	2,125
Goodwill on acquisition of consolidated subsidiaries, net	143,593	931,103	703,293	221,687	268,639	250,610
Other assets(8)	44,780	57,911	50,420	19,459	42,435	50,613

Total assets	US$860,592	US$1,859,608	US$1,425,806	US$644,467	US$801,691	US$788,646

Liabilities:
Current liabilities(9).	360,767	379,952	433,911	477,954	582,222	607,769
Long-term debt, less current portion(9)	206,377	567,694	413,055	–	–	–
Accounts payable to programmers	–	–	–	–	16,051	12,719
Due to related companies	334	8,417	8,399	2,111	2,063	1,336
Deferred sign-on and hook-up fee revenues.	38,913	39,448	29,890	19,980	23,899	26,859
Other liabilities	44,054	75,861	82,023	108,172	180,347	173,331

Total liabilities	650,445	1,071,372	967,278	608,217	804,582	822,014

Advances for future capital Stock:	–	–	131,154	–	–	–
Stockholders’ Equity:	US$210,147	US$788,236	US$327,374	US$ 36,250	US$(2,891)	US$(33,368)

OPERATING DATA:
(at end of period, except for average)
Total homes passed by cable.	4,986,901	6,551,569	6,511,310	6,512,936	6,600,797	6,529,535
Total connected subscribers	1,012,980	1,504,533	1,447,251	1,330,408	1,352,474	1,379,859
Cable penetration(10)	20.3%	23.0%	22.2%	20.4%	20.5%	21.1%
Average monthly revenue per cable subscriber(11)	US$30	US$27	US$30	US$27	US$29	US$31

(1)

Pursuant to SFAS No. 51, “Financial Reporting by Cable Television Companies,” sign-on and hook-up fee revenues are recognized currently up to the amount of related direct selling expenses, with the excess deferred and recognized as revenue ratably over ten years (the estimated average period during which we expect subscribers will remain connected to the network). As of December 31, 1999, 2000, 2001, 2002 and 2003, accumulated sign-on and hook-up fee revenues deferred for future recognition aggregated US$38,913, US$39,448, US$29,890, US$19,980 and US$23,899, respectively. For the six months ended June 30, 2003 and 2004, accumulated sign-on and hook-up fee revenues deferred for future recognition aggregated US$26,344 and US$26,859, respectively.

(2)

The ICMS, which is the value-added tax levied by the various Brazilian states on our subscription revenues and sign-on and hook-up fees, generally increased to 10.0% in 2001 from 7.5% in 2000 and 5.0% in 1999. The ICMS remained 10.0% in 2002 and 2003.

(3)

From January 1, 1999 through December 31, 1999, we depreciated our cable plant on a straight-line basis at a 20% annual rate. From January 1, 2000 through December 31, 2001, we depreciated our cable plant at a rate of 12.5% to 20.0% a year. Since January 1, 2002, we have depreciated our cable plant at 6.7% to 8.3% a year because of recent upgrades made to our cable plant in connection with building a two-way communication system that allowed us to introduce our broadband Internet service, Vírtua. Based on external independent analysis, we concluded that this upward revision to the estimated useful life of our cable plant was appropriate. The decrease in depreciation rate reduced our depreciation expense by US$8.1 million in 2002. In addition, in connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” in January 2002, we ceased amortizing goodwill, which decreased amortization expenses by US$63.7 million in 2002 as compared to 2001.

(4)

Upon adoption of SFAS No. 142, we recorded this non-cash charge to reduce the carrying value of goodwill. Since this charge was recorded for the first time in 2002, reflecting a change in accounting principles, the impairment losses were recognized as non-operational.

(5)	In June 2004, we adopted provision 03-6 of the Emerging Issues Task Force, or EITF, and restated the prior period’s earnings per share to account for the effect of this provision.

(6)	Reflects the ten-for-one reverse split of our preferred shares, common shares and American Depositary Shares, or ADSs, which occurred on June 17, 2002.

(7)	For the years ended December 31, 1999, 2000, 2001, 2002 and 2003, fixed charges exceeded earnings by US$301,843, US$215,234, US$348,052, US$327,725 and US$39,734, respectively.

(8)	Includes judicial deposits, deferred income tax, income tax recoverable and other assets.

(9)

Effective as of December 31, 2002, all of our long-term debt has been classified as “current” as a result of our failure to make any interest or principal payments on our debt. Long-term debt included in current liabilities was US$323.7 million, US$349.9 million and US$329.2 million as of December 31, 2002 and 2003 and June 30, 2004, respectively.

(10)	Period-end connected subscribers divided by homes passed.

(11)	Average monthly revenue per subscriber is calculated by dividing our subscription revenues for the period presented by the average number of connected subscribers for that period.

Unaudited Pro Forma Financial Data

The following unaudited pro forma consolidated financial information for the year ended December 31, 2003 and as of and for the six months ended June 30, 2004 has been derived by the application of pro forma adjustments to our historical consolidated financial statements appearing elsewhere in this prospectus and in the registration statement of which this prospectus is a part. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent our consolidated results of operations or financial condition as would have actually been reported had the restructuring in fact occurred on such dates, or to project our consolidated results of operations or financial condition as of any future date or for any future period.

The pro forma consolidated financial data is unaudited and is based on assumptions we believe are reasonable and which reflect the most probable debt restructuring scenario. The pro forma assumptions are summarized below and are more fully described in the accompanying notes to the unaudited pro forma consolidated financial information. The pro forma adjustments are based on currently available information and assumptions. You should read carefully the unaudited pro forma consolidated financial information, including the accompanying notes, in conjunction with our historical consolidated financial statements as of December 31, 2003, the unaudited interim consolidated financial statements for the six-month period ended June 30, 2004 and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

The unaudited pro forma consolidated balance sheet as of June 30, 2004 gives effect to this exchange offer and consent solicitation and to all other elements of our debt restructuring, based on the terms negotiated and agreed upon with our creditors, including the sale of our preferred and common shares for cash and the payment of related fees and charges, which we refer to collectively in this “UNAUDITED PRO FORMA FINANCIAL DATA” section as the “debt restructuring,” as if the debt restructuring had occurred on the date of the unaudited consolidated balance sheet.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 have been prepared as if the consummation of the debt restructuring had occurred at the beginning of the respective periods.

The unaudited pro forma consolidated financial information has been prepared assuming that each of our creditors will receive, in exchange for all obligations owed by us to such creditor, based on the aggregate principal and interest as of June 30, 2004, but excluding any default or penalty interest, the following amounts which we refer to as each creditor’s “credit amount”:

  new senior secured debt in a principal amount equal to approximately 60% of such credit amount;

  cash in the amount of approximately 40% of such credit amount; and

  cash interest (at three-month LIBOR plus 3.0% in the case of U.S. dollar-denominated obligations and at the CDI rate plus 2.0% in the case of reais-denominated obligations) from July 1, 2004 through the date of closing calculated on 100% of such credit amount.

We have made the following additional assumptions in preparing the unaudited pro forma consolidated financial information.

Overall assumptions for the unaudited pro forma consolidated financial information:

  We have assumed that the debt restructuring has been consummated at June 30, 2004:

  We have assumed that creditors holding 100% of our outstanding debt agreed to participate in the restructuring;

  We have assumed that the credit amount comprises the aggregate principal amount and accrued interest as of June 30, 2004 and excludes any default or penalty interest under the original debt instruments, such default or penalty interest being assumed to have been waived by the creditors;

  The new senior secured debt to be issued by us in connection with the restructuring will be denominated in Brazilian reais, in the case of debt issued to creditors currently holding reais–denominated instruments, and in U.S. dollars, in the case of creditors currently holding U.S. dollar instruments. As a result, we have assumed that approximately 45% of the senior debt outstanding upon consummation of the restructuring will be denominated in Brazilian reais and that the remaining portion of the new senior secured debt will be denominated in U.S. dollars. However, we will not know the final adjustments until we receive the final elections to this exchange offer and consent solicitation from the holders of the existing notes;

  The cash to be paid to the creditors in the restructuring will be funded primarily through the sale of 745,147,153 of our common shares and 1,079,874,843 of our preferred shares at a price of R$0.35 per share, resulting in gross proceeds of R$638,757,699 (US$205,553,564), less R$64.6 million (US$20.8 million) of indebtedness tendered by Globopar in lieu of cash. The actual net proceeds will depend in part upon the actual expenses associated with the equity issuances, with such expenses currently estimated to be approximately US$644,000;

  We have assumed that the new reais-denominated senior secured debt will bear interest at the CDI rate plus 2.0% (increasing to 3.0% after December 15, 2005). As of June 30, 2004, the CDI rate was 16%;

  We have assumed that all new U.S. dollar-denominated senior secured debt will bear interest at the fixed rate of 7%;

  The fees and expenses associated with the debt restructuring are estimated to be approximately US$17,600,000, excluding the expenses associated with the issuance of our preferred and common shares; and

  The following exchange rates of the Brazilian real to the U.S. dollar have been used in the preparation of the pro forma financial information:

  R$3.1075 to US$1.00 at June 30, 2004;

  R$2.8892 to US$1.00 at December 31, 2003; and

  R$3.5333 to US$1.00 at December 31, 2002.

Assumptions for the unaudited pro forma consolidated balance sheet:

  We have assumed that the principal amount of all new senior secured debt issued in connection with the debt restructuring will be payable commencing in March 2006, with the final installment of principal due in December 2009; and

  We have assumed that interest on the new notes will be payable quarterly, commencing on September 15, 2004, in arrears, and the new notes will rank pari passu with all other senior secured indebtedness issued by us in the debt restructuring.

Assumptions for the unaudited pro forma consolidated statements of operations:

  We have assumed that interest on the new notes will accrue based upon the effective interest rate in the debt restructuring and will be payable quarterly, in arrears, and the new notes will rank pari passu with all other senior secured indebtedness issued by us in the restructuring.

The adjusted pro forma amounts represent only a possible outcome of the debt restructuring based on our selected assumptions. Actual results will differ if the actual outcome of the debt restructuring does not fully reflect these assumptions.

We cannot assure you that the transactions comprising the debt restructuring will be consummated or that the assumptions outlined above will take place, or, if the transactions comprising the debt restructuring are consummated that they will be so according to the terms specified above.

The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes which immediately follow the unaudited pro forma consolidated financial information.

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2004
(U.S. dollars in thousands)

		Unaudited

	Historical	Adjustments for debt restructuring		Pro forma

Assets:
Cash and cash equivalents	US$ 96,504	US$ (644)	1a	US$ 95,860
Other current assets	55,833			55,833

Total current assets	US$152,337	US$(644)		US$ 151,693
Property and equipment, net	332,961			332,961
Goodwill on acquisition of consolidated
subsidiaries, net	250,610			250,610
Deferred and tax recoverable	14,696	1,953	1f	16,649
Other long-term assets	38,042	(7,995)	1d	30,047

Total long-term assets	636,309	(6,042)		630,267

Total assets	US$ 788,646	US$ (6,686)		US$ 781,960

Liabilities:
Income tax payable	4,194	1,664	1g	5,858
Short-term debt	329,238	(329,238)	1b	-
Current portion of long-term debt	-	7,412	1b	7,412
Interest payable	139,271	(139,271)	1b	-
Due to related companies	12,975	(12,975)	1b	-
Other current liabilities	122,091	13,563	1e	135,654

Total current liabilities	607,769	(458,845)		148,924

Long-term debt, less current portion	-	266,924	1b	266,924
Reserve for contingencies	162,435	-		162,435
Due to related companies	1,336	-	-	1,336
Other long-term liabilities	50,474	-		50,474

Total long-term liabilities	214,245	266,924		481,169

Stockholders’ equity:

Preferred stock	1,493,279	121,246	1a	1,614,525
Common stock	811,737	83,663	1a	895,400
Additional paid in capital	15,027	-		15,027
Accumulated deficit	(2,131,649)	(19,674)	1c	(2,151,323)
Accumulated other comprehensive loss	(221,762)	-		(221,762)

Total stockholders’ equity	(33,368)	185,235		151,867

Total liabilities and stockholders’ equity	US$ 788,646	US$ (6,686)		US$ 781,960

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2003
(U.S. dollars in thousands)

		Unaudited

	Historical	Adjustments for debt restructuring		Pro forma

Revenues:
Subscriptions	US$ 448,254			US$ 448,254
Sign-on and hook-up fee revenues	8,846			8,846
Telecommunication service revenues	19,061			19,061
Pay-per-view	17,152			17,152
Other services	10,035			10,035
Taxes and other deductions from revenues	(93,789)			(93,789)

Net operating revenues	409,559			409,559
Operating cost and expenses:
Programming and other direct operating costs	(225,790)			(225,790)
Selling, general and administrative expenses	(80,170)			(80,170)
Depreciation and amortization	(66,183)			(66,183)
Other	(2,138)			(2,138)

Total operating costs and expenses	(374,281)			(374,281)

Operating income	35,278			35,278
Other income (expenses)
Gain (loss) on exchange rate, net	40,014	(33,923)	2a	6,091
Interest expense, net	(83,566)	55,382	2b	(28,184)
Other operating expenses, net	(32,040)			(32,040)

Total other expenses	(75,592)	21,459		(54,133)

Income (loss) before income tax	(40,314)	21,459		(18,855)
Income tax benefit (expense)	(5,089)	58	2c	(5,031)

Net income (loss)	US$ (45,403)	US$ 21,517		US$ (23,886)

Net Serviços de Comunicação S.A.
Consolidated Statements of Operations
Unaudited Interim Pro Forma Consolidated Statement of Operations
For the six months ended June 30, 2004
(U.S. dollars in thousands)

		Unaudited

	Historical	Adjustments for debt restructuring		Pro forma

Revenues:
Subscriptions	US$ 251,968			US$ 251,968

Sign-on and hook-up fee revenues	3,871			3,871
Telecommunication service revenues	9,301			9,301
Pay-per-view	8,236			8,236
Other services	8,038			8,038
Taxes and other deductions from revenues	(50,620)			(50,620)

Net operating revenues	230,794			230,794
Operating cost and expenses:
Programming and other direct operating costs	(119,694)			(119,694)
Selling, general and administrative expenses	(49,271)			(49,271)
Depreciation and amortization	(31,821)			(31,821)
Other	(144)			(144)

Total operating costs and expenses	(200,930)			(200,930)

Operating income	29,864			29,864
Other income (expenses)
Gain (loss) on exchange rate, net	(23,881)	11,946	2a	(11,935)
Interest expense, net	(46,494)	32,141	2b	(14,353)
Other operating expenses, net	1,431	-		1,431

Total other expenses	(68,944)	44,087		(24,857)
Income (loss) before income tax	(39,080)	44,087		5,007
Income tax benefit (expense)	(537)	(1,208)	2c	(1,745)

Net income (loss)	US$ (39,617)	US$ 42,879		US$ 3,262

Net Serviços de Comunicação S.A.

Notes to Unaudited Pro Forma Consolidated Financial Information

(Expressed in thousands of United States dollars, unless otherwise stated)

Due to a lack of liquidity resources and difficulty in obtaining alternate financing at reasonable interest rates to repay the principal and satisfy the obligations under the terms of our debt instruments, as of December 2002, we ceased making payments on our outstanding debt and entered into negotiations with our various lenders and credit holders. Our debt restructuring proposal contains concessions by holders of our existing debt, including holders of existing notes agreeing to exchange their existing notes for new notes which have extended maturity dates, a less favorable interest rate and greater currency exposure, and a waiver of the default penalties and additional interest due under our existing debt, including the existing notes. Accordingly, our debt restructuring is being accounted for as a troubled debt restructuring in accordance with SFAS 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.”

The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

1. Pro Forma adjustments to recognize the consummation of our debt restructuring on the balance sheet as of June 30, 2004:

a. Sale of preferred and common shares for cash:

  Reflects the net of (1) the preferred shares increase in connection with the issuance of 1,079,874,843 of our preferred shares at a price of US$0.11 (equivalent to R$0.35) per share and (2) legal fees and other direct costs associated with the shares issuance in the amount of approximately US$381.

  Reflects the net of (1) the common shares increase in connection with the issuance of 745,147,153 of our common shares at a price of US$0.11 (equivalent to R$0.35) per share, less R$ 64.6 million (US$ 20.8 million, due to the obligations owed to Globopar and (2) legal fees and other direct costs associated with the shares issuance in the amount of approximately US$263.

b. Since the total aggregated future cash payments under the terms specified by the new debt instruments exceeds the total carrying amount of debt, interest expense will be determined using an effective interest rate that equates the present value of the future cash payments specified by the new debt instruments with the carrying amount of the outstanding debt (at an average rate of 1.84%). As a result, prospectively, the excess of the aggregated future cash payments over the carrying amount of debt will represent a reduction from the interest expense based on the terms of the new debt instruments. The table below summarizes the accounting entries, the reclassifications made and the pre-payment of debt in connection with the debt restructuring.

Description	(U.S. dollars in thousands)

Old debt:
Short-term debt	US$ 329,238
Interest payable	139,271
Due to related companies	12,975

Outstanding carrying amount before restructuring	US$ 481,484
Pre-payment	(184,766)	i
Reclassification of withholding income tax	(361)	ii
Reclassification of IOF financial operation charges	(1,234)	ii
Settlement with Globopar	(20,787)	iii

	(207,148)
New debt:	274,336

Less current portion of long-term debt	(7,412)	iv

Long-term debt	US$ 266,924

(i) Assumes the utilization of the cash proceeds of $205,553 from the issuance of 745,147,153 of our common shares and 1,079,874,843 of our preferred shares at a price of US$0.11 (equivalent to R$0.35) per share to prepay our debt obligations, less R$ 64.6 million (US$ 20.8 million), due to the obligations owed to Globopar.

(ii) Reclassification of withholding income tax and financial transaction charges levied over the old debt and previously included in the “interest and other financial charges payable” account to the “other current liabilities” account due at the closing date.

(iii) On May 3, 2004, our shareholder Globopar, as guarantor under the International Finance Corporation facility, or IFC facility, paid all amounts owed by us to the IFC. As part of the debt restructuring, we will settle the total obligations due to Globopar, including such credits.

(iv) Excess of cash over estimated interest expense to be paid in the next 12 months is classified as current liabilities.

c. Reflects the net of (1) charge to expense of deferred costs US$7,995 in connection with the debt restructuring, (2) US$9,600 additional costs to be paid in connection with the debt restructuring, (3) US$1,600 IOF financial transaction charges, (4) US$781 CPMF federal tax on financial transactions levied on a rate of 0.38% on withdrawals from checking accounts and (5) (US$289) tax effect of the pro forma adjustments. Income taxes are calculated on a legal entity basis in Brazil. The accounting entries related to the debt restructuring were recorded in the appropriate legal entity that holds the old debt agreements. Some of those entities are not generating taxable income, thus the adjustments impacted the income and social contribution taxes only for the legal entities that are presenting taxable income.

d. Pro forma adjustment to reflect the charge to expense of the deferred costs incurred since we entered into the negotiations in connection with the debt restructuring (US$8,000).

e. Reflects the sum of (1) reclassification of IRRF withholding income tax of US$361 and IOF financial transaction charges of US$1,200 levied as described in item 1b above and (2) the accrual of (i) US$1,600 of IOF financial transaction charges levied over the new debt, (ii) US$781 of CPMF federal tax on financial transactions levied on a rate of 0.38% on withdrawals from checking accounts, and (iii) US$9,600 of accrued additional fees and other costs to be paid in connection with the debt restructuring.

f. The deferred income taxes were calculated over the timing difference between the accounting treatment of debt restructuring in the Brazilian GAAP and the U.S. GAAP financial statements. While for Brazilian GAAP, the forgiveness of default penalties are being recognized in the statement of operations as a gain, no gain was recognized for U.S. GAAP purposes when applying SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.”

g. Income taxes are calculated on a legal entity basis in Brazil. The accounting entries related to the debt restructuring were recorded in the appropriate legal entity that holds the old debt agreements. Some of these entities did not generate taxable income, thus the adjustments impacted the income and social contribution taxes only for the legal entities which presented taxable income.

Net Serviços de Comunicação S.A.

Notes to Unaudited Pro Forma Consolidated Financial Information

Our debt restructuring is being accounted for as a troubled debt restructuring in accordance with SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” Interest expense is determined using an effective interest rate that equates the present value of the aggregated future cash payments specified by the new debt instruments with the total carrying amount of the outstanding debt at the closing date. The pro forma adjustments to the statements of operations are as follows:

2. Pro forma adjustments to recognize the consummation of our debt restructuring in the statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2004:

a. Pro forma adjustment to reflect the reduction in the foreign currency exchange gain for the year ended December 31, 2003 (US$33,900) and in the foreign currency exchange loss for the six months ended June 30, 2004 (US$11,900).

b. Pro forma adjustment to reflect the reduction in the interest expense resulting from a lower debt loan and as a result of applying the interest method of accounting, based on an effective average interest of 1.84% (US$55,400) for the year ended December 31, 2003 and (US$32,100) for the six months ended June 30, 2004.

c. Represents the net effect of (1) the tax effect of the pro forma adjustments at the statutory income and social contribution rate of 34% and (2) the deferred income tax effect.

The total aggregated future cash payments of the debt according to the new terms was calculated assuming a CDI rate of 16% for the new reais senior secured debt. The CDI rate is a fluctuating rate. Had the total aggregated future cash payments been calculated using a CDI rate of 17%, for instance, the impact on the total aggregated future cash payments for the first year and for the entire period would have been approximately US$1,000 and US$4,000, respectively.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,

						Unaudited
	1999	2000	2001	2002	2003	2003	2004

Historical Ratio of Earnings to Fixed Charges: U.S. GAAP (1)	(2.78)	(1.67)	(2.65)	(3.27)	(0.59)	(1.27)	(0.29)

	Year Ended December 31, 2003	Six Months Ended June 30, 2004

Pro Forma Ratio of Earnings to Fixed Charges(2): U.S. GAAP (1)	(0.68)	1.11

(1)

To calculate the ratio of earnings to fixed charges, we calculate earnings by adding income (loss) before taxes and minority interests and fixed charges. “Fixed charges” represent the total of financial expenses, amortization of issuance expenses and interest portion of rental expenses. For the years ended December 31, 1999, 2000, 2001, 2002 and 2003, fixed charges exceeded earnings by US$301,843, US$215,234, US$348,052, US$327,725 and US$39,734, respectively. For the year ended December 31, 2003, Pro Forma fixed charges exceeded earnings by US$18,275.

(2)

Gives effect to (i) the consummation of the exchange offer and consent solicitation, assuming that all of the existing notes are validly tendered and accepted in the exchange, (ii) the sale of 1,825,021,996 of our equity shares at a price of R$0.35 per share, and (iii) the use of proceeds therefrom to repay a portion of our debt.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors that include, but are not limited to, those set forth under “RISK FACTORS” and elsewhere in this prospectus.

Overview

We are the largest operator of pay-television in Brazil, based upon the number of subscribers and homes passed. Our network currently operates in major cities located throughout Brazil, including six of Brazil’s largest cities. We substantially completed the build-out of our network in 1998. Currently, our principal business is providing pay-television services, including cable television under the “NET” brand name, pay-per-view programs and broadband Internet service under the “Vírtua” brand name.

Since 2001, our financial condition and results of operations have been significantly and adversely affected by foreign and Brazilian economic factors and the depreciation of the Brazilian real against the U.S. dollar. Because all of our revenue is denominated in reais, the depreciation of the real in 2001 and 2002 resulted in a lower amount of funds in dollar terms being available to us to support our significant U.S. dollar-denominated debt service obligations.

We initially responded to these developments through a recapitalization, completed in the third quarter of 2002, in which our major shareholders converted certain debt obligations into equity and subscribed for new equity shares in an aggregate amount of approximately R$1.2 billion (US$387.4 million, using an exchange rate of R$3.0979 for each US$1.00, the exchange rate as of the date of the closing of the public distribution of the new equity shares). The recapitalization included a Brazilian offering of common and preferred shares and an international placement of preferred shares. We issued an aggregate of 707,182,199 common and 1,040,584,048 preferred shares, at a price of R$0.70 per share, in connection with the recapitalization, and applied the proceeds to our indebtedness. See “RELATED PARTY TRANSACTIONS—Financing Arrangements with Affiliates—Protocol of Recapitalization” for a discussion of the recapitalization.

However, as a result of the continuing depreciation of the real against the U.S. dollar and the high real interest rates in the second half of 2002, we determined that, despite the recapitalization, we would be unable to meet our interest and scheduled principal payment obligations in the then near and medium-term. As a result, we ceased to pay interest or scheduled principal on our financial debt in December 2002, and in early 2003, we commenced negotiations with an informal steering committee of our various lenders and debt holders, including holders of the existing notes, to restructure our debt obligations. On June 24 and June 25, 2004, we entered into commitment letters with creditors holding in the aggregate approximately 70% principal amount of our outstanding debt. We subsequently negotiated and finalized the more detailed terms of the definitive agreements for the restructuring with these creditors and their legal advisors, which terms are further described elsewhere in this prospectus.

We expect to emerge from our restructuring with a more viable capital structure that will enable us to meet our debt obligations out of our operating cash flow and to further grow our operations. We are seeking, among other things, to reduce our near term debt-service obligations to levels that can be serviced with operating cash flows, limit the impact of future exchange rate volatility by reducing the amount of our U.S. dollar-denominated debt, amend certain financial and other covenants in our debt facilities and instruments and establish a fully-funded business plan for the medium-term. See “THE RESTRUCTURING.”

We have taken a number of additional steps in response to the adverse economic developments noted above. In order to reduce the impact of exchange rate variations on programming fees, during 2003, we entered into negotiations with our programmers, through Net Brasil, to amend our programming agreements to provide that we are charged for programming in reais instead of in U.S. dollars, thereby reducing the impact of exchange rate fluctuations on our programming costs. We have entered into definitive agreements reflecting this arrangement with programmers representing approximately 67% of our total programming costs, and as of June 30, 2004, all of our programmers were accepting payment as if the programming costs were fixed in reais instead of in U.S. dollars. This has had a positive impact on our financial performance for 2003 and for the first half of 2004.

In 2003, we reduced our capital expenditures to US$22.8 million compared to US$38.0 million in 2002, such reduction reflecting our having developed a more targeted investment strategy. During the six months ended June 30, 2004, we made capital expenditures in the amount of approximately US$14.8 million. We have increased our level of capital expenditures in 2004 above the level that was committed in 2003, and expect to make total annual capital expenditures of approximately US$40.0 million in each of 2004 and 2005 by targeting our investments toward areas that will support our growth. See “—Capital Expenditures.”

During 2002, due to weaknesses in our business and liquidity positions, we deferred to 2003 a significant amount of payments due equipment suppliers and to 2004 and 2005 a significant amount of payments due programmers. During 2003, we paid all of the deferred fees due the equipment suppliers. We began paying deferred programming fees to programmers in January 2004, and as of June 30, 2004, the aggregate amount of deferred programming fees outstanding totaled R$142.4 million (US$45.8 million). We plan to complete payment on the remainder of the deferred programming fees by the end of 2005.

Our consolidated financial statements included elsewhere in this prospectus have been prepared under the assumption that we will continue as a “going concern.” Due to the fact that we have not made any interest or principal payments on our outstanding indebtedness since prior to December 2002 and that there can be no assurance that the restructuring will be successfully consummated, there remains doubt about our ability to continue as a “going concern.” Our ability to continue as a “going concern” is dependent upon, among other things, the satisfactory conclusion of our debt restructuring, of which this exchange offer and consent solicitation is a part, and our ability to generate sufficient cash from operations and financing arrangements to meet our obligations. If the “going concern” basis was not appropriate for our consolidated financial statements, then significant adjustments might be necessary in the carrying value of assets and liabilities, the revenues and expenses reported, and the balance sheet classifications used.

For a discussion of these and other steps we have taken to address our financial condition as well as details of our outstanding debt, see “—Liquidity and Capital Resources.”

Critical Accounting Policies

The SEC considers an accounting policy to be critical if it is important to a company’s financial condition and results and it requires significant judgments and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined and reviewed by our management. The following accounting policies are the most critical to us. For a summary of all of our significant accounting policies, including the critical accounting policies discussed below, see note 3 to our audited consolidated financial statements for the year ended December 31, 2003 and note 3 to our unaudited consolidated financial statements for the six months ended June 30, 2004, included elsewhere in this prospectus.

Contingent liabilities

The accrual for a contingency involves considerable judgment on the part of management. As prescribed by SFAS No. 5, “Accounting for Contingencies,” a contingency is “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

We are subject to various claims, legal and labor proceedings covering a wide range of matters that arise in the ordinary course of our business activities. We accrue reserves for legal proceedings to which we and our subsidiaries are party when we determine that losses are probable and can be reasonably estimated. Our judgment is always based on the opinion of our internal and external legal advisors. Reserve balances are adjusted to account for changes in circumstances in ongoing issues and the establishment of additional reserves for emerging issues. While we believe that the current level of reserves is adequate, changes in the future could impact these determinations.

Impairment of goodwill

Effective January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with SFAS No. 142, on January 1, 2002, we ceased to amortize goodwill arising from acquisitions completed prior to July 1, 2001. In lieu of amortization, we are required to perform an annual impairment review of our goodwill.

In determining impairments, management must make significant judgments and estimates to calculate the fair value of an investment. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, comparison to market multiples, comparison of similar recent sales transactions and discounted cash flows. Discounted cash flow is calculated by estimating future cash flow streams, applying appropriate discount rates to determine the present values of cash flow streams, and then assigning probabilities to the various cash flow scenarios. The fair value of the asset may differ depending upon the estimates and assumptions used in these valuation techniques.

During 2002, we completed the required tests for goodwill and intangible assets with indefinite lives. We established four reporting units for the purposes of this evaluation. These tests indicated that an impairment loss must be recognized as goodwill from both the Net Sul and Vicom acquisitions. The evaluation process was validated and the assumptions and procedures in the model were considered acceptable and properly constructed by our external consultants.

Our annual impairment analysis, which was performed during the fourth quarter 2003, did not result in an impairment charge for 2003.

Depreciation and impairment of property and equipment

At December 31, 2003, the carrying value of our property and equipment and other cable related long-term assets, net totaled US$373.5 million, which represented 46.6% of our total assets. At June 30, 2004, the carrying value of our property and equipment and other cable related long-term assets, net, totaled US$333.0 million, which represented 42.2% of our total assets. This carrying value included costs capitalized for labor and overhead incurred in connection with the installation of cable systems and is stated at cost. The application of our property and equipment accounting policies incorporates estimates, assumptions and judgments by management relative to the capitalized costs and useful lives. We presently depreciate our cable assets using the straight-line method over an estimated remaining economic useful life of the assets ranging from 12 to 15 years, resulting in a depreciation rate ranging from 6.7% to 8.3%.

Changes in circumstances, such as technological advances, changes to our business model or changes in our capital and investment strategy, can result in the actual useful lives differing from our estimates, leading management to revise useful lives that can be shortened for certain asset categories and extended for others depending on technological decisions made by us. Set top boxes are an example of an asset item subject to significant technological changes. On the other hand, new set top boxes associated with new equipment allowing signal compression may allow us to provide new value added services and extend the remaining useful lives of our fiber optic assets. In cases where we determine that the useful life of property and equipment should be reviewed, we depreciate the net book value over its revised remaining useful lives, thereby increasing or decreasing depreciation expenses. The carrying value of fixed assets is reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the fixed assets will not be recovered from undiscounted cash flows generated from such assets, an impairment loss would be recognized for the amount that the carrying value exceeds its fair value. We believe that no impairment of fixed assets existed as of December 31, 2003 and 2002.

Following the upgrades made to the cable plant in connection with building a two-way communication so as to allow the introduction of our broadband Internet service, we performed a study of the estimated useful lives of specified items of our cable transmission network. Our management, based on an external independent study decided to revise the estimated economic useful lives of specified asset categories, as of January 1, 2002. Accordingly, the depreciation rate of the net book value of the following items has been revised as follows:

		Revised 2002
Description	Prior	useful life

Cable network	5-8	12-15;
Optic fiber	10	15
Decoders	8	10
Cable modem	8	10

Deferred sign-on and hook-up fee revenues and related direct selling expenses

Sign-on and hook-up revenues and the related direct selling expenses are deferred and amortized over ten years, which represents the estimated average period during which we expect subscribers will remain connected to our system. Selling and activation expenses in excess of deferred revenues are expensed immediately.

Income taxes

Income taxes are provided using the liability method prescribed by FASB Statement No. 109, “Accounting for Income Taxes.” Under the liability method, deferred income taxes reflect the tax effect of net operating loss and investment carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The effect of a change in the beginning-of-the-year balance of a valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years ordinarily is included in the statement of operations from continuing operations.

Stock-based compensation

We have elected to follow Accounting Principles Board Opinion No. 25, or ABP No. 25, “Accounting for Stock Issued to Employees” and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” in accounting for our employee stock options plans. Under APB No. 25, when the exercise price of our stock options is less than the market price of the underlying shares on the date of grant, compensation is recognized.

Effective as of the beginning of 2003, we adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – transition and disclosure,” which amended certain provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. We continue to apply the provisions of APB 25 in accounting for stock-based compensation.

Pro forma information regarding our net loss and net loss per share is required by SFAS No. 123 and has been determined by our accounting for employee stock options under the fair value method prescribed by SFAS No. 123. Considering the amounts involved, the application of SFAS No. 123 would not result in a material effect on our net loss and net loss per share.

Earnings per share

In March 2004, the Emerging Issues Task Force, or the EITF, reached a consensus on certain issues of EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share.” EITF 03-6 provides guidance to determine whether a security is deemed a participating security and therefore subject to the two-class method of determining earnings per share under Statement No. 128. Further, an entity would continue to allocate losses to a participating security in a period of net loss only if the security holder has a contractual obligation to share in such losses of the issuing entity on a basis that was objectively determinable. The provisions of EITF 03-6 are effective for fiscal periods beginning after March 31, 2004, and prior period earnings per share amounts presented for comparative purposes should be restated to conform to the consensus guidance. We adopted the provisions of EITF 03-6 in the second quarter of 2004. Our preferred shares would be considered participating securities. However, due to the net losses incurred during the second quarter 2004 and the six-months ended June 30, 2004, the net loss per share for each period was determined by considering only the weighted average of our common shares outstanding during the respective period.

Sources of Revenues

When our cable television systems began operations, the revenues from sign-on and hook-up fees represented the most significant portion of our net revenues, as we were growing rapidly from a small existing subscriber base. As our subscriber base has grown in relative terms, aggregate monthly subscription fee revenues have increased significantly, while sign-on and hook-up revenues have declined significantly. The combination of these two trends has changed our mix of revenues, such that monthly subscription fee revenues have come to represent the dominant portion, and sign-on and hook-up fee revenues constitute a relatively minor portion, of our net revenues. Under Brazilian currency rules, our contracts with our current subscribers allow us to increase subscription fees only once every 12 months and then only in proportion to inflation.

  Pay-television subscription revenues. Pay-television subscription revenues consist of monthly subscription fees paid by pay-television subscribers. Subscription fees are recorded in the month the service is provided. They are also denominated in reais and adjusted for inflation on an annual basis. Substantially all of our revenues come from monthly subscription fees. As of June 30, 2004, 46.0% of our subscribers were enrolled in the Advanced package, which is the costliest of our available programming packages.

  Sign-on and hook-up fee revenues. We charge subscribers a fee for the installation of the equipment and the connections necessary to receive our pay-television service. Sign-on and hook-up fees billed to new subscribers are deferred to the extent that they exceed related direct selling costs. The deferred fees are amortized to revenue over a period of ten years, which represents the estimated average period during which we expect subscribers will remain connected to our cable network.

  Telecommunication service revenues. Prior to August 30, 2004, we owned Vicom, which charged corporate customers a fee for the provision of data transmission services via satellite, hybrid fiber-coax, or HFC, network and radio circuits. These revenues also consisted of fees from telecommunication engineering services, the provision of technical assistance and corporate network consulting services, and revenues from the sale of satellite data communication systems. On November 4, 2003, we entered into an agreement with Comsat International for the sale of Vicom, and on August 30, 2004, the sale of Vicom was completed. See “BUSINESS—History and Development of Net Serviços—Vicom.”

  Other services revenues. Other services revenues consist of revenues from broadband Internet service, pay-per-view programming services (such as sporting events, musical concerts and movies), sales of our programming guide, programming package upgrades, technical support services and disconnection/reconnection services. A substantial part of our pay-per-view revenues each year are derived from our transmission of the state and national soccer championships. Because the dates of these championships change from year to year, our pay-per-view revenues tend to be seasonal, with a disproportionate percentage recorded during the periods in which these events take place.

  Broadband Internet service revenues. Broadband Internet service revenues, which we include as part of our “Other services revenues,” consist of monthly subscription fees paid by subscribers to our broadband Internet service, Vírtua. Subscription fees are recorded in the month broadband Internet service is provided. They are also denominated in reais and adjusted for inflation on an annual basis. As of June 30, 2004, we had over 131,400 Vírtua subscribers.

During the fourth quarter of 2004, we plan to begin to offer digital cable services to our subscribers in Rio de Janeiro and São Paulo. Digital cable will provide subscribers with additional programming options and services, such as near video-on-demand. We do not expect to generate material revenues from digital cable services during the remainder of 2004 and 2005.

Taxes and Other Deductions from Revenues

Taxes and other deductions from revenues are directly linked to our volume of subscription sales. Except for the Fundo de Universalização dos Serviços de Telecomunicações, or FUST, and the Fundo para o Desenvolvimento Tecnológico das Telecomunicações, or FUNTTEL, each of the taxes described below are passed on to our subscribers as part of their subscription fee. Taxes and other deductions from revenues consist of:

  ICMS value-added tax. The ICMS tax is a value-added tax levied at rate of 10% on subscription revenues and sign-on and hook-up fees in each of the Brazilian states in which we operate, except Rio Grande do Sul, where the rate is 12%. Law No. 8,977, the main Brazilian statute governing the provision of cable services, classified cable television subscription services as “telecommunications services” and thus made them subject to the ICMS tax. Previously, the tax was imposed at a rate of 25% on an operator’s telecommunications revenues. In 1995, most of the states in which our cable systems are located set the base and rate of the ICMS tax applicable to cable television operations at 25% on 20% of the aggregate of subscription revenues and sign-on and hook-up fees. This ICMS base and rate generally remained in effect until October 1999. In October 1999, the National Tax Policy Council issued Agreement No. 57/59 to which all of the states in which our cable subsidiaries operate, except Rio Grande do Sul, have adhered. Agreement No. 57/59 authorized a reduction in the basis of the ICMS tax, as applied to providers of subscription television services. Based on Agreement No. 57/59, the rate of the ICMS tax on sales and services for the year ended December 31, 2000 was 7.5%, with the rate increasing to 10% as of January 1, 2001. All states in which we operate other than the State of Rio Grande do Sul have adhered to this 10% rate. The State of Rio Grande do Sul is applying the ICMS tax to us at a rate of 12%, the legality of which we are contesting. Pending the outcome of this legal dispute, we have fully accrued and paid into escrow amounts at the rates of 7.5% for 2000 and 10% for 2001, 2002, 2003 and for the six months ended June 30, 2004.

  ISS municipal tax. The ISS tax is a municipal tax on services that is levied at a maximum rate of 5.0% (some municipalities have lower rates) on certain services, such as maintenance and other technical activities.

  PIS-related federal tax. A federal tax related to the PIS is levied at a rate of 0.65% on revenues derived from pay-television, telecommunication and broadband services and at a rate of 1.65% on revenues derived from all other services.

  COFINS federal social security tax. The COFINS is a federal social security tax that is levied at a rate of 3.0% on revenues derived from pay-television, telecommunication and broadband services and at a rate of 7.6% on revenues derived from all other services.

  FUST and FUNTTEL taxes. The FUST and FUNTTEL are taxes based on gross service revenues, excluding canceled sales and other taxes, over the amounts charged to our subscribers. The FUST and FUNTTEL are levied at the rates of 1.0% and 0.5%, respectively.

Operating expenses

Our most significant operating expenses are:

  Programming costs. Programming has been, and is expected to continue to be, our largest operating expense, representing, including trademark fees, approximately 26.3% of our gross operating revenues in the first six months of 2004. Programming purchase costs consist of (a) programming fees paid by our operating subsidiaries directly to certain international programmers for the acquisition of new international content from sources outside of Brazil and through Net Brasil to Brazilian and certain international programmers, including Globosat, which is wholly owned by Globopar, and (b) additional service fees paid to Net Brasil. Historically, these costs have varied with our total number of subscribers and the number of subscribers for our various programming packages. On June 27, 2004, we entered into an amended and restated programming agreement that modifies the way we obtain our programming and the fees we pay to Net Brasil to obtain such programming. See “RELATED PARTY TRANSACTIONS—Material Transactions with Affiliates—Net Brasil Programming Agreement.” The programming fees we pay are generally highest with respect to the programs contained in our Advanced programming package. The amounts charged to us under our programming agreements have historically been denominated in U.S. dollars. Such amounts were then converted to reais as of the date of invoice. During 2003, we entered into negotiations with our programmers, through Net Brasil, to amend our programming agreements to provide that we are charged for programming in reais instead of in U.S. dollars, thereby reducing the impact of exchange rate fluctuations on our programming costs. We have entered into definitive agreements reflecting this arrangement with programmers representing approximately 67% of our total programming costs, and as of June 30, 2004, all of our programmers were accepting payment as if the programming costs were fixed in reais instead of in U.S. dollars. This has had a positive impact on our financial performance for 2003 and for the first half of 2004. We remain in the process of finalizing agreements relating to the remaining 33% of our programming costs. Until all agreements are finalized, we cannot assure you that the programmers with which we have not entered into definitive agreements will charge us for programming in reais instead of in U.S. dollars.

  Other direct operating costs. Other direct operating costs include expenses for utility pole rentals paid to utility companies; electricity; maintenance and other costs that increase as a function of the development of our network; payroll and related charges; and costs related to our customer service, billing and information systems.

  Selling, general and administrative expenses. Selling, general and administrative expenses includes expenses related to payroll, benefits, sales commissions and consulting, financial advisory and computer software maintenance, as well as expenses related to advertising, reserves for contingencies and allowance for doubtful accounts.

  Depreciation of cable network. Due to the investments we have made in our cable and broadband networks, and the increased size of our network resulting from the Net Sul acquisition in September 2000, we face significant annual depreciation costs. Depreciation costs relating to our network were US$59.8 million and US$37.3 million in 2002 and 2003, respectively, and US$35.1 million and US$6.2 million for the six months ended June 30, 2003 and 2004, respectively. Our depreciation costs are affected by changes in the real–U.S. dollar exchange rate. We maintain all accounting records in our functional currency, reais, and we translate the amounts to U.S. dollars for reporting purposes. Depreciation of the real will result in lower depreciation amounts when expressed in U.S. dollars. See “—Depreciation and Amortization.”

Depreciation and Amortization

We depreciate our cable network and fiber optic cable assets using the straight line method over the estimated economic useful life of the assets. In 1998 and 1999, we used an estimated economic useful life of 5 years for both our cable network and fiber optic cable, which resulted in a 20% annual depreciation rate in respect of such assets. In 2000 and 2001, we used an estimated useful life of 8 years for our cable network and 10 years for our fiber optic cable, resulting in annual depreciation rates of 12.5% and 10.0%, respectively. Since January 1, 2002, in view of technological advances that permit us to provide a greater range of value-added services through our network, as well as improved network maintenance techniques, we have used an estimated useful life from 12 to 15 years for our cable network and 15 years for our fiber optic cable, resulting in annual depreciation rates from 8.3% to 6.7% and 6.7%, respectively.

Other Income and Expenses

Other income and expenses consist of:

  Monetary indexation expense, net; Gain (loss) on exchange rate, net. Monetary indexation expense, net, consists of monetary correction charges on reais-denominated debt. As described below under “—Liquidity and Capital Resources—Existing Indebtedness,” our reais-denominated debt includes convertible debentures, of which the principal amounts are adjusted periodically based on the IGP-M inflation index, a Brazilian inflation index calculated on a monthly basis by reference to price increases in a variety of goods and services nationwide. Gain (loss) on exchange rate, net, consists of foreign exchange gains and losses on U.S. dollar-denominated debt. We record foreign exchange losses or gains on our U.S. dollar-denominated debt as a function of the U.S. dollar’s appreciation or depreciation in relation to the real.

  Financial expenses. Financial expenses consist principally of interest payable on our outstanding debt; the Contribuição Provisória sobre Movimentações Financeiras, or CPMF, a federal tax on financial transactions levied at a rate of 0.38% on withdrawals from checking accounts; and PIS and COFINS, taxes on financial revenues derived from short-term investments.

  Financial income. Financial income consists of gains from hedge positions and interest on short-term investments, as well as moneys collected in the form of penalty and interest payments from late payments of monthly subscription fees.

  Equity in results of investees. Equity in results of investees reflects our share of gains and losses of subsidiaries in which we do not hold a majority stake.

  Income tax expense. Income taxes have been accounted for in accordance with the liability method. Valuation allowances are established to reduce deferred tax assets while we and our subsidiaries are accumulating losses and realization is not yet assured.

Cumulative effect of accounting change

In January 2002, we adopted SFAS No. 142, which requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS No. 142 requires that goodwill be reviewed for impairment upon the adoption of SFAS No. 142 and annually thereafter. Upon our adoption of SFAS No. 142, we recorded a non-cash charge of US$367.7 million to reduce the carrying value of goodwill. This charge is reflected as a cumulative effect of accounting change in our accompanying consolidated statement of operations. In calculating the impairment charge, the fair value of the impaired reporting units was estimated using the discounted cash flow methodology. The impairment is associated with the decline in our stock price since the 2000 acquisitions of Net Sul and Vicom.

Results of Operations

Functional and reporting currencies and exchange rate variations

While we maintain our financial records in reais, our reporting currency is the U.S. dollar. We adopted the real as our functional currency in 1998. Changes in the value of the real against the U.S. dollar have had and will continue to have material effects on our results of operations and the value of our assets and liabilities denominated in reais. We discuss these effects in detail under “—Brazilian Economic Environment—Effects of Inflation and Exchange Rate Fluctuations.”

EBITDA

We present adjusted EBITDA in this prospectus because it is used in the financial maintenance covenants under some of our existing debt facilities and instruments. See “—Liquidity and Capital Resources— Existing Indebtedness” for a discussion of the financial covenants related to our existing debt facilities and instruments.

We calculate adjusted EBITDA in the manner defined in our existing debt agreements. Adjusted EBITDA represents the sum of: (a) net loss; (b) financial expense, net; (c) income tax benefit (expense); (d) depreciation and amortization; (e) non-recurring severance charges; (f) loss on translation, net; (g) monetary indexation expense, net; (h) gain (loss) on exchange rate, net; (i) other non-operating expenses, net; (j) minority interest; and (k) equity loss of investees (i.e., companies in which we have between a 20% and 50% equity interest). Adjusted EBITDA should not be considered in isolation or as a substitute for net income or loss, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDA does not represent funds available for dividends, reinvestment or other discretionary uses. Because adjusted EBITDA is not determined in accordance with U.S. GAAP, adjusted EBITDA as calculated and reported by other companies may not be comparable to adjusted EBITDA as calculated and reported by us.

The following table reconciles adjusted EBITDA to our net income (loss) for the periods shown:

	Net Serviços de Comunicação S.A. Reconciliation of Adjusted EBITDA for the

	Year Ended December 31,					Six Months Ended June 30,

						Unaudited
	1999	2000	2001	2002	2003	2003	2004

Adjusted EBITDA	US$ 88,313	US$ 108,696	US$ 121,421	US$ 70,464	US$ 101,461	US$ 43,633	US$ 61,685
Financial expense, net	(98,478)	(64,517)	(114,245)	(154,675)	(108,837)	(48,716)	(43,495)
Income tax benefit (expense)	(1,444)	(6,500)	(1,385)	(4,385)	(5,089)	(1,013)	(537)
Depreciation and amortization	(175,180)	(189,112)	(226,148)	(78,692)	(66,183)	(30,186)	(31,821)
Non-recurring severance charges	-	-	(4,390)	-	-	-	-
Loss on translation, net	-	-	-	-	-	-	-
Monetary indexation expense, net	(44,602)	(34,837)	(39,699)	(26,004)	(3,532)	3,754	(3,001)
Gain (loss) on exchange rate, net	(70,749)	(27,582)	(85,480)	(134,016)	40,014	42,849	(23,881)
Other non-operating expenses, net	(2,147)	(7,882)	508	(372,540)	(2,721)	(848)	517
Minority interest	-	124	(19)	5	64	-	-
Equity loss of investees	(20,739)	(724)	(36)	(1,162)	(580)	(1,111)	916

Net income (loss)	US$(325,026)	US$(222,334)	US$(349,473)	US$(701,005)	US$(45,403)	US$8,362	US$(39,617)

The following table reconciles pro forma adjusted EBITDA to our net income (loss) for the periods shown:

	Net Serviços de Comunicação S.A. Reconciliation of Pro Forma Adjusted EBITDA for the

	Year Ended December 31,	Six Months Ended June 30,

	Unaudited 2003	Unaudited 2004

	(U.S. dollars in thousands)
Adjusted EBITDA	US$ 101,461	US$ 61,685
Financial expense, net	(28,184)	(14,353)
Income tax benefit (expense)	(5,031)	(1,745)
Depreciation and amortization	(66,183)	(31,821)
Non-recurring severance charges	-	-
Loss on translation, net	-	-
Monetary indexation expense, net	-	-
Gain (loss) on exchange rate, net	6,091	(11,935)
Other non-operating expenses, net	(32,040)	1,431
Minority interest	-	-
Equity loss of investees	-	-

Net income (loss)	US$ (23,866)	US$ 3,262

See “UNAUDITED PRO FORMA SELECTED FINANCIAL DATA” for a discussion of the assumptions used in connection with the preparation of the pro forma adjusted EBITDA table above.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Pay-television subscription revenues

Pay-television subscription revenues increased by 22.5% to US$238.2 million for the six months ended June 30, 2004 compared to US$194.5 million for the same period in 2003. This increase was principally due to the increase in our subscriber base from over 1,285,700 subscribers for the six months ended June 30, 2003 to over 1,379,800 subscribers for the six months ended June 30, 2004, as well as an increase in monthly subscription fees reflecting an increase in the IGP-M inflation rate.

Sign-on and hook-up fee revenues

Sign-on and hook-up fee revenues decreased by 8.9% to US$3.9 million for the six months ended June 30, 2004 compared to US$4.2 million for the same period in 2003. This decrease was primarily due to higher sales of the “loyalty plan,” a program whereby we waive the hook-up fee for pay-television and broadband Internet service subscribers who commit to at least a 12-month subscription with us. See “BUSINESS—Business Overview.”

Telecommunication service revenues

Telecommunication service revenues increased by 16.6% to US$9.3 million for the six months ended June 30, 2004 compared to US$8.0 million for the same period in 2003 due primarily to our providing more engineering services, such as updating customer network stations, services for telecommunications companies and higher revenues from satellite communication services.

Other services revenues

Revenues from other services increased by 57.3% to US$29.7 million for the six months ended June 30, 2004 compared to US$18.9 million for the same period in 2003. This increase was primarily due to higher revenues from our pay-per-view and broadband Internet services.

Broadband Internet service revenues alone rose by 98.3% to US$13.8 million for the six months ended June 30, 2004 as compared to revenues of US$6.9 million for the same period in 2003. This increase was primarily due to an increase in our Vírtua subscriber base, which increased from over 63,500 subscribers for the six months ended June 30, 2003 to over 131,400 subscribers for the six months ended June 30, 2004. Gross additions, which represents new subscribers plus subscribers who had previously had their service disconnected and were then later re-connected, to our broadband Internet subscriber base increased by 300% for the six months ended June 30, 2004 compared to the same period in 2003, principally due to added promotions. See “BUSINESS—Business Overview.”

Taxes and other deductions from revenues

For the six months ended June 30, 2004, services and other taxes totaled US$50.6 million, an increase of 18.7% compared to US$42.6 million for the same period in 2003. This increase was primarily due to an increase in taxes resulting from higher revenues generated by the increase in our pay-television and broadband Internet services subscriber bases.

Programming costs

For the six months ended June 30, 2004, programming expenses totaled US$74.1 million, an increase of 17.9% compared to US$63.0 million recorded for the same period in 2003. This increase was primarily due to the increase in our subscriber base and the increase in programming costs reflecting an increase in the IGP-M inflation rate. As a percentage of net operating revenues, programming costs decreased to 32.1% for the six months ended June 30, 2004 compared to 34.5% for the same period in 2003.

Other direct operating costs

Other direct operating costs increased by 14.4% to US$45.6 million for the six months ended June 30, 2004 compared to US$39.9 million for the same period in 2003, primarily due to higher network expenses, such as electricity, and expenses incurred in contracting with third parties for additional bandwidth to support our broadband Internet services growth. As a percentage of net operating revenues, other direct operating costs decreased to 19.8% for the six months ended June 30, 2004 compared to 21.8% for the same period in 2003.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by 40.5% to US$49.3 million for the six months ended June 30, 2004, compared to US$35.1 million for the same period in 2003. The increase was primarily due to higher marketing and sales expenses, which increased to US$10.9 million for the six months ended June 30, 2004 from US$4.8 million for the six months ended June 30, 2003, and to higher general and administrative expenses, which increased to US$34.1 million for the six months ended June 30, 2004 from US$26.7 million for the six months ended June 30, 2003, principally due to the outsourced portion of our information technology services. As a percentage of net operating revenues, selling, general and administrative expenses increased from 19.2% for the six months ended June 30, 2003 to 21.4% for the same period in 2004.

Depreciation and amortization

For the six months ended June 30, 2004, depreciation and amortization expenses remained fairly stable at US$31.8 million, compared to the US$30.2 million recorded for the same period in 2003.

Monetary indexation expense, net; Gain (loss) on exchange rate, net

Monetary indexation expense, net, represented approximately 40.8% and 37.0% of our total debt for the six months ended June 30, 2004, and for the same period in 2003, respectively. Gain (loss) on exchange rate, net, represented approximately 59.2% and 63.0% of our total debt for the six months ended June 30, 2004, and for the same period in 2003, respectively.

Our combined monetary indexation expense, net, and gain (loss) on exchange rate, net, was a loss of US$26.9 million for the six months ended June 30, 2004, a decrease from a gain of US$46.6 million for the same period in 2003. This decrease was mainly due to the fact that the real depreciated by 7.6% against the U.S. dollar during the first six months of 2004 while it appreciated by 18.7% against the U.S. dollar during the same period in 2003.

Financial expenses

Financial expenses remained fairly stable at US$52.2 million for the six months ended June 30, 2004, compared to US$52.4 million for the same period in 2003. Although financial expenses remained stable, we experienced an increase in fees and default penalties associated with our total debt. This increase was offset by the recording of an IOF (tax on financial transactions) tax provision on transactions with related companies to provide for potential tax liabilities during the six months ended June 30, 2004.

Financial income

Financial income increased by 135.9% to US$8.7 million for the six months ended June 30, 2004 from US$3.7 million for the same period in 2003. This increase was primarily due to higher financial gains from our investments, such gains made possible by a 162.9% increase in cash available for investment resulting from our not making any payments of principal or interest on our debt obligations during the six months ended June 30, 2004.

Equity in results of investees

We recorded a gain in equity in results of investees of US$916,000 for the six months ended June 30, 2004, compared to a loss of US$1.1 million for the same period in 2003. This result was principally attributable to the positive results of Net Brasil during the six months ended June 30, 2004, in which we then held a 40% interest.

Income tax expense

For the six months ended June 30, 2004, we recorded income tax expenses of US$537,000 compared to income tax expenses of US$1.0 million for the same period in 2003. This was primarily due to deferred tax benefits related to accumulated losses, changes in accounting principles applied under Brazilian corporate law, and provisions in subsidiaries that became profitable during the six months ended June 30, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Pay-television subscription revenues

Pay-television subscription revenues increased by 3.4% to US$448.3 million in 2003 from US$433.5 million in 2002. The increase was principally due to an increase in monthly subscription fees to reflect the increase in the IGP-M inflation rate, and an increase in our subscriber base from over 1,330,400 subscribers for the year ended December 31, 2002 to over 1,352,400 subscribers for the year ended December 31, 2003. The average revenue per subscriber in U.S. dollars increased by 6.1% in 2003 compared to 2002.

Sign-on and hook-up fee revenues

Sign-on and hook-up fee revenues decreased by 4.8% to US$8.8 million in 2003 from US$9.3 million in 2002. This decrease was primarily due to the introduction of the “loyalty plan,” a program whereby we waive the hook-up fee for pay-television and broadband Internet service subscribers who commit to at least a 12-month subscription with us. See “BUSINESS—Business Overview.”

Telecommunication service revenues

Telecommunication service revenues increased by 4.1% to US$19.1 million in 2003 from US$18.3 million in 2002 due primarily to our completion of the Brazilian government’s engineering project implementation, the update of the workstations of one of our major customers, the higher number of operating stations and the increase in repair services.

Other services revenues

Revenues from other services increased by 1.1% to US$27.2 million in 2003 compared to US$26.9 million in 2002. This increase was primarily due to higher revenues from our pay-per-view and broadband Internet services.

Broadband Internet service revenues alone rose to US$17.9 million in 2003, an increase of 35% above 2002 revenues of US$13.2 million. This increase was primarily due to an increase in our Vírtua subscriber base, which increased from approximately 55,700 subscribers for the year ended December 31, 2002 to over 91,400 subscribers for the for the year ended December 31, 2003, resulting from our increased focus on and investment in broadband Internet service in 2003. Gross additions to our broadband Internet subscriber base increased by 181% in 2003 compared to 2002, principally due to added promotions. See “BUSINESS—Business Overview.”

Taxes and other deductions from revenues

In 2003, services and other taxes totaled US$93.8 million, an increase of 11.0% compared to US$84.5 million in 2002. This increase was primarily due to an increase in taxes resulting from higher revenues and to the collection of Fundo Estadual de Combate à Pobreza in Rio de Janeiro, a Rio de Janeiro State social tax that was first imposed in January 2003.

Programming costs

In 2003, programming expenses totaled US$135.6 million, a decrease of 6.2% compared to US$144.5 million recorded in 2002. This decrease was primarily due to the renegotiation of our programming costs with our programmers to provide that we are charged for programming in reais instead of in U.S. dollars. As a percentage of net operating revenues, programming costs decreased to 33.1% in 2003 compared to 35.8% in 2002.

Other direct operating costs

Other direct operating costs decreased by 0.8% to US$90.1 million in 2003 compared to US$91.0 million in 2002. Reduced publication costs of our program guide and Monet magazine, an informational magazine that is marketed to the general public, were partially offset by increases in other direct operating costs, such as pole rental and network maintenance expenses. As a percentage of net operating revenues, other direct operating costs decreased slightly to 22.0% in 2003 compared to 22.6% in 2002.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by 12.2% to US$80.2 million in 2003 from US$91.3 million in 2002. The decrease was primarily due to our provision for contingencies relating to fiscal taxes, labor and civil actions, totaling US$18.8 million in 2002. As a percentage of net operating revenues, selling, general and administrative expenses decreased from 22.6% in 2002 to 19.6% in 2003.

Depreciation and amortization

During 2003, depreciation and amortization expenses totaled US$66.2 million, a decrease of 15.9% compared to the US$78.7 million recorded in 2002. This decrease was primarily attributable to US$6.0 million of assets that reached the end of their estimated economic useful life and which were 100% amortized during 2003.

Monetary indexation expense, net; Gain (loss) on exchange rate, net

Monetary indexation expense, net, represented approximately 36.7% and 32.1% of our total debt in 2003 and 2002, respectively. Our reais-denominated debt includes convertible debentures, of which the principal amounts are adjusted periodically based on the IGP-M inflation index, a Brazilian inflation index calculated on a monthly basis by reference to price increases in a variety of goods and services nationwide.

Gain (loss) on exchange rate, net, represented approximately 63.3% and 67.9% of our total debt in 2003 and in 2002, respectively. We record foreign exchange losses or gains on our U.S. dollar-denominated debt as a function of the U.S. dollar’s appreciation or depreciation in relation to the real.

Our combined monetary indexation expense, net, and gain (loss) on exchange rate, net, was a gain of US$36.5 million in 2003, compared to a loss of US$160.0 million in 2002. This improvement was mainly due to appreciation of the real by 18.2% against the U.S. dollar in 2003, while it depreciated by 52.3% in 2002. In addition, annual inflation, as measured by the IGP-M, was approximately 8.7% in 2003 compared to approximately 25.3% in 2002.

Financial expenses

Financial expenses decreased by 31.8% to US$119.3 million in 2003 from US$174.8 million in 2002. This decrease was primarily due to the recording of an IOF (tax on financial transactions) tax provision on transactions with related companies, in the amount of US$34.7 million, to provide for potential tax liabilities in 2002.

Financial income

Financial income decreased by 48% to US$10.5 million in 2003 from US$20.2 million in 2002, even though we experienced greater financial gains from our short-term investments in 2003. The positive results of our hedge positions in 2002 as compared to 2003, when we did not engage in hedging transactions, led to this overall decrease in financial income for 2003.

Equity in results of investees

We recorded a loss in equity in results of investees of US$580,000 in 2003 compared to a loss of US$1.2 million in 2002. This result was principally attributable to lower losses incurred by Net Brasil during 2003, in which we then held a 40% interest.

Income tax expense

In 2003, we recorded income tax expenses of US$5.1 million compared to income tax expenses of US$4.4 million in 2002, as some of our subsidiaries’, including Net São Paulo Ltda., Net Rio S.A. and Net Belo Horizonte Ltda. profits rose during the second half of 2003.

Cumulative effect of accounting change

In January 2002, we adopted SFAS No. 142, which requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS No. 142 requires that goodwill be reviewed for impairment upon adoption of SFAS No. 142 and annually thereafter.

Upon adoption of SFAS No. 142, we recorded a non-cash charge of US$367.7 million to reduce the carrying value of goodwill to reflect the decline in our stock price since the 2000 acquisitions of Net Sul and Vicom. In calculating the impairment charge, the fair value of the impaired reporting units was estimated using the discounted cash flow methodology. This charge is reflected as a cumulative effect of accounting change in our accompanying consolidated statement of operations for 2002.

In 2003, we did not record charges to reduce the carrying value of goodwill.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Pay-television subscription revenues

Pay-television subscription revenues decreased by 15.4% to US$433.5 million in 2002 from US$512.3 million in 2001. The decrease was principally due to the 52.3% depreciation of the real against the U.S. dollar during the year. Subscription revenues remained fairly stable in local currency terms. Average revenue per subscriber in U.S. dollars decreased by 11.5% in 2002 compared to 2001, despite increases in monthly subscription fees in reais that took effect in June and September 2002.

Sign-on and hook-up fee revenues

Sign-on and hook-up fee revenues decreased by 54.6% to US$9.3 million in 2002 from US$20.5 million in 2001. This decrease was primarily due to the depreciation of the real against the U.S. dollar and a decrease in the number of subscriber installations during 2002.

Telecommunication service revenues

Telecommunication service revenues decreased by 24.1% to US$18.3 million in 2002 from US$24.1 million in 2001 due primarily to the renewal of contracts with corporate customers for amounts less than what these customers were previously paying and the effect of the depreciation of the real against the U.S. dollar.

Other services revenues

Revenues from other services decreased by 13.2% to US$26.9 million in 2002 from US$31.0 million in 2001. The decrease was primarily due to the depreciation of the real against the U.S. dollar and offset the positive effects of the increase in the number of our broadband Internet service subscribers and the improvement in our subscriber base mix, which had a positive impact on broadband revenues. Our Vírtua subscriber active base grew by 4.4% to approximately 55,700 at December 31, 2002 from approximately 53,300 at December 31, 2001.

Taxes and other deductions from revenues

Taxes and other deductions from revenues decreased by 10.8% to US$84.5 million in 2002 from US$94.7 million in 2001, as a result of the depreciation of the real. This decrease offset increased customer disconnections and cancellations and the impact of an increase in the ICMS tax rate on our Vírtua operations in the State of São Paulo.

Programming costs

In 2002, programming expenses totaled US$144.5 million, a decrease of 5.5% compared to US$152.9 million recorded in 2001. This decrease was a result of the depreciation of the real during 2002. As a percentage of net operating revenues, programming costs increased to 35.8% in 2002 compared to 31.0% in 2001.

Other direct operating costs

Other direct operating costs decreased by 18.3% to US$91.0 million in 2002 compared to US$111.4 million in 2001. This overall decrease resulted from the depreciation of the real against the U.S. dollar, partially offset by increases in pole rental and network maintenance expenses. As a percentage of net operating revenues, other direct operating costs remained stable at 22.6%.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by 14.0% to US$91.3 million in 2002 from US$106.1 million in 2001. The decrease was primarily attributable to our reduction of marketing, personnel and office expenses to better align our costs structure to our liquidity position. As a percentage of net operating revenues, selling, general and administrative expenses remained fairly stable at 22.6%.

Depreciation and amortization

Depreciation and amortization expenses decreased by 65.2% to US$78.7 million in 2002 compared to US$226.1 million in 2001. This decrease was caused by the depreciation of the real and revisions extending the estimated useful lives of some of our main assets, such as our network and decoders.

Monetary indexation expense, net; Gain (loss) on exchange rate, net

Monetary indexation expense, net, represented approximately 32.1% and 49.4% of our total debt in 2002 and in 2001, respectively.

Gain (loss) on exchange rate, net, represented approximately 67.9% and 50.6% of our total debt in 2002 and in 2001, respectively.

Our combined monetary indexation expense, net, and gain (loss) on exchange rate, net, was US$160.0 million in 2002, a 27.8% increase from US$125.2 million in 2001. This increased combined expense and loss was mainly due to the real’s 52.3% depreciation against the U.S. dollar, which was significantly higher than the 18.7% depreciation in 2001. Annual inflation, as measured by the IGP-M, was approximately 25.3% in 2002 compared to approximately 10.8% in 2001.

Financial expenses

Financial expenses increased by 33.1% to US$174.8 million in 2002 from US$131.3 million in 2001. This increase was primarily due to the recording of an IOF (tax on financial transactions) tax provision of

US$34.7 million on transactions with related companies to provide for potential tax liabilities. This provision was necessary in light of certain then-recent adverse decisions by the Tribunal Regional de Justiça (Regional Court) and the restatement of advances for future capitalization, or AFACs, made to us by some of our major shareholders prior to the recapitalization.

Financial income

Financial income increased by 18.1% to US$20.2 million in 2002 from US$17.1 million in 2001. The increase was due to gains from hedge positions.

Equity in results of investees

We recorded a loss in equity in results of investees of US$1.2 million in 2002 compared to a loss of US$36,000 in 2001. This result was principally attributable to higher losses incurred by Net Brasil during 2002, in which we then held a 40% interest.

Income tax expense

In 2002, we recorded income tax expenses of US$4.4 million compared to income tax expenses of US$1.4 million in 2001, as some of our subsidiaries, including Net São Paulo Ltda., Net Rio S.A. and Net Belo Horizonte Ltda. became profitable during the second half of 2002.

Cumulative effect of accounting change

In January 2002, we adopted SFAS No. 142, which requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS No. 142 requires that goodwill be reviewed for impairment upon adoption of SFAS No. 142 and annually thereafter.

Upon adoption of SFAS No. 142, we recorded a non-cash charge of US$367.7 million to reduce the carrying value of goodwill to reflect the decline in our stock price since the 2000 acquisitions of Net Sul and Vicom. In calculating the impairment charge, the fair value of the impaired reporting units was estimated using the discounted cash flow methodology. This charge is reflected as a cumulative effect of accounting change in our accompanying consolidated statement of operations for 2002.

Liquidity and Capital Resources

We broadly define liquidity as our ability to generate sufficient cash flow from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet our strategic and financial objectives. Accordingly, liquidity cannot be considered separately from capital resources that consist of current or potentially available future funds for use in meeting debt service requirements and long-range business objectives.

Cash Flows

We had cash and cash equivalents of US$68.8 million as of December 31, 2003, an increase of 336.8% from US$15.8 million as of December 31, 2002. As of June 30, 2004, we had cash and cash equivalents of US$96.5 million.

Cash flows from operating activities. Net cash from operating activities was US$43.9 million for the six months ended June 30, 2004, compared to US$20.4 million for the same period in 2003. This increase was due primarily to higher average revenues per subscriber in U.S. dollars, resulting from the increase in monthly fees charged to subscribers, and the increase in the number of our subscribers. In addition, we did not owe any deferred fees to equipment suppliers during the six months ended June 30, 2004, as all such deferred fees were paid during 2003. During the six months ended June 30, 2003, we paid US$6.5 million in deferred fees to our equipment suppliers.

Net cash from operating activities was US$63.6 million in 2003, compared to US$107.7 million in 2002. Although we generated higher average revenues per subscriber in U.S. dollars due to the increase in monthly fees charged to subscribers, this increase in revenues was offset by our paying in full our 2003 programming fees totaling R$413.5 million (US$133.1 million), as compared to 2002 wherein we deferred our programming fees.

Net cash from operating activities was US$107.7 million in 2002, compared to US$33.3 million in 2001. Although average revenue per subscriber in U.S. dollars decreased due to the depreciation of the real against the dollar, a reduction in the number of our subscribers and increased programming expenses, overall cash flows from operating activities increased in 2002 as compared to 2001 due primarily to the capitalization of US$50.6 million in programming expenses as part of our 2002 recapitalization and the deferral of US$19.8 million in programming fees from 2002 to later years.

Cash flows from investing activities. We used US$11.0 million in investing activities for the six months ended June 30, 2004, an increase of 160.7% as compared to the US$4.2 million used in investing for the same period in 2003. This increase was due primarily to the increase in the aggregate amount of equipment costs resulting from higher sales of broadband Internet and pay-television services experienced during the first six months of 2004.

We used US$19.4 million in investing activities during 2003, a decrease of 27% as compared to US$26.7 million used in investing activities in 2002. This decrease was due primarily to our reducing capital expenditures by limiting our capital expenditures to geographic areas and services from which we believe we can achieve higher returns on our investments. See “—Capital Expenditures,” below.

We used US$26.7 million in investing activities during 2002, a decrease of 79.3% as compared to US$129.0 million used in investing activities in 2001. The decrease was due primarily to our significant reduction of capital expenditures, more selective investments in installations and our deferral from 2002 to 2003 of US$12.4 million of payments to equipment suppliers, based on negotiations with such suppliers. This deferral increased our cash disbursements for capital expenditures in 2003.

Cash flows from financing activities. We had no cash flow from financing activities during the six months ended June 30, 2004 compared to a cash outflow of US$39,000 during the six months ended June 30, 2003.

We had a cash outflow of US$70.5 million from financing activities in 2002 compared to a cash inflow of US$46.5 million in 2001. Our principal sources of financing during 2002 were proceeds of US$92.0 million in connection with our recapitalization and proceeds from capital advances from our shareholders. In 2002, we refinanced or repaid US$444.4 million in aggregate principal amount of debt. This consisted of (1) the payment by our subsidiary, Jonquil Ventures Ltd., of US$52.0 million aggregate principal amount at maturity of zero-coupon guaranteed notes on July 15, 2002, (2) the payment of US$7.7 million related to the October 30, 2002 exercise of put options by holders of our floating rate notes, (3) the payment of US$25.6 million aggregate principal amount on our BNDES loan facility, (4) the payment of US$33.2 million aggregate principal amount on the sale of subscriber receivables to Cable S.A., (5) the repayment of US$35.3 million of scheduled payments under our IFC facilities and (6) the payment of trade financing and short-term loans in the amount of US$290.6 million.

Liquidity Requirements and Sources

We need significant cash to make principal and interest payments on our debt, conduct our ongoing operations and fund capital expenditures. We have historically funded these liquidity requirements through operating cash flows, borrowings under credit facilities, the proceeds of debt and equity financings, and capital advances and loans from our shareholders. After taking into consideration the range of projections of cash flows from operations, anticipated capital expenditures and debt principal and interest repayment requirements, unless we are able successfully to restructure our debt and/or obtain financing from third parties, we will not have adequate financial resources to meet our anticipated cash requirements for the remainder of 2004 and future periods.

The amount of our anticipated operating cash flows during the remainder of 2004 and future periods could be adversely affected by a number of factors, many of which are not within our control. Weakness of the Brazilian economy could result in a decline in the number of our subscribers, which would lower subscription and sign-on and hook-up fees. Depreciation of the real against the U.S. dollar would decrease our revenue per subscriber in U.S. dollar terms, unless we were able to implement corresponding increases in subscription fees in reais, which we do not believe is likely. Depreciation of the real against the dollar would also increase the amount of cash that we have to use to cover our U.S. dollar-denominated or U.S. dollar-indexed expenses including most of our equipment expenses.

Principal and interest payments on our debt represent significant liquidity requirements for us. The aggregate unpaid principal balance of our debt totaled approximately US$349.9 million as of December 31, 2003, US$206.6 million of which was denominated in U.S. dollars, and approximately US$329.2 million as of June 30, 2004, US$194.9 million of which was denominated in U.S. dollars. In addition, our accrued but unpaid interest totaled US$85.5 million and US$100.0 million as of December 31, 2003 and June 30, 2004, respectively, and other fees and penalties totaled US$22.1 million and US$34.4 million as of December 31, 2003 and June 30, 2004, respectively. Average interest rates on our debt during 2003 were approximately 26.3% in respect of our reais-denominated currency debt, and approximately 7.8% in respect of our U.S. dollar-denominated debt. Average interest rates on our debt during the first six months of 2004 were approximately 19.0% per annum in respect of our reais-denominated currency debt and approximately 8.8% per annum in respect of our U.S. dollar-denominated debt. All of our indebtedness has been classified as “current.” See “—Liquidity and Capital Resources” for details of our debt.

We have a significant working capital deficit, primarily as a result of the unpaid principal of our debt, interest and financial charges. At June 30, 2004, our current liabilities exceeded our current assets by $455.4 million. If we are unable to successfully conclude the restructuring, we will have to consider pursuing alternative options, which could include a sale or liquidation of assets.

We have not made principal or interest payments on any of our debt since prior to December 2002. Our non-payment of these scheduled principal and interest payments constitutes an event of default under our debt facilities and instruments, which permits, subject to applicable procedural requirements, our various lenders and debt holders to accelerate all amounts due under their respective debt facilities and instruments. In December 2002, Unibanco filed a collection suit against us in the Central Civil Court of São Paulo relating to a loan made to us in the amount of R$72.2 million (US$23.2 million). Although this action has been suspended, we cannot assure you that such action will not be reinstituted or that any of our other lenders or debt holders will not seek to accelerate amounts outstanding under any of our debt facilities or instruments or seek to exercise legal remedies to enforce their rights thereunder or in accordance with Brazilian law. Any such action could result in our liquidation or sale and/or liquidation or sale of certain of our subsidiaries. See “BUSINESS—Legal Proceedings.”

In early 2003, we commenced negotiations with an informal steering committee of our various lenders and debt holders, including holders of the existing notes, to restructure our debt obligations. On June 24 and June 25, 2004, we entered into commitment letters with creditors holding in the aggregate approximately 70% principal amount of our outstanding debt. We subsequently negotiated and finalized the more detailed terms of the definitive agreements for the restructuring with these creditors and their legal advisors, which terms are further described elsewhere in this prospectus. The goals of the restructuring plan are to, among other things, reduce our near-term debt service obligations to levels that can be serviced with operating cash flows, limit the impact of future exchange rate volatility by reducing the amount of our U.S. dollar-denominated debt, amend certain financial and other covenants in our debt facilities and instruments and establish a fully-funded business plan for the medium-term.

If the restructuring is consummated with the participation of 100% of our creditors, the aggregate amount of our financial debt and accrued interest payable thereon, calculated in accordance with U.S. GAAP, will be reduced from approximately US$329.3 million of debt and US$139.3 million of accrued interest, each as of June 30, 2004, to approximately US$274.3 million of debt and no accrued interest. The exact level of our financial debt and accrued interest immediately following the restructuring will depend on a number of variables that are beyond our control, including the prevailing exchange rate as of the closing of the restructuring and the percentage of our creditors that participate in the restructuring. See “UNAUDITED PRO FORMA FINANCIAL DATA.” In connection with the restructuring, we expect to issue an aggregate of 1,825,021,996 new equity shares at a price of no less than R$0.35 per share. The consummation of the restructuring is subject to a number of significant conditions precedent, which are further described elsewhere in this prospectus. See “THE RESTRUCTURING.”

We can give no assurance that the restructuring will be consummated or that our outstanding debt will be renegotiated in full or in part. If the restructuring is not concluded in a satisfactory manner, we will not be able to meet our debt obligations without further financing by third parties. This would result in a liquidity crisis for us, would have a material adverse impact on our financial condition, and could result in our inability to operate as a “going concern.” If we are unable to continue as a “going concern,” we may be forced to pursue a sale or liquidation of assets to satisfy our obligations to our creditors.

Our ability to raise short-term or long-term debt financing or equity financing in the future will depend on a number of factors outside of our control, including conditions in Brazil and in international financial markets and our ability to reach agreement with our various lenders and debt holders. Even if the restructuring is consummated, we cannot assure you that in the future we will be able to raise debt financing in sufficient amounts or at all. During 2002, Standard & Poor’s lowered our foreign and local currency corporate credit and senior unsecured debt ratings and placed us on credit watch with negative implications. Our rating was lowered (i) to B+ from BB- on February 8, 2002, (ii) to CCC+ from B+ on June 28, 2002 and (iii) to D from CCC+ on December 3, 2002. Currently, our rating is D.

The following table sets out our major contractual obligations as of June 30, 2004

	Payments due by period

	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years

	(US$ in Millions)
Debt	329.2	–	–	–
Payments to Net Brasil pursuant to programming agreement	0.1	0.3	0.3	0.3
Lease of Utility Poles(1)	16.5	33.0	33.0	33.0
Contax Customer Service Centers	7.8	13.6	13.6	–
Lease of Office Space	0.5	1.0	1.0	–

Total	354.1	47.9	47.9	33.3
(1)

In addition to the amounts listed in the table above, we are contractually obligated to make lease payments under our utility pole lease arrangements from the time the lease expires until our equipment is removed from such poles.

Capital Expenditures

Our capital expenditures, identified by major category, are as follows:

  subscriber installation, including purchases of set top boxes;

  cable network construction and rebuilding, which primarily includes construction costs related to installing cable system infrastructure in multiple dwelling units, or MDUs, rebuilding portions of our network and, to a very limited extent, the growth or build-out of our cable network;

  broadband network construction and rebuilding, which primarily includes construction costs related to cable modem installation, installing broadband infrastructure in MDUs, rebuilding portions of our network to permit two-way communication and the build-out of our broadband network, including our data center; and

  upgrading existing systems, the purpose of which is principally to improve technical quality, further improve management controls and support subscriber growth.

We have historically made significant capital expenditures relating to the codification of our network, principally to reduce piracy. This process is now substantially complete. Therefore, we have not made substantial capital expenditures for codification since 2001, and we do not expect to make capital expenditures for this purpose during the remainder of 2004 and beyond.

We expect to make total annual capital expenditures of approximately US$40 million in each of 2004 and 2005, mainly due to our planned roll-out of digital cable and an anticipated increase in equipment costs corresponding to an anticipated increase in the growth rate of our broadband subscriber base. During the six months ended June 30, 2004, we made total capital expenditures of approximately US$14.8 million. During the first six months of 2004, the breakdown of capital expenditures by major category was as follows: subscriber installation (55%), upgrading existing systems (8%) and cable network construction and rebuilding (25%).

We reduced our level of capital expenditures in 2003 as compared to 2002, as we were able to better target our investments on a selective basis. In 2003, we made total capital expenditures of US$22.8 million, a decrease of 40% from US$38.0 million in 2002. In 2003, the breakdown of capital expenditures by major category was as follows: subscriber installation (51%), upgrading existing systems (37%) and cable network construction and rebuilding (3%).

We significantly reduced our level of capital expenditures in 2002 as compared to 2001 in response to adverse developments in our business and operating results. In 2002, we made total capital expenditures of US$38.0 million, a decrease of 71.2% from US$132.2 million in 2001. In 2002, the breakdown of capital expenditures by major category was as follows: subscriber installation (23%), cable network construction and rebuilding (7%) and upgrading existing systems (22%).

We will continue to pursue a selective capital spending plan during the remainder of 2004 and in 2005, in an effort to foster our objective of achieving higher returns on our investments. Pursuant to this plan, we will target our capital spending on selected portions of our existing network, principally in wealthy, urban areas. In these areas, we will make capital expenditures principally to upgrade the technical quality and capacity of our existing systems, upgrade headends and specifically targeted nodes to permit transmission of digital cable and, in some cases, rebuild portions of our network. Upgrading our cable systems will enable us to offer a variety of advanced products and services in the near future, including digital cable, which we plan to introduce in the fourth quarter of 2004, additional channels, expanded pay-per-view options, near video-on-demand and interactive services. We will also make capital expenditures for subscriber installation. We do not plan on making substantial capital expenditures for codification of our network and will significantly reduce expenditures related to both cable network and broadband network construction and rebuilding. We expect to be able to fund our capital expenditures for the remainder of 2004 and for 2005 from funds from operations.

Existing Indebtedness

The aggregate unpaid principal balance of our debt totaled approximately US$349.9 million as of December 31, 2003 and approximately US$329.2 million as of June 30, 2004. In addition, our accrued but unpaid interest totaled US$85.5 million and US$100.0 million as of December 31, 2003 and June 30, 2004, respectively, and other fees and penalties totaled US$22.1 million and US$34.4 million as of December 31, 2003 and June 30, 2004, respectively. We have not made principal or interest payments on any of our debt since prior to December 2002. Such non-payment constitutes an event of default under our debt facilities and instruments, which permits, subject to applicable procedural requirements, our various lenders and debt holders to accelerate all amounts due under their respective debt facilities and instruments. All of our indebtedness has been classified as “current.”

We and our consolidated subsidiaries had the following debt outstanding as of June 30, 2004.

U.S. dollar-denominated debt:	(in thousands)
Existing notes	US$ 97,692
Floating rate notes	72,300
Trade Financing and bank loans	24,910

Total	194,902

Reais-denominated debt (1):
Non-convertible debentures	US$ 62,796
Convertible debentures	14,915
Working capital and bank loans	56,625

Total	134,336

Total Short Term Debt	US$ 329,238
Total Long-term debt	US$ –

The various base rates used to determine the interest rate of our debt for the last twelve months ended June 30, 2004 were as follows:

LIBOR	1.9%
CDI	18.6%
IGP-M	9.6%
(1)	Calculated using the June 30, 2004 exchange rate of R$3.1075 for each US$1.00.

The Existing Notes

In June 1996, our predecessor company issued US$185 million principal amount of 12.625% senior guaranteed notes due June 18, 2004, or the existing notes. At maturity, holders that then held existing notes were entitled to also receive a premium payment equal to 5.0% of the principal amount of their existing notes being redeemed. The existing notes are unconditionally guaranteed on a joint and several basis by a number of our subsidiaries. We did not make the scheduled repayment of principal or the premium payment of 5.0% due on June 18, 2004.

Each existing noteholder was entitled to require us to redeem the existing notes at a redemption price of 101% of the principal amount of such holder’s existing notes on June 18, 2001. On March 20, 2001, we announced a waiver solicitation to the holders of the existing notes, offering a waiver payment of US$7 per US$1,000 of principal amount held to each holder that would agree not to exercise its redemption right on June 18, 2001. Holders of the existing notes representing the principal amount of US$71.9 million accepted the waiver payment, thereby agreeing to hold their existing notes until maturity. Holders representing the principal amount of US$25.8 million did not accept the offer of a waiver payment, but nonetheless did not exercise their redemption right. Existing notes representing the principal amount of US$87.3 million were redeemed on June 18, 2001. Accordingly, existing notes in the principal amount of US$97,692,000 are currently outstanding.

The indenture relating to the existing notes contains covenants which restrict our ability and our subsidiary guarantors’ ability to incur additional indebtedness (prohibiting us from incurring debt if our consolidated indebtedness to consolidated operating cash flow ratio for the latest fiscal quarter exceeds 6.00 to 1.0), pay dividends, create certain liens, consummate certain asset sales and materially alter the organizational and legal structure of our business. We would also be required to make an offer to purchase the outstanding existing notes in the event of a change in control or, under certain circumstances, with the net cash proceeds of certain asset sales. If the exchange offer and consent solicitation is completed, the proposed amendments to the indenture will become operative. Any existing notes that remain outstanding will lose the benefit of certain restrictive covenants, events of default and other provisions of the existing notes contained in the indenture. See “THE PROPOSED AMENDMENTS.”

In addition to not making the scheduled repayment of principal or making the premium payment of 5.0% on the principal amount of existing notes on June 18, 2004, we did not make the scheduled interest payments of US$8.9 million due December 18, 2002, US$8.9 million due June 18, 2003, or US$8.9 million due December 18, 2003.

In connection with this exchange offer and consent solicitation, we are offering to exchange our new notes and cash for the existing notes. See “THE EXCHANGE OFFER AND CONSENT SOLICITATION” and “DESCRIPTION OF NEW NOTES” for more details.

Floating rate notes

In connection with our September 2000 acquisition of Net Sul, we guaranteed all obligations associated with Net Sul’s October 1997 issuance of US$80 million principal amount of floating rate notes due October 2005. The notes consist of US$48 million of Series A floating rate notes, US$11 million of Series B floating rate notes and US$21 million of Series C floating rate notes. The notes bear interest at LIBOR plus a spread that varies with our total consolidated debt to consolidated operating cash flow ratio. The spread on the Series A floating rate notes ranges from 3.125% to 4.0% and on the Series B and C floating rate notes ranges from 2.5% to 3.375%. During 2003 and the first six months of 2004, the interest rate on the Series A, Series B and Series C floating rate notes was LIBOR plus 3.625%, LIBOR plus 3.00% and LIBOR plus 3.00%, respectively. Interest is payable quarterly, in arrears.

The floating rate notes are guaranteed by us and a substantial number of our subsidiaries. On August 30, 2002, the deadline for the exercise of put options on the Series B and Series C floating rate notes, holders of US$7.7 million principal amount of floating rate notes exercised their put option, representing 24% of the aggregate outstanding principal amount that was entitled to be put. Floating rate notes having an aggregate principal amount of US$48 million were subject to redemption at the option of the holders in October 2003. To facilitate our debt restructuring, we have entered into a series of letter agreements for the benefit of those holders of our floating rate notes that did not elect to require us to redeem their Series A floating rate notes in October 2003. In the most recent of those letter agreements, we have agreed to extend the date for mandatory redemption of those holders’ Series A floating rate notes to December 2004. The final maturity date for notes not so redeemed is October 2005.

The indenture relating to the floating rate notes requires us to observe a number of restrictive covenants, including limitations on restricted payments, dividends and liens; restrictions on transfers of existing businesses; limitations on transactions with affiliates; prohibitions on a change of control; limitations on asset dispositions; and limitations on guarantees by restricted subsidiaries.

In addition, we are required to observe financial covenants requiring us to maintain at all times certain specified financial ratios, including a consolidated indebtedness to consolidated operating cash flow ratio for the prior two semi-annual periods of 5.00 to 1.0in 2004, and an adjusted EBITDA to consolidated net interest expense ratio for the prior two semi-annual periods of 2.00 to 1.0 in 2004.

We did not make scheduled interest payments on the floating rate notes of US$1,024,267 due January 31, 2003, US$833,633 due April 30, 2003, US$904,411 due July 31, 2003, US$891,378 due October 31, 2003, US$927,156 due January 31, 2004, US$899,000 due April 30, 2004, US$903,644 due July 31, 2004, or US$931,244 due October 31, 2004. An exchange offer and consent solicitation is being conducted in connection with the floating rate notes that will effectively extend the maturity date of the floating rate notes and eliminate most covenants in the indenture relating to the floating rate notes. See “DESCRIPTION OF OTHER INDEBTEDNESS” for more details.

Trade Financing and U.S. dollar-denominated bank loans

A number of our subsidiaries have entered into U.S. dollar-denominated trade financing loans and U.S. dollar-denominated bank loans with Brazilian financial institutions. As of June 30, 2004, we had

US$24.9 million principal amount outstanding under these loans. Trade financing loans are short-term loans guaranteed by us or our wholly owned subsidiary Multicanal Telecomunicações S.A., or a combination of the two. The nominal interest rate of our trade financing loans ranged from LIBOR plus 2.5% to 5.0% per annum at June 30, 2004. Our U.S. dollar-denominated bank loans bear interest at floating rates based on LIBOR.

In connection with the restructuring, we will refinance these U.S. dollar-denominated trade financing loans and U.S. dollar-denominated bank loans by entering into new senior secured credit facilities, to be denominated in U.S. dollars or reais, and guaranteed by all of the guarantors under the new notes. See “DESCRIPTION OF OTHER INDEBTEDNESS” for more details.

Non-convertible debentures

In December 2000, we issued reais-denominated debentures in an aggregate principal amount of R$200 million (US$64.4 million). The debentures originally bore interest at the CDI rate plus 0.75% per annum. As a result of negotiations in April 2001 to eliminate our floating asset pledge, which previously applied to these debentures, the interest rate was increased to the CDI rate plus 1.05% per annum. These debentures matured on December 3, 2003.

We did not make the scheduled interest payments on these debentures of US$5.6 million due December 1, 2002, US$9.0 million due June 2, 2003, or US$9.5 million due December 1, 2003. We also did not make the scheduled repayment of principal in the amount of US$67.5 million due December 1, 2003.

In connection with the restructuring, we will offer new reais-denominated debentures guaranteed by all of the guarantors under the new notes in exchange for all of our outstanding non-convertible debentures. See “DESCRIPTION OF OTHER INDEBTEDNESS” for more details.

Convertible debentures

In December 1999, we issued 3,500 reais-denominated convertible debentures in an aggregate principal amount of R$350 million (US$112.6 million). The convertible debentures bear interest, payable annually, at 12% over the IGP-M rate and mature on December 1, 2006. The IGP-M rate is a Brazilian inflation index calculated on a monthly basis by reference to price increases in a variety of goods and services nationwide. Each debenture has a face value of R$100,000, adjusted by the IGP-M rate, and is convertible into 8,208 of our preferred shares through November 30, 2004. After November 30, 2004, the conversion ratio decreases to 5,745 of our preferred shares for the period from December 1, 2004 to November 30, 2005 and to 3,283 of our preferred shares for the period from December 1, 2005 until maturity. We are required to amortize those debentures that are not converted in accordance with the following schedule: 30% at December 1, 2004; 30% at December 1, 2005; and 40% at December 1, 2006.

In April 2001, we paid each holder of the convertible debentures R$1,200 per debenture, as a result of negotiations to eliminate our floating asset pledge that previously had applied to these debentures.

If we increase our capital by issuing shares or if we issue warrants, the principal amount of the debentures may be (i) converted into preferred shares at the same price as the issuance during the subscription period for such new shares in the period of the preemptive rights or the public offering or (ii) converted into preferred shares at the same price of the new shares issued under the warrants, and in either case we would be required to pay in cash the applicable interest within 30 days after the conversion. As of June 30, 2004, 92% of the debentures had been converted into preferred shares, with the result that R$46.2 million (US$14.9 million) principal amount of debentures was outstanding at that date.

The indenture governing the convertible debentures contains a financial covenant requiring us to maintain a consolidated net debt to adjusted EBITDA ratio that, each quarter, does not exceed 6.00 to 1.0.

We did not make scheduled interest payments of US$1.6 million due December 1, 2002 or US$2.2 million due December 1, 2003.

In connection with the restructuring, we will offer new reais-denominated debentures guaranteed by all of the guarantors under the new notes in exchange for all of our outstanding convertible debentures. See “DESCRIPTION OF OTHER INDEBTEDNESS” for more details.

Working capital and bank loans

As of June 30, 2004, working capital and bank loans consist of R$176.0 million (US$56.6 million) principal amount of reais-denominated short-term loans with Brazilian financial institutions. These loans bear interest at floating interest rates based on the CDI rate.

In December 2002, Unibanco filed a collection suit against us with the Central Civil Court of São Paulo relating to a loan facility in the amount of R$72.2 million (US$23.2 million) that we entered into with Unibanco on August 26, 2002. Unibanco is party to the commitment letter, and thus has agreed to suspend its collection suit against us. See “BUSINESS—Legal Proceedings.”

In connection with the restructuring, we will refinance these working capital and bank loans by entering into new senior secured credit facilities, to be denominated in U.S. dollars or reais, and guaranteed by all of the guarantors under the new notes. See “DESCRIPTION OF OTHER INDEBTEDNESS” for more details.

Off-balance sheet arrangements

We did not engage in any off-balance sheet arrangements in 2003 or during the six months ended June 30, 2004.

Brazilian Economic Environment

General

The Brazilian economy historically has been subject to periodic and occasionally significant intervention by the Brazilian government. The government has often changed monetary, credit, tariff, exchange rate and other policies, with the goal of influencing the economy. The government’s actions to control inflation and effect other policies have involved wage and price controls, as well as other interventionist measures, such as freezing bank accounts and imposing capital controls. Although the stated intention of the present government is to gradually reduce governmental intervention in the economy, it remains possible that government economic policies could adversely affect our business and financial condition, as could the government’s response to certain political or social developments.

Historically, inflation, government actions taken to combat inflation, and public speculation about possible future government actions, have also contributed significantly to economic uncertainty in Brazil and heightened volatility in the Brazilian securities markets. Beginning in December 1993, the government launched an economic stabilization plan, known as the Real Plan, which was intended to reduce inflation by reducing certain public expenditures, collecting liabilities owed to the government, increasing tax revenues, continuing a privatization program and introducing a new currency, the real, into circulation in June 1994. Following the implementation of the Real Plan, inflation dropped significantly from previous levels (which at times had exceeded 40% per month) to monthly rates of lower than 1%. In addition, the government demonstrated a commitment to instituting conservative fiscal policy. Early in 2000, the Brazilian Congress passed the Fiscal Responsibility Law, which limits public payroll expenditures. The Brazilian gross domestic product reached 4.2% in 2000. A somewhat lower growth rate occurred for 2001, as a result of the Brazilian electricity shortage and the energy consumption limitations the government had imposed.

Emerging markets volatility and the 2002 elections in Brazil caused considerable outflows of funds and declines in the amount of foreign investments in Brazil. These factors adversely affected the Brazilian markets and caused the real to depreciate to R$3.9552 to US$1.00 in October 2002, its lowest ever value against the U.S. dollar.

Since taking office in January 2003, President Luis Inacio Lula da Silva has continued to follow the policies implemented by the previous administration, causing a reduction in volatility and an improvement in market conditions. Also, the real was quoted at R$2.8892 to US$1.00 on December 31, 2003, an appreciation of 18.2% compared to R$3.5333 to US$1.00 on December 31, 2002. As a result, the inflation rate, as measured by the IGP-M, declined from 25.3% in 2002 to 8.7% in 2003, and was 9.6% for the last twelve months ended June 30, 2004. Interest rates, as measured by the CDI rate, declined from 24.8% in 2002 to 23.2% in 2003, and were at an annualized rate of 18.6% for the last twelve months ended June 30, 2004. There can be no assurance that the government will not change its economic stabilization policies in the future, and continued economic stability remains subject to a variety of domestic and external pressures.

Effects of Inflation and Exchange Rate Fluctuations

Until July 1994, Brazil had for many years experienced high and generally unpredictable rates of inflation, as well as a steady depreciation of its currency relative to the U.S. dollar. The following table sets forth Brazilian inflation, as measured by the IGP-M, and the depreciation of the real against the U.S. dollar for the periods shown:

	Year Ended December 31,					Last Twelve Months Ended June 30,

	1999	2000	2001	2002	2003	2003	2004

Inflation (IGP-M Index)	20.0%	9.8%	10.8%	25.3%	8.7%	28.2%	9.6%
Currency (depreciation) appreciation	(48.0)%	(9.3)%	(18.7)%	(52.3)%	18.2%	18.7%	(7.6)%

As a result of the Real Plan, the rate of inflation and the rate of depreciation has been reduced considerably since July 1, 1994. In the first nine months of 2002, due to market instability driven by international factors, the real experienced a depreciation of 67.9%. However, in the last quarter of 2002, the Brazilian currency partially recovered and ended the year with a depreciation of 52.3%. In 2003, the real appreciated by 18.2%. For the six months ended June 30, 2004, the real depreciated by 7.6%.

Despite the principles adopted for translating our reais-denominated financial statements into U.S. dollars, significant distortions to our reported results for the affected periods may remain, as a result of the inability of accounting conventions to fully reflect actual economic conditions prevailing during the relevant fiscal periods. While our financial records have been maintained in reais, our reporting currency for all periods is the U.S. dollar.

Because of the differences between the evolution of the rates of inflation in Brazil and changes in the rates of depreciation, as well as the effects of the change of our functional currency, amounts presented in U.S. dollars may show distortions when compared on a period-to-period basis. The depreciation of the real against the U.S. dollar has had the following effects on our results of operations:

  The translation effects of our U.S. dollar transactions, primarily represented by loans, are recorded as gain (loss) on exchange rate, net, in our statement of operations.

  Our non-monetary assets, consisting primarily of property and equipment, goodwill on the acquisition of consolidated subsidiaries and certain other long-term assets, are not translated upon acquisition using historical U.S. dollar rates and fixed in U.S. dollars. Therefore, any depreciation of the real against the U.S. dollar is reflected directly in stockholders’ equity, including through the decrease in reais-denominated book value of property, plant and equipment when translated into U.S. dollars. These currency translation effects are beyond our management’s control.

For further information on the presentation of our financial information, see note 2 to our audited consolidated financial statements for the year ended December 31, 2003 and note 2 to our unaudited consolidated financial statements for the six months ended June 30, 2004.

Inflation and exchange rate variations historically have affected and will continue to have multiple effects on our results of operations. Our statements of operations expressed in reais are translated to U.S. dollars at the average exchange rate for the period. The current period U.S. dollars in the statements of operations will be reduced or increased at the same rate as the real lost or gained value in relation to the U.S. dollar over the period in question.

However, a portion of our operating expenses (e.g., maintenance, selling, general and administrative expenses) is in reais and tends to increase with Brazilian inflation. As expressed in U.S. dollars, these increases are typically offset at least in part by the effect of a depreciation of the real against the U.S. dollar. If expenses in reais increase more quickly than the rate of depreciation, our operating expenses as expressed in U.S. dollars increase. Conversely, if the rate of depreciation increases more quickly, our operating expenses as expressed in U.S. dollars decrease.
Additionally, a substantial portion of our indebtedness, capital expenditures and operating costs, including network equipment costs, is denominated in or indexed to U.S. dollars. Any depreciation of the real against the U.S. dollar, if such depreciation were in excess of inflation, would result in a relative increase in the expenses related to such indebtedness and capital expenditures and in such operating expenses as compared to revenues, which are generated only in reais. In such a situation, if we were not able to increase our revenues to match the rate of inflation, our ability to meet our U.S. dollar-denominated debt service obligations and operating costs might be impaired. Historically, we have been able to adjust prices to counteract the effects of inflation, although there can be no assurance that we would be able to do so in the future.

Another significant effect of inflation and exchange rate variations concerns our monetary assets and liabilities denominated in reais. The value of such assets and liabilities as expressed in U.S. dollars declines when the real devalues against the U.S. dollar, and increases when the real appreciates against the U.S. dollar. Many financial instruments denominated in reais are indexed according to a contractual index. In periods of depreciation of the real we report:

  translation losses on reais-denominated monetary assets, which are generally offset, at least in part, by the contractual indexation of reais-denominated financial instruments; and

  translation gains on reais-denominated monetary liabilities which are generally offset, at least in part, by contractual indexation of reais-denominated financial instruments. We record translation gains and losses directly in the “cumulative translation adjustments” component of stockholders’ equity. Interest on indexed financial instruments is included in our statement of operations under “Financial income” and “Financial expenses.”

In addition, certain financial instruments denominated in reais are not indexed to a contractual index, but their interest rates include the expectation of future inflation. The interest on these financial instruments is also included in our statement of operations under “Financial income” and “Financial expenses.” In 2001, we reported exchange losses of US$85.5 million and translation adjustment losses of US$125.1 million, resulting from the 18.7% depreciation of the real against the U.S. dollar that occurred during 2001. In 2002, we reported exchange losses of US$134.0 million and translation adjustment profit of US$17.1 million, resulting from the 52.3% depreciation of the real against the U.S. dollar that occurred during 2002. In 2003, we reported exchange gains of US$40.0 million and translation adjustment profit of US$1.6 million, resulting from the 18.2% appreciation of the real against the U.S. dollar that occurred during 2003. During the six months ended June 30, 2004, we reported exchange losses of US$23.9 million and translation adjustment profit of US$9.1 million, resulting from the 7.6% depreciation of the real against the U.S. dollar that occurred during the first six months of 2004.

Quantitative and Qualitative Disclosures of Market Risk

Market Risk

We are exposed to various market risks, primarily related to foreign exchange rates. Market risk is the potential loss arising from adverse changes in the market rates and prices, such as foreign currency exchange rates and interest rates.

Foreign exchange risk

Our foreign currency exposure gives rise to market risks associated with exchange rate movements against the U.S. dollar.

A substantial portion of our indebtedness, capital expenditures and operating costs, including network equipment costs, is denominated in or indexed to U.S. dollars. Substantially all of our revenues are denominated in Brazilian reais. As a result, we are exposed to currency exchange risks, which may adversely affect our business, financial conditions and results of operations, as well as our ability to meet our debt service obligations. As of June 30, 2004, if there had been a further 10% devaluation of the real against the U.S. dollar, under Brazilian corporate law, we would have registered a foreign exchange loss of R$78.2 million (US$25.2 million).

The table below provides information about our debt obligation in U.S. dollars. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates.

As of June 30, 2004

(in millions)

Debt denominated in U.S. dollars	US$ 194.9
Debt denominated in Reais	134.3

Total short-term and long-term debt	US$ 329.2

Interest rate risk

We have mitigated our exposure to interest rate volatility through the issuance of indebtedness that has fixed rates of interest. We also attempt to reduce interest rate risk by employing established policies and procedures to manage our exposure to interest rate fluctuations. Nevertheless, we continue to remain exposed to interest rate volatility with respect to any future debt issuances. As of June 30, 2004, if the CDI rate had increased by 5.0%, our financial expenses would have increased by R$29.4 million (US$9.5 million).

The percentages and amounts of our debt subject to fixed and floating interest rates as of June 30, 2004 were as follows:

	Percentage of total debt	Amount in US$

Floating rate debt:
Denominated in U.S. dollars	37.1%	US$ 72.3
Denominated in Brazilian reais	100.0%	134.3
Fixed rate debt:
Denominated in U.S. dollars	62.9%	122.6
Total	100.0%	US$ 329.2

Our floating interest rate exposure is primarily subject to the variations of: (i) LIBOR as it relates to the U.S. dollar-denominated floating rate notes; and (ii) the IGP-M a monthly inflation index published by the Getúlio Vargas Foundation as it relates on the majority of the outstanding debentures issued in Brazil. For the six months ended June 30, 2004, the accumulated IGP-M was 9.6%. As of June 30, 2004, had LIBOR risen by 5.0%, our financial expenses would have increased by R$18.7 million (US$6.0 million). As of June 30, 2004, had the IGP-M risen by 5.0%, our monetary indexation would have increased by R$3.1 million (US$1.0 million).

Business

Business Overview

We are the largest pay-television operator in Brazil, based upon the number of subscribers and homes passed. As of June 30, 2004, we had over 1.3 million connected subscribers in 44 cities in Brazil, including São Paulo and Rio de Janeiro, the two largest Brazilian cities. We are also the leading provider of high-speed cable modem Internet access through the Vírtua service, which had over 131,400 subscribers as of June 30, 2004. Our advanced network of coaxial and fiber-optic cable covers over 35,000 kilometers and passes more than 6.5 million homes. In 2003, we had net operating revenues of US$409.6 million. For the six months ended June 30, 2004, we had net operating revenues of US$230.8 million.

During 1998, we focused on building our cable infrastructure, primarily in the most prosperous and populous regions of Brazil. Our network currently operates in major cities located throughout Brazil, including São Paulo, Rio de Janeiro, Brasilia, Belo Horizonte, Porto Alegre and Curitiba, six of Brazil’s largest and most prosperous cities. We substantially completed the build-out of our network in 1998. Our acquisitions of Net Sul, Unicabo and Vicom in 2000 were designed to add scope and scale to our network and new services to our customers. In 2001, we focused on upgrading the quality of our network to increase bandwidth and install two-way communication capability. As of June 30, 2004, approximately 35% of our network had two-way communication capability.

Currently, our principal services include basic pay-television under the “NET” brand name with five separate programming packages, pay-per-view programs and broadband Internet service under the “Vírtua” brand name.

By expanding our network’s capacity and upgrading its capabilities in targeted areas, we expect to have the ability to offer services that are value-added and complementary to our traditional pay-television packages. During the fourth quarter of 2004, we plan to begin offering digital cable services in Rio de Janeiro and São Paulo. By providing digital cable services, we will be able to offer subscribers premium programming packages, additional channels and more value-added programming options and services, such as audio channels containing a variety of music packages, near video-on-demand and interactive services.

Strategy

Our strategy is to maintain our position as Brazil’s leading provider of pay-television services and take advantage of the anticipated demand for advanced services in Brazil. In doing so, we will continue to focus on improving our cash flows and operating margins, on providing better quality services and playing a key role in industry consolidation. In order to achieve our goals, we are undertaking the following business and financial initiatives.

Business Initiatives

  Improve customer satisfaction by providing reliable, high quality services and responsive customer interaction. We view our business as a service business, and therefore, we have been working hard to improve customer satisfaction, both in terms of our existing cable and broadband Internet service and in our responsiveness to customer inquiries. To achieve this goal, in 2002, we outsourced our customer service centers. Before the outsourcing of our customer service centers, only approximately 75% of calls made to our customer service centers were answered, compared to our goal of 95%. During 2003, our goal of 95% was not consistently achieved, and we changed the supplier for the service. In November 2003, TNL Contax S.A., or Contax, started to operate our customer service centers, with aggressive targets on service quality. We have begun to see improvement in customer service resulting from our change to Contax. For example, in the first half of 2004, 89% of all calls directed to our customer service centers were answered in less than 20 seconds.

  Pursue growth by increasing revenue per subscriber and penetration along our existing network through targeted marketing. We focus our marketing efforts on our existing customer base and on the potential customers already passed by our network. Through this targeted marketing approach, we hope to encourage existing customers to migrate to higher-end programming packages and purchase value-added services, and to increase penetration of Class A and B homes (the top two Brazilian socio-economic tiers established by IBGE) currently passed by our network. Approximately 48% of our homes passed, are Class A and B households.

  Continue the growth of Vírtua, our broadband Internet service. In 2003, we increased our investment in broadband by relaunching our broadband Internet service, Vírtua. Broadband Internet has an attractive marginal return. Furthermore, subscribers of our broadband Internet service are 70% less likely to disconnect their pay-television service as compared to our other pay-television subscribers. Within Vírtua, the main processes involved in Vírtua’s operating structure, including the cost of its link, customer service center and cable modem technology, are regularly reviewed. In 2003, we also invested in Vírtua’s marketing and resumed media advertising. Moreover, we initiated a promotion wherein cable modem was available to customers under a free lease agreement. Also, we introduced the “Plano de Fidelidade,” or “loyalty plan,” whereby we waive the hook-up fee for Vírtua’s new subscribers who commit to at least a 12-month subscription with us. In 2003, we also tested the Docsis technology, a technology standard that was created to deliver high-speed data over the HFC cable network, and which is currently being used by most cable operators around the world. The tests presented positive results, indicating the practicability of implementing this technology in lieu of our propriety technology. We expect that the Docsis technology will lower cable modem costs, once Docsis cable modems are produced on a large scale.

  Introduce digital cable. We plan to introduce digital cable in Rio de Janeiro and São Paulo during the fourth quarter of 2004. This will allow us to increase the number of pay-per-view channels and offer new services such as audio channels containing a variety of music packages, near video-on-demand and an interactive programming guide. This strategy is designed to increase revenues from current subscribers and to make us more competitive against DTH providers. According to the Brazilian Association of Pay TV, or ABTA, more than 91% of our subscribers belong to Class A and B households. In addition, our subscriber base has the following characteristics: (i) more than 65% have at least two televisions; (ii) more than 72% have at least one computer; and (iii) approximately 62% are Internet users. With the offering of these new services, we have the potential to capitalize on the amount our subscribers spend on entertainment and leisure.

  Play a key role in industry consolidation. We believe pay-television market consolidation in Brazil will continue, resulting in a small number of companies representing the majority of Brazil’s pay-television marketplace. As the largest cable service provider in Brazil, Net Serviços expects to play a key role in the consolidation of the cable industry.

Financial Initiatives

  Improve our capital structure and liquidity position. We are pursuing several measures, including the restructuring, designed to improve our capital structure and to better align our operating costs, financial expenses and capital investment levels with our anticipated future revenues and cash flows. These measures include, among other things, seeking to (i) reduce our near-term debt service obligations to levels that can be serviced with operating cash flows, (ii) limit the impact of future exchange rate volatility by reducing the amount of our U.S. dollar-denominated debt, (iii) amend certain financial and other covenants in our debt facilities and instruments, (iv) increase our equity capital and (v) ensure capital expenditures and operating costs reflect the most efficient use of our capital. Our plans to improve our capital structure and liquidity position are described in greater detail under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Liquidity and Capital Resources.”

  Optimize capital expenditures by making targeted investments. Our capital spending plan targets our capital expenditures in geographic areas and on services where we believe we can achieve higher returns on our investments. Pursuant to this plan, whereby we made an analysis of our network on a node-by-node basis, we will target our capital spending on selected portions of our existing network, principally in wealthy, urban areas, where we anticipate greater demand for broadband, digital cable and advanced services. We believe such targeted investments will allow us to reduce our capital expenditures while providing sufficient investments to upgrade our network to enable us to offer broadband, digital cable and advanced services to our targeted markets.

  Continue to focus on corporate governance. Since June 2002, our shares have been listed on the Bovespa’s Special Corporate Governance Level 2, which provides enhanced shareholder protections. We believe that trading our shares in these listing segments brings several benefits, including promoting improved supervision of our business by investors and enhancing the rights of minority shareholders in corporate governance. Consistent with this approach, we have established certain voting rights with regards to our preferred shares, and we offer 100% tag-along rights to holders of our common and preferred shares. See “MAJOR SHAREHOLDERS—Memorandum and Articles of Association.” We have also been moving toward full voluntary compliance with the Sarbanes-Oxley Act of 2002. In August 2004, our board of directors authorized the establishment of an audit committee.

History and Development of Net Serviços

Our company was founded in 1994 by Mr. Antonio Dias Leite under the name of Multicanal Participações S.A., or Multicanal. In October 1996, Multicanal listed its ADSs on the Nasdaq National Market. In late 1997, Mr. Leite and our other major shareholders at that time sold their interests in Multicanal to Globopar. Following that transaction, the principal shareholders of Multicanal were Globopar and União Comércio e Participações, the latter of which was at that time a wholly owned subsidiary of Banco Bradesco S.A.

Acquisitions

In September 1998, Multicanal acquired certain cable assets and related liabilities of Globopar and changed its name to Globo Cabo S.A. The assets we acquired from Globopar included a 50% interest in Unicabo and controlling interests in three significant metropolitan-area cable operators: Net São Paulo Ltda., Net Rio S.A., or Net Rio, and Net Brasilia Ltda. In May 2000, we acquired the remaining 50% of Unicabo that we did not already own. We financed this acquisition by issuing 40,000,000 shares of preferred stock, having a market value at the acquisition date of US$61.6 million, and assuming approximately US$21 million of Unicabo’s debt. Unicabo was a holding company that controlled and managed cable operators in the state of São Paulo. We recorded US$73.8 million of goodwill in connection with this acquisition.

In July 2000, we acquired 100% of MDS Telecomunicações S.A., which held 100% ownership in Vicom, a company that provides nationwide data transmission services to the corporate sector in Brazil by using satellite and terrestrial technologies. We financed this acquisition by issuing 28,648,365 shares of preferred stock, having a market value at the acquisition date of US$42 million, and assuming approximately US$43 million of Vicom’s debt. We recorded goodwill of US$48.2 million in connection with this acquisition.

In September 2000, we completed the acquisition of Net Sul Holding S.A., the then 99.99% owner of Net Sul, what was then the second largest cable television operator in Brazil. The Net Sul acquisition significantly increased our subscriber base and provided us access to markets in southern Brazil, a region that we previously had not served. We financed this acquisition by issuing 387,121,852 shares of preferred stock and 123,989,259 shares of common stock, having a total market value of US$719.3 million at the acquisition date, and assuming approximately US$147 million of Net Sul’s debt. We accounted for this acquisition as a purchase, and we consolidated the results of operations of Net Sul with our results of operations from September 1, 2000. We recorded goodwill of US$795.6 million in connection with this acquisition.

We did not experience growth in 2001 due mainly to the slowing economy in Brazil, or in 2002 due to the slowing economy in Brazil, an increase in hook-up fees that took effect in June 2002 and as result of the implementation of a more selective screening process, which places increased emphasis on the potential subscribers’ credit. In May 2002, we changed our name from Globo Cabo S.A. to Net Serviços de Comunicação S.A.

Since these acquisitions were made, we have been working towards the integration of operations. During 2001, we completed the consolidation of administrative and commercial policies, including conforming disconnection policies and prices. Since 2002, we have worked to improve and integrate the systems to these operations. In 2003, we completed the consolidation of our billing system. During 2003, we also resumed media advertising, improved our sales infrastructure with the creation of local points of sale, and changed both the supplier of our telemarketing and the way we compensate our telemarketers. In 2004, we continue to use media advertising and the local points of sale strategies implemented in 2003, and our telemarketers initiative remains in place.

Vicom

In addition to our cable television and broadband Internet businesses, prior to August 30, 2004, we owned Vicom, which offered corporate data transmission services via satellite, HFC, network and radio circuits to corporate customers.

Consistent with our strategy to focus on and increase our resources toward pay-television and broadband Internet service, on November 4, 2003, we entered into an agreement with Comsat International for the sale of Vicom, and on August 30, 2004, the sale of Vicom was completed.

The terms of the sale of Vicom included our transferring our full interest in Vicom to Comsat Brasil Ltda., which is the assignee of Comsat International. As a result of this transfer, we will receive R$16.2 million (US$5.2), divided into five annual installments, and adjusted according to the Consumer Price Index, and US$6.3 million, divided into five annual installments, and tied to Vicom’s net cash generation. As a result of the sale, we also assumed US$2.1 million of Vicom’s debt. We do not expect the sale of Vicom to have a significant impact on our results of operations since, historically, cash flows generated from Vicom’s operations were directly invested in Vicom’s further development.

Our Services

We offer our customers traditional pay-television services and programming, as well as new and advanced high bandwidth services such as broadband Internet and corporate data transmission. We plan to continue to enhance and upgrade the services we offer by adding, on a selective basis, new programming and further advanced products and services as they become available. During the fourth quarter of 2004, we expect to begin our rollout of digital cable television services to our customers in Rio de Janeiro and São Paulo. As of June 30, 2004, we had over 1.3 million pay-television subscribers and over 131,400 broadband Internet subscribers.

Most of our pay-television subscribers are in the top two Brazilian socio-economic tiers as established by the IBGE, a Brazilian federal institute that compiles demographic and economic data. We refer to households in these tiers as Class A and Class B households. Class A and B households are especially attractive to us, as we believe they will demonstrate significant demand over time for our premium pay-television and Internet services and have relatively high creditworthiness. According to a survey published by the Instituto Brasileiro de Opinião Pública e Estatística, or IBOPE, a market research institute, Class A and Class B households represented at year-end 2003 approximately 31% and 49%, respectively, of the Brazilian pay-television subscriber base.

Following our launch of Vírtua in April 2000, our broadband Internet service subscriber base grew considerably, from approximately 1,700 in April 2000 to over 131,400 at June 30, 2004. During 2003, we relaunched our broadband Internet service, Vírtua. Moreover, we initiated a promotion wherein a cable modem was made available to customers under a free lease agreement. Also, we introduced the “loyalty plan,” whereby we waive the hook-up fee for Vírtua’s new subscribers who commit to at least a 12-month subscription with us. Gross additions to our broadband Internet subscriber base increased by 181%, when comparing 2003 to 2002, principally due to added promotions. We made installations for nearly 6,000 subscribers during December 2003, and we estimate that we installed over 55,400 new subscribers during the first half of 2004. As discussed above, in 2003, we also tested the Docsis technology. We expect that the Docsis technology will lower cable modem costs, once Docsis cable modems are produced on a large scale.

Pay-Television

Currently, most of our operations relate to providing pay-television services, including cable television and pay-per-view services. We offer our pay-television services through the “NET” brand name using our cable television network and, to a lesser extent, through MMDS. We operate in 44 cities in Brazil, including some of Brazil’s most populated metropolitan areas, such as São Paulo, Rio de Janeiro, Belo Horizonte, Porto Alegre, Recife, Brasília, Goiânia, Curitiba and Florianópolis. In order to attract and retain pay-television subscribers, we are committed to offering a broad variety of quality programming coupled with a range of programming packages.

Our programming packages

We offer our pay-television service through three major programming packages that provide our customers with a variety of price points and channel selection. We also have two additional packages, one that is not accepting new subscribers, and one that is offered only to our cable modem subscribers. The following table shows subscriber figures and other information for each of our various channel packages as of June 30, 2004.

Package(1)	Monthly Subscription Fee(2)		No. Channels(3)	No. of Connected Subscribers	% of Total Subscribers

	R$	US$		(in thousands)

Advanced(4)	121.90	39.23	66	633.4	46.0%
Plus(5)	121.89	39.22	57	121.1	8.8%
Master(6)	81.90	26.36	50	398.6	29.0%
Standard (7)	61.90	19.92	33	121.9	9.1%
Vírtua Cabo	19.90	6.40	28	38.9	2.8%

(1)

In addition to the programming packages identified in this table, we offer customized packages to hotels. As of June 30, 2004, we had 62,551 connected subscribers to our hotel packages, representing 4.3% of our total subscribers.

(2)	Monthly subscription fees for São Paulo.
(3)	Total number of channels for São Paulo.
(4)

Subscribers to our Advanced Conforto plan paid R$121.90 (US$39.23) in monthly subscription fees. Subscribers to our Advanced Básico plan paid R$109.90 (US$35.37) in monthly subscription fees. At June 30, 2004, we had 594,734 connected subscribers to the Advanced Conforto plan, totaling 43.5% of our total subscribers, and 34,217 connected subscribers to the Advanced Básico plan, totaling 2.5% of our total subscribers.

(5)	Has not been available for new subscriptions since 1996.
(6)

Subscribers to our Master Conforto plan paid R$81.90 (US$26.36) in monthly subscription fees. Subscribers to our Master Básico plan paid R$69.90 (US$22.49) in monthly subscription fees. At June 30, 2004, we had 357,043 connected subscribers to the Master Conforto plan, totaling 26.2% of our total subscribers, and 38,456 connected subscribers to the Master Básico plan, totaling 2.8% of our total subscribers.

(7)

Subscribers to our Standard Conforto plan paid R$61.90 (US$19.92) in monthly subscription fees. Subscribers to our Standard Básico plan paid R$49.90 (US$16.06) in monthly subscription fees. At June 30, 2004, we had 112,870 connected subscribers to the Standard Conforto plan, totaling 8.6% of our total subscribers, and 6,876 connected subscribers to the Standard Básico plan, totaling 0.5% of our total subscribers.

Our programming packages include the programming we purchase, together with other channels that we are required to provide. These required channels include free broadcast television stations generally available in the service area in which a subscriber resides and six government public service channels that are available nationwide. Outlined below are the current programming packages we offer to our subscribers. In each package the monthly subscription price includes rental of the set-top box needed to receive our cable signal.

There exist two different plans for subscribers to our Advanced, Master or Standard packages to choose from: the Conforto plan and the Básico plan. A key difference between the plans is the availability of free customer service and free repair to subscribers. The Conforto plan offers free customer service and repair, and the Básico plan does not. Both plans offer the same full range of programming.

“Advanced” package. Our Advanced package is our premium package, focused on Class A and B households which generally have a higher willingness than other socio-economic groups to purchase value-added services such as pay-per-view television and broadband Internet service. It is our strategy to encourage subscribers to our other packages to migrate to the Advanced package.

“Plus” package. Our Plus package has not been available to new subscriptions since 1996. We are encouraging Plus subscribers to switch to the Advanced package, which includes more channels and has substantially the same monthly subscription fee as that for the Plus package. We are encouraging this migration because we are in the process of replacing the Plus package’s set-top boxes with the Advantage package’s newer set-top boxes, which allow us to send a coded signal to subscribers.

“Master” package. The Master package is our mid-range package, and it is marketed to, and has proved particularly popular among, Class B households.

“Standard” package. Our Standard package offers subscribers a basic cable service that is targeted to Class C households. In an effort to eliminate potential bad debt risks, we offer our Standard package only through prepaid subscriptions.

“Vírtua Cabo” package. In accordance with Brazilian regulations, a household must subscribe to our pay-television service in order to also use our broadband Internet service, Vírtua. We created a special pay-television option, the Vírtua Cabo package, for customers that have not previously subscribed to any of our pay-television packages but that now wish to subscribe in order to gain access to Vírtua. The Vírtua package is priced at less than half the price of our Standard package and carries only 28 broadcast television channels.

While our number of channel offerings for each programming package varies by location, the following table generally describes our channel line-up for each programming package. Each programming package described in this table also includes the channels listed in the programming package(s) preceding it.

VÍRTUA CABO PACKAGE

Programming Service	Content

S-TV	Educational
Eventual 1	Government service
Eventual 2	Government service
CNT	Government service
Canal Nacional Brasil	Government service
TV Justiça	Government service
TV Senado	Government service
Câmara Federal	Government service
Assembléia Legislativa	Government service
Canal Comunitário	Government service
Canal Universitário	Government service
Rede Mulher	Women’s
Cultura	Public educational
Globo	Broadcast network
Record	Broadcast network
Rede TV!	Broadcast network
CNT/Gazeta	Broadcast network
Bandeirantes	Broadcast network
SBT	Broadcast network
CBI	News and information
Canal 21	Variety

MTV	Music
Rede Vida	Religious
Rede Gospel	Religious music
Shoptime	Home shopping
Futura	Educational
NET TV	Programming Guide
Canal Local	Local Programming

STANDARD PACKAGE

Programming Service	Content

Fox Kids	Cartoons
USA	General entertainment
Multishow	Culture and variety (Globosat)

Globo News	All news
People and Arts	Variety

MASTER PACKAGE

Programming Service	Content

Cartoon Network	Cartoons
Deutsche Welle	German
SPORTV	Sports (Globosat)
CNN International	All news
TNT	Classic movies
TV Espanha	Entertainment
TV 5	General entertainment
Sony Entertainment Network	General entertainment
The Warner Channel	General entertainment
Fox	General entertainment
GNT	News, information and public affairs (Globosat)
RAI	Italian
AXN	Variety
National Geographic	Exploration, civilization and nature
Canal Rural	Farming, breeding and rural news
Nickelodeon	Children
Discovery Channel	Exploration, civilization and nature

PLUS PACKAGE

Programming Service	Content

Bloomberg	News
Boomerang	Cartoons
BBC	News
Discovery Health	Health
ESPN International	Sports
Telecine Premium	Movies
Fox News	News

ADVANCED PACKAGE

Programming Service	Content

Animal Planet	Science, technology and environment
Discovery Kids	Children
Telecine Action	Movies
Telecine Emotion	Movies
Telecine Happy	Movies
Telecine Classic	Movies
Canal Brasil	Movies
MGM Gold	Movies
ESPN Brasil	Sports

We continuously monitor and update our packages based on the availability of programs and customer demand. Consistent with this strategy, we launched a pilot project with new-segmented packages providing pricing and channel options in the cities of Campinas, Indaiatuba and Santos. These include Net Informação (containing news, documentaries and music channels); Net Variedades (Master package, excluding the SPORTV channel); Net Esportes (Net Variedades, plus sports channels); Net Filmes (Net Variedades, plus movie channels); and the complete package, Net Opções (the Advanced package). Depending on the results of this product launch, the new-segmented packages will be extended to other operations.

Moreover, we offer three special channels, including TV Korea, Playboy TV and Sexy Hot, for an additional monthly subscription price.

Pay-per-view alternatives

In addition to the programming packages described above, we also offer pay-per-view alternatives. These include a variety of sporting events, musical concerts by national and international artists, and movies. The sporting events include exclusive broadcast rights to the Brazilian Soccer Championship and certain popular State Soccer Championships, such as the Rio de Janeiro Soccer Championship.

Our revenues from pay-per-view events are seasonal, based largely on the soccer season and accounted for approximately 3.2% of our total gross revenues for 2003 and approximately 2.9% of our total gross revenues for the six months ended June 30, 2004. We expect our revenues from pay-per-view to grow steadily in the future, particularly as we start to offer interactive services, allowing subscribers to order pay-per-view selections with their remote control units.

Digital cable services

We plan to introduce digital cable in Rio de Janeiro and São Paulo during the fourth quarter of 2004. Our digital cable services will carry significantly more channels than our current programming packages. In addition, digital cable will allow for high-quality broadcasting and will enable us to offer near video-on-demand, a service that offers movies at pre-determined times.

In addition, we plan to offer basic digital set-top boxes to subscribers and sell more advanced digital set-top boxes in retail stores. We will simultaneously collect old analog set-top boxes and reuse them for new and existing analog subscribers. We believe that this approach will allow us to target our capital expenditures and other upfront costs to households that have the greatest likelihood to subscribe to digital service.

Hook-up and upgrade fees

In addition to our monthly subscription fees, we charge our subscribers a one-time hook-up or installation fee, which as of June 30, 2004 was R$160 (US$51.49). We also customarily charge a service upgrade fee of up to R$60 (US$19.31) to subscribers requesting an upgrade to a more advanced programming package. We have occasionally offered discounts under special marketing promotions. We expect revenues derived from hook-up fees paid by new subscribers to decrease and revenues from upgrade fees to increase as a percentage of total revenues, due to the introduction of digital services and the resulting introduction of a wider variety of programming alternatives. In 2003, we launched the “loyalty plan,” whereby we waive the hook-up fee for pay-television and broadband Internet subscribers who commit to at least a 12-month subscription with us.

Programming sources

Historically, we have obtained all of our programming from Brazilian and international sources through Net Brasil, which up until July 8, 2004, was owned 60% by Distel and 40% by us, and which, as of July 8, 2004, is owned 100% by Distel. Net Brasil acts as our intermediary in purchasing programming from both Brazilian and certain international sources. Net Brasil also provides this service for other pay-television companies, including principally Sky Brasil, a Brazilian DTH provider in which Globopar owns a significant interest, along with cable television providers that operate outside of our licensed territories. Much of the programming we purchase through Net Brasil is produced by our affiliate Globosat, which is wholly owned by Globopar. Globosat is a producer of mostly Portuguese-language programming, such as SportTV, GNT, Globo News, Shoptime, Multishow, Telecine, USA, Futura and Canal Brasil. Globosat also purchases programming from third parties. Our contract with Net Brasil also grants us the right to use the “NET” brand name.

Up until June 27, 2004, we had been obtaining our programming pursuant to a programming agreement with Net Brasil under which Net Brasil obtained on our behalf the rights to all programming that our pay-television operators provided to subscribers. Typically, Net Brasil would negotiate programming contracts with content providers on behalf of us, Sky Brasil, and certain other pay-television providers, and we and Sky Brasil would be consulted with regard to those negotiations. At the conclusion of the negotiations, we would have the option, independent of any decision of Sky Brasil and Net Brasil, to accept or reject programming from that source. We believe that by aggregating subscribers across several different pay-television platforms, Net Brasil is able to create a better negotiating position than we could on our own and to obtain for us better terms and prices for our programming content. Pursuant to this arrangement, we paid to Net Brasil an amount comprised of two parts: the reimbursement of programming costs equal to the amount that programmers charge Net Brasil for programming provided to us; and a monthly variable fee to cover Net Brasil’s overhead equal to R$0.51 per subscriber per month.

On June 27, 2004, we entered into an amended and restated programming agreement with Net Brasil whereby Net Brasil’s role in acquiring programming for us has been altered. Under the amended and restated agreement, Net Brasil will retain its role with regard to obtaining all other programming, in particular content or channels produced in Brazil, while we will directly obtain, for our own account and benefit, all new international content from sources outside of Brazil, which corresponds to approximately one third of our line-up. Due to the above reduction in the scope of the services provided by Net Brasil, the compensation paid by us to Net Brasil will be reduced considerably. Pursuant to the amended and restated programming agreement, instead of R$0.51 per subscriber per month, we will now pay Net Brasil a fixed amount equal to R$100,000 (US$32,180) per month, adjusted by IPC, the Consumer Price Index, plus an additional monthly fee for the administration of existing international content agreements of R$24,000 (US$7,723) in 2004, R$16,000 (US$5,149) in 2005, R$3,000 (US$965) in 2006 and R$1,500 (US$483) in 2007. We will cease paying the additional fees for the administration of existing international content agreements once all international agreements have been assigned to us or upon their expiration, whichever occurs first. The amended and restated programming agreement has a term of ten years but will be automatically renewed unless one party notifies the other of its intent to terminate the agreement at least six months prior to the ten year anniversary of such agreement.

On July 8, 2004, we transferred our 40% interest in Net Brasil (which was in a loss position with certain contingent liabilities) to Distel for a nominal amount.

Our arrangements with Net Brasil and the shareholders’ agreement specify, among other things, that (i) in its dealings with us, Net Brasil is not intended to operate at a profit; and (ii) new programming contracts and renewals or amendments to existing programming contracts, pursuant to which we will be receiving programming, must be approved by our board of directors, including the affirmative vote of a director appointed by either BNDESPar or Bradesplan Participações S.A., or Bradesplan. As a result of the Globopar/ Bradesplan share transfer discussed below under “RELATED PARTY TRANSACTIONS—Globopar/Bradesplan Share Transfer,”

Bradesplan’s rights as a party to our shareholders’ agreement were terminated and Bradesplan no longer appoints a member to our board of directors.

Following the closing of the Telmex investment, assuming the closing of the Globopar/BNDESPar share transfer as described under “RELATED PARTY TRANSACTIONS—Globopar/BNDESPar Share Transfer,” BNDESPar will no longer hold any of our common shares and the existing shareholders’ agreement will be terminated. The new shareholders’ agreement between Telmex and Globopar will provide that alterations in certain of our programming arrangements and transactions with affiliates must be approved by our board of directors and, provided that Globopar and Telmex are entitled to elect at least one member to our board of directors, must also include the affirmative vote of each of Globopar and Telmex. See “MAJOR SHAREHOLDERS—New Shareholders’ Agreements.”

Pursuant to our programming agreement, we paid Net Brasil US$152.9 million, US$131.0 million, US$135.1 million and US$62.5 million in 2001, 2002, 2003 and for the six months ending June 30, 2004, respectively. Included in these amounts was a broker commission paid to Net Brasil in the amount of US$1.6 million, US$1.9 million, US$2.3 million and US$1.3 million in 2001, 2002, 2003 and for the six months ending June 30, 2004, respectively, corresponding to the payment of R$0.51 per subscriber per month.

Broadband

In April 2000, we launched Vírtua. Vírtua is the fourth largest broadband Internet service provider and the largest high-speed cable Internet access service provider in Brazil. As of June 30, 2004, Vírtua was available in the following ten Brazilian cities: São Paulo, Rio de Janeiro, Brasília, Belo Horizonte, Santos, Sorocaba, Curitiba, Porto Alegre, Campinas and Florianópolis, reaching approximately 2.3 million homes and serving over 131,400 residential subscribers. In accordance with regulations, we offer broadband Internet service only to subscribers of our pay-television service.

Market Opportunity. We believe the introduction of bi-directional, high-speed Internet services to Brazil presents a business opportunity due to the following factors:

  more than 72% of our subscriber households also include a personal computer;

  more than 62% of our subscriber households also have Internet access; and

  the existing capability of our cable network to provide high-speed cable Internet services.

According to ABTA, in 2003, approximately 62% of pay-television households in Brazil had personal computers. There is currently a low penetration rate for broadband services in Brazil when compared to demand for broadband services recorded recently in countries with more developed economies than Brazil’s. According to Pay-TV Survey No. 85, published in March 2004 by Pay-TV, a Brazilian pay-television industry publication, there were 205,083 cable and MMDS broadband services users in December 2003. This represents a penetration rate of only 5.8% over the base of pay-television subscribers served by these two technologies. According to International Telecommunication Union, the penetration rate per inhabitant was 0.7% in Brazil, a very low rate when compared to penetration of 21.3% in Korea, 14.6% in Hong Kong and 6.5% in the United States.

Service Packages. As with our pay-television offerings, we try to tailor our Internet access offerings to customer demand. Toward that end, we currently offer four different connection speeds: 150, 300, 600 and 1200 Kbps. The following tables set forth the up-front installation fees we charged as of June 30, 2004 for the Vírtua service, as well as the monthly subscription rates for customers based on connection speed:

Type of Fee	Up-front Payment

	R$	US$

“Standard” installation(1)	120.00	38.62
“Complete” installation(1)	170.00	54.71

(1)

The “complete” installation includes the subscriber’s purchase of an Ethernet card, priced at R$50.00 that must be installed in the PC in order to permit Internet access. This is not included in the “standard” installation.

Speed	Monthly subscription

	R$	US$

150 Kbps	49.90	16.06
300 Kbps	73.90	23.78
600 Kbps	105.00	33.79
1200 Kbps	140.00	45.05

Operations

Subscriber and Operational Data

In building our network and marketing our services, we have focused primarily on Class A and B households, which have the largest percentage of disposable income available to purchase our services, particularly value-added services. The table below provides certain information about our network and subscribers, both overall and by class.

	Subscriber and Operational Data as of June 30, 2004

	Total	Class A and B Homes(2)

Active subscribers (1)	1,379,859	1,255,672
Kilometers of cable network	35,889	N/A
Total homes passed	6,529,535	3,134,176
Average cable penetration	21.1%	40.1%

(1)	Includes approximately 13,900 MMDS subscribers.
(2)

Subscriber and operational data concerning Class A and Class B homes reflects statistics compiled by ABTA as well as our own estimates based upon our knowledge of the cable systems of Net Serviços and related parties. While we believe this data to be reasonable, we cannot assure you of its accuracy.

Regional data

In 2003, we reorganized our reporting segments to facilitate operational review of the performance of certain operations. We now manage our operations as six regional clusters as follows:

  Region 1, consisting of São Paulo;
  Region 2, consisting of Rio de Janeiro;
  Region 3, consisting of Porto Alegre, Curitiba, Florianópolis and Litoral;
  Region 4, consisting of Campinas, Indaiatuba and Santos;
  Region 5, consisting of Belo Horizonte and Brasilia; and
  Region 6, consisting of the remaining 33 cities in which we hold operating licenses. This region is referred to as “Brasil Interior.”

Set forth below is a description of each of our six regional clusters.

Region 1. This cluster covers São Paulo, the largest pay-television market in Brazil as measured in terms of homes passed and active subscribers. São Paulo is also the wealthiest city in Brazil, as well as one of the most densely populated. São Paulo has an estimated population of approximately 10.7 million. The following table sets forth, as of June 30, 2004, the percentage of the homes in Region 1 passed by our cable networks with the bandwidth capacity indicated:

Percentage	Bandwidth Capacity

23%	750 MHz
77%	550 MHz
0%	450 MHz or less

Region 2. This cluster covers the city of Rio de Janeiro, representing an estimated population of approximately 6.0 million. The following table sets forth, as of June 30, 2004, the percentage of the homes in Region 2 passed by our cable networks with the bandwidth capacity indicated:

Percentage	Bandwidth Capacity

67%	750 MHz
26%	550 MHz
7%	450 MHz or less

Region 3. Region 3 includes Porto Alegre, Curitiba, Florianópolis and Litoral, representing an estimated combined population of approximately 3.4 million. The following table sets forth, as of June 30, 2004, the percentage of the homes in Region 3 passed by our cable networks with the bandwidth capacity indicated:

Percentage	Bandwidth Capacity

78%	750 MHz
18%	550 MHz
5%	450 MHz or less

Region 4. Region 4 includes Campinas, Indaiatuba and Santos, representing an estimated combined population of approximately 1.6 million. The following table sets forth, as of June 30, 2004, the percentage of the homes in Region 4 passed by our cable networks with the bandwidth capacity indicated:

Percentage	Bandwidth Capacity

64%	750 MHz
36%	550 MHz
0%	450 MHz or less

Region 5. Region 5 includes Belo Horizonte and Brasilia, representing an estimated combined population of approximately 4.5 million. The following table sets forth, as of June 30, 2004, the percentage of the homes in Region 5 passed by our cable networks with the bandwidth capacity indicated:

Percentage	Bandwidth Capacity

27%	750 MHz
73%	550 MHz
0%	450 MHz or less

Region 6. Region 6 includes Anápolis, Arapongas, Bagé, Baurú, Bento Gonçalves, Blumenau, Campo Grande, Caxias, Chapecó, Criciúma, Cruz Alta, Erechim, Farroupilha, Franca, Goiânia, Joinville, Jundiaí, Lajeado, Londrina, Maringá, Novo Hamburgo, Passo Fundo, Pelotas, Piracicaba, Recife, Ribeirão Preto, Rio Grande, Santa Cruz, Santa Maria, São Carlos, São José do Rio Preto, Sorocaba e Uruguaiana, representing an estimated combined population of approximately 10.3 million. The following table sets forth, as of June 30, 2004, the percentage of the homes in Region 6 passed by our cable networks with the bandwidth capacity indicated:

Percentage	Bandwidth Capacity

9%	750 MHz
50%	550 MHz
41%	450 MHz or less

Network Technology

General

Cable television utilizes a broadband network employing radio frequency transmission over fiber-optic and/or coaxial cable lines to transmit multiple channels carrying images, sound and data between a central facility and the subscriber’s television set. A cable system consists of three major parts:

  A headend, which is a point from which a programming or other signal originates along a network. A headend typically includes a satellite dish, satellite receivers, modulators, amplifiers and video cassette playback machines. Our headends typically receive programming content via satellite and then amplify, process and feed this signal into a distribution path that reaches the subscriber.

  A distribution network, which consists of fiber-optic cable and coaxial cable. A signal generally travels most of its distance over fiber-optic cable and is transferred to coaxial cable at a “node.” As it approaches the subscriber, the network carries the signal over progressively smaller cables, terminating with the drop cable that connects to the subscriber’s television receiver.

  A home terminal, or set-top box, which allows an individual subscriber to receive the cable signal.

Cable network

Our current network architecture utilizes advanced technologies, including a significant use of fiber-optic cable. Our headends send content via light signals through our optical cable to an optical node where an optical receiver translates the signals into an electric signal that is transmitted over our coaxial cable. The coaxial cable is then divided into individual cables that terminate in individual subscriber households, each of which has been equipped with a set-up box and/or a cable modem. Our network consists of cables having bandwidth capacities of 450 MHz, 550 MHz and 750 MHz. Most of our network has a capacity of at least 550 MHz. This capacity allows subscribers to access numerous premium services, including analog pay-per-view services and Internet access.

At June 30, 2004, our cable network totaled 35,889 kilometers. The following table sets forth, as of June 30, 2004, the percentage of homes passed by our cable network with the bandwidth capacity indicated:

Percentage	Bandwidth Capacity

32%	750 MHz
53%	550 MHz
15%	450 MHz or less

As of June 30, 2004 we had coded, or “scrambled,” the signal of 53% of the homes we passed, with the objective of reducing piracy.

As of June 30, 2004, we had activated two-way, or bi-directional, technology for 2.3 million homes passed. This technology currently permits us to offer broadband Internet service because it allows the user to send data from their computer to the network. With the introduction of interactive services, “bi-directionality” allows the cable operator to transmit to the subscriber the specific programs the subscriber has ordered, and it allows the subscriber to use their remote control unit to request programming from, and to respond to, the cable operator.

At June 30, 2004, our network consisted of 2,859 fiber nodes that generally fed on average 2,300 homes each. Each node is fed with sixteen fibers. This architecture allows for future migration to 500 homes per fiber node design, and is designed to create a platform to support services such as pay-per-view television and near video-on-demand. The platform may be used to support additional services as they become commercially viable and is already being used to provide broadband Internet service through Vírtua.

A substantial portion of our network consists of aerial cables, often strung on electrical utility poles, rather than buried cables. We gain access to the utility poles by pole attachment rental agreements with local electrical utilities who are generally required to provide us this access for a negotiated fee. We are in dispute with a number of these utilities in an effort to reduce the fee. A number of telecommunications companies are involved in similar disputes, and favorable legal outcomes have been reached in the majority of those disputes. However, we cannot assure you that favorable outcomes will be reached with respect to our disputes.

In Belo Horizonte, our cable network incorporates fiber-optic trunk line distribution capacity leased from Telemar Norte Leste S.A., or Telemar, one of the three Brazilian fixed-line telephone utilities. We are required to pay Telemar a percentage of our revenues in Belo Horizonte under this lease.

We believe that using aerial cables makes outages easier to locate and repair. The most frequent problems we have experienced with our network relate to damage due to automobile accidents in urban areas and deterioration of cable insulation. We maintain our network by employing a maintenance crew, as of June 30, 2004, of approximately 1,169 employees, as well as by employing independent contractors.

Each of our cable systems utilizes one headend, with the exception of the São Paulo, Rio de Janeiro, Campinas, Brasília and Belo Horizonte systems. The São Paulo system is served by two headends and six hub sites, the only system in our network with redundant capacity. All of our headends are less than five years old, utilize either Barco, General Instruments or Scientific-Atlanta equipment and have more than 60 active channels per headend. Each headend utilizes seven antennae, which presently receive C-Band from Brasilsat BI, B2 and B3, PanAmSat 3, PanAmSat 5 and Intelsat 806. Ku-Band signals are received from Intelsat Ku, Hispasat, PanAmSat 3 and PanAmSat 6 satellites.

MMDS

In addition to our traditional cable network, we have a MMDS that operates in Recife, Porto Alegre and Curitiba, with approximately 13,900 subscribers. MMDS is a microwave transmission system whereby programming is sent by microwave transmitters from an antenna located on a tower or a building to a small receiving antenna located at a subscriber’s premises where the encoded microwave signals are decoded.

Capital Expenditures

Going forward, we will upgrade our network on a highly targeted basis in order to optimize the return from our capital investments. We expect our capital expenditures on our network in 2004 and 2005 to increase over that of 2003. Our capital expenditure plan is more fully described under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS —Liquidity and Capital Resources—Capital Expenditures.”

Pay-Television Customer Care

Customer Service, Billing and Collection

Maximizing customer satisfaction is a key element of our business strategy.

Up until July 2002, we operated 12 customer service centers (including four centers for broadband Internet service). These centers allowed subscribers to easily contact us with questions about their bills, as well as to request pay-per-view events or to change their monthly service packages. At these centers we employed service representatives trained to assist our subscribers and to sell our services in a helpful manner.

Since the introduction of our pay-per-view service and the expansion of our network, we experienced a significant increase in call volume. Due to this increase, and consistent with our goal of improving customer service, in June 2002, we outsourced our customer service centers. Before the outsourcing of our customer service centers, only approximately 75% of calls made to our customer service centers were answered, compared to our goal of 95%. During 2003, our goal of 95% was not consistently achieved, and we changed the supplier for the service. In November 2003, Contax started to operate our customer service centers, with aggressive targets on service quality. We have begun to see improvement in customer service resulting from our change to Contax. For example, in the first half of 2004, 89% of all calls directed to our customer service centers were answered in less than 20 seconds.

Subscriber Payment Collection System

Our subscriber payment collection system is intended to provide accurate, timely and convenient billing to our subscribers while maintaining a cost-efficient method of receiving payment. Our monthly billing system is automated and utilizes computer links with large banks and, in certain cases, local telephone companies, whereby these entities both distribute our bills to our customers and collect payment on our behalf.

Most of our subscribers pay for our services by personally delivering checks to a local bank, which is how most utility payments are made in Brazil. We also offer automatic withdrawal from bank accounts and credit card payment options via telephone and the Internet. At June 30, 2004, approximately 33.4% of our subscribers were participating in a direct withdrawal plan to pay their monthly bills.

Disconnection and Delinquency Charge-off Policy

Because we were aggressively building our subscriber base during the early phase of our development, credit delinquency became a significant challenge for us, particularly in connection with the economic downturn in Brazil that began in October 1997. In late 1997, in order to minimize the impact of credit delinquency on our financial results, we began a program to strengthen our credit requirements policy and to decrease the number of days a customer can stay past due before blocking or disconnection. Until that point, disconnection generally would not occur until an account was 120 days past due. We moved to a 90-day past due disconnection policy in late 1997 and to a 60-day past due disconnection policy in early 1998. In the fourth quarter of 2000, we adopted a 30-day past due disconnection policy, and began temporarily blocking the signal of subscribers whose payments were at least five days past due. Once a subscriber is considered to be disconnected, we will send a representative to collect that subscriber’s set-top box. In order to further minimize credit delinquency effects, we have also enhanced our credit approval requirements and strengthened our collection processes.

Management of Churn

We calculate churn by taking the total number of net disconnected subscribers (excluding the temporarily blocked subscribers) for a period as a percentage of the average number of paying subscribers for the same period. We include as disconnected only those subscribers whose payment has been in arrears for more than 30 days. When a subscriber becomes reconnected, that subscriber is netted against the number of disconnects in that period. Our annual churn rate has declined in 2003, as indicated in the table below:

Year	Churn Rate

2003	13.8%
2002	18.1%
2001	22.8%
2000	16.1%
1999	22.1%

During 2003, we continued to experience decreased churn as compared to 2001 and 2002 levels due to various factors, including (i) positive results from the implementation of a more selective screening process when determining whether to accept new subscribers; (ii) the use of retention islands, a program that utilizes skilled customer service representatives to target subscribers who may discontinue their subscription due to dissatisfaction with our service; (iii) the creation of a customer relationship marketing area to address possible conflicts between us and our customers that could result in churn; and (iv) a heightened focus on customer satisfaction by continuing to improve the performance of our customer service centers. For the six months ended June 30, 2004, we experienced an annualized churn rate of 14.1%.

We rely on the above factors and the following additional factors and initiatives to continue to limit our churn:

  our required credit reviews prior to accepting a new subscriber;
  the introduction of a targeted marketing program to further develop pay-television content;
  the improvement in the quality of our services;
  the exclusive programming content we receive through our affiliate Net Brasil; and
  the general lack of overbuilding of other cable systems in our service areas.

Piracy

All pay-television providers must develop effective methods to prohibit “piracy,” which refers to a household purposely receiving the provider’s services without paying for them. We estimate that as of December 31, 2003 and June 30, 2004, 4.7% and 3.5%, respectively, of our homes passed were receiving but not paying for our pay-television services, as compared to estimated piracy rates of 4.1%, 2.6%, 1.7% and 3.9% at December 31, 1999, 2000, 2001 and 2002, respectively.

Although the estimated piracy rates experienced at year-end 2003 and June 30, 2004 are greater than the estimated piracy rates seen in prior years, these higher rates may not reflect an actual increase in piracy or may reflect only a partial increase. In 2003, we began dedicating more resources to detecting and eliminating piracy. Such added vigilance has resulted in our ability to identify more cases of piracy than previously. The estimated piracy rates at year-end 2003 and June 30, 2004, therefore, may reflect only our increased vigilance in identifying piracy rather than an actual increase in piracy itself.

Sales and Marketing

We have a centralized team responsible for overseeing the sales and the marketing of our six regions. In addition, we have dedicated marketing specialists for each region committed to building a detailed action plan for each of our main operations. We constantly monitor subscriber perception, competition, pricing and service preferences to increase our responsiveness to our subscribers.

Our long-term marketing objective is to increase our market penetration, subscriber loyalty and the growth in revenue per household. We expect that our subscribers will eventually come to view their cable connection as the best “pipeline” to the home. To achieve this objective, we are pursuing the following strategies:

  introducing new value-added services;
  designing our offerings to enable greater opportunity for subscriber entertainment and information choices;
  packaging product offerings to promote the sale of premium services and niche programming and to provide an attractive price/value relationship with our subscribers;

  targeting marketing opportunities based on demographic data, including a focus on Class A and B households for higher-end packages and value-added services, including broadband Internet service; and
  employing the “NET” and “Vírtua” brand names to promote subscriber awareness and loyalty.

To increase subscriber penetration and the level of services used by our customers, we use coordinated marketing techniques. During 2003 and the first six months of 2004, approximately 64% and 38.7%, respectively, of our sales were made through our outsourced customer service centers. We also use a number of other methods to contact potential subscribers, including telemarketing, the Internet, door-to-door sales and direct mail. Each of these marketing techniques focuses on minimizing our cost of acquisition of new customers.

In addition, we have an ongoing marketing program in which we participate in community projects in areas in which we operate. One of these programs is “Net Educação” (Net Education), a broad social responsibility project emphasizing the training of public schoolteachers throughout Brazil. Net Educação was implemented in January 2004 and is backed by the United Nations Education, Scientific and Cultural Organization and the São Paulo State Education Secretary. Net Educação oversees the installation of pay-television stations in schools that join the project and provides academic support through an Internet portal (www.neteducacao.tv.br). Net Educação also transmits an educational program through one of our channels.

Competition

According to Pay-TV Survey No. 88, published in June 2004, we provided service to approximately 38% of Brazil’s pay-television subscribers as of March 31, 2004. In addition to other pay-television providers, such as DTH, we compete with broadcast television and sources of home entertainment generally, including the Internet. We compete with these organizations on the basis of price, service offerings and service reliability. We expect that new sources of competition, including pay-television providers, may emerge as a result of changing technology. In addition, to the extent we expand into additional services such as interactive services, we will face competition from other providers of each type of service.

The following describes our key sources of competition.

Broadcast Television

Free broadcast television remains the dominant media provider in Brazil. Brazil represents the largest free broadcast television market in Latin America, with approximately 30 million urban television households as of December 31, 2003, according to ABTA. The majority of free television services are broadcast by six privately-owned national broadcast television networks and a government-owned national public television network. These national television networks utilize one or more satellites to retransmit their signals, which can be received by over 99% of Brazilian households with televisions.

DTH

DTH systems use medium- or high-power satellites to deliver signals to satellite dish antennas installed at residences, hotels and other buildings. Unlike MMDS signals, which are transmitted locally, a DTH satellite “footprint” can be transmitted over large areas. Ku-Band DTH technology, which offers more channels and better picture quality than C-Band DTH technology, now accounts for 100% of all DTH service in Brazil.

As is the case with MMDS (described below), establishing a DTH system is less capital intensive than constructing a cable television network. This competitive advantage, however, may be offset by several factors. Among these is that DTH tends to entail higher monthly subscription fees than cable. In addition, DTH requires the subscriber to own a special receiver targeted at the satellite, which is not always possible in densely populated areas.

Three DTH providers are currently operating in Brazil. Sky Brasil (in which Globopar owns a significant interest) is the largest DTH operator in Brazil and second largest pay-television provider, with 732,018 subscribers and a 20.6% market share in pay-television as of March 31, 2004, according to Pay-TV Survey No. 88. Sky Brasil offers Ku-Band technology to its subscribers and operates under the “Sky” brand. Galaxy Brasil Ltda. is the second largest DTH operator in Brazil, with 422,610 subscribers as of March 31, 2004. Galaxy Brasil Ltda. offers Ku-Band technology under the “DIRECTV” brand.

In October 2004, The News Corporation Limited and Globopar, indirect quotaholders of Sky Brasil and The DIRECTV Group, Inc., or DIRECTV, which owns 86% of DIRECTV Latin America LLC, announced an agreement to merge Sky Brasil and Galaxy Brasil Ltda, with Sky Brasil continuing as the surviving entity. Following the consummation of the merger, without considering additional funding, it is expected that DIRECTV will own approximately 72% of the combined entity, and will therefore control and manage the entity, while Globopar will own approximately 28% of the combined entity and have certain minority governance rights. The closing of this transaction is subject to obtaining the necessary regulatory approvals.

Cable Overbuilds

According to Pay-TV Survey No. 88, as of March 31, 2004, the Brazilian cable industry consisted of more than 50 cable operators in approximately 280 municipalities, serving an estimated 2.1 million subscribers. Under Brazilian law, cable television service licenses in a specific service area are nonexclusive licenses. In certain markets, such as São Paulo, our licensed service areas overlap completely with the service areas of other licensees. There are overbuilt cable systems in São Paulo, Curitiba and Florianópolis, where we compete with TVA; in Pelotas and Rio Grande, where we compete with Adelphia; and in Santos, where we compete with Canbrás. We also compete in Belo Horizonte with a small overbuilt network operated by W@y Brasil.

Our main cable competitor is TVA, which provides pay-television services using cable and MMDS technology. TVA provides cable service in the cities of São Paulo, Curitiba and Florianópolis. TVA has been providing pay-television services through cable and MMDS in the city of São Paulo since 1994. As of December 31, 2003, TVA’s operations accounted for 8.0% of pay-television subscribers in Brazil.

MMDS

Pay-television utilizing MMDS technology became available in Brazil in 1991, initially targeting the largest urban areas of the country. According to Pay-TV Survey No. 88, as of March 31, 2004, it was estimated that MMDS accounted for approximately 6.3% of pay-television services in Brazil. TVA is the leading MMDS operator in Brazil and provides MMDS services in São Paulo, Rio de Janeiro, and Curitiba. As of March 31, 2004, TVA’s MMDS operations accounted for 2.9% of pay-television subscribers and for 46% of MMDS subscribers in Brazil. We operate MMDS only in Recife, Curitiba and Porto Alegre. As of March 31, 2004, we accounted for approximately 6.0% of all MMDS subscribers in Brazil.

Establishing an MMDS system is less capital intensive than constructing a cable television network. While this cost differential may give an MMDS operator some competitive advantage in providing pay-television services, this advantage may be offset by several factors. Among these is that MMDS generally requires a clear line-of-sight because microwave signals will not pass through obstructions. MMDS, therefore, can generally not be received in “shadowed” areas where microwave transmission is blocked by terrain, buildings or other physical objects, though sometimes blocked signals can be retransmitted by low-power repeaters that can send an otherwise blocked signal over a limited area. Moreover, MMDS has the disadvantages of limited channel capacity, lower reliability and lower quality of signal. In key cities such as São Paulo, Rio de Janeiro and Belo Horizonte, where there are a high concentration of tall buildings and topographical barriers, MMDS is at a disadvantage to cable.

Broadband

Broadband Internet access is currently being offered in Brazil primarily by telephone companies and cable television operators. The broadband service providers with which Vírtua competes include “Speedy,” which is a service offered by Telefonica; “BR Turbo,” which is a service offered by Brasil Telecom; “Velox,” which is a service offered by Telemar; and “Internet Rápida TVA,”which is a service offered by TVA. Telefonica competes with us in São Paulo, Santos, Campinas and Sorocaba; Brasil Telecom competes with us in Porto Alegre, Brasília,

Florianópolis and Curitiba; Telemar competes with us in Rio de Janeiro and Belo Horizonte and TVA competes with us in São Paulo and Rio de Janeiro. According to Pay-TV Survey No. 85, as of December 31, 2003, Speedy had approximately 485,000 subscribers, Brasil Telecom had approximately 277,000 subscribers, Telemar had approximately 219,000 subscribers and TVA had approximately 19,000 subscribers.

Licenses

We currently hold 46 licenses to operate pay-television systems in 44 cities. Three of these licenses are for MMDS service and the remaining 43 are for cable services.

The licenses are issued on a non-exclusive basis by Anatel, the national communications agency. The licenses are for a term of 15 years, and are automatically renewable, subject to:

  satisfactory fulfillment of all technical and financial requirements for establishing a network and operating the business;
  compliance with applicable laws and regulations; and
  payment of a fee.

Description of Property

We own most of the fixed assets essential to our operations. Our major fixed assets are:

  35,889 kilometers of coaxial cable, of which 5,555 kilometers have fiber-optic capability;
  set-top boxes for subscribers’ homes;
  electronic transmission, receiving, processing and distribution equipment;
  microwave equipment; and
  antennas.

We lease some of our distribution facilities from third parties. These facilities include space on utility poles and underground ducts where we place portions of our cable systems, roof rights and land leases which we use to place some of our hub sites and headends and certain portions of the fiber-optic network of the Minas Gerais state telephone company.

We lease most of our office space, including our headquarters located in São Paulo which consists of approximately 3,200 square meters, and data processing equipment from third parties, and we rely on more than 3,000 ground-based satellite stations, which we lease from third parties. We generally own our service vehicles, data processing facilities and test equipment. We anticipate that, upon the expiration of any of our current leasing arrangements, we will be able to renew those arrangements or enter into alternative leasing arrangements at comparable costs.

Regulation

Cable Television Services

Cable television services in Brazil are licensed and regulated by Anatel pursuant to Law No. 8,977, enacted by the Brazilian Congress on January 6, 1995; Decree No. 2,206, enacted by the President of Brazil on April 14, 1997; Ordinance No. 256 issued by the Ministry of Communications on April 18, 1997; and the General Law of Telecommunications No. 9,472 enacted on July 16, 1997. Prior to the enactment of Law 8,977 in 1995, the Brazilian cable industry had been governed by two principal regulatory measures since its inception in 1989: Ordinance

No. 250, issued by the Ministry of Communications on December 13, 1989; and Ordinance No. 36, issued by the Ministry of Communications on March 21, 1991.

Ordinance No. 250, which was suspended approximately 15 months after its enactment by Ordinance No. 36, regulated the distribution of television signals, or DISTV, by physical means (i.e., by cable television) to end-users. DISTV services generally are limited only to the reception and transmission of signals without any interference by a DISTV operator with the signal content. Under Ordinance No. 250, the Ministry of Communications granted 101 authorizations to local operators to commercially exploit DISTV services. Although Ordinance No. 250 did not specifically address cable television services, a number of DISTV operators, including our own cable operating subsidiaries, began to offer cable television services based on DISTV authorizations. With the issuance of Ordinance No. 36 in March 1991, the Ministry of Communications suspended Ordinance No. 250; however, the DISTV authorizations issued during the preceding 15 months remained valid. Proposed regulations relating to cable services were submitted for public comment by the Ministry of Communications at the same time Ordinance No. 36 was issued, but were never adopted and no further regulatory action was taken until the enactment of Law No. 8,977 in 1995. Law No. 8,977, together with No. Decree 2,206 and Ordinance No. 256, which provide detailed procedures for the implementation of Law No. 8,977, constitute the current regulatory framework for cable television services in Brazil.

Under Law No. 8,977 and Decree No. 2,206, a cable operator must obtain a license from Anatel in order to provide cable television services in Brazil. All cable licenses are non-exclusive licenses to provide cable television services in a service area. Cable television licenses are granted by Anatel for a period of 15 years and are renewable for equal and successive periods. Renewal of the cable television license by Anatel is assured if the cable system operator has (i) complied with the terms of the license grant and applicable governmental regulations, (ii) agreed to meet certain technical and economic requirements relating to the furnishing of adequate service to subscribers, including system modernization standards and (iii) requested the renewal of such license at least 24 months prior to the expiration date of the license. The renewal of the cable television license may also be subject to the payment of a renewal fee in an amount agreed upon by the licensee and Anatel.

Only private legal entities which provide cable television services as their main business activity, are headquartered in Brazil and controlled as to at least 51% of their voting capital by Brazilian citizens or naturalized Brazilian citizens for over ten years, or companies incorporated in Brazil controlled by Brazilian citizens, are eligible to receive a license to operate cable television systems in Brazil. In the event that no private entity displays an interest in providing cable television services in a particular service area, Anatel may grant the local incumbent telephone operator a license to provide cable television services.

Cable operators that provided cable television services under a DISTV authorization granted under Ordinance No. 250 were required under Law No. 8,977 to file applications to have their DISTV authorizations converted into cable television licenses. DISTV authorizations covering all of our service areas were converted into cable television licenses in December 1996.

Decree No. 2,206 establishes specific guidelines related to bids for cable licenses. In general, cable television licenses will be granted pursuant to a public bidding process currently being administered by Anatel. All such licenses shall be nonexclusive licenses. In order to submit a bid for a license, a bidder must meet certain financial, technical and legal prerequisites. After such prerequisites are met, a bidder then must submit a detailed bid describing its plan to provide cable television services in the service area.

Once a cable television license is granted, the licensee has an 18-month period from the date of the license grant to complete the initial stage of the installation of the cable system and to commence providing cable services to subscribers in the service area. The 18-month period is subject to a single 12-month extension at the request of the licensee, to be granted at the discretion of Anatel.

Any transfer of a cable television license is subject to the prior approval of Anatel. A licensee may not be transferred by a license until it has commenced providing cable television services in its service area. The license may, however, be transferred to a subsidiary company controlled by the licensee, by hereditary succession or by a spin-off transaction before the commencement of cable television services. Transfers of shares causing a change in the control of a licensee or the legal entity that controls a licensee also are subject to the prior approval of Anatel.

Anatel must receive notice of any change in the capital structure of a licensee within 60 days, including any transfer of shares or increase of capital, which does not result in a change of control.

Law No. 8,977 and Decree No. 2,206 regulate programming content and access to cable systems. In addition to channels allocated for unrestricted programming, a cable television operator is required to make available for use in its service area channels in the following categories: (i) basic channels for use free of charge; (ii) channels devoted to occasional services; and (iii) channels devoted to permanent services. A cable operator must provide access free of charge for the following basic channels:

  channels for the distribution of programming by local uncodified VHF and UHF television stations;
  a channel for transmitting the sessions and proceedings of state and municipal legislatures;
  a channel for transmitting the sessions and proceedings of the federal House of Representatives;
  a channel for transmitting the sessions and proceedings of the federal Senate;
  a channel for use by local universities;
  a channel for use by federal, state and municipal bodies for cultural and educational purposes;
  a community channel for use by local non-profit private institutions; and
  a channel for use by the Brazilian Supreme Court.

A cable operator must reserve at least two channels for occasional services, which are dedicated for the transmission of seminars, public protests and demonstrations, meetings of Congress and similar events of public interest. Thirty percent of a cable system’s available channels must be reserved for “permanent services.” Permanent services are dedicated to the transmission of programming produced by companies which are not affiliated with the cable television operator. Channels for occasional or permanent services must be publicly offered by the operator, and compensation of the operator is to be established pursuant to market practices and costs involved in the rendering of such services.

Law No. 8,977 and Decree No. 2,206 also limit the use by a cable operator of its channels devoted to unrestricted programming. A cable television operator may not (i) impose conditions that result in participation in the control or require any financial interest in the entity providing programming; (ii) compel the programming entity to provide for exclusivity rights as a condition to the programming agreement; or (iii) restrict the unaffiliated programming entity’s market competition capacity. Further, a cable television operator may acquire programming produced outside of Brazil only through a company located in Brazil. Cable television operators are also required to offer at least one channel consisting exclusively of independently produced Brazilian motion pictures and features. Decree No. 2,206 also specifies that cable system operators should make available to subscribers, upon their request and at their expense, a device that blocks reception of certain subscription programming.

Cable system operators are permitted under Ordinance No. 256 to offer commercial advertising on channels other than the public basic channels for use free of charge, as discussed above.

Access to basic television services is guaranteed to all those located within the relevant service area upon the payment of an installation fee and a periodic subscription fee established by the cable television operator. Anatel is empowered to regulate installation and subscription fees. Under Law No. 8,977 and Decree No. 2,206, the fees shall be reasonable and fair.

Anatel may revoke a license upon the issuance of a judicial decision, if the licensee:

  lacks the technical, financial or legal capacity to continue to operate a cable system;

  is under the management of individuals, or under the control of individuals or corporations, who, according to Law No. 8,977, do not qualify for such positions;
  has its license transferred, either directly or by virtue of a change in control, without the prior consent of Anatel;
  does not start to provide cable services within the time limit specified by Law No. 8,977; or
  suspends its activities for more than 30 consecutive days without justification, unless previously authorized by Anatel.

In September 1996, the Ministry of Communications issued Ordinance No. 1,086. This ordinance established Cable Television Rule No. 13/96. Cable Television Rule No. 13/96 subsequently was amended by, and republished as, Ordinance No. 256. Ordinance No. 256 imposes restrictions on the number of areas that can be served by a single cable television system operator, including its affiliates. According to Ordinance No. 256, a single cable system operator, including its affiliates, may only hold licenses with respect to (i) a maximum of seven areas with a population of 700,000 and above and (ii) a maximum of 12 areas with a population of 300,000 or more and less than 700,000. The restrictions only apply to areas in which the cable system operator, including its affiliates, faces no competition from other pay-television services, excluding services that utilize satellites to transmit their signal. Ordinance No. 256 grants Anatel full discretion to alter or eliminate these ownership restrictions. The term “affiliate” is defined by Federal Decree No. 2,206 as any legal entity that, directly or indirectly, holds at least 20% of the voting capital of another legal entity, or any of two legal entities with common ownership of at least 20% of their respective voting capital.

Rule No. 13/96 grants a one-year period from the date a DISTV authorization is converted into a cable television license for any cable system operator to comply with such restrictions, and a six-month period to make the basic channels for use free of charge, and channels devoted to occasional or permanent services to the public. We believe that we are in compliance with the terms of the ordinance.

The Brazilian Congress is currently discussing a series of bills, which, if accepted, may modify the current regulatory framework. These legislative discussions are at a preliminary stage and it is unclear what modification, if any, to the current regulatory scheme might ultimately be enacted.

Among such bills, is Senate Bill No. 175, proposed in September of 2001. Senate Bill No. 175 aims at excluding the requirement that 51% of the voting rights of companies holding licenses to provide cable television be held by Brazilian citizens or by companies that themselves have 51% of their voting rights held by Brazilian citizens. Senate Bill No. 175 states that there is no longer the need for the 51% requirement and that no other telecommunication service has any limitation with respect to the foreign participation, including (i) those services which compete with cable television services, such as MMDS and DTH, and (ii) the Commuted Fixed-Line Telephone Services, which are considered of strategic interest to the national development and consequently offered under a public concession.

Law No. 3,449, enacted on September 30, 2004, and effective as from October 7, 2004, provides that consumers are not required to pay any minimum usage or enrollment fees charged in Distrito Federal by, among other service providers, cable television operators. Law 3,449 is currently being challenged in court by several telephone companies, all of whom have obtained favorable preliminary injunctions. We believe that such law is not applicable to our business since the services offered by us have fixed prices and do not vary according to the usage. We intend to challenge Law 3,449 in court, if necessary.

MMDS Services

MMDS services are regulated pursuant to Decree No. 2,196, enacted by the President of Brazil on April 8, 1997, and Ordinance No. 254, issued by the Ministry of Communications on April 16, 1997. MMDS services differ from other cable services including in that the authorization to render services is given by permission (and not through a license) and only to companies incorporated under Brazilian law and headquartered in Brazil. There is also no regulation with respect to MMDS programming content.

Cable-Related Services

General

Prior to the enactment of Amendment No. 8 in 1995, Article 21 of the Federal Constitution required the Brazilian government to operate directly, or through concession, permissions or authorizations granted to companies whose shares were controlled by the Brazilian government, all telephone, telegraph, data transmission or other public telecommunications services. This constitutional requirement was the basis for the establishment of the state-owned telephone monopoly, Telebrás, which held controlling interests in 27 regional telephone operating companies. With the adoption of Amendment No. 8/95, Article 21 was modified to permit the Brazilian government to operate telecommunications services either directly or though authorizations, concessions or permissions granted to private entities. Since the enactment of Amendment No. 8, the government has implemented structural reform in the telecommunications sector. The main purpose of this reform was the transfer of the control and operation of the services from the state to private companies.

On July 16, 1997, Congress approved Law No. 9,472, known as the General Telecommunications Law, or LGT, which provided the legislative framework and is the basis for telecommunications regulation in Brazil. The LGT governs the regulation of all telecommunications services, with the exception of radio and television broadcasting services.

The adoption of the LGT, as well as the privatization of fixed line telephone and cellular services, has led to sweeping changes in the operating, regulatory and competitive environments of the Brazilian telecommunications sector. The changes include: (i) the establishment of an independent regulator, ANATEL, and the development and implementation of comprehensive regulation for the telecommunications sector; (ii) the break up of the previously existing state-owned telephone monopoly; and (iii) the introduction of prevalent competition in the rendering of all telecommunications services.

The telecommunications sector

As part of the restructuring and privatization of the state-owned telecommunications companies, the Brazilian government approved Decree No. 2,534 of April 2, 1998, which established the General Plan of Concessions, also known as Plano Geral de Outorgas, or PGO, for fixed-line telephone carriers. Among other things, the PGO imposed limitations on competition in the rendering of fixed-line telephone services through December 31, 2001.

The PGO divided Brazil into four geographic regions, each of which had two telephone carriers, one of which held a license to operate a telephone network and the other holding an authorization to do so. The passage of the PGO was the first step toward increased competition within the telecommunications sector.

With Anatel Resolution 283 going into effect on November 29, 2001, Anatel began auctioning off new licenses. This was the second step toward increased competition within the telecommunications sector.

With respect to cable television services, although the PGO permitted the fixed-line telephone operators to provide other telecommunications services, they were and remain subject to certain limitations. For instance, the license agreement among União Federal and the local fixed-line telephone carriers prohibits such carriers from providing cable television services or owning interests in cable television carriers in the same Commuted Fixed-Line Telephone Services license areas. According to Law 8,977, the carriers may only provide such cable television services where there is a clear of lack of interest by other private companies to provide such services.

High-speed cable data services

Law No. 8,977, Decree No. 2,206 and Anatel Resolution 190, issued in November 1999, authorize cable television operators such as Net Serviços to:

  furnish video and audio signals on their cable networks; and
  utilize their networks to provide value-added services, including high-speed access to Internet service providers that enable the transmission of meteorological, banking, financial, cultural, prices and other data.

Under this grant, cable television operators are not allowed to act as their own ISPs, but must grant other ISPs equal access to the cable network. In addition, cable television providers can only provide Internet services to existing cable television subscribers.

Multimedia communications service

Anatel issued the Multimedia Communications Service, or SCM, Regulation, Resolution No. 272 of August 9, 2001, which permits the offering of capacity for transmission, emission and reception of multimedia information in the format of audio signals, video, data, voice and other sounds, images, texts and other information of any nature, to subscribers within the same area of service, using any means.

The SCM is a fixed telecommunication service rendered for the collective interest on a domestic or international basis, excluding fixed telephone, Mass Electronic Communication Services (cable television, MMDS and DTH), and Broadcast Service. According to Resolution No. 272, SCM providers can offer their services to any residential subscriber. Therefore, cable television operators could request an Anatel authorization to offer SCM and then offer high speed cable data service, not only to their cable television subscribers, but to any user of this service located in the licensed area of the cable television operator.

Legal Proceedings

We are party to several tax, civil and labor proceedings, both administrative and judicial, arising out of our regular course of business. In some cases, we have provisioned certain amounts to cover potential losses with respect to such proceedings, based on the opinion provided by our independent legal consultants. We believe that the provisions made with respect to such proceedings, as further described below, are sufficient to cover probable losses:

For the Six Months Ended June 30, 2004
(in thousands)

US$
(Consolidated)
Provisions for Administrative and Judicial
Tax Proceedings	148,057
Provisions for Civil Litigations	4,845
Provisions for Labor Proceedings	9,533

Total	162,435

Administrative tax proceedings

Income Tax and IOF

We and our subsidiaries have carried out commercial current account transactions reflecting monetary transfers between ourselves and our subsidiaries. The Federal Internal Revenue may deem such transfers to be inter-company loans, although it is our belief that such transfers do not fall under this category. In the event such transfers are deemed to be inter-company loans, we may be subject to income tax withheld at the source on the interest payable and to Financial Transactions Tax, Imposto sobre Operaç õ es Financeiras, or IOF, on the amount of the loans. IOF applies to loans between non-financial entities at a maximum rate of 1.5% per year where the principal amount and the term for repayment is fixed, and at a daily rate of 0.0041% on the outstanding balance, without limit on the total amount of tax payable, if the principal amount of the loan is not fixed. If we are assessed income tax and IOF on the transfers by the Federal Internal Revenue, the assessments could materially and adversely affect our operating results. We have made provisions in the amount of R$174.3 million (US$56.1 million) with respect to these potential income tax and IOF assessments. Beginning in 2004, part of these provisions reverted back to our balance sheet due to an applicable statute of limitations having expired for a portion of the transfers made.

Social Security contributions

The Instituto Nacional do Seguro Social, the Social Security National Institute, or the INSS, issued 16 tax assessment notices against Net São Paulo Ltda. and one tax assessment notice against us claiming that we and Net São Paulo Ltda. are responsible for the payment of social contributions relating to services rendered to us and Net

São Paulo Ltda. by third parties. In the aggregate, we and Net São Paulo Ltda. allegedly owe approximately R$2.4 million (US$783,000) with respect to these assessments, and we and Net São Paulo Ltda. have made provisions in this amount. We and Net São Paulo Ltda. have filed a defense with the INSS and are awaiting its decision.

Income tax and CSLL

Actions have been brought against us and our subsidiaries relating to amounts allegedly due with respect to income tax and Contribuição Social sobre o Lucro Líquido, or CSLL, a tax levied upon a company’s net profits. The most significant of these actions is against our subsidiary Net São Paulo Ltda.

The Secretary of the Federal Internal Revenue Service, or Federal Internal Revenue, brought an action against Net São Paulo Ltda. alleging that it improperly treated as operational expenses the depreciation of ongoing installations and payments made with regard to royalties and technical assistance. The Federal Internal Revenue alleges that Net São Paulo Ltda. under-calculated its income tax basis and CSLL basis for the 1995, 1996 and 1997 fiscal years and that as a result it owes approximately R$6.2 million (US$2.0 million) in back taxes. Net São Paulo Ltda. filed a defense with the Federal Internal Revenue and obtained a favorable decision, which is currently being reviewed by a higher administrative body.

IRPJ and CSLL

In July 2004, the Federal Internal Revenue issued a tax assessment notice against Net Belo Horizonte Ltda., our subsidiary that operates in the city of Belo Horizonte. The Federal Internal Revenue claims that certain expenses that Net Belo Horizonte Ltda. deducted were non-deductible and, as a result, Net Belo Horizonte Ltda. allegedly owes R$2.1 million (US$706,000) in IRPJ and CSLL. Net Belo Horizonte Ltda. has filed a defense with the Federal Internal Revenue and is awaiting its decision.

In December 2003, the Federal Public Administration imposed a fine of R$7.7 million (US$2.6 million) on Cabodinâmica TV Cabo São Paulo S.A., or Cabodinâmica, a wholly owned holding company of ours, alleging Cabodinâmica owes federal corporate income tax, or IRPJ, and CSLL as a result of a 1998 loan transaction between Cabodinâmica and Preferential Holdings Ltd. At the time of the loan transaction, IRPJ was imposed only on domestic transactions. Cabodinâmica has presented a defense against the fine on the basis that the loan transaction with Preferential Holdings Ltd. was not a domestic transaction and Cabodinâmica is, therefore, exempt from paying IRPJ on the transaction. Cabodinâmica is awaiting a decision on its defense.

ICMS

The Secretary of the State of Rio de Janeiro Internal Revenue Service, or State Internal Revenue, has issued several tax assessment notices against Net Rio S.A. claiming that Net Rio S.A. has excluded subscription fee payments from the ICMS tax basis. The aggregate amount Net Rio S.A. allegedly owes is approximately R$27.1 million (US$8.7 million). In its defense, Net Rio S.A. has argued that it adopted procedures in accordance with Resolution 2585/95 of the State Internal Revenue of the State of Rio de Janeiro, which provides that subscription fee payments should not be deemed program-providing, and therefore, the subscription fee payments should not be considered as ICMS taxable income. Several of these ICMS-related administrative proceedings have resulted in unfavorable decisions and, as a result, four judicial tax collection proceedings, in the aggregate amount of R$15.2 million (US$4.9 million), were filed against Net Rio S.A. to enforce the payment of the ICMS. Net Rio S.A. offered its cable network for attachment as security in the four tax collection proceedings. In one of the proceedings, the court rejected attachment of the cable network and ordered instead for Net Rio S.A. to make a deposit into court of R$1.2 million (US$386,000). In the remaining three tax collection proceedings, the court is still in the process of determining whether Net Rio S.A’s cable network may serve as security. In relation to one of these three tax collection proceedings, the State of Rio Janeiro Internal Revenue Service convinced the court that Net Rio S.A. should make a deposit into court pending the determination of whether Net Rio S.A. may use its cable network as security, and accordingly, Net Rio S.A. has made a deposit into court of R$1.4 million (US$450,000) with respect to this on-going tax collection proceeding. If the final decisions in these three tax collection proceedings are unfavorable to Net Rio S.A., Net Rio S.A. will have to continue making further deposits into court until the entire disputed amount is deposited.

Net Rio S.A. also received a tax assessment notice from the State Internal Revenue of the State of Rio de Janeiro in the amount of approximately R$56.0 million (US$18.0 million) relating to the ICMS tax. The State Tax Authority alleged that as a result of delays in the payment of its ICMS tax during the period from September 2001 through October 2002, Net Rio S.A. lost its rate reduction benefit. Supported by the opinion of external legal counsel, Net Rio S.A. presented its defense to the State Internal Revenue of the State of Rio de Janeiro. Additionally, Net Rio S.A. filed a writ of mandamus before the court with regards to the tax assessment, and it obtained a favorable decision by the lower court for the assessed period, with the exception of the period between October and December, 2001. Net Rio S.A. has made provisions in the amount of R$19.6 million (US$6.3 million) for potential losses related to the tax assessment.

IRRF

In September 2003, the Federal Public Administration imposed a tax assessment of R$25.3 million (US$8.1 million) on Net Rio S.A., alleging that it owes corporate income tax, or IRRF, as a result of an alleged inter-company loan between it and us. IRRF is generally only due if a loan is supported by a banking organization. Net Rio S.A. has appealed this tax assessment on the basis that it did not engage in an inter-company loan with us but, rather, transferred money to us on a non-loan basis. Net Rio S.A. is awaiting determination as to its appeal and has made provisions in the amount of R$8.6 million (US$2.8 million) with respect to this tax assessment.

PIS and COFINS

During 2003, two tax assessments in the aggregate amount of R$6.6 million (US$2.1 million) were imposed against us by The Federal Public Administration, each alleging that we had failed to pay certain Contribuição ao Programa de Integração Social, or PIS, and Contribuição para Financiamento da Seguridade Social, or COFINS, taxes relating to wire transfers. We filed a defense against the assessments and are awaiting a decision. We have made provisions in the amount of R$404,000 (US$130,000) with respect to the PIS. We have not made any provisions with respect to the COFINS.

Judicial Tax Proceedings

Social Security contributions

We and our subsidiaries have filed seven lawsuits against the INSS, seeking to offset and/or refund social security contributions made by us and our subsidiaries. In these lawsuits we argue that the legislation imposing the social security contributions is unconstitutional.

In October 2004, the INSS filed tax enforcement action No. 2004.71.00.030710-3 against our subsidiary Net Sul Comunicações Ltda. for the collection of social security contributions in the amount of approximately R$1.9 million (US$611,000). We filed a defense against the tax enforcement action on the grounds that we have already paid the amounts allegedly owed.

FGTS

We and our subsidiaries have filed ten lawsuits against the Regional Labor Bureaus questioning the 2001 increase of the Fundo de Garantia por Tempo de Serviços, or Employee Severance Indemnity Fund. In those jurisdictions where we or our subsidiaries, as the case may be, were unable to obtain a preliminary injunction against paying the increase, we or our subsidiaries have paid the increase. We and our subsidiaries have also made provisions in the amount of approximately R$1.3 million (US$409,000) with respect to the lawsuits.

Shadow tax

Since 1999, several Brazilian municipalities, which currently contain 74% of our subscribers, passed legislation imposing a tax on the use of public thoroughfares, including the installation and passage of cables. This municipal tax is assessed per meter of cable installed in the relevant municipality and the tax rate itself varies widely by municipality. The municipalities currently imposing such a “shadow” tax include São Paulo, Rio de Janeiro,

Caxias do Sul, Anápolis, Campinas, Florianópolis, Criciúma, São Carlos, Indaiatuba, Brasília, Curitiba, Porto Alegre and Campo Grande. The tax generally applies to power companies and telecommunication companies, among others.

We have filed lawsuits in each of these municipalities to challenge the constitutionality and legality of this tax. In these lawsuits, we argue that (i) the tax intrudes upon the exclusive authority of the Brazilian federal government to legislate on telecommunications; and (ii) the legal nature of the tax is not that of a public price, fee or contribution, as defined under Brazilian law. Furthermore, we believe the shadow tax is unconstitutional since it is not included in the list of taxes within the jurisdictional authority of municipalities, as established by the Brazilian federal constitution.

In Rio de Janeiro, we won our case in the lower court. However, this decision was reversed on appeal. We are now awaiting a decision on our appeal from a higher court.

In São Paulo, there have been three different decrees imposing a shadow tax. The previous mayor of the City of São Paulo, Mr. Celso Pitta, imposed the first decree. We filed an injunction in the lower court opposing this decree and were met with an unfavorable decision. We appealed and are currently awaiting the decision on our appeal. Meanwhile, Mr. Pitta’s decree was subsequently replaced by a second decree, imposed by then newly elected mayor, Mrs. Marta Suplicy. We filed an injunction in the lower court against this second decree, where we received a favorable decision. We are now awaiting the decision on the government’s appeal. The second decree, has since been modified, however, by a third decree. We thus filed another injunction in the lower court against this third decree, where we also received a favorable decision. We are now awaiting the decision on the government’s appeal regarding this third decree as well.

With respect to other municipalities, we have obtained seven favorable decisions, which have been appealed by the municipalities, and three unfavorable decisions which we have appealed.

We have not made any reserves for the payment of the shadow tax. The tax varies in each municipality and it is calculated per meter of installed cable. We have approximately 18,659,000 meters of installed cable in the municipalities where this tax exists. If the courts rule that the collection of this tax by the municipalities is valid, the tax would have to be paid retroactively. In addition, if the municipalities which currently impose the tax were successful in implementing and collecting this tax, additional municipalities may seek to impose it. If our appeals fail and we are required to pay this tax, our operating results would be materially and adversely affected.

ISS

The Imposto Sobre Serviços, or ISS, is a tax levied by municipal governments on revenues derived from the provision of services. In 1997, the Municipality of São Paulo brought three separate actions against us claiming that we owe ISS in the aggregate amount of approximately R$1.3 million (US$418,000) for the 1994 and 1995 tax years in connection with our providing certain installation and equipment assembly services. We are currently defending against these actions. Similar lawsuits relating to the ISS tax have been brought against us in Rio Grande do Sul, Minas Gerais, São Paulo, Santa Catarina, Goiás and the Federal District.

Income tax retained on earnings

We have brought actions against the Federal Internal Revenue to dispute income tax retained on earnings under certain of our hedge transactions. In accordance with preliminary injunctions obtained in these actions, we have not collected or remitted a total amount of R$36.4 million (US$11.7 million) on those transactions. Of this amount, R$11.6 million (US$3.7 million) has been deposited into court by the financial institution which liquidated the transactions and is responsible for withholding the income tax.

ICMS

The State of São Paulo Internal Revenue Service has brought an action against our subsidiary Net São José do Rio Preto Ltda. in the amount of R$1.4 million (US$450,000) to enforce the payment of the ICMS tax, three installments of which the Internal Revenue Service alleges the subsidiary failed to pay. In connection with this action, Net São José do Rio Preto Ltda. offered, and the court accepted, Net São José do Rio Preto Ltda.’s cable network for attachment as security for the payment of the ICMS tax. Net São José do Rio Preto Ltda. has presented a defense against the action and is awaiting a decision. Net São José do Rio Preto Ltda. has made provisions in the amount of R$2.0 million (US$646,000) with respect to this action.

In addition, the State of São Paulo Internal Revenue Service issued a tax assessment against our subsidiary Net Campinas Ltda., alleging that the subsidiary failed to pay certain ICMS installments. Net Campinas Ltda. filed an action against the Internal Revenue Service and obtained an unfavorable decision in the lower court. Net Campinas Ltda. appealed the decision and is awaiting the results of the appeal. Net Campinas Ltda. has made provisions in the amount of R$8.5 million (US$2.7 million) with respect to this tax assessment.

PIS and COFINS

In 1995 and 1996, we filed lawsuits questioning the imposition of the PIS and the COFINS on revenues derived from the rendering of telecommunication services. With respect to these lawsuits, we made deposits into court of R$61.7 million (US$19.9 million), reflecting the amounts in dispute. In 1999, we withdrew our lawsuits, and the amounts previously deposited into court reverted to the federal government.

During 1999, several of our subsidiaries filed lawsuits questioning the constitutionality of the 1998 legislation which increased the calculation basis for the PIS and the COFINS. Previous court decisions relating to these lawsuits have been unfavorable to us, and the matter is now before the Brazilian Supreme Court. We have made provisions in the amount of R$87.5 million (US$28.2 million) with respect to the calculation basis increase.

Analog decoders – tax assessment

The Federal Internal Revenue has imposed a tax assessment of R$21.8 million (US$7.0 million) on us alleging that, for the purpose of the Tax on Import payment, we did not correctly classify transactions related to the import of our analog decoders. We filed a lawsuit against the imposition of the tax assessment and are awaiting the lower court’s decision. We have made a provision in the amount of R$9.0 million (US$2.9 million) with respect to the assessment.

Civil Litigation

Increase in monthly subscription rates

Eleven lawsuits have been filed against our subsidiaries as a result of increases in monthly subscription rates in April 1999. Six of these lawsuits have been brought in the State of São Paulo. The remaining five lawsuits have been brought in Brazilian cities and against one or more of our operations, as follows: one lawsuit filed in the City of São Paulo; one lawsuit filed in Campo Grande; one lawsuit filed in Belo Horizonte; one lawsuit filed under a jurisdiction encompassing the towns of Florianóplis, Joinville, Criciúma, Chapecó and Blumenau; and one lawsuit filed in the cities in which our subsidiaries Net Sul, Horizonte Sul Comunicações Ltda. and DR — Empresa de Distribuições e Recepção de TV Ltda. operate. All 11 lawsuits have been filed by state or federal public attorneys, ministries or by consumer protection organizations.

The plaintiffs in each lawsuit allege that the increases in monthly subscription rates were abusive and unjustified and violate principles of the Brazilian Consumer Defense Code and legislation establishing that contractual payment increases shall only occur once a year. The plaintiffs further argue that the increases were illegal, that the amounts paid should be reimbursed to subscribers and that the clause in our standard subscription contract, which provides for an increase in monthly subscription rates in the event that the cost of providing services increases, should be declared null and void.

We made a provision of R$2.1 million (US$0.7 million) for two of the six lawsuits brought in the State of São Paulo; namely, for a lawsuit brought against Net Sorocaba Ltda. and a lawsuit brought against Net São Paulo Ltda. The lower courts ruled against us in each of these two lawsuits, and we have appealed the judgments. No provisions have been made for the five other lawsuits. If we obtain unfavorable final decisions in these and similar lawsuits, our operating results would be materially and adversely affected.

In addition to the above lawsuits, a lawsuit was brought in 1999 by the Attorney General for the State of Rio de Janeiro against our subsidiary Net Rio S.A. concerning the legality of certain clauses in the standard subscription contract used by Net Rio S.A., including a clause that provided for unilateral increases in monthly subscription rates. Net Rio S.A. complied with the Attorney General’s request to modify its subscription contract. As a result, the Attorney General has withdrawn all legal action.

Lease and use of utility poles

A substantial portion of our network consists of aerial cables, often strung on electrical utility poles, rather than buried cables. We gain access to the utility poles by pole attachment rental agreements with local electrical utilities, which are generally required to provide us this access for a negotiated fee. Most of our subsidiaries have brought actions to review and reduce the amounts charged by utility companies for the leasing of such poles. Net Rio S.A. and Net São Paulo Ltda. have each reached an agreement with the respective utility companies, and no suit is pending with respect to these subsidiaries. We are awaiting courts decisions in relation to the remaining lawsuits. A number of telecommunications companies are involved in similar disputes and, in the majority of the disputes, these telecommunications companies have received favorable legal outcomes. However, we cannot assure you that favorable outcomes will be reached with respect to any of our subsidiaries’ disputes.

ECAD settlement

In 1996, the Escritório Central de Arrecadação e Distribuição, or ECAD, filed separate lawsuits against each member of the Brazilian pay-television trade association, including separate suits against Net Serviços and each of our cable operating subsidiaries. ECAD is an organization which acts as the legal representative of artists and authors in collecting on behalf of and distributing to such artists and authors royalty payments resulting from the public broadcast of musical compositions in Brazil. ECAD’s complaints sought injunctions and damages on the grounds that the defendant pay-television companies had been using copyrighted musical material in their programming without prior approval and without paying royalties.

In February 2001, we entered into a settlement agreement with ECAD with respect to each of the lawsuits against us and our operating subsidiaries. The settlement agreement expired in December 2003, and beginning in January 2004, we entered into new negotiations with ECAD. However, we have been unable to reach a new agreement. ECAD is seeking from our subsidiaries payment in the amount of R$0.88 per subscriber per month. We have agreed to pay R$0.64 per subscriber per month. In May 2004, ECAD ceased negotiations with us and filed a lawsuit demanding that we pay R$0.88 per subscriber per month. Our subsidiaries have filed a defense and have deposited into court in the lower amount per subscriber per month, the total of such deposits through June 30, 2004 being approximately R$1.1 million (US$354,000).

Labor Proceedings

We and our subsidiaries are party to approximately 1,142 judicial labor proceedings. We estimate that contingencies with respect to these labor proceedings for which we and our subsidiaries are responsible total approximately R$28.4 million (US$9.1 million), and we have established a provision in this amount. The majority of these claims relate to either (i) employees of outside service companies demanding we pay them wages or (ii) a dispute regarding overtime pay. In relation to the latter, various former employees in the sales and telemarketing sector have brought labor claims against us for overtime pay on the grounds that their time worked was never recorded. In the great majority of these cases, the former employees have been successful in their claims against us.

Other

Unibanco

In December 2002, Unibanco filed a collection suit against us with the Central Civil Court of São Paulo in relation to a loan facility in the amount of R$72.2 million (US$23.2 million) that we entered into with Unibanco on August 26, 2002. The Central Civil Court of São Paulo ordered the pledge of certain of our assets as security for this loan.

Each creditor that is party to a commitment letter regarding the restructuring of our debt has agreed that, for so long as the term sheet relating to the restructuring is in effect, such creditor will not take any action to collect its respective credits against us, either through court or administrative proceedings or by enforcement against collateral. Unibanco is party to the commitment letter and thus has agreed to suspend its collection suit against us.

To date, Unibanco was the only creditor who had filed a collection suit against us. However, we cannot assure you that our other creditors will not file similar collection suits against us in the future.

General

In addition, we are party to various legal actions arising in the ordinary course of our business, including disputes regarding taxation, contracts and labor law. However, we do not expect significant losses from these actions or that any such losses, individually or in the aggregate, will have a material adverse effect on our liquidity or on our consolidated financial condition or our results of operations, or that of any of our subsidiaries, individually or in the aggregate.

Organizational Structure

We were incorporated in 1994 as a sociedade anônima, or corporation, under Law 6,404/76 of the Federative Republic of Brazil. We are registered in the commercial registry of the State of São Paulo under number 35.300.177.240. Our registered office is located at Rua Verbo Divino, 1356, São Paulo-SP-04719-002, Brazil, telephone +55 11 5186-2811.

We conduct our cable television and related activities through a group of companies that we have acquired and developed over the past decade. Set forth in the table below is a list of our direct and indirect subsidiaries as of June 30, 2004:

Name of Subsidiary	Direct	Total Interest

	(percent)	(percent)

Multicanal Telecomunicações S.A	86.00	100.00
Net Belo Horizonte Ltda.(1)	100.00	100.00
CMA Participações S.A	50.67	97.26
Net Brasília Ltda.(1)	100.00	100.00
Net Rio S.A	100.00	100.00
Net Recife Ltda.(1)	100.00	100.00
Net São Paulo Ltda	97.87	100.00
Net Campinas Ltda.(1)	100.00	100.00
Net Indaiatuba Ltda.(1)	100.00	100.00
Net São Carlos S.A.(1)	100.00	100.00
Net Franca Ltda.(1)	100.00	100.00
Net Sul Comunicações Ltda.(1)	100.00	100.00
TV Cabo e Comunicações Jundiaí S.A	50.00	50.00
Horizonte Sul Comunicações Ltda.(2)	-	100.00
DR — Empresa de Distribuições e Recepção de TV Ltda.(2)	-	100.00
Net Paraná Comunicações Ltda.(2)	-	100.00

Net Joinville Ltda.(2)	-	100.00
Net Florianópolis Ltda.(2)	-	100.00
Net Curitiba Ltda.(2)	-	100.00
Net Maringá Ltda.(2)	-	100.00
Net Arapongas Ltda.(2)	-	100.00
Televisão a Cabo Criciúma Ltda.(2)	-	60.00
Net São José do Rio Preto Ltda.(3)	-	100.00
Net Piracicaba Ltda..(3)	-	100.00
Net Ribeirão Preto S.A.(3)	-	100.00
Net Baurú Ltda.(3)	-	100.00
Net Goiânia Ltda.(3)	-	100.00
Net Anápolis Ltda.(3)	-	100.00
Net Campo Grande Ltda.(3)	-	100.00
Net Sorocaba Ltda.(3)	-	100.00
Reyc Comércio e Participações Ltda.(3)	0.50	100.00
Net Londrina Ltda.	-	100.00
TV Cabo Chapecó Ltda	0.01	99.99
Dabny L.L.C	100.00	-
Cable S.A	44.25	55.74
Cabodinâmica TV Cabo São Paulo S.A.	63.00	36.99
TV Vídeo Cabo de Belo Horizonte S.A.	99.99	-
Jonquil Venture Limited	100.00	-
Jaguari Telecomunicações S.A.	93,75	100.00

(1)	Distel Holding S.A. holds one share.
(2)	Held through Net Sul Comunicações Ltda.
(3)	Held through Multicanal Telecomunicações S.A.

We are in the process of consolidating a number of our operating and non-operating subsidiaries for administrative reasons, and to contain costs associated with the operations of our subsidiaries. In connection with our restructuring, we have committed to continue and complete the consolidation of our subsidiaries.

MANAGEMENT

Directors

We are managed by our Conselho de Administração, or board of directors, and our Diretoria, or board of executive officers. In accordance with our by-laws, the directors are elected at a general meeting of shareholders to serve one-year terms. The existing tenure of the directors will end upon the election of the new members at our annual shareholders’ meeting to be held by April 2005.

Each of the shareholders party to our shareholders’ agreement has the right, subject to certain conditions, to appoint at least one member to our board of directors. Our by-laws provide that the board of directors shall be composed of no fewer than nine and no more than twelve members. According to our by-laws and Brazilian corporate law, each member of our board of directors must be a Net Serviços shareholder. As a result of the Globopar/ Bradesplan share transfer discussed below under “RELATED PARTY TRANSACTIONS—Globopar/Bradesplan Share Transfer,” Bradesplan’s rights as a party to our shareholders’ agreement were terminated and Bradesplan no longer appoints a member to our board of directors. Accordingly, as of August 2004, our board of directors is composed of only eight members.

In addition, our by-laws provide that for each member appointed to our board of directors, an alternate member, or deputy member, shall be appointed to act in place of the permanent director when such director is not available for conducting board business. The term of each deputy member mirrors the term of his or her corresponding member director.

Our by-laws provide that our board of directors shall hold a meeting at least once every quarter or as called by any director. Its responsibilities include, among other things, the establishment of the policy and general strategy of the business and the appointment and supervision of our executive officers.

Following the conclusion of the restructuring and pursuant to the new shareholders’ agreement to be entered into in connection with the restructuring, our board of directors shall initially be comprised of eleven sitting members and an equal number of deputy members, all of whom will be shareholders of Net Serviços. Of these eleven sitting members and eleven deputy members, and subject to certain minimum share ownership requirements by the parties to the new shareholders’ agreement, at least one sitting member and one respective deputy member will be appointed by Globopar, four sitting members and four respective deputy members will be appointed by Telmex and the remaining sitting members and respective deputy members will be appointed by the SPC, which will be controlled by Globopar. See “MAJOR SHAREHOLDERS—New Shareholders’ Agreements” and “RELATED PARTY TRANSACTIONS—Globopar/BNDESPar Share Transfer.”

Net Serviços’ current directors are:

Name	Position	Position Held Since	Current Term Expires

Roberto Irineu Marinho	Chairman, Board of Directors	February 22, 2000	April 30, 2005
Nelson Pacheco Sirotsky	Director	September 18, 2000	April 30, 2005
Stefan Alexander	Director	September 18, 2000	April 30, 2005
Ronnie Vaz Moreira	Director	April 30, 2002	April 30, 2005
Guilherme Perboyre Cavalcanti	Director	April 19, 2004	April 30, 2005
Juarez de Queiroz Campos Jr.	Director	April 19, 2004	April 30, 2005
Rossana Fontenele Berto	Director	April 30, 2003	April 30, 2005
Edgard Lobão dos Santos	Director	April 19, 2004	April 30, 2005

Roberto Irineu Marinho has been a member of our board of directors since February 2000 and has served as Chairman of the board of directors since that time. He is also the Chief Executive Officer of Organizações Globo, a conglomerate of companies in the Brazilian media and entertainment industries, and has been Chief Executive Officer since August 2003, prior to which time he was Executive Vice-President. Mr. Marinho began his career at the newspaper O Globo, where he served in a variety of assignments culminating in his appointment as the newspaper’s director. In 1978, Mr. Marinho was appointed Executive Vice President of Globo TV Network and in 1990 he became Executive Vice President of Organizações Globo. Mr. Marinho is also a board member of Editora Globo.

Nelson Pacheco Sirotsky has been a member of our board of directors since September 2000. He holds a degree in Public Administration from the Universidade Federal do Rio Grande do Sul and a graduate degree from the University of Southern California. Mr. Sirotsky began his career at Rádio Gaúcha, in 1972, where he was director before becoming Regional Director of Grupo RBS. In 1981, he became Vice President of Grupo RBS. He was Executive President of RBS and a member of Grupo RBS administration since 1992. Currently, he is a member of the Conselho da Associação Brasileira de Jornalismo, of the Associação Brasileira de Rádio e Televisão and of the Associação dos Dirigentes de Vendas do Brasil. He is also a member of the Instituto Europeu de Administração de Empresas.

Stefan Alexander has been a member of our board of directors since September 2000. Currently, he is the Executive Director-Chief Financial Officer at Globopar. Previously, he held other positions relating to corporate finance and investor relations at Globopar. Prior to joining Globopar, he was the Director of Corporate Finance in Brazil at Bank of America/Nations Bank. Mr. Alexander holds a Master’s degree in Economics from the Pontifícia Universidade Católica do Rio de Janeiro.

Ronnie Vaz Moreira has been a member of our board of directors since April 30, 2002. He became the Chief Executive Officer of Globopar in March 2002. Previously, Mr. Moreira was the Executive Director of Deutsche Bank, the Chief Financial Officer of Petrobrás and the Director of ABN Bank. Mr. Vaz Moreira holds a degree in Economics from Universidade Federal do Rio de Janeiro and a graduate degree in International Business Administration from the American Graduate School of International Management.

Guilherme Perboyre Cavalcanti has been a member of our board of directors since April 19, 2004. Mr. Cavalcanti is the Director of Planning at Globo Organizations, having served as such since September 2003, prior to which time he served as Treasurer of Globopar beginning in February 2002. Previously, he held numerous positions within the Globo Organizations, including Director of Strategic and Financial Planning at Net Serviços, Planning Manager and Controller of Press Media and Radio Stations and Investor Relations at Globopar. Prior to joining Globo Organizations, he worked at Banco Pactual and Banco Primus. Mr. Cavalcanti holds a Master’s degree in Economics from the Pontificia Universidade Católica do Rio de Janeiro.

Juarez de Queiroz Campos Júnior has been a member of our board of directors since April 19, 2004. In February 2001, he was appointed to the position of Chief Executive Officer of Globo.com, and in July 2003 of Globo Filmes. Previously, Mr. Queiroz was Telemar’s Marketing & Corporate Vice President and the Marketing Officer of Souza Cruz S.A. Mr. Juarez Queiroz has an undergraduate degree in Law from PUC-RJ and a degree in Business Administration from EAESP-FGV.

Rossana Fontenele Berto has been a member of our board of directors since April 30, 2003. Ms. Berto has been Director of Strategic Planning and Business Development for Organizações Globo since 2002. Prior to that, Ms. Berto was the General Director of Sky Brasil from 1999 to February 2002, General Director of Net Rio from 1998 to 1999 and Controller of Multicanal from 1993 to 1998. She is also a board member of Sky Brasil. Ms. Berto holds a B.A. degree from Universidade do Estado do Rio de Janeiro and an MBA degree from COPPEAD/UFRJ (Rio de Janeiro, Brazil).

Edgard Lobão dos Santos has been a member of our board of directors since April 19, 2004. He has worked at BNDES since 1976. Mr. Santos has an Engineering undergraduate degree from Universidade Federal Fluminense. He also holds a Masters degree in Industrial Engineering, with a specialization in Finance.

Executive Officers and Senior Managers

Our by-laws provide for a minimum of two and a maximum of four executive officers appointed by our board of directors for renewable two-year terms. Our executive officers are responsible for all matters concerning our day-to-day management and operations. Our executive officers must be residents of Brazil and may or may not be shareholders of Net Serviços. In addition, we currently employ four senior managers that make significant contributions to our business.

Net Serviços’ executive officers and senior managers are:

Name	Position	Position Held Since	Current Term Expires

Francisco Tosta Valim Filho	Chief Executive Officer	February 2003	April 30, 2005
Leonardo P. Gomes Pereira	Chief Financial Officer	April 2000	April 30, 2005
José Antônio Guaraldi Félix	Chief Operating Officer	May 2003	April 30, 2005
André Müller Borges	Chief Legal Counsel	January 2002	N/A
José Paulo Freitas	Chief Human Resources and
Organizational Development
	Officer	July 2003	N/A
Ciro Kawamura	Chief Marketing Officer	May 2003	N/A
Fernando Mousinho	Institutional Relations Officer	November 2000	N/A

Francisco Tosta Valim Filho became Chief Executive Officer of Net Serviços in February 2003. Before joining Net Serviços, Mr. Valim was the Financial and Administrative Superintendent of Telemar for three years. Prior to that, he served as the Vice President and as Chief Financial Officer of RBS. Mr. Valim also served as Executive Director of Net Sul. He has a degree in Business Administration from Universidade Federal do Rio Grande do Sul (UFRGS) and a post-graduate degree in Finance from Fundação Getúlio Vargas (FGV-SP) and in Strategic and Organizational Planning from UFRGS. He also holds an MBA in Finance and Administration of Multinational Companies from the University of Southern California.

Leonardo P. Gomes Pereira has been our Chief Financial Officer since April 2000. Previously, he was the Director of Planning and Investor Relations at Globopar for four years. Mr. Pereira worked at Citibank from 1982 to 1995, holding various positions in the corporate banking and corporate finance areas in several countries, including Brazil, Thailand, Venezuela and the United States. Mr. Pereira sits on the corporate governance committee of the São Paulo American Chamber of Commerce. Mr. Pereira received a BSC in Engineering from the Federal University of Rio de Janeiro and a BSC in Economics from Candido Mendes University in Rio de Janeiro. Mr. Pereira also received an MBA from Warwick University in the United Kingdom, with post-graduate work at Wharton Business School at the University of Pennsylvania.

José Antônio Guaraldi Félix has been our Chief Operating Officer since May 2003. Previously, he was a regional officer at Net Serviços for two years. Prior to that he was an officer of Net Sul, where he headed 16 operations in Southern Brazil. Mr. Félix worked at RBS from 1980 to 1990, holding various positions in the operational area. Mr. Felix has a degree in Telecommunication Engineering from Pontifícia Universidade Católica do Rio Grande do Sul.

André Müller Borges has been our Chief Legal Counsel since January 2002. Mr. Borges joined Organizações Globo in 1999 as Chief Legal Counsel of Distribution and Telecommunications, in which position he served until 2001, when he joined Net Serviços as a Corporate Officer, responsible for its legal, corporate and regulatory obligations. Previously, he was a law partner at the law firm Tozzini, Freire, Teixeira e Silva Advogados. Mr. Borges holds a degree in Law from Pontifícia Universidade Católica of São Paulo.

José Paulo Freitas has been our Chief Human Resources and Organizational Development Officer since July 2003. He is responsible for Human Resources, Quality and Change Managing. He joined Net Serviços as the Regional Officer for the São Paulo region in September 2000. Previously, he worked at Vanity Fair as the Chief Operating Officer for the Brazilian branch from 1999 to 2000 where he was responsible for the Structuring, Sourcing and Operations Division (customer service, planning, purchasing, engineering, quality, distribution center and human resources). Before this, he held several positions at Grupo Algar, culminating in his serving as Chief Executive Officer. Currently, Mr. Freitas serves as Chairman of the Employers Syndicate. He holds an administration degree from Fundação Getúlio Vargas (FGV-SP), São Paulo and a degree in Economics from Universidade de São Paulo.

Ciro Kawamura has been our Chief Marketing Officer since May 2003. Previously, he was the Marketing Vice-President of Global Village Telecom LTDA., a wireless telecommunications company, where he supervised public relations and marketing. Prior to that, Mr. Kawamura worked as the Marketing Officer of Unibanco, and he held several strategic positions at Telet S.A., a wireless operator in the state of Rio Grande do Sul. Mr. Kawamura has a degree in Production Engineering from the Polytechnic School of the Universidade de São Paulo.

Fernando Mousinho has been our Institutional Relations Officer since November 2000. He is our liaison with various agencies, including Anatel and ABTA. Previously, until its acquisition, Mr. Mousinho was Chief Executive Officer of Vicom from 1998 until 2000, before which he was the Marketing Officer at IBM Brazil. After the acquisition of Vicom by Net Serviços, Mr. Mousinho became Net Serviços’ Corporate Clients Officer. He also holds positions in Brazilian associations such as the Vice Presidency of Telecomp, and the Vice Presidency of ABTA. He is also a member of the board of directors of Telebrasil, and he sits on the telecommunications committee of São Paulo American Chamber of Commerce. Mr. Mousinho holds an undergraduate degree in Civil Engineering from Polytechnic School de Pernambuco and an MBA from Fundação Getúlio Vargas, Rio de Janeiro.

Indemnification

We do not currently have any contracts or arrangements with our directors, executive officers or senior managers which provide for the insurance or indemnification by us or our subsidiaries against any liabilities incurred by the directors, executive officers or senior managers in their official capacity as such.

Compensation of Directors and Key Officers

For the year ended December 31, 2003, the aggregate compensation paid and benefits in kind granted by us to all of our directors and key officers for services in all capacities was approximately US$5.2 million.

Employees

All of our employees are located in Brazil. At June 30, 2004, we had 3,281 employees. At June 30, 2004, approximately 44% of our employees were working in installation, repair and network maintenance, and 56% were working in administrative functions. We believe that our relations with our employees and the labor union Sindicato Nacional dos Trabalhadores em Empresas Prestadoras de Serviços e Operadoras de Sistemas de Televisão por Assinatura, a Cabo e MMDS are generally good.

Share Ownership

Under Brazilian corporate law, each member of our board of directors is required to be a shareholder of Net Serviços. No director, executive officer or senior manager of Net Serviços is the record owner of more than 1.0% of our shares. For certain information on the beneficial ownership of our shares, including shares held by affiliates of our directors, see “MAJOR SHAREHOLDERS.”

Long-Term Incentive Plans

We currently have three long-term incentive plans: “Plano de Participação no Resultado,” or PPR, an annual bonus program for all employees, and two retention plans for a selected number of our executive officers, senior managers and managers.

PPR establishes financial and operational goals relating to cash generation, adjusted EBITDA, capital expenditures, number of installations and disconnections and level of customer satisfaction. Depending on the level at which each goal is met, employees may receive a maximum annual bonus payment of the equivalent of two months’ salary. During the first quarter of 2004, we made a total of approximately R$10.5 million (US$3.4 million) in payments to our employees pursuant to the PPR for the 2003 fiscal year.

In 2002, we developed a retention plan for a selected number of our key executives and managers involved in the current debt restructuring process to ensure the successful completion of our debt restructuring. The goal of this plan is to retain certain executives and managers during the debt restructuring in order to help ensure our ability to continue as a “going concern.” In December 2002, pursuant to this plan, we granted stock options corresponding to approximately 3 million shares. These options may be exercised only if and subsequent to our debt restructuring being successfully completed. In addition to granting stock options corresponding to approximately 3 million shares, we also agreed to pay R$2.3 million in cash under the plan. No payments were made under the plan during 2003.

In 2003, we developed a complementary retention plan linked to cash flow for a selected number of our key executives and managers. The aim of this plan is to retain certain executives and managers through at least 2006. The amount payable under this plan is deferred annually, with payment due at the beginning of 2007 if we generate cash flow before financing of at least R$500 million (US$160.9 million) in the aggregate from 2004 through and including 2006. If such cash flow before financing is generated, we expect to pay approximately R$25 million under this plan. If such cash flow before financing is not generated, no payments under this plan will be made.

MAJOR SHAREHOLDERS

We have two classes of capital stock authorized and outstanding: common shares and preferred shares. Our common shares have full voting rights. Our preferred shares have voting rights in only limited circumstances. As of August 31, 2004, none of our outstanding common shares and approximately 6% of our outstanding preferred shares, including in the form of ADSs, were held in the United States. On August 31, 2004, there were approximately 10,000 record holders of preferred shares, including in the form of ADSs, in the United States.

A majority of our voting common shares are controlled by Globopar. Globopar is a Brazilian holding company with interests in cable and satellite television, pay television programming, magazine publishing, printing and the Internet. Globopar is controlled by the Marinho family.

Globopar holds its interest in our shares directly and indirectly through two wholly-owned holding companies, Distel, which was previously named Globo Cabo Holding, S.A., and Roma Participações Ltda., or Romapar. As of August 31, 2004, Distel owned 32.1% of our common shares and 3.7% of our preferred shares, representing 15.3% of our total capital stock, and Romapar owned 42.4% of our common shares and 16.7% of our preferred shares, representing 27.2% of our total capital stock. Globopar also directly owned 9.6% of our common shares and 0.6 of our preferred shares, representing 4.3% of our total capital stock.

Globopar, Distel and Romapar are party to a shareholders’ agreement with the other significant holders of our common shares. These are RBS, a media concern operating in southern Brazil, and BNDESPar, a wholly owned subsidiary of Banco Nacional de Desenvolvimento Econômico e Social, or BNDES. Globopar, RBS and BNDESPar, directly or through their respective affiliates, currently own 98.2% of our common shares.

On June 27, 2004, Globopar entered into agreements with Telmex that provide, subject to certain conditions, for Telmex to make a significant equity investment in Net Serviços. Pursuant to those agreements, Globopar will (i) transfer 51% of our common shares to a special purpose company, or SPC, (ii) retain 51% of the voting interests of the SPC and sell to Telmex 49% of the voting interest of the SPC and 100% of the non-voting interest of the SPC and (iii) directly sell to Telmex an additional number of our common and/or preferred shares. One-third of the capital of the SPC will consist of voting shares, with non-voting shares representing the remaining two-thirds. The closing of this transaction with Telmex is a condition to the overall consummation of the restructuring.

In addition, in September 2004, BNDESPar agreed to sell to Globopar all of the shares of our common stock held by BNDESPar at a price of R$0.90 per share (which price is subject to adjustment by an inflation index if the closing occurs after December 31, 2004), subject to the negotiation of definitive documents between Globopar and BNDESPar, the closing of the Telmex investment and certain other conditions, including the execution of a new shareholders’ agreement among BNDESPar, Globopar and Telmex assuring BNDESPar registration rights with respect to our preferred shares. See “RELATED PARTY TRANSACTIONS—Globopar/BNDESPar Share Transfer.”

Pursuant to Brazilian law, a majority of our voting power must be held by Brazilian entities, and following the equity investment by Telmex, Globopar would continue to control Net Serviços through its ownership of 51% of the voting shares of the SPC. However, Globopar and Telmex have further agreed that in the event of a change in Brazilian law that would allow Telmex to own a controlling interest in Net Serviços, Telmex would have the right to acquire from Globopar, and Globopar would have the right to cause Telmex to purchase from Globopar, subject to certain conditions, an additional interest in the SPC representing approximately 2% of the voting capital of that entity. This would give Telmex, through the SPC, control over 51% of our common shares.

The following table sets forth, as of August 31, 2004, information regarding the beneficial ownership of common shares and preferred shares by each person known by us to own beneficially more than 5% of any class of our voting securities. None of our major shareholders identified in the table has special voting rights.

	Common Shares		Preferred Shares		Total Equity

Percentage of
Name	Number	Total Outstanding	Number	Percentage	Number	Percentage

Roma Participações Ltda.(1)	351,209,291	42.4%	200,084,933	16.7%	551,294,224	27.2%
Distel Holdings S.A.(1)	266,311,303	32.1%	44,639,075	3.7%	310,950,378	15.3%
Globo Comunicações e Participações S.A.(1)	79,436,681	9.6%	6,980,000	0.6%	86,416,681	4.3%
Bradesplan Participações S.A.(2)	—	—	130,511,010	10.9%	130,511,010	6.4%
BNDES Participações S.A.	60,138,289	7.3%	373,346,162	31.1%	433,484,451	21.4%
RBS Participações S.A.(3)	56,523,792	6.8%	23,344,612	1.9%	79,868,404	3.9%

(1)	Distel Holding S.A. and Roma Participações Ltda. are controlled by Globopar, which is controlled by the Marinho Family.
(2)	Bradesplan Participações S.A. is a wholly owned subsidiary of Bradespar Participações S.A., an investment vehicle under common control with Banco Bradesco S.A., the largest private Brazilian retail bank.
(3)	Includes 3,548,152 of our preferred shares owned by Zero Hora Editora Jornalistica S.A. and 117,300 of our preferred shares owned by RBS Interativa, affiliates of RBS Participações S.A.

In addition, as of August 31, 2004, the public owned 1.8% of our common shares and 35.1% of our preferred shares, representing 21.5% of our total capital stock.

As a result of our 2002 recapitalization, there occurred significant changes in the percentage ownership held in Net Serviços by many of our major shareholders. The following table sets forth, as of August 31, 2004, 2003 and 2002, information regarding the beneficial ownership of common shares and preferred shares by each person known by us to own beneficially more than 5% of any class of our voting securities.

Total Equity Percentage

Name	2004	2003	2002

Roma Participações Ltda.	27.2%(1)	27.2%(1)	27.7%(1)
Distel Holdings S.A.	15.3%(2)	14.7%(2)	14.8%(2)
Globo Comunicações e Participações S.A.	4.3%(3)	4.3%(3)	5.8%(3)
Bradesplan Participações S.A.	6.4%(4)	6.4%(4)	6.5%(4)
BNDES Participações S.A.	21.4%(5)	22.1%(5)	22.4%(5)
RBS Participações S.A.	3.9%(6)	5.6%(6)	5.4%(6)

(1)	Represented 42.4% of our common shares and 16.7% of our preferred shares, 36.2% of our common shares and 20.9% of our preferred shares and 36.2% of our common shares and 21.6% of our preferred shares at August 31, 2004, 2003 and 2002, respectively.
(2)	Represented 32.1% of our common shares and 3.7% of our preferred shares, 31.0% of our common shares and 3.4% of our preferred shares and 31.0% of our common shares and 3.2% of our preferred shares at August 31, 2004, 2003 and 2002, respectively.
(3)	Represented 9.6% of our common shares and 0.6% of our preferred shares, 0% of our common shares and 7.2% of our preferred shares and 0% of our common shares and 9.9% of our preferred shares at August 31, 2004, 2003 and 2002, respectively.
(4)	Represented 0% of our common shares and 10.9% of our preferred shares, 15.8% of our common shares and 0% of our preferred shares and 15.8% of our common shares and 0% of our preferred shares at August 31, 2004, 2003 and 2002, respectively.
(5)	Represented 7.3% of our common shares and 31.1% of our preferred shares, 8.4% of our common shares and 31.5% of our preferred shares and 8.4% of our common shares and 32.4% of our preferred shares at August 31, 2004, 2003 and 2002, respectively.
(6)	Represented 6.8% of our common shares and 1.9% of our preferred shares, 6.8% of our common shares and 4.7% of our preferred shares and 6.8% of our common shares and 4.5% of our preferred shares at August 31, 2004, 2003 and 2002, respectively. Also includes common shares and preferred shares owned by Zero Hora Editora Jornalistica S.A. and RBS Interativa.

In addition to the above table, in 2002, Microsoft B.V. beneficially owned 8.7% of our common shares and 6.6% of our preferred shares.

Shareholders’ Agreement

In connection with the closing of the sale of our common and preferred shares to Globopar and Telmex and the other transactions described under “THE RESTRUCTURING—The Telmex Investment,” Globopar and Telmex have agreed that Globopar, Telmex and the SPC will enter into a new shareholders’ agreement that will replace our current shareholders’ agreement described in this section and that Globopar and Telmex will enter into a shareholders’ agreement with respect to the SPC, or the SPC shareholders’ agreement. We refer to the new shareholders’ agreement together with the SPC shareholders’ agreement as the new shareholders’ agreements. The new shareholders’ agreements are further described below under “—New Shareholders’ Agreements.”

The current shareholders’ agreement among our controlling shareholders includes the following terms:

Right of first refusal and transfer of shares. The shareholders’ agreement establishes specific rules for the transfer of shares by the shareholders party to the shareholders’ agreement. In the event that one of the shareholders intends to transfer its shares that are subject to the shareholders’ agreement, such shareholder is required to notify in writing the other shareholders party to the shareholders’ agreement in order to enable them to exercise their right of first refusal. Each such shareholder, however, will be subject to the specific rules described in the shareholders’ agreement concerning the possibility of transferring its shares in a transaction that is exempt from the right of first refusal.

Prior Meetings. The shareholders’ agreement provides that a prior meeting of the shareholders party to the shareholders’agreement must be held prior to each general meeting of shareholders and each meeting of our board of directors at which a relevant matter or matters (as defined in the shareholders’ agreement) are to be considered. The prior meeting will establish the position that will be adopted at the general meeting or board meeting by the shareholders party to the shareholders’ agreement. While certain matters determined by the shareholders’ agreement must be unanimously approved by the shareholders party to the shareholders’agreement, relevant matters, as defined in the shareholders’ agreement, submitted at a prior meeting must be approved by the favorable vote of a majority of the common shares subject to the shareholders’ agreement. Prior to the Globopar/Bradesplan share transfer discussed below under “RELATED PARTY TRANSACTIONS—Globopar/Bradesplan Share Transfer,” such vote needed to include the favorable vote of either Bradesplan or BNDESPar. As a result of the share transfer, however, Bradesplan’s rights as a party to the shareholders’ agreement were terminated. Following the prior meeting, the shareholders are required to vote or instruct their respective directors to vote, as the case may be, in accordance with the outcome of the vote at such prior meeting.

Tag-along rights. Under the shareholders’ agreement, in the event of the sale of control of us, either by means of a single transaction or by means of successive transactions, directly or indirectly, by any shareholder party to the shareholders’ agreement, the purchaser must agree to undertake a public offering to purchase the common and preferred shares of the remaining shareholders within a period of no more than 90 days for 100% of the amount paid per voting share of our controlling block.

In the event a shareholder party to the shareholders’ agreement, meeting the definition of a qualified investor and individually owning more than 50% of the common shares subject to the shareholders’ agreement, eventuates a sale of its common shares so as to reduce its equity stake to less than 50%, the remaining shareholders party to the shareholders’ agreement become entitled to tag-along rights.

Drag-along rights. The shareholders’ agreement provides that in the event of a sale of control by Globopar, Globopar may compel the other shareholders party to the shareholders’ agreement to sell their shares to the purchaser on the same terms that the purchaser has offered to Globopar, subject to specific rules applicable to BNDESPar, as described in the shareholders’ agreement. Globopar shall also comply with the right of first refusal when transferring the shares representing our control by offering the shares to the remaining shareholders party to the shareholders’ agreement.

Furthermore, in the event that the ratio between our consolidated net debt and adjusted EBITDA exceeds 6.00 to 1.0 for two consecutive quarters, the parties to the shareholders’ agreement shall have the right to seek a purchaser for their shares and for the shares held by the other shareholders party to the shareholders’ agreement.

Continuation of “major shareholder” status. Each shareholder party to the shareholders’ agreement is required to maintain ownership of at least 6% of our voting capital in order to benefit from the special rights afforded to “major shareholders” under the shareholders’ agreement. As a result of the Globopar/Bradesplan share transfer discussed below under “RELATED PARTY TRANSACTIONS—Globopar/Bradesplan Share Transfer,” Bradesplan is no longer a major shareholder.

Appointment of directors. The shareholders’ agreement provides all of our major shareholders the right to appoint at least one member to our board of directors.

Other Provisions. The shareholders’ agreement contains provisions limiting the ability of the parties to the shareholders’agreement to transfer their shares to competitors or to make investments in them. Moreover, the shareholders’ agreement substantially governs the relationship between us and Net Brasil, which is an intervening party to the shareholders’ agreement.

Term. The shareholders’ agreement has a term of ten years.

New Shareholders’ Agreements

In connection with the closing of the sale of our common and preferred shares to Globopar and Telmex and the other transactions described under “THE RESTRUCTURING—The Telmex Investment,” Globopar and Telmex have agreed that Globopar, Telmex and the SPC will enter into a new shareholders’ agreement that will replace our current shareholders’ agreement described above and that Globopar and Telmex will enter into the SPC shareholders’ agreement. The new shareholders’ agreements will contain provisions relating to, among other things, the transfer of our shares and of the shares issued by the SPC, or the SPC shares, rights of first refusal, and governance, including the right of each of Globopar, Telmex and the SPC to appoint members to our board of directors and board of officers, and others matters typical of such arrangements and as further described below. The provisions of the new shareholders’ agreements are subject to any changes agreed by Globopar and Telmex prior to the consummation of the Telmex investment.

Right of first refusal and transfer of shares. The new shareholders’ agreements establish specific rules for the transfer of our shares and the SPC shares. In the event that one of the shareholders party to the new shareholders’ agreements intends to transfer its shares, such shareholder is required to notify in writing the other shareholders party to the new shareholders’agreements in order to enable them to exercise their right of first refusal.

Under the new shareholders’ agreements, transfers to our competitors, as defined in the new shareholders’ agreements, are not permitted. Furthermore, the shareholders party to the new shareholders’ agreements may not encumber or otherwise create any liens on our shares or the shares of the SPC except under limited circumstances.

Previous meetings. The new shareholders’ agreements provide that a previous meeting of the representatives of Globopar and Telmex must be held prior to each of our, or any of our subsidiary’s, general shareholders meetings or board of directors meetings at which a relevant matter is to be considered. The previous meeting will establish the position that will be adopted at the general shareholders meeting or board of directors meeting, as the case may be, by the shareholders party to the new shareholders’agreements. Relevant matters (as described below) must be approved at a previous meeting by the affirmative vote of shareholders party to the new shareholders’ agreements. The shareholders are then required to vote or instruct their respective directors to vote, as the case may be, in accordance with the outcome of the vote at such previous meeting.

Relevant matters. The shareholders’ agreements require the approval of Telmex, or if Telmex has control over a majority our common shares, the approval of Globopar, at a previous meeting as described above for specified relevant matters. These relevant matters include certain extraordinary corporate transactions relating to us, including certain business combinations, the disposition or acquisition of assets in excess of specified thresholds and dissolving or liquidating us; alterations in specified commercial arrangements to which we are party, including certain programming and network arrangements, affiliate transactions and pay television concession matters; and other matters such as deregistering us as a public company, changing our corporate purpose and determining the compensation and benefits of our key employees. The approval rights are subject to maintaining specified minimum levels of shareholdings in us.

Tag-along rights. Under the new shareholders’ agreements, in the event of a sale of control of us by any shareholder party to the new shareholders’ agreements, the purchaser must agree to undertake a public offering to purchase the shares of the remaining shareholders within a period of no more than 90 days under the same price and payment conditions offered to the selling shareholder.

Furthermore, in the event that one of the shareholders party to the new shareholders’ agreements disposes of all or any part of its common shares or its SPC shares, as the case may be, the other shareholders party to the news shareholders’ agreements will have the right to require such selling shareholder to include in the sale such other shareholders’ common shares or SPC shares, subject to the same price and payment conditions; provided that, if the number of common shares exceeds the number of shares the purchaser is willing to acquire, the number of shares sold will be reduced proportionately for each selling shareholder.

Capital increases. The new shareholders’ agreements provide that, subject to its fiduciary duties, Globopar will, upon Telmex’s request during the period that is two years from the date of the new shareholders’ agreements, vote its shares in support of future issuances of preferred shares in public offerings, and Telmex will provide a standby underwriting commitment to purchase such preferred shares at a price of not less than R$0.70 per share (adjusted annually by an inflation index after the first year), with the proceeds from any such issuance to be applied toward prepayment on the new senior secured debt to be issued by us in the restructuring.

Board of directors. The new shareholders’ agreements requires that our board of directors initially be comprised of eleven sitting members and an equal number of deputy members, all of whom must, as required by Brazilian law, be shareholders of Net Serviços. Of these eleven sitting members and eleven deputy members, and subject to certain minimum share ownership requirements, at least one sitting member and one respective deputy member are to be appointed (and may be removed) by Globopar and four sitting members and four respective deputy members are to be appointed (and may be removed) by Telmex. The remaining sitting members and respective deputy members are to be appointed (and may be removed) by the SPC, which will be controlled by Globopar when the parties enter into the new shareholders’ agreements.

In the event that shareholders that are not parties to the new shareholders’ agreement become entitled to representation on our board of directors, the total number of members of our board of directors will be re-determined, but in no event our board of directors shall be comprised of fewer than eleven members. Furthermore, shareholders owning more than 50% of the common shares subject to the new shareholders’ agreements will always be entitled to appoint (and remove) at least a majority of the members of our board of directors.

Board of officers. The new shareholders’ agreements provide that, our board of officers, and the board of officers of each company controlled by us, will be comprised, except in certain circumstances, of the following three executive officers: (i) Chief Executive Officer; (ii) Chief Operating Officer; and (iii) Chief Financial Officer. Telmex will have the right to appoint and remove the Chief Operating Officer. Otherwise these officers will be appointed, and may be removed by, any shareholder that has control over more than 50% of the total amount of our common stock owned by parties to the new shareholders’ agreements.

Business covenants. Under the new shareholders’ agreements and subject to certain ownership requirements, Telmex will agree not to, and not to cause a related party to, own, conduct or participate in the management of any pay-television distribution platform (other than ours and except under certain circumstances) or contents production businesses (other than those specified in the new shareholders’ agreement) in Brazil.

Term. The new shareholders’ agreements shall be valid and effective as long as each of Globopar and Telmex owns, directly or indirectly, at least 50% of the number of our common shares owned by Globo, directly and indirectly through the SPC as of the closing of the Telmex investment.

Other. Under certain circumstances, Globopar may exchange our common shares or its SPC shares for preferred shares issued by us, the ratio for such exchange being one common share to one preferred share. Under such a scenario, all shareholders party to the new shareholders’ agreement are required to waive their rights of first refusal and tag-along rights, as the case may be.

Memorandum and Articles of Association

Organization, Register and Entry Number

We are a publicly held corporation registered with the CVM and organized under the laws of the Federative Republic of Brazil. We are registered in the commercial registry of the State of São Paulo under the entry number

35.300.177.240 and in the Taxpayers’ General Registry of the Ministry of Finance under registration number 00.108.786/0001-65.

Our constituent document is our Estatuto Social, which we refer to in this prospectus as our by-laws.

Object and Purpose

Our corporate object and purpose, described in article three of our by-laws, are those of a holding company. Our operating subsidiaries have as their corporate purpose the distribution of our pay-television and other value-added services to subscribers such as telecom services, services of signal distribution through local networks and the production of local channels. We also provide our operating subsidiaries with administrative, financial and consulting support. We may, without restriction, acquire or hold quotas or shares in other companies which carry on activities similar to ours and to our subsidiaries, as well as activities related to trade commerce and representation.

Voting Rights Relating to Our Common and Preferred Shares

Each common share entitles the holder to one vote at the general shareholders’ meetings; each preferred share entitles the holder to one vote at the general shareholders’ meetings exclusively on the following corporate resolutions in accordance with Bovespa’s Corporate Governance Listing Rules for Level 2:

  our transformation, consolidation, merger or spin-off;
  valuation of assets used in increases in our capital;
  approval of certain specified agreements between us and our controlling shareholder or its affiliates;
  choice of a company skilled in the determination our economic value intended for the public offering of our shares; and
  change or repeal of provisions of our by-laws that alter or modify any Bovespa requirements.

According to Article 111 of the Brazilian corporate law, if a company is required but fails to pay dividends for three consecutive years, the preferred shares acquire voting rights. However, since our preferred shares do not have rights to fixed or minimum dividends, Article 111 is not applicable to us.

According to the Brazilian corporate law, the resolutions of a general shareholders’ meeting shall be passed by a simple majority of votes, abstentions not being taken into account. Nevertheless, according to Brazilian corporate law, the approval of shareholders representing at least one-half plus one of our existing voting shares shall be necessary for a resolution which:

  creates preferred shares or increases an existing class without maintaining its ratio to the other types and classes;
  alters a preference, a privilege or a condition of redemption or amortization conferred upon one or more classes of preferred shares, or creates a new, more favored, class;
  reduces the compulsory dividend;
  merges the corporation with another corporation or consolidates it;
  participates in a group of corporations;
  changes the corporate purpose;

  terminates a state of liquidation of the corporation;
  creates founders’ shares;
  divides the corporation; or
  dissolves the corporation.

Furthermore, according to our by-laws, the choice of a company skilled in the determination of a company’s economic value intended for the public offering of its shares must be adopted by an absolute majority of shares having the right to vote, without regard to share class, disregarding abstentions.

According to Brazilian corporate law, a shareholder without a right to vote may attend a general meeting and take part in the discussion of matters submitted for consideration. Generally, apart from the exceptions provided by law, a general meeting shall be opened on first call with the presence of shareholders representing at least one-quarter of the voting capital; on the second call, it shall be opened with any number.

Each ADS represents ten preferred shares. Since voting rights are restricted on our preferred shares, the holders of ADSs are only entitled to vote at our shareholders’ meetings on the corporate resolutions mentioned above.

Conversion Rights

Under Brazilian corporate law, the conversion of a class of shares into another class of shares must be expressly authorized in the by-laws of the company. Our by-laws do not contain any provisions regarding the conversion of shares, and therefore unless a shareholders’ meeting expressly approves the amendment of the by-laws, our common shares cannot be converted into preferred shares and our preferred shares cannot be converted into common shares.

Preemptive Rights

Under Brazilian corporate law, upon the issuance of new common or preferred shares or securities convertible into shares, all shareholders shall have the right to subscribe proportionately for the same class of shares they own. If the issuance of shares causes alterations in the existing proportion of common to preferred shares, our shareholders have the right to subscribe for the same class of shares already owned. This right may be extended to another class of shares if the former is insufficient to assure a shareholder the same proportion in the stock capital as such shareholder had before the capital increase. In the case of the issuance of shares of a different class from those existing before the new issuance, each shareholder has the right to subscribe for each class of share created by the increase in the proportion to the number of shares already owned. These preemptive rights are freely transferable. A minimum period of 30 days following the publication of notice of the capital increase must be allowed for the exercise of the preemptive rights. Our by-laws authorize us to issue shares (or securities convertible into shares) without preemptive rights, as long as the placement of the shares is made through sales on a stock exchange, by public subscription or by an exchange of shares in a public tender offer.

In the event of a capital increase by means of the issuance of new shares, holders of ADSs or preferred shares would, except as described above, have preemptive rights to subscribe for new shares. However, holders may not be able to exercise the preemptive rights relating to the preferred shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available.

In addition, our shareholders’ agreement establishes certain rules regarding preemptive rights among our major shareholders. See “MAJOR SHAREHOLDERS—Shareholders’ Agreement.”

Liquidation Rights

The common shares and preferred shares have pro rata rights to share in our assets upon liquidation. However, the preferred shares have priority in the refund of capital in the case of liquidation.

Redemption Provisions

Our by-laws do not set forth any redemption provision; however, at any time our shareholders may decide, acting at a general shareholders’ meeting, to effect a redemption of our outstanding shares.

Rights of Withdrawal

Brazilian corporate law provides that, under limited circumstances, a shareholder has the right to withdraw his or her equity interest from the company and to receive payment for the portion of shareholders’ equity attributable to his or her equity interest. This right of withdrawal may be exercised by our dissenting shareholders in the event that at least half of all holders of voting shares outstanding authorize us:

  to create new preferred shares or increase the amount of preferred shares already existing without maintaining its ratio to the other types and classes, unless otherwise provided in the by-laws;
  to reduce the mandatory distribution of dividends;
  to change our corporate purpose;
  to merge with another company or to consolidate with another company subject to the conditions set forth in Brazilian corporate law;
  to transfer all of our shares to another company in order to make us a wholly owned subsidiary of such company, known as an incorporação de ações;
  to participate in a centralized group of companies as defined under Brazilian corporate law and subject to the conditions set forth therein;
  to alter a preference, privilege or condition of redemption or amortization conferred upon one or more classes of preferred shares, or creating a new, more favored, class; or
  to spin-off with another company.

The right of withdrawal lapses 30 days after publication of the minutes of the shareholders’ meeting that approved the corporate actions described above. We would be entitled to reconsider any action giving rise to withdrawal rights within ten days following the expiration of such rights if the withdrawal of shares of dissenting shareholders would jeopardize our financial stability. With respect to the first and seventh bullet points above, only shareholders affected by such actions shall have the right to withdraw from the corporation. In addition, shareholders may only exercise the rights of withdrawal with respect to the fourth and seventh bullet points above if such shares are not part of the Ibovespa, or any other stock exchange index, and if less than 50% of the shares issued by the company are outstanding. Our preferred shares are included in the Ibovespa.

This right of withdrawal may also be exercised in the event that the entity resulting from a merger, consolidation or spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was made.

Changes in Rights of Shareholders

Under Brazilian corporate law, the rights of our shareholders may only be changed by a shareholder resolution amending our by-laws. Resolutions to amend the by-laws require the approval of an absolute majority of votes cast at a shareholders’ meeting. A quorum of not less than two-thirds of the share capital entitled to vote must be present. If the quorum requirement is not met at the initial meeting, then such matters may be approved at a later date at a second call of such meeting by the majority of any number of holders of voting shares present at the subsequent meeting.

Shareholders’ Meetings

Shareholders’ meetings are generally held at our principal office. Shareholders’ meetings are called by publication of a notice in the Diário Oficial, the Brazilian official gazette, and in the Brazilian newspaper Valor Econômico. Our annual shareholders’ meeting must be held during the first four months after the closing of the fiscal year and must be convened on not less than fifteen days’ notice from the first publication. At the annual shareholders’ meeting, the annual accounts, including a report on our activities during the previous year and our financial statements, are presented to the shareholders for examination, discussion and approval. Extraordinary meetings may also be called upon the request of the board of directors, the audit committee if installed, shareholders holding at least 5% of our share capital if directors fail to call a meeting within 8 days after receipt of a request, or any shareholder whenever the board of directors delays more than 60 days in calling a meeting that is required by Brazilian law or our by-laws.

To attend a shareholders’ meeting in person or by proxy, shareholders must provide proof of identity upon request. Shareholders may be represented by written proxies appointed less than one year before the meeting. The shareholder representative must be a shareholder, a lawyer or a financial institution. Each shareholders’ meeting is directed by a board composed of a chairman and a secretary appointed by the shareholders present.

In addition, pursuant to our shareholders’ agreement, our major shareholders are required to vote uniformly according to decisions reached in prior meetings held by them. See “—Shareholders’ Agreement.”

Transfer of Shares; Limitations on Shareholdings

There are no legal restrictions on the transferability of our common shares, except as described in the shareholders’agreement and our by-laws. However, the CVM has issued rules providing that whenever a controlling shareholder makes a purchase of any class of shares (or securities convertible into shares) that results in an increase (or a potential increase) by at least 5% of a company’s share capital, the controlling shareholder must immediately provide notice of this purchase to the CVM, the stock exchange and the over-the-counter market in which the company’s securities trade.

Current CVM regulations require that the controlling shareholder must effect a public offer whenever it purchases shares representing more than 1/3 of the total capital stock of a company, if such acquisition of shares was not already effected through a public offer.

Under the Brazilian telecommunications regulatory framework, only private legal entities headquartered in Brazil and controlled as to 51% of their voting-capital by Brazilian-born citizens or persons who have held Brazilian citizenship for more than ten years, are eligible to receive a license from Anatel to operate cable television systems in Brazil. Therefore, presently, it is not legally possible for a non-resident or foreign shareholder to acquire control of Net Serviços.

Change of Control Provisions

According to the Corporate Governance Listing Rules for Level 2, in the event of acquisition of a controlling interest in us, the purchaser shall offer tag-along rights to all of our remaining shareholders in an amount equivalent to 100% of the price paid for each share of the controlling stake, in the case of holders of common shares, and at least 70% of the price paid for each share of the controlling stake, in the case of holders of preferred shares. Our by-laws require the purchaser to offer 100% of the price paid for each share in the controlling stake to our holders of common and preferred shares.

The CVM also requires that whenever a publicly held company experiences a change of control, the new controlling shareholder immediately must disclose the transaction to the CVM, the stock exchange and the over-the-counter market in which the company’s securities trade.

Capitalization

As of June 30, 2004, our corporate capital amounted to R$2,735,727,373.49. Our corporate capital consists of 828,371,343 common shares and 1,200,484,187 preferred shares. There are 1,700,000 preferred shares that correspond to a capital amount of R$12.9 million, which have not been paid in. We intend to reduce our corporate capital by canceling these shares. Pursuant to our by-laws, the board of directors may increase our corporate capital up to a maximum amount of R$5,000,000,000.00. This capital increase may be effected without amending our by-laws or obtaining prior shareholder approval, and without maintaining the existing proportion among the classes of shares, subject to the applicable limitations under Brazilian law.

Changes to Brazilian Corporate Law and Rules enacted by CVM

On October 31, 2001, Law No. 10,303 was passed, amending the Brazilian corporate law. In addition, throughout 2001 and 2002 CVM enacted new rules that affect Brazilian companies. As a result, companies are now required to adhere to the following:

  Disputes among shareholders will be subject to arbitration if so provided in the by-laws of a company (our by-laws provide that disputes arising or related to (i) our by-laws, (ii) rules enacted by CVM, Bovespa, the Brazilian Central Bank or the Nacional Monetary Council, (iii) rules applicable to the Brazilian capital markets or (iv) the Brazilian corporate law shall be subject to arbitration which shall occur in accordance with the Market Arbitration Chamber Created by Bovespa);
  A tender offer at a purchase price equal to the fair value for all outstanding shares will be required upon a delisting or a substantial reduction in liquidity of our shares as a result of purchases by the controlling shareholders. If less than 5% of all shares issued by us are outstanding after the expiration of the offering, the shareholders may decide at a general meeting to redeem these shares for the offering price;
  Non-controlling shareholders which represent at least 15% of our voting shares will have the right to elect one member of the board of directors by separate vote, but only until the annual general meeting to approve our 2004 financial statements. This director shall be chosen from a list, containing three candidates, prepared by the controlling shareholders. With respect to the 2006 annual general meeting, such director shall be elected as set forth in Law No. 10,303, regardless of the director’s mandated term;
  Non-voting, non-controlling shareholders representing at least 10% of the total capital stock will have the right to elect one member of the board of directors by separate vote;
  Any sale of control will require the purchaser to offer to purchase the minority shareholders’ common shares. The purchaser must offer to purchase the common shares for a price equal to at least 80% (our by-laws require 100% for both common and preferred shares) of the price per share paid to the controlling shareholder;
  Shareholders will be entitled to effect a spin-off only if it entails a change in the corporate purpose, a reduction in mandatory dividends or the participation in a centralized group of companies;
  Our controlling shareholders, the shareholders that elect members to our board of directors and audit committee, the members of our board of directors and audit committee and our executive officers will be required to disclose any purchase or sale of our shares to the CVM and the Bovespa;

  The chairman of any shareholders’ meeting, or board of directors or executive officers’ meeting will be entitled to enforce the voting provisions of any shareholders’ agreement which has been duly filed with Net Serviços; and
  The first and second calls for shareholders’ meetings will have to be made fifteen and eight days, respectively, before such meeting, except that the Brazilian securities commission can also require the first call 30 days before a shareholders’ meeting.

Dividend Policy

General

Due to our history of operating losses, we have never paid cash dividends on our preferred shares or our common shares. We are a holding company and our ability to obtain funds for the payment of cash dividends depends entirely on our ability to obtain funds from our subsidiaries and investees. In addition, several of our debt agreements limit our ability to pay dividends.

Our by-laws, in accordance with Brazilian corporate law, require that, for any year in which we have “adjusted net profits”(as defined in Brazilian corporate law), we will, subject to certain exceptions, be required to pay a yearly minimum dividend equal to not less than 25% of adjusted net profits, referred to as the “mandatory distribution.” We have never reported adjusted net profits and consequently have never paid the mandatory distribution. We do not anticipate reporting adjusted net profits in the near term. We intend to retain any profits in excess of any mandatory distribution in a supplementary reserve for use in the operation and expansion of our business, and therefore we do not anticipate paying any dividends in excess of any mandatory distribution for the foreseeable future.

To the extent that we declare and pay dividends on the preferred shares, holders of ADSs on the applicable record date will be entitled to any dividend declared as of such record date in respect of the preferred shares underlying the ADSs, subject to the terms of the amended and restated deposit agreement. We would pay any cash dividend in reais, so that the exchange rate in effect at the time of payment would determine the dollar value of the dividend received by the depositary, and hence the amount in dollars paid by the depositary to ADS holders upon the depositary’s conversion of the dividend amounts into U.S. dollars.

Dividends on Our Common Shares and Our Preferred Shares

In accordance with Brazilian corporate law, our common and preferred shares each carry the right to receive mandatory dividends. The preferred shares, however, carry the right to receive dividends in cash, per each preferred share, of at least 10% more than the dividend, which is available to be distributed on each common share. In addition, each preferred share has priority in the reimbursement of capital in the event of liquidation, without a premium. The owner of common or preferred shares on the date of payment of a dividend, as identified in our shareholder register, is entitled to receive the dividend.

Amounts Available for Distribution

At each annual general shareholders’ meeting, the shareholders are required to determine how net profits for the preceding fiscal year are to be allocated. The board of directors is then required to approve the decision of the shareholders. For purposes of Brazilian corporate law, net profits are defined as net income after payment of income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our profits. In accordance with Brazilian corporate law and our by-laws, the amounts available for dividend distribution are the amounts equal to our net profits less any amounts allocated from such net profits to:

  the legal reserve;
  a contingency reserve for anticipated losses; and
  an unrealized revenue reserve.

We are required to maintain a legal reserve, to which we must allocate 5% of net profits for each fiscal year until the amount for such reserve equals 20% of our paid-in capital. However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which the legal reserve, when added to our other established capital reserves, exceeds 30% of our capital. Net losses, if any, may be charged against the legal reserve. At June 30, 2004, our legal reserve had a zero balance.

Brazilian corporate law also provides for two additional, discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting. First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs. Second, if the amount of unrealized revenue exceeds the sum of:

  the legal reserve;
  retained earnings; and
  the contingency reserve for anticipated losses,

such excess may be allocated to an unrealized revenue reserve. Under Brazilian corporate law, unrealized revenue is defined as the sum of:

  price-level restatement of balance sheet accounts;
  the share of equity earnings of affiliated companies; and
  profits from installment sales to be received after the end of the next succeeding fiscal year.

With respect to unrealized revenue reserve, effective as of March 5, 2002, the amount of the mandatory dividend which exceeds the amount of the realized net profits of a fiscal year may be allocated in an unrealized revenue reserve. For purposes of Brazilian corporate law, realized revenues shall be considered the amount which exceeds the sum of:

  the net positive result of equity adjustments; and
  profits or revenues from operations with financial results after the end of the next succeeding fiscal year.

Under Brazilian corporate law, the by-laws of any company may authorize the creation of a discretionary reserve. By-laws which authorize the allocation of a percentage of a company’ s net income to the discretionary reserve must also indicate the purpose of the reserve, criteria for allocation and maximum amount of the reserve. Our by-laws require that, after the creation of the reserves as provided under Brazilian corporate law and the distribution of applicable dividends, the remaining balance shall, upon proposal submitted by the board of directors and approved by the shareholders in a general meeting, be allocated to a supplementary reserve to support working capital and for future appropriation to the capital of Net Serviç os. The amount of such reserve shall not exceed the capital of Net Serviç os.

The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized, or further increased or reduced as a result of allocations of revenue to or from the unrealized reserve. The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian corporate law.

At June 30, 2004, we had no investment reserve.

Mandatory Distribution

Brazilian corporate law generally requires that the by-laws of each Brazilian company specify for each fiscal year a minimum percentage of net income available for distribution by the company in the form of dividends to shareholders. Under our by-laws, the mandatory distribution has been fixed as an amount equal to not less than 25% of net income, to the extent that such amounts are available for distribution.

The mandatory distribution is based on a percentage of adjusted net income, not lower than 25%, rather than a fixed monetary amount per share. Brazilian corporate law, however, permits publicly held companies, such as ourselves, to suspend the mandatory distribution of dividends if the board of directors and the audit committee report to the shareholders’ meeting that the distribution would be inadvisable in view of the company’s financial condition. If the board of directors and audit committee so report, the board of directors must file a justification for such suspension with the CVM within five days of the shareholders’ meeting. Profits not distributed by virtue of this suspension shall be attributed to a special reserve and, if not absorbed by subsequent losses, shall be paid as dividends as soon as the financial condition of the company permits such payments.

Payment of Dividends

We are required by Brazilian corporate law and by our by-laws to hold an annual shareholders’ meeting by the fourth month after the end of each fiscal year at which, among other things, the shareholders must decide whether or not an annual dividend will be paid. The payment of annual dividends is based on the financial statements for the relevant fiscal year. Under Brazilian corporate law, dividends are generally required to be paid within 60 days following the date the dividend is declared, unless a shareholders’resolution sets forth another date of payment, which in either case, must occur prior to the end of the fiscal year in which the dividend is declared. A shareholder has a three-year period from the dividend payment date to claim unpaid dividends in respect of their shares.

Our by-laws permit us, upon the approval of our board of directors, to pay interim dividends out of pre-existing and accumulated profits for the preceding fiscal year or semester.

In general, shareholders who are not residents of Brazil must register their Brazilian investments with the Central Bank in order to be allowed to receive dividends, sales proceeds or other amounts with respect to their foreign investments outside of Brazil. The preferred shares underlying the ADSs are held by Morgan Guaranty Trust Company of New York, also known as the custodian, as agent for the depositary and is the registered owner on the records of the registrar for our shares. The depositary electronically registers the preferred shares underlying the ADS with the Central Bank and, therefore, is able to have dividends, sales proceeds or other amounts with respect to those shares eligible to be remitted outside Brazil.

Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the custodian on behalf of the depositary, which will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs. Under current Brazilian law, dividends paid to shareholders who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding income tax, except for dividends declared based on profits generated prior to December 31, 1995.

Our preferred shares are not entitled to receive a fixed or minimum dividend and, therefore, they are not entitled to acquire voting rights, as determined by Brazilian corporate law.

Due to the operating losses we have recorded since our formation, as well as to the limitations on dividends imposed by certain of our debt agreements, we have never paid cash dividends on our preferred or common shares.

Record of Dividend Payments and Interest Attributed to Shareholders’ Equity

Law No. 9,249, dated December 26, 1995, as amended, provides for the distribution of interest attributed to shareholders’equity to shareholders as an alternative form of payment to shareholders. Such interest is limited to the daily pro rata variation of the TJLP, a long-term interest rate that includes an inflation factor that is reset quarterly. We may treat these payments as a deductible expense for corporate income tax and social contribution purposes, but the deduction cannot exceed the greater of:

  50% of net income (before taking such distribution and any deductions for income taxes into account) for the period in respect of which the payment is made; or
  50% of retained earnings.

Dividend distributions are generally not deductible by us under Brazilian law. However, a Brazilian company may elect to treat dividend distributions as “Interest Distributions,” in which case such distributions will be deductible, subject to certain limitations. Any payment of interest on shareholders’ equity to holders of ADSs or preferred shares, whether or not they are Brazilian residents, is subject to Brazilian withholding income tax at the rate of 15% or 25% if the beneficiary is a resident in a tax haven. We have not made any such payments to date.

RELATED PARTY TRANSACTIONS

We have engaged in a variety of related party transactions, including the transactions described below. We cannot state with any certainty the extent to which such transactions are comparable to those which might have been obtained from a non-affiliated third party. We intend to enter into any future material related party transactions on terms that are fair and reasonable to us.

Material Transactions with Affiliates

Net Brasil Programming Agreement

Historically, we have obtained all of our programming from Brazilian and international sources through Net Brasil, which up until July 8, 2004, was owned 60% by Distel and 40% by us, and which, as of July 8, 2004, is owned 100% by Distel. Net Brasil acts as our intermediary in purchasing programming from both Brazilian and international sources. Net Brasil also provides this service for other pay-television companies, including principally Sky Brasil, a Brazilian DTH provider in which Globopar owns a significant interest, along with cable television providers that operate outside of our licensed territories. Much of the programming we purchase through Net Brasil is produced by our affiliate Globosat, which is wholly owned by Globopar. Globosat is a producer (or purchaser from third parties) of mostly Portuguese-language programming, such as SportTV, GNT, Globo News, Shoptime, Multishow, Futura and Canal Brasil. Our contract with Net Brasil also grants us the right to use the “NET” brand name.

Up until June 27, 2004, we had been obtaining our programming pursuant to a programming agreement with Net Brasil under which Net Brasil obtained on our behalf the rights to all programming that our pay-television operators provided to subscribers. Typically, Net Brasil would negotiate programming contracts with content providers on behalf of us, Sky Brasil, and certain other pay-television providers, and we and Sky Brasil would be consulted with regard to those negotiations. At the conclusion of the negotiations, we would have the option, independent of any decision of Sky Brasil and Net Brasil, to accept or reject programming from that source. We believe that by aggregating subscribers across several different pay-television platforms, Net Brasil is able to create a better negotiating position than we could on our own and to obtain for us better terms and prices for our programming content.

Pursuant to this arrangement, we paid to Net Brasil a fee comprised of two parts: a fee equal to the amount that programmers charge Net Brasil for programming provided to us; and a monthly variable fee, to cover Net Brasil’s overhead, equal to R$0.51 per subscriber per month.

On June 27, 2004, we entered into an amended and restated programming agreement with Net Brasil whereby Net Brasil’s role in acquiring programming for us has been redefined. Under the amended and restated agreement, we will directly obtain, for our own account and benefit, all new international content from sources outside of Brazil. Net Brasil will retain its role with regard to obtaining all other programming, in particular content or channels produced in Brazil. Due to the above reduction in the scope of the services provided by Net Brasil, the compensation paid by us to Net Brasil will be reduced considerably. Pursuant to the amended and restated programming agreement, instead of R$0.51 per subscriber per month, we will now pay Net Brasil a fixed amount equal to R$100,000 (US$32,180) per month, adjusted by IPC, the Consumer Price Index, plus an additional monthly fee for the administration of existing international content agreements of R$24,000 (US$7,723) in 2004, R$16,000 (US$5,149) in 2005, R$3,000 (US$965) in 2006 and R$1,500 (US$483) in 2007. We will cease paying the additional fees for the administration of existing international content agreements once all international agreements have been assigned to us or upon their expiration, whichever occurs first. The amended and restated programming agreement has a term of ten years but will be automatically renewed unless one party notifies the other of its intent to terminate the agreement at least six months prior to the ten year anniversary of such agreement.

On July 8, 2004, we transferred our 40% interest in Net Brasil (which was in a loss position with certain contingent liabilities) to Distel for a nominal amount.

Our arrangements with Net Brasil and the shareholders’ agreement specify, among other things, that (i) in its dealings with us, Net Brasil is not intended to operate at a profit; and (ii) new programming contracts and renewals or amendments to existing programming contracts, pursuant to which we will be receiving programming, must be approved by our board of directors, including the affirmative vote of a director appointed by either BNDESPar or Bradesplan. See “MAJOR SHAREHOLDERS—New Shareholders’ Agreements.” As a result of the Globopar/ Bradesplan share transfer discussed below under “—Globopar/Bradesplan Share Transfer,” Bradesplan’s rights as a party to our shareholders’ agreement were terminated and Bradesplan no longer appoints a member to our board of directors.

Following the closing of the Telmex investment, assuming the closing of the Globopar/BNDESPar share transfer as described under “RELATED PARTY TRANSACTIONS—Globopar/BNDESPar Share Transfer,” BNDESPar will no longer hold any of our common shares and the existing shareholders’ agreement will be terminated. The new shareholders’ agreement between Telmex and Globopar will provide that alterations in certain of our programming arrangements and transactions with affiliates must be approved by our board of directors and, provided that Globopar and Telmex are entitled to elect at least one member to our board of directors, must also include the affirmative vote of each of Globopar and Telmex. See “MAJOR SHAREHOLDERS—New Shareholders’ Agreements.”

Pursuant to our programming agreement, we paid Net Brasil US$152.9 million, US$131.0 million and US$135.1 million in 2001, 2002 and 2003, respectively, and US$62.5 million for the six months ended June 30, 2004. Included in these amounts were payments of US$11.5 million, US$19.6 million, US$24.4 million and US$19.7 million relating to payments made to Globosat, a subsidiary of Globopar, for programming during 2001, 2002, 2003 and the six months ended June 30, 2004, respectively. Also included in these amounts was a broker commission paid to Net Brasil in the amount of US$1.6 million, US$1.9 million and US$2.3 million in 2001, 2002 and 2003, respectively, and US$1.3 million for the six months ended June 30, 2004, corresponding to the payment of R$0.51 per subscriber per month.

We also believe that, commensurate with our growth, Net Brasil has been able to negotiate better contract terms on our behalf and has passed those savings on to us.

Our liabilities to Net Brasil are considered normal trading transactions and are classified as “accounts payable to programmers” under current liabilities.

Programming Guide

Our program guide is produced by Editora Globo S.A., a publishing company affiliated with Globopar. In 2001, 2002 and 2003, we paid Editora Globo S.A. US$7.7 million, US$6.5 million and US$5.1 million, respectively, for the publication of our program guide. For the six months ended June 30, 2004, we paid Editora Globo S.A. US$2.4 million for the publication of our program guide.

Financing Arrangements with Affiliates

Protocol of Recapitalization

During the third quarter of 2002, our major shareholders completed our recapitalization in the amount of approximately R$1.2 billion (US$387.4 million). The recapitalization included a Brazilian offering of common and preferred shares and an international placement of preferred shares. We issued an aggregate of 707,182,199 common shares and 1,040,584,048 preferred shares, at a price of R$0.70 per share, hence increasing our equity and reducing our debt. For purposes of this summary of the recapitalization, the translation from reais to U.S. dollars has been translated at the exchange rate on August 12, 2002, the date of the closing of the public distribution of the common and preferred shares in connection with the recapitalization, of R$3.0979 for each US$1.00.

The recapitalization was implemented pursuant to an agreement called the Protocol of Recapitalization of Globo Cabo S.A., which was signed on April 10, 2002, and subsequently amended on April 30, 2002 and June 14, 2002, among Net Serviços and Globopar, Romapar, Distel, Bradesplan, Bradespar Participações S.A., or Bradespar

Bradespar, RBS and BNDESPar. Our affiliate Net Brasil signed the Protocol of Recapitalization as an intervening consenting party.

The recapitalization involved the following steps:

  BNDESPar delivered 1,000 of our convertible debentures due 2006 held by it, which represented a total principal amount of approximately R$139.6 million (US$45.1 million), as consideration for subscribing preferred shares at a price of R$0.70, the public offering price per share.
  Globopar delivered 553 of our convertible debentures due 2006 held by it, which represented a total principal amount of approximately R$78.8 million (US$25.4 million), as consideration for subscribing preferred shares at a price of R$0.70.
  Bradespar, through a subsidiary, delivered 130 of our convertible debentures due 2006 held by it, which represented a total principal amount of approximately R$18.3 million (US$5.9 million), as consideration for subscribing preferred shares at a price of R$0.70.
  Globopar and its affiliates converted advances for future capitalization, or AFACs, advanced in the first half of 2001 and the first half of 2002, and valued at R$393.2 million (US$126.9 million), into shares at a price of R$0.70. This did not result in new cash proceeds to Net Serviços since the funds represented by the AFACs were previously advanced by Distel and Globopar.
  Bradesplan converted its loans to us, valued at R$79.5 million (US$25.7 million), into shares at a price of R$0.70. This did not result in new cash proceeds for Net Serviços.
  RBS converted its loans to us, valued at R$18.5 million (US$6.0 million), into shares at a price of R$0.70, the public offering price for a share, and also converted loans to us by RBS Interativa, an affiliate of RBS, valued at R$16.5 million (US$5.5 million), into shares at a price of R$0.70. This did not result in new cash proceeds for Net Serviços.
  BNDESPar and RBS and their affiliates purchased for cash shares at a price of R$0.70, for a total of R$174.7 million (US$56.4 million).
  Globopar and its affiliates converted all of the deferred programming fees owed to it by Net Serviços (approximately R$155.2 million (US$50.1 million), into shares at a price of R$0.70. This did not result in new cash proceeds for Net Serviços.
  RBS satisfied R$2.2 million (US$0.7 million) of its total commitment by converting all of the deferred programming fees and services rendered fees owed to it by Net Serviços into shares at a price of R$0.70. This did not result in new cash proceeds to Net Serviços.
  In connection with the Brazilian offering, other holders of our convertible debentures due 2006 had the right to deliver or convert their convertible debentures as consideration for subscribing preferred shares at a price of R$0.70. Holders delivered 431 of such convertible debentures, representing a total principal amount of approximately R$60.8 million (US$19.6 million) and converted 522 such convertible debentures, representing a total principal amount of R$68.3 million (US$22.0 million).
  The public purchased for cash shares at a price of R$0.70, for a total of R$17.6 million (US$5.7 million).

Globopar AFACs

In the first half of 2001, Globopar and its affiliates advanced R$276.0 million (US$88.8 million) to us. In April 2002, Globopar and its affiliates advanced an additional R$10.0 million (US$3.2 million) to us. The advances by Globopar and its affiliates were designated as AFACs. In connection with the recapitalization, Globopar and its affiliates converted these AFACs into shares at a price of R$0.70.

Loans

In the second quarter of 2001, RBS loaned us R$11.7 million (US$3.8 million). In December 2001, RBS loaned us an additional R$6.6 million (US$2.1 million). In connection with the recapitalization, these loans were converted into shares at a price of R$0.70.

In July 2002, RBS Interativa, an affiliate of RBS, loaned us R$16.4 million (US$5.3 million). In connection with the recapitalization, through RBS Interativa, RBS converted this loan into shares at a price of R$0.70.

In July 2002, Bradesplan loaned us R$78.8 million (US$25.4 million). In connection with the recapitalization, Bradesplan converted this loan into shares at a price of R$0.70.

IFC facility

As of June 30, 2004, we had total borrowings of US$11.7 million outstanding under the IFC facility. The IFC facility consisted of an A loan facility and a B loan facility. On October 11, 2002, we paid off the B loan facility. The remaining IFC facility consists of only the A loan facility. Each A loan bears interest at a variable interest rate equal to 3.0% per annum over the six-month U.S. dollar LIBOR. The loans were due in semi-annual installments of US$2.9 million in April and October of 2003 and in April 2004, with final installment and maturity in October 2004.

Prior to May 3, 2004, loans under the IFC facility were guaranteed by Globopar. In connection with this guarantee, we pledged to Globopar shares of our subsidiary Multicanal Telecomunicações S.A., based on the amount of borrowings outstanding at any time under this facility and the size of Multicanal Telecomunicações S.A.’s subscriber base. At December 31, 2003, we had pledged to Globopar a total of 6,806,344,107 shares of Multicanal Telecomunicações S.A., representing 4.8% of Multicanal Telecomunicações S.A.’s total outstanding shares.

On May 3, 2004, Globopar, as guarantor under the IFC facility, paid all amounts owed by us to the IFC. As a result, Globopar became subrogated to the rights of the IFC and is now our creditor under the IFC facility.

We are still required to comply with the original terms of the IFC facility. The IFC facility contains covenants which restrict our ability to, among other things, incur additional indebtedness; pay dividends; create certain liens; sell, pledge, transfer, lease or otherwise dispose of the shares in any subsidiaries; prepay or repurchase long-term debt; and undertake any merger, consolidation or reorganization.

The financial covenants in the IFC facility require us to maintain at all times certain specified financial ratios, including consolidated indebtedness to consolidated operating cash flow, or adjusted EBITDA for the prior two semi-annual periods of 5.00 to 1.0 in 2003 and 2004, respectively; and adjusted EBITDA to consolidated net interest expense for the prior two semi-annual periods of 2.00 to 1.0 in 2003 and 2004, respectively.

We did not make scheduled interest payments of US$280,000 due April 15, 2003, US$256,000 due October 15, 2003, or US$248,000 due April 15, 2004. We also did not make scheduled principal payment of US$2.9 million due April 15, 2003, US$2.9 million due October 15, 2003, or US$2.9 million due April 15, 2004.

Guarantees and pledges

Several of our loan agreements involve guarantees and pledges between us and our shareholders, or among our shareholders. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Liquidity and Capital Resources— Existing Indebtedness,” “—IFC facility” and “—Trade Financing and U.S. dollar-denominated bank loans.”

Guarantees and pledges by our shareholders to support our or our subsidiaries’ obligations:

Prior to May 3, 2004, loans under the IFC facility were guaranteed by Globopar. On May 3, 2004, Globopar, as guarantor under the IFC facility, paid all amounts owed by us to the IFC. As a result, Globopar became subrogated to the rights of the IFC and is now our creditor under the IFC facility. On May 3, 2004, Globopar, as guarantor under the IFC facility, paid all amounts owed by us to the IFC. As a result, Globopar became subrogated to the rights of the IFC and is now our creditor under the IFC facility. See “—Financing Arrangements with Affiliates—IFC facility” for details on the IFC facility.

We have not paid any fees to Globopar or its affiliates in connection with these guarantees and pledges.

Guarantees and pledges by us or our subsidiaries to support our shareholders’ obligations:

In connection with Globopar’s guarantee under the IFC facility, we had pledged to Globopar shares of our subsidiary Multicanal Telecomunicações S.A., based on the amount of borrowings outstanding at any time under this facility and the size of Multicanal Telecomunicações’ subscriber base. At December 31, 2003, we had pledged to Globopar a total of 6,806,344,107 shares of Multicanal Telecomunicações S.A., representing 4.8% of Multicanal Telecomunicações S.A.’s total outstanding shares.

Globopar/Bradesplan Share Transfer

In July 2004, Globopar, together with Romapar and Distel, entered into an exchange agreement with Bradesplan whereby Globopar, Romapar and Distel transferred a total of 130,511,010 shares of our preferred stock to Bradesplan and Bradesplan transferred a total of 130,511,010 shares of our common stock to Globopar and Distel. In addition, Globopar paid to Bradesplan R$0.119368117 per common share transferred by Bradesplan to Globopar. As a result of this transaction, Bradesplan’s and Bradespar’s rights as party and intervening party, respectively, to the shareholders’ agreement were terminated.

Globopar/BNDESPar Share Transfer

In September 2004, BNDESPar agreed to sell to Globopar a total of 60,138,289 shares of our common stock held by BNDESPar at a price of R$0.90 per share (which price is subject to adjustment by an inflation index if the closing occurs after December 31, 2004), representing all shares of our common stock held by BNDESPar, which shares of common stock will be transferred by Globo to Telmex in connection with the Telmex investment. The closing of the sale of BNDESPar’s shares to Globopar is subject to the negotiation of definitive agreements between Globopar and BNDESPar and to certain other conditions, which includes, among other things, the consummation of the Telmex equity investment in Net Serviços, as discussed under “THE RESTRUCTURING—The Telmex Investment.” Upon the closing of the sale such common shares, BNDESPar will no longer own any shares of common stock in Net Serviços and, although it will continue to hold certain of our preferred shares, it will no longer be considered a major shareholder of Net Serviços. The understanding between Globopar and BNDESPar provides for the termination of BNDESPar’s participation in our current shareholders’ agreement and for the execution of a new shareholders’ agreement among BNDESPar, Globopar and Telmex with respect to our preferred shares held be BNDESPar, assuring BNDESPar the right to registered such preferred shares in any public offering of our preferred shares. The understanding between Globopar and BNDESPar is valid until June 30, 2005.

Merger of Globotel With and Into Us

In August 2001, Globotel, then an indirect subsidiary of our controlling shareholder, Globopar, merged with and into us. The merger was effected to enable us to take advantage of goodwill that had been recorded by Globopar and its affiliates a result of a number of acquisitions. Through a series of ownership restructuring transactions within the Globopar group of companies that took place prior to the merger, Globotel was, at the time of the merger, a holder of a significant percentage of our shares and held as an asset significant goodwill resulting from a number of acquisitions of cable television and related businesses by Globopar and its affiliates. As a result of the merger, we succeeded to this goodwill and to the right to amortize for Brazilian statutory and tax purposes, goodwill of R$1.3 billion (US$418.3 million).

Other Financing Arrangements

We enter into various financial transactions with entities affiliated with Banco Bradesco S.A., an affiliate of Bradesplan, relating to property insurance, employee health insurance and collection fees. We paid approximately US$7.1 million, US$4.5 million and US$5.0 million in connection with these financial transactions in 2001, 2002 and 2003, respectively. For the six months ended June 30, 2004, we paid approximately US$2.8 million in connection with these financial transactions.

DESCRIPTION OF NEW NOTES

The following summary describes certain provisions of the Notes and the Indenture. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Notes and the Indenture. We urge you to read the Indenture because it, and not this description of the Notes, defines your rights as a Noteholder. A copy of the Indenture is filed as an exhibit to the registration statement. Capitalized terms used in the following summary have the meanings given to them in under “—Certain Definitions.”

Brief Description of the Notes and the Guarantees

The Notes

Net Serviços will issue the new notes (the “Notes”) under an Indenture (the “Indenture”) to be entered into among Net Serviços, the Subsidiaries of Net Serviços that will act as guarantors of Net Serviços’ obligations under the Notes and           (the “Trustee”). Net Serviços has appointed          to serve as registrar, co-paying agent and Trustee under the Indenture, and          to serve as the principal paying agent (the “Principal Paying Agent”) under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The Notes:

  are general obligations of Net Serviços;
  will be issued in denominations of US$1,000 and integral multiples of US$1,000;
  will be senior, secured obligations of Net Serviços, limited to an aggregate principal amount of US$76,593,068;
  are initially scheduled to mature on December 15, 2009, however, their maturity may be extended to December 15, 2010 as provided for under “—Principal Payments”;
  will at all times rank pari passu in right of payment among themselves and with all of Net Serviços’ existing and future senior Indebtedness, and senior in right of payment to Net Serviços’ existing and future subordinated Indebtedness, if any; and
  will be fully and unconditionally guaranteed by the Guarantors.

The Guarantees

The Notes are initially guaranteed by the following Subsidiaries of Net Serviços:

  Multicanal Telecomunicações S.A.
  Net Belo Horizonte Ltda.
  CMA Participações S.A.
  Net Brasília Ltda.
  Net Rio S.A.
  Net Recife Ltda.
  Net São Paulo Ltda.

  Net Campinas Ltda.
  Net Indaiatuba Ltda.
  Net São Carlos S.A.
  Net Franca Ltda.
  Net Sul Comunicações Ltda.
  Horizonte Sul Comunicações Ltda.
  DR — Empresa de Distribuições e Recepção de TV Ltda.
  Net Paraná Comunicações Ltda.
  Net Joinville Ltda.
  Net Florianópolis Ltda.
  Net Curitiba Ltda.
  Net Maringá Ltda.
  Net Arapongas Ltda.
  Net São José do Rio Preto Ltda.
  Net Piracicaba Ltda.
  Net Ribeirão Preto S.A.
  Net Baurú Ltda.
  Net Goiânia Ltda.
  Net Anápolis Ltda.
  Net Campo Grande Ltda.
  Net Sorocaba Ltda.
  Reyc Comércio e Participações Ltda.
  Net Londrina Ltda.
  Cable S.A.
  Cabodinâmica TV Cabo São Paulo S.A
  Dabny L.L.C.
  Jaguari Telecomunicações S.A.

  Jonquil Venture Limited
  TV Cabo Chapecó Ltda.
  TV Vídeo Cabo de Belo Horizonte S.A.

In addition, all future Restricted Subsidiaries of Net Serviços will guarantee the Notes.

The Guarantees of the Notes:

  are general obligations of each Guarantor;
  will be senior, secured obligations of each Guarantor; and
  will at all times rank pari passu in right of payment with all of the existing and future senior Indebtedness of the respective Guarantors, and senior in right of payment to all existing and future subordinated Indebtedness, if any, of the respective Guarantors

As of the date of the Indenture, all of Net Serviços’ Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Limitations on Designations of Restricted and Unrestricted Subsidiaries,” Net Serviços will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.

Interest

The Notes will bear interest at a rate of 7% per annum, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on . Interest payments will be made to the Holders of record of the Notes as of the close of business on the immediately preceding March 1, June 1, September 1 and December 1. Interest on the Notes will accrue from the date of original issuance, or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal payments on the Notes and, to the extent permitted by law, overdue installments of interest and any other overdue amounts owing in respect of the Notes will accrue at the rate of interest borne by the Notes.

Principal Payments

Principal of the Notes will be repaid according to: (i) with respect to 70% of the original principal amount of the Notes, a fixed schedule, and (ii) with respect to the remaining 30% of the original principal amount of the Notes, a conditional schedule, under which individual principal payments may be rescheduled in the event of changes in the CDI and Exchange Rate as specified below.

Payments with respect to 70% of the original principal amount of each Note will be payable in cash on the dates and in the amounts specified in following table:

Payment Date	Percentage of Initial Principal Amount
March 15, 2006	1.25%
June 15, 2006	1.25%
September 15, 2006	1.25%
December 15, 2006	1.25%
March 15, 2007	3.75%
June 15, 2007	3.75%

Payment Date	Percentage of Initial Principal Amount
September 15, 2007	3.75%
December 15, 2007	3.75%
March 15, 2008	6.25%
June 15, 2008	6.25%
September 15, 2008	6.25%
December 15, 2008	6.25%
March 15, 2009	6.25%
June 15, 2009	6.25%
September 15, 2009	6.25%
December 15, 2009	6.25%

The percentage of the principal payments specified in the table immediately above will be based upon the aggregate principal amount of Notes outstanding on the date of original issuance (the “Initial Principal Amount”). Principal payments will be made ratably based upon the principal amount of the Notes outstanding on the applicable principal payment date.

Payments with respect to the remaining 30% of the Initial Principal Amount of each Note will be payable in cash on the dates and in the amounts specified in Column A of the table below. However, if, with respect to an original principal payment date specified in Column A of the table (an “Original Payment Date”), either (i) the CDI Amount on the last day of the preceding fiscal quarter or (ii) the average daily Exchange Rate during the second calendar week prior to the calendar week in which the applicable Original Payment Date occurs is equal to or greater than the corresponding threshold amounts specified in Column B of the table, then the applicable payment of principal specified in Column A shall not be due and payable on the Original Payment Date and, instead, will be due and payable on the alternative payment date specified in Column C of the table.

% of Initial Principal Amount	(A) Original Payment Date	(B) Conditions		(C) Alternative Payment Date
		CDI Amount	Exchange Rate
1.25%	March 15, 2006	1.417 at December 31, 2005	R$4.00/US$	March 15, 2010
1.25%	June 15, 2006	1.479 at March 31, 2006	R$4.00/US$	March 15, 2010
1.25%	September 15, 2006	1.543 at June 30, 2006	R$4.50/US$	March 15, 2010
1.25%	December 15, 2006	1.610 at September 30, 2006	RS4.50/US$	March 15, 2010
2.50%	March 15, 2007	1.680 at December 31, 2006	R$4.50/US$	March 15, 2010
2.50%	June 15, 2007	1.767 at March 31, 2007	R$4.50/US$	June 15, 2010
2.50%	September 15, 2007	1.859 at June 30, 2007	R$4.50/US$	June 15, 2010
2.50%	December 15, 2007	1.955 at September 30, 2007	R$4.50/US$	June 15, 2010
2.50%	March 15, 2008	2.057 at December 31, 2007	R$4.70/US$	September 15, 2010
2.50%	June 15, 2008	2.164 at March 31, 2008	R$4.70/US$	September 15, 2010
2.50%	September 15, 2008	2.277 at June 30, 2008	R$4.70/US$	September 15, 2010
2.50%	December 15, 2008	2.396 at September 30, 2008	R$4.70/US$	December 15, 2010
1.25%	March 15, 2009	2.521 at December 31, 2008	R$4.90/US$	December 15, 2010

% of Initial Principal Amount	(A) Original Payment Date	(B) Conditions		(C) Alternative Payment Date
		CDI Amount	Exchange Rate
1.25%	June 15, 2009	2.674 at March 31, 2009	R$4.90/US$	December 15, 2010
1.25%	September 15, 2009	2.835 at June 30, 2009	R$4.90/US$	December 15, 2010
1.25%	December 15, 2009	3.007 at September 30, 2009	R$4.90/US$	December 15, 2010

The percentage of the principal payments specified in the table immediately above will be based upon the Initial Principal Amount. Principal payments will be made ratably based upon the principal amount of the Notes outstanding on the applicable principal payment date.

Guarantees

Each of the Guarantors will jointly and severally guarantee to each Noteholder and to the Trustee:

  the due and punctual payment of the principal, interest, Additional Amounts (as defined below under “—Additional Amounts”), if any, or any other amounts due on each Note, when such amounts become due and payable, whether at maturity, by mandatory prepayment, acceleration or otherwise;
  the due and punctual payment of interest on overdue principal, interest and any other amounts, if any, on the Notes, to the extent lawful; and
  the due and punctual performance of all of Net Serviços’ other obligations to the Noteholders or the Trustee.

The Indenture will provide that the Guarantors’ obligations under the Guarantees will be absolute and unconditional, regardless of:

  any lack of validity or enforceability of the Indenture;
  any change in the time, manner or place of payment of, or in any other term of the Guarantees;
  any bankruptcy, insolvency, dissolution, liquidation, reorganization or similar circumstance relating to a Guarantor; and
  any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of any Guarantee.

Any Guarantor shall be released and discharged from its obligations under its Guarantee, and such Guarantee shall terminate:

(i)

upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of such Guarantor (or all or substantially all of the assets of any such Guarantor or all of the capital stock of any such Guarantor) in accordance with the terms of the Indenture (including, if applicable, the prepayment of Notes in accordance with “Mandatory Prepayment—Asset Sales” );

(ii)	upon the merger or consolidation of any Guarantor with and into Net Serviços or another Guarantor that is the surviving Person in such merger or consolidation; and

(iii)	subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other guaranteed obligations then due and owing.

Upon any such occurrence, the Trustee shall execute any documents as may be requested by Net Serviços and as may be reasonably required in order to evidence such release, discharge and termination in respect of such Guarantee.

Ranking

The Notes will be general obligations of Net Serviços, ranking senior in right of payment to any and all existing and future subordinated Indebtedness of Net Serviços that is expressly subordinated in right of payment to the Notes. The Notes will rank pari passu in right of payment among themselves and with all existing and future senior Indebtedness of Net Serviços that is not expressly subordinated to the Notes, and will effectively rank senior in right of payment to Net Serviços’ unsecured liabilities to the extent of the value of the Collateral securing the Notes (subject to any priority rights for such unsecured liabilities pursuant to applicable law).

The Guarantees will be general obligations of the respective Guarantors, ranking senior in right of payment to any and all existing and future subordinated Indebtedness of such Guarantor that is expressly subordinated in right of payment to the Guarantees. The Guarantees will rank pari passu in right of payment among themselves and with all existing and future senior Indebtedness of the respective Guarantors that is not expressly subordinated to the Guarantees, and will effectively rank senior in right of payment to each Guarantor’s unsecured liabilities to the extent of the value of the Collateral securing the Guarantees (subject to any priority rights for such unsecured liabilities pursuant to applicable law).

Additional Amounts

Except as provided below, Net Serviços or any Guarantor will make all payments of principal and interest on the Notes or any Guarantee without withholding or deduction for or on account of any present or future taxes, duties, assessments, fees, levies or other governmental charges of any nature and any fines, penalties or interest related thereto (collectively, “Taxes”) imposed by Brazil or the jurisdiction in which the paying agent or any Guarantor is organized or from or through which payment is made, or in each case, any political subdivision or governmental authority of those jurisdictions having the power to tax (each a “Taxing Jurisdiction”). If Net Serviços or any Guarantor is required by law to withhold or deduct any such Taxes, except as provided below, Net Serviços or such Guarantor will pay the Noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction (“Additional Amounts”).

Net Serviços or any Guarantor will not, however, pay any Additional Amounts in connection with any Tax that is imposed due to or in respect of any of the following:

  the Noteholder or beneficial owner has some connection (present or former) with the Taxing Jurisdiction other than merely holding the Notes or receiving principal or interest payments on the Notes (such as, without limitation, citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Taxing Jurisdiction);
  any Tax imposed on, or measured by, net income;
  the failure of a Noteholder to comply with a request by Net Serviços or any Guarantor to satisfy any certification, identification or other reporting requirements, imposed as a precondition to exemption from or reduction in the rate of such tax by statute, treaty, regulation or administrative practices, concerning nationality, residence or connection with a Taxing Jurisdiction; provided that at least 30 days prior to the first payment date with respect to which compliance with such certification, identification or other reporting requirement is required, the Noteholder has been notified by Net Serviços or its paying agent that such compliance is required;

  if, where presentation is required, the Noteholder has failed to present its Note within 30 days after the date such payment was due and payable or such payment was provided for, whichever is later;
  where any Tax is imposed on a payment on the Notes and is required to be made pursuant to Council Directive 2003/48/EC of the Council of the European Union on the taxation of income in the form of interest payments (or any European Union Directive otherwise implementing the conclusions of the ECOFIN Council Meeting of 26 and 27 November 2000) or any law implementing or complying with, or introduced in order to conform to, any such Directive;
  if, where presentation is required, the Noteholder or beneficial owner could avoid any tax, duty, assessment or other governmental charge by presenting the relevant Notes for payment to, another paying agent located in a member state of the European Union;
  any estate, inheritance, gift, sales, transfer, personal property or other similar taxes; and
  any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes.

Net Serviços or any Guarantor will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Following written request from the Trustee, Net Serviços will furnish to the Trustee, as soon as practicable after the date of payment of any such Taxes, certified copies of tax receipts or, if such receipts are not obtainable, within 10 Business Days after the date of payment of such Taxes, documentation reasonably satisfactory to the Trustee evidencing such payment by Net Serviços or such Guarantor. Upon written request from any Noteholder to the Trustee, copies of such receipts or other documentation, as the case may be, will be made available to the Noteholder. At least 10 Business Days prior to each date on which any payment under or with respect to the Notes is due and payable, if Net Serviços or any Guarantor is obligated to pay Additional Amounts with respect to such payment, Net Serviços or any Guarantor will deliver to the Trustee an officers’ certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the Trustee may reasonably require for tax purposes.

Net Serviços or any Guarantor will, upon the written request of any Noteholder, indemnify and hold harmless and reimburse such Noteholder for the amount of any Taxes imposed by any Taxing Jurisdiction (other than any such Taxes for which the Noteholder would not have been entitled to receive Additional Amounts pursuant to any of the conditions described in the second paragraph of this section titled “—Additional Amounts,” or Taxes that result from the gross negligence or unreasonable delay of such Noteholder) so imposed on, and paid by, such Noteholder as a result of any payment of principal or interest on the Notes, so that the net amount received by such Noteholder after such reimbursement would not be less than the net amount the Noteholder would have received if such Taxes had not been imposed or levied and so paid. Noteholders will be obligated to provide reasonable documentation and to cooperate with Net Serviços in connection with the foregoing.

Net Serviços or any Guarantor will pay any stamp, administrative, court, documentary, excise or similar taxes arising in a Taxing Jurisdiction in connection with the Notes and will indemnify the Noteholders for any such taxes paid by Noteholders.

Net Serviços has also agreed that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 is brought into force and Net Serviços is not otherwise using a paying agent located in a member state of the European Union, Net Serviços will use reasonable efforts to maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the Directive; provided that Net Serviços shall not be required to maintain any such paying agent if doing so would be detrimental to Net Serviços.

All references to principal, interest or other amounts payable on the Notes will be deemed to include any Additional Amounts payable by Net Serviços or any Guarantor under the Notes or the Indenture. The foregoing obligations will survive any termination, defeasance or discharge of the Notes and the Indenture.

Optional Prepayment

Net Serviços, or any Person designated by Net Serviços, may prepay Notes at any time in an aggregate principal amount of not less than US$1,000,000 or integral multiples of US$500,000 in excess thereof, plus accrued and unpaid interest thereon to the date fixed for prepayment. The ability of Net Serviços, or its designee, to make such an optional prepayment will be limited by the requirement, set forth in the Intercreditor Agreement, that Net Serviços simultaneously prepay other Senior Secured Indebtedness, on a pro rata basis. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS.”

Mandatory Prepayment

Excess Cash Flow

On June 15, 2006, and on June 15 of each following year, Net Serviços shall prepay Notes in a principal amount equal to the product of (i) the Prepayment Percentage times (ii) the Excess Cash Flow Prepayment Amount for the preceding fiscal year, if any.

Senior Secured Indebtedness

Within five Business Days prior to the voluntary prepayment of, voluntary redemption of, voluntary repurchase of, or voluntary purchase of a participation in, any Senior Secured Indebtedness, or other Indebtedness of Net Serviços existing on the date of original issuance, Net Serviços will provide the Trustee with a notice of prepayment of Notes in a principal amount equal to the product of (i) the Prior Prepayment Percentage times (ii) the principal amount of such prepayment, redemption, repurchase, or purchase of a participation.

Additional Indebtedness

Within five Business Days after the incurrence of additional Indebtedness (other than Permitted Indebtedness, except for Refinancing Indebtedness the first time that it is incurred in respect of Senior Secured Indebtedness), Net Serviços will provide the Trustee with a notice of prepayment of Notes in a principal amount equal to the product of (i) 80% multiplied by (ii) the product of (a) the Prepayment Percentage multiplied by (b) the Net Cash Proceeds of such Indebtedness incurred or issued by Net Serviços or any of its Restricted Subsidiaries.

Equity Issuances

Within five Business Days after the date of original issuance, if the average price per share received by Net Serviços for the sale of Equity Interests of Net Serviços issued to consummate the Restructuring (the “Closing Equity Issuance”) exceeds R$0.35, Net Serviços will provide the Trustee with a notice of prepayment of Notes in a principal amount equal to product of (i) the Prepayment Percentage multiplied by (ii) the Excess Proceeds of the Closing Equity Issuance.

Within five Business Days after the occurrence of the sale of Equity Interests of Net Serviços (other than the Closing Equity Issuance) by Net Serviços, Net Serviços will provide the Trustee with a notice of prepayment of Notes in a principal amount equal to the product of (i) 70% multiplied by (ii) the Prepayment Percentage, of the Net Cash Proceeds of the sale of such Equity Interests of Net Serviços by Net Serviços (other than the Equity Issuance described in the preceding paragraph). If, on the date immediately preceding an Equity Issuance, the cash and Cash Equivalents of Net Serviços and its Restricted Subsidiaries on such date is less than the Minimum Cash Balance, the Net Cash Proceeds of such Equity Issuance will be deemed to be reduced by the difference between the Minimum Cash Balance and the cash and Cash Equivalents of Net Serviços and its Restricted Subsidiaries on such date.

Asset Sales

Net Serviços will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)

Net Serviços (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)

at least 80% of the consideration therefor received by Net Serviços or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

      (a)       Cash Equivalents; and

      (b)       securities other than Cash Equivalents received by Net Serviços or any Restricted Subsidiary from the transferee that are promptly, and in any event within 30 days, converted by Net Serviços or such Restricted Subsidiary into cash.

Within 60 days after the date of such an Asset Sale, Net Serviços shall deliver to the Trustee a notice of prepayment of Notes in a principal amount equal to the product of:

(i)	the Prepayment Percentage multiplied by

(ii)

the lesser of:

      (a)       80% of such Net Cash Proceeds and

      (b)       the greater of:

            (I)             50% of such Net Cash Proceeds and

            (II)            such Net Cash Proceeds minus any portion thereof that shall have been applied to make Capital Expenditures.

For the purposes of this covenant and the covenant under “—Limitation on Capital Expenditures,” Capital Expenditures made after the date of any Asset Sale shall be deemed to have been made with, but not in excess of 50% of, the Net Cash Proceeds of such Asset Sale.

Notice of Prepayments

Any written notice of a prepayment from Net Serviços to the Trustee will specify the date of such prepayment to Noteholders, but in no event will the date of such prepayment be less than 5 Business Days or more than 30 Business Days after such prepayment notice has been delivered to the Trustee. Prepayments shall be applied first to the last scheduled principal repayment of the Notes.

Change of Control

If a Change of Control occurs, each Noteholder will have the right to require Net Serviços to repurchase all or any part (equal to US$1,000 or an integral multiple thereof) of that Noteholder’s Notes held by such Noteholder, pursuant to a Change of Control offer (the “Change of Control Offer”). In the Change of Control Offer, Net Serviços will offer a payment (a “Change of Control Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten days following any Change of Control, Net Serviços will mail a notice to each Noteholder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes held by such Noteholder on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. Net Serviços will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, Net Serviços will, to the extent lawful:

(i)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Principal Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Net Serviços.

The Principal Paying Agent will promptly mail to each Noteholder so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Net Serviços will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Net Serviços to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Noteholders to require that Net Serviços repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Net Serviços will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the procedures set forth in the Indenture applicable to a Change of Control Offer made by Net Serviços and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

For so long as any of the Notes are outstanding and Net Serviços and the Guarantors have obligations under the Notes and the Indenture, Net Serviços will, and Net Serviços will cause each of its Restricted Subsidiaries to, comply with the terms of the covenants, among others, set forth below.

Performance Obligations under the Notes and Indenture

Net Serviços will duly and punctually pay the principal of and interest on the Notes, and any Additional Amounts payable in respect thereof, in accordance with the terms of the Notes and the Indenture.

Maintenance of Corporate Existence

Net Serviços will, and Net Serviços will cause its Restricted Subsidiaries to, maintain in effect its corporate, partnership or other existence and all necessary registrations and take all actions to maintain all rights, licenses, privileges, titles to property, and franchises necessary or desirable in the normal conduct of their respective businesses, activities or operations; provided that this covenant will not require (i) Net Serviços and its Restricted Subsidiaries to maintain any right, license, privilege, title to property, or franchise; or (ii) Net Serviços to preserve the corporate, partnership or other existence of any Restricted Subsidiary, if the failure to do so would not have a material adverse effect on Net Serviços and its Subsidiaries, taken as a whole, or have a material adverse effect on the rights of the Holders of the Notes. This limitation shall not prohibit a sale, transfer or other conveyance of a Restricted Subsidiary of Net Serviços or any of its assets in compliance with the terms of the Indenture.

Maintenance of Properties

Net Serviços will, and Net Serviços will cause its Restricted Subsidiaries to, keep its property useful or necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that Net Serviços and its Restricted Subsidiaries will not be required to maintain any such property if the failure to do so would not have a material adverse effect on Net Serviços and its Subsidiaries, taken as a whole, or have a material adverse effect on the rights of the Holders of the Notes.

Compliance with Laws

Net Serviços will, and Net Serviços will cause its Restricted Subsidiaries to, comply at all times with all applicable laws, rules, regulations, orders and directives of any government or governmental agency or authority having jurisdiction over Net Serviços and its Restricted Subsidiaries, their respective businesses or any of the transactions contemplated by the Notes, the Guarantees and the Indenture, except for such noncompliances as would not have a material adverse effect on Net Serviços and its Subsidiaries, taken as a whole, or have a material adverse effect on the rights or remedies of the Holders of the Notes.

Maintenance of Governmental Authorizations

Net Serviços will, and Net Serviços will cause its Restricted Subsidiaries to duly and promptly obtain and maintain in full force and effect all consents, concessions, authorizations, approvals or licenses of any government or governmental agency or authority under the laws of Brazil or any jurisdiction having jurisdiction over Net Serviços or its Restricted Subsidiaries, as the case may be, necessary in all cases for Net Serviços and its Restricted Subsidiaries, as the case may be (i) to operate their respective businesses and (ii) to perform their respective obligations under the Notes, the Guarantees and the Indenture, as the case may be, including, without limitation, any authorization required to obtain and transfer U.S. dollars out of Brazil in connection with payments under the Notes, the Guarantees and the Indenture. Notwithstanding the foregoing, Net Serviços and its Restricted Subsidiaries will not be in breach of this covenant by reason of the occurrence of a Dollar Constraint; provided that, in the event of a Dollar Constraint, Net Serviços complies with the applicable requirements described under the caption “Events of Default.”

Payment of Taxes and Other Claims

Net Serviços will, and will cause its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon Net Serviços or any Restricted Subsidiary, as the case may be, which, if unpaid, might by law become a lien upon the property of Net Serviços or such material Subsidiary, as the case may be; provided, however, that neither Net Serviços nor any material Subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to pay or discharge, or cause to be paid or discharged, would not have a material adverse effect on Net Serviços and its Subsidiaries, taken as a whole, or have a material adverse effect on the rights of the Holders of the Notes.

Maintenance of Insurance

Net Serviços will, and Net Serviços will cause its Restricted Subsidiaries to, maintain insurance with insurance companies that Net Serviços reasonably believes to be financially sound in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning and/or operating properties or facilities similar to those owned and/or operated by Net Serviços or its Restricted Subsidiaries in the same general locations in which Net Serviços and its Restricted Subsidiaries own and/or operate properties or facilities (which may include self-insurance, if reasonable and in comparable form to that maintained by companies similarly situated).

Maintenance of Books and Records

Net Serviços will, and Net Serviços will cause its Restricted Subsidiaries to, maintain books, accounts and records in accordance with Brazilian GAAP and all other applicable laws.

Maintenance of Office or Agency

Net Serviços will maintain an office or agency in          (which may be an office of the Trustee or the Principal Paying Agent or an affiliate of the Trustee or the Principal Paying Agent), where notices to and demands upon Net Serviços in respect of the Notes and the Indenture may be served. Initially, this office or agency will be the offices of         , and Net Serviços agrees to give prompt written notice to the Trustee of any change in the location or designation of such office or agency.

Reports and Notices

Notwithstanding that Net Serviços may not be required to be or remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Net Serviços will file (if then permitted to do so) with the SEC and provide (whether or not so filed with the SEC), within 15 days after the date on which Net Serviços is required to file the same with the SEC (or would be so required if it were subject to such reporting requirements), the Trustee and Noteholders and prospective Noteholders (upon request) with the annual reports and the information, documents and other reports, which are specified in Sections 13 and 15(d) of the Exchange Act. Net Serviços also will comply with the other provisions of TIA § 314(a).

Net Serviços and its Restricted Subsidiaries will not reduce the level of all public disclosure practices (including those relating to the disclosure of customer churn rates and subscriber base) of Net Serviços and its Restricted Subsidiaries as of the date of original issuance and will comply with all applicable public disclosure requirements under the laws of Brazil with respect to information to be disclosed publicly to shareholders and creditors.

Net Serviços will provide to the Trustee:

(i)

promptly (but in any event within 10 Business Days of any Officer of Net Serviços or any Restricted Subsidiary becoming aware of the occurrence) notice of the occurrence of (A) a Default, (B) an Event of Default, (C) any action by any holder of Senior Secured Indebtedness to accelerate Indebtedness owing to it by Net Serviços or a Restricted Subsidiary or (D) any legal action by any holder of Senior Secured Indebtedness to enforce Indebtedness owing to it by Net Serviços or a Restricted Subsidiary;

(ii)

promptly (but in any event within 10 Business Days after sending any notice described in clause (i) immediately above), a written report prepared by an Officer of Net Serviços setting forth the details of the relevant event and the action that Net Serviços and any applicable Restricted Subsidiary is taking or proposes to take with respect to the event; and

(ii)	promptly, notice that any Default or Event of Default has been cured, along with an Officer’s Certificate describing the steps taken in connection with the cure.

Limitation on Liens

Net Serviços will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind (other than Permitted Liens) upon any of their respective property or assets, or any proceeds from such property or assets, to secure any Indebtedness without making effective provision whereby all of the Notes will be directly secured equally and ratably with, or prior to, such Indebtedness.

Limitation on Additional Indebtedness

Net Serviços will not, and Net Serviços will not permit its Restricted Subsidiaries to, directly or indirectly, Incur any additional Indebtedness; provided, however, that Net Serviços and its Restricted Subsidiaries may Incur Indebtedness if on the date of the Incurrence of such Indebtedness:

(a)	the Consolidated Interest Expense Ratio would be greater than the ratio set forth with respect to such date below:

Period	Ratio
October 31, 2004-December 31, 2004	1.10 to 1.00
January 1, 2005-December 31, 2005	1.25 to 1.00
January 1, 2006-December 31, 2006	1.35 to 1.00
January 1, 2007-December 31, 2007	1.90 to 1.00
January 1, 2008-December 31, 2008	2.70 to 1.00
January 1, 2009 and thereafter	4.80 to 1.00

and

(b)	the Consolidated Leverage Ratio would be less than the ratio set forth with respect to such date below:

Period	Ratio
October 31, 2004-December 31, 2004	3.2 to 1.00
January 1, 2005-December 31, 2005	3.0 to 1.00
January 1, 2006-December 31, 2006	2.5 to 1.00
January 1, 2007-December 31, 2007	2.0 to 1.00
January 1, 2008 and thereafter	1.5 to 1.00

Notwithstanding the foregoing, Net Serviços and its Restricted Subsidiaries may incur the following additional Indebtedness (collectively, “Permitted Indebtedness”);

(i)	Senior Secured Indebtedness, any Indebtedness outstanding on the date of original issuance and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (i);

(ii)	Indebtedness of Net Serviços to any Restricted Subsidiary and of any Restricted Subsidiary to Net Serviços or any other Restricted Subsidiary;

(iii)

Indebtedness arising by reason of any Lien created or permitted to exist in compliance with the covenant described under “¯Limitations on Liens”, including any Indebtedness of any Guarantor arising by reason of any Lien granted by such Person to secure Senior Secured Indebtedness, or of the Company or any Guarantor arising by reason of any Lien granted by such Person to secure Senior Secured Indebtedness;

(iv)

Indebtedness in respect of (a) letters of credit or other similar instruments or obligations issued in connection with liabilities incurred in the ordinary course of business, (b) surety, performance and other similar bonds, instruments or obligations provided in the ordinary course of business or (c) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(v)

Purchase Money Obligations, Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any one time outstanding not in excess of the fair market value of the property or assets acquired in connection therewith on the date of acquisition of such property or assets, but in no event at any time in an aggregate outstanding principal amount exceeding R$30,000,000 (which amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the date of original issuance);

(vi)

Indebtedness arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(vii)

Indebtedness of any Restricted Subsidiary that is issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Net Serviços, or is Indebtedness of another Person assumed by such Restricted Subsidiary in connection with its acquisition of assets from such Person (in each case, other than Indebtedness incurred in connection with, or in contemplation of, such acquisition), and any Refinancing Indebtedness with respect thereto; provided, however, that at the time of such acquisition, Net Serviços will have been able to incur at least an additional US$1.00 of Indebtedness under paragraph (b) in the first paragraph of this section “—Limitation on Additional Indebtedness” after giving effect to such acquisition;

(viii)

Indebtedness in an aggregate principal amount at any one time outstanding not in excess of R$10,000,000 (which amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the date of original issuance); and

(ix)	Guarantees of the Notes and Guarantees of Indebtedness which is not otherwise prohibited under this covenant.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant, (a) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this covenant) arising under any guarantee, Lien or letter of credit supporting such Indebtedness will be disregarded to the extent that such guarantee, Lien or letter of credit secures the principal amount of such Indebtedness; (b) in the event that Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described above, Net Serviços, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such classifications; and (c) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with Brazilian GAAP.

Limitation on Restricted Payments

Net Serviços will not, and will not permit its Restricted Subsidiaries to, directly or indirectly:

(i)

declare or pay any dividend or make any other payment or distribution on account of Net Serviços’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Net Serviços or any of its Restricted Subsidiaries) or to the direct or indirect holders of Net Serviços’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Net Serviços or to Net Serviços or a Restricted Subsidiary of Net Serviços);

(ii)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Net Serviços) any Equity Interests of Net Serviços or any direct or indirect parent of Net Serviços or any Restricted Subsidiary of Net Serviços (other than any such Equity Interests owned by Net Serviços or any Restricted Subsidiary of Net Serviços); or

(iii)	make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (i) and (ii) above being collectively referred to as “Restricted Payments”).

The provisions of the preceding paragraph will not prohibit any of the following (each, a “Permitted Payment”):

(i)

any payment, distribution, redemption, purchase, acquisition or retirement (a) which constitutes interest on capital (juro sobre capital próprio) which is immediately and fully capitalized or (b) which is required by applicable law or the charter documents of Net Serviços or any Restricted Subsidiary, as such charter documents are in effect on the date of original issuance;

(ii)	the payment of any dividend, distribution or other payment by a Restricted Subsidiary to Net Serviços to the holders of its Equity Interests on a pro rata basis;

(iii)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Net Serviços or any Subsidiary of Net Serviços, in each case from Management Investors, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed R$2,000,000 in any twelve-month period; and

(iv)	the repurchase, redemption or other acquisition or retirement for value of up to R$500,000 of Equity Interests of CMA Participações S.A. from Persons other than Net Serviços and its Subsidiaries.

Limitation on Modifications to Dividend Policies

Net Serviços will not, and Net Serviços will not permit its Restricted Subsidiaries to, vote in favor of any change to the written dividend policies of Unrestricted Subsidiaries, which would increase the required dividend distributions of Unrestricted Subsidiaries.

Limitation on Transactions with Affiliates

Net Serviços will not, and will not permit any of its Restricted Subsidiaries to, enter into (or agree to enter into or carry out) any transaction or arrangement with any Affiliate (each, an “Affiliate Transaction”), unless such Affiliate Transaction is on terms that are no less favorable to Net Serviços or the relevant Restricted Subsidiary than those that would have been obtained on an arm’s-length basis with a Person that is not an Affiliate.

The provisions of the foregoing paragraph will not apply to:

(i)

any Restricted Payment or Permitted Payment permitted by the covenant described under “—Limitation on Restricted Payments,” any Permitted Investment, or any other transaction specifically excluded from the definition of the term “Restricted Payment;”

(ii)

the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans;

(iii)

payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options or other securities, to employees, officers or directors in the ordinary course of business;

(iv)	any transaction between Net Serviços and a Restricted Subsidiary or between Restricted Subsidiaries; and

(v)	any transaction arising out of agreements in existence on the date of original issuance.

Limitations on Capital Expenditures

Unless subject to the immediately succeeding paragraph, Net Serviços will not, and Net Serviços will not permit its Restricted Subsidiaries to, make any Capital Expenditure (other than any Capital Expenditure which constitutes a Permitted Investment or that is made or deemed made with the Net Cash Proceeds of an Asset Sale in accordance with the provisions of “--Mandatory Prepayment--Asset Sales”):

(i)

in excess of:

      (a)      for the fiscal year ending December 31, 2004, US$50,000,000, or its equivalent in another currency or currencies; and

      (b)      in the case of any fiscal year ending after December 31, 2004, US$50,000,000, or its equivalent in another currency or currencies, as such amount may be increased by the U.S. Consumer Price Index from December 31, 2003 to the last day of the immediately preceding fiscal year; and

(ii)	during any fiscal quarter, that exceeds 50% of the applicable maximum amount specified for the respective fiscal year during which such fiscal quarter occurs;

provided, however, that if, for any fiscal year, the amount of Capital Expenditures permitted by this clause exceeds the aggregate amount of Capital Expenditures actually made by Net Serviços and its Restricted Subsidiaries during such fiscal year (the amount of such excess being the “Excess Amount”), Net Serviços and its Restricted Subsidiaries will be entitled to make additional Capital Expenditures in the immediately succeeding fiscal year in an amount equal to that permitted under clause (i) above, plus the lesser of (x) the Excess Amount and (y) 20% of the amount of Capital Expenditures that would have been permitted in respect of the preceding fiscal year. For the purposes of calculating Capital Expenditures made for any fiscal year, any permitted Capital Expenditures carried over from the previous fiscal year will be deemed utilized first during such fiscal year.

For purposes of determining compliance with the preceding limitation on Capital Expenditures, the U.S. Dollar-equivalent of Capital Expenditures made in a currency other than U.S. Dollars shall be calculated based on the average currency exchange rate for the month in which the Capital Expenditure was made or committed.

The limitation on Capital Expenditures provided for above shall cease to exist from and after such time as Net Serviços’Consolidated Leverage Ratio, measured at the end of the four consecutive fiscal quarters of Net Serviços immediately preceding the date of determination, is equal to or less than 1.00 to 1.00.

Limitations on Designations of Restricted and Unrestricted Subsidiaries

Net Serviços shall not designate any Subsidiary as an Unrestricted Subsidiary, except that any Subsidiary of Net Serviços that is not a Subsidiary of Net Serviços on the date of original issuance may be designated as an Unrestricted Subsidiary by resolution of the Board of Directors at the time when such Subsidiary is acquired or created; provided that no such designation shall be made, or be effective, unless:

(i)

at the time of such designation, such Subsidiary does not directly or indirectly own (a) any Capital Stock or Indebtedness of any Restricted Subsidiary that is not simultaneously being designated an Unrestricted Subsidiary or (b) any Capital Stock or Indebtedness of Net Serviços;

(ii)	the Investment in such Subsidiary is permitted at the time of such designation under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;

(iii)	such Subsidiary does not hold any license, permit or authorization used in a Permitted Business on the date of original issuance;

(iv)

assuming that all transactions or arrangements between such Subsidiary and Net Serviços or any Restricted Subsidiary were entered into at the time of such designation, such transactions or arrangements would be permitted under the covenant described in “—Certain Covenants—Limitation on Transactions with Affiliates”; and

(v)

immediately after giving effect to such designation, no condition or event shall exist that constitutes an Event of Default or an event or condition that, with the giving of notice or passage of time, or both, would constitute an Event of Default.

The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such redesignation (a) there would not exist a Default; and (b) Net Serviços would be able to incur at least an additional US$1.00 of Indebtedness under “Certain Covenants—Limitation on Additional Indebtedness.”

Stock of Restricted Subsidiaries

Net Serviços will, at all times, hold at least a majority of each class and series of Capital Stock of its Restricted Subsidiaries.

Business of Net Serviços, Restriction on Transfers of Existing Business

Net Serviços will not, and Net Serviços will not permit its Restricted Subsidiaries to, be principally engaged in any business or activity other than a Permitted Business. In addition, Net Serviços will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, transfer to any Unrestricted Subsidiary (i) any of the licenses, permits or authorizations used in the Permitted Business on the date of original issuance or (ii) any material portion of the “property and equipment” (as such term is used in Net Serviços’ consolidated financial statements) of Net Serviços or its Restricted Subsidiaries used in the licensed service areas of Net Serviços and its Restricted Subsidiaries, as they exist on the date of original issuance, provided that Net Serviços and its Restricted Subsidiaries may make Asset Sales in compliance with the covenant described above under “—Mandatory Prepayment—Asset Sales” and pledge property and assets to the extent permitted under the covenant described above under “—Certain Covenants—Limitation on Liens.”

Amendment of Constitutive Documents

Net Serviços will not, and Net Serviços will not permit its Restricted Subsidiaries to, amend, modify or terminate, or consent to the amendment, modification or termination of the Certificate of Incorporation, Bylaws or other constitutive documents of Net Serviços or any Restricted Subsidiary, as the case may be, unless the amendment, modification or termination would not have a material adverse effect upon Net Serviços or any Restricted Subsidiary, either individually or taken as a whole, or have a material adverse effect on the rights and remedies of the Noteholders.

Accounting Changes

Net Serviços will not, and Net Serviços will not permit its Restricted Subsidiaries to, make or permit any change in their respective (i) accounting policies or reporting practices, except as required by Brazilian GAAP; or (ii) fiscal year-end.

Speculative Transactions

Net Serviços will not, and Net Serviços will not permit its Restricted Subsidiaries to, enter into any Currency Agreements, Interest Rate Agreements or futures contracts except to the extent that such Currency Agreements, Interest Rate Agreements or futures contracts are entered into in the ordinary course of business and not for speculative purposes.

Compliance with Material Contracts

Net Serviços shall, and Net Serviços shall cause its Restricted Subsidiaries to, comply with all of its material obligations under the terms of each Material Contract to which it is a party, except where such non-compliance, individually and in the aggregate, would not have a material adverse effect on Net Serviços and its Restricted Subsidiaries, taken as a whole, or have a material adverse effect on the rights and remedies of the Noteholders.

Consolidation, Merger and Sale of Assets

Net Serviços will not, in a single transaction or through a series of transactions, consolidate or amalgamate with or merge with or into any Person or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons, and Net Serviços will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, lease, transfer or disposition of all or substantially all of the properties and assets of Net Serviços and its Restricted Subsidiaries, taken as a whole, to any Person or Persons, unless:

(i)

either Net Serviços or its applicable Restricted Subsidiary, as the case may be, is the continuing entity, or the Person formed by the consolidation, or into which Net Serviços or its applicable Restricted Subsidiary is merged, or that acquired or leased such property or assets of Net Serviços or its applicable Restricted Subsidiary (in either case, the “Surviving Entity”) will be a company organized and validly existing under the laws of Brazil or any state of the United States and the Surviving Entity expressly assumes (jointly and severally with Net Serviços or its applicable Restricted Subsidiary unless Net Serviços or its applicable Restricted Subsidiary will have ceased to exist as a result of the merger, consolidation or amalgamation) by a supplemental indenture all of the obligations of Net Serviços or its applicable Restricted Subsidiary, as the case may be, under the Notes and the Indenture;

(ii)

the Surviving Entity (jointly and severally with Net Serviços or its applicable Restricted Subsidiary unless Net Serviços or the applicable Restricted Subsidiary shall have ceased to exist as a result of the merger, consolidation or amalgamation) agrees to indemnify each Noteholder against any tax, assessment or governmental charge imposed on such Noteholder solely as a consequence of the merger, consolidation or amalgamation, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the Notes;

(iii)

immediately after giving effect to such transaction, Net Serviços or the applicable Restricted Subsidiary or the Surviving Entity, as the case may be, would be able to incur US$1.00 of additional Indebtedness pursuant to paragraph (i) of the covenant described above under “—Certain Covenants—Limitation on Additional Indebtedness”;

(iv)	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default under the Notes or Indenture will have occurred and be continuing;

(v)	each Guarantor will have delivered a written instrument to the Trustee confirming its Guarantee; and

(vi)

Net Serviços or its applicable Restricted Subsidiary or the Surviving Entity, as the case may be, will have delivered to the Trustee an Officers’ Certificate from an Officer and an Opinion of Counsel stating that such transaction and the supplemental indenture comply with this covenant and that all conditions precedent in the Indenture relating to the transaction have been satisfied, provided that (a) in giving such Opinion of Counsel, such counsel may rely on officer’s certificates as to any matters of fact (including, without limitation, as to compliance with the foregoing clauses (iii) and (iv)) and (b) no Opinion of Counsel will be required for a merger, consolidation, amalgamation, sale, assignment, conveyance, lease, transfer or other disposition described in the following paragraph of this covenant.

Notwithstanding the foregoing paragraphs (ii) and (iii), any Restricted Subsidiary may consolidate or amalgamate with, merge with or into or sell, assign, convey, lease, transfer or otherwise dispose all or part of its properties and assets to Net Serviços or any of the Restricted Subsidiaries.

In the case of any merger, consolidation or combination involving a Guarantor, the Guarantor or the resulting, surviving or transferee Person (if other than the Guarantor) will expressly assume all of the Guarantor’s obligations under its Guarantee and the Indenture, which instrument will be delivered to the Trustee.

Events of Default

Each of the following will be an “Event of Default” under the terms of the Notes and the Indenture:

(i)	default in the payment of principal of any Note when due (whether at maturity, on any payment date, upon prepayment in connection with a mandatory prepayment, or otherwise);

(ii)	default for 30 days or more in the payment when due of interest on any Note;

(iii)	any failure by Net Serviços or any Restricted Subsidiary to perform or comply with the provisions described under “—Merger and Consolidation” above;

(iv)

the failure by Net Serviços or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control,” “Mandatory Prepayments—Asset Sales,” “Asset Sales” or under “Certain Covenants—Limitation on Liens,” “—Limitation on Additional Indebtedness,” “—Limitation on Restricted Payments,” “Limitation on Modifications to Dividend Policies,” “—Limitation on Transactions with Affiliates,” “—Limitation on Capital Expenditures,” “—Designation of Restricted and Unrestricted Subsidiaries,” “—Business of Net, Restriction on Transfers of Existing Business,” “—Amendment of Constitutive Documents,” “—Accounting Changes,” “—Speculative Transactions,” and “—Compliance with Material Contracts”;

(v)

failure by Net Serviços or any of its Restricted Subsidiaries to perform or comply with any other covenants or agreements of Net Serviços or any of its Restricted Subsidiaries under the Indenture or Notes and such default continues unremedied for 45 days after Net Serviços or the applicable Restricted Subsidiary has actual knowledge or the Trustee has given written notice thereof to Net Serviços;

(vi)

(a) the failure by Net Serviços or any of its Restricted Subsidiaries, as applicable, to pay any principal of, premium or interest on or any other amount payable in respect of any Debt Instrument when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (b) any other event shall occur or condition exist under any Debt Instrument, if the effect of such event or condition, after the lapse or expiration of any grace period applicable thereto, is to accelerate, or to permit the acceleration of, the maturity of the Indebtedness evidenced by such Debt Instrument, and such grace period has lapsed or expired, or any such Indebtedness shall be declared due and payable prior to its stated maturity;

(vii)

(a) the failure by Net Serviços or any of its Restricted Subsidiaries, as applicable, to pay any principal of, premium or interest on or any other amount payable in respect of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced Indebtedness for money borrowed by Net Serviços or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Net Serviços or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists at the time of or after the date of the Indenture, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (b) any other event shall occur or condition exist under any such mortgage, indenture or instrument, if the effect of such event or condition, after the lapse or expiration of any grace period applicable thereto, is to accelerate, or to permit the acceleration of, the maturity of the Indebtedness evidenced thereby, and such grace period has lapsed or expired, or any such Indebtedness shall be declared due and payable prior to its stated maturity; provided, in each case, that the aggregate principal amount of such Indebtedness exceeds R$30 million (as such amount is increased annually by the IGP-M Adjustment, beginning January 1, 2004), or its equivalent in another currency or currencies;

(viii)

the entry of judgments for the payment of money against Net Serviços and/or any Restricted Subsidiaries either individually or in the aggregate exceeding R$30 million (as such amount is increased annually by the IGP-M Adjustment, beginning January 1, 2004), or its equivalent in another currency or currencies, which is not discharged, or bonded or insured by a third Person and with respect to which a period of 30 consecutive days has passed during which a stay of enforcement, by reason of a pending appeal or right of appeal, the posting of a guarantee or bond or otherwise, has not been in effect;

(ix)

any bankruptcy, concordata, intervenção, insolvency or similar proceeding instituted by or against Net Serviços or any of its Restricted Subsidiaries that is not fully secured by a depósito elisivo (the “bankruptcy provisions”);

(x)

all or a substantial part of the assets of Net Serviços and its Restricted Subsidiaries, taken as a whole, are condemned, seized, expropriated, nationalized or otherwise appropriated, or custody of such assets is assumed by any Brazilian governmental authority or court or other Person acting under the authority of the Brazilian government and such default is not remedied within 60 days after it occurs;

(xi)

any Guarantee of the Notes by a Guarantor ceases to be in full force and effect or is declared null and void or any Guarantor fails to comply with its obligations under such Guarantee or denies that it has any further liability under such Guarantee or gives notice to that effect (other than by reason of the termination of the Indenture or the release of any Guarantor from its Guarantee of the Notes in accordance with the Indenture);

(xii)	Net Serviços or any of its Restricted Subsidiaries defaults in its obligations under the Security Documents pursuant to their respective terms;

(xiii)

either (a) any Transaction Document, or any part of a Transaction Document, ceases to be in full force and effect or binding and enforceable against Net Serviços or a Restricted Subsidiary or admissible in evidence in the courts of Brazil, or it becomes unlawful for Net Serviços or a Restricted Subsidiary to perform its obligations under any of the Transaction Documents to which it is a party or (b) Net Serviços or any of its Restricted Subsidiaries contests the enforceability of any of the Transaction Documents or denies that it has liability under the Transaction Documents to which it is a party; or

(xiv)

any inability of Net Serviços or any of its Restricted Subsidiaries to receive or remit U.S. Dollars necessary to pay obligations under the Notes or the Indenture which results from: (a) any law, regulation, directive, communication or action imposed, issued or taken by the government of Brazil, the Central Bank of Brazil or any competent governmental authority in Brazil imposing foreign exchange restrictions, (b) any declaration of a banking moratorium or suspension of payments by banks in Brazil or (c) any war, civil strife or other similar events or escalation thereof in which Brazil is involved, which, in any case, will have the effect of prohibiting, preventing or delaying the payments in U.S. Dollars to the Noteholders (a “Dollar Constraint”).

Notwithstanding anything in the Indenture to the contrary, the occurrence of a Dollar Constraint and any payment default resulting therefrom will not constitute an Event of Default if:

(i)

a Dollar Constraint has occurred and Net Serviços certifies to the Trustee in an Officers’ Certificate from an Officer that a Dollar Constraint has occurred, the nature thereof and the action that Net Serviços has taken or intends to take with respect to the Dollar Constraint; and

(ii)

Net Serviços notifies the Noteholders and indicates that each such affected Noteholder may elect, at its sole discretion, to receive payment either (a) in Brazil in the lawful currency of Brazil on the date payment is due or (b) abroad in U.S. Dollars promptly after the Dollar Constraint ceases to exist. In respect of the amounts due to any Noteholder that elects option (b) in the previous sentence, Net Serviços must deposit, on the due date, in an escrow account for the benefit of each Noteholder electing option (b), the Brazilian currency equivalent of the amount otherwise due in U.S. Dollars. Upon the termination of the Dollar Constraint, Net Serviços will convert the funds deposited in escrow into U.S. Dollars and remit to the relevant Noteholder the amount so converted together with the additional amount, if any, of U.S. Dollars that may be necessary for the payment of the amount originally due.

Notwithstanding the foregoing, no default, event of default, or judgments under or relating to Net Serviços’Nonparticipating Debt will constitute an Event of Default under the terms of the Notes or the Indenture.

If an Event of Default occurs and is continuing, the Trustee will, upon the request of Noteholders holding not less than a majority in principal amount of the Notes then outstanding, by written notice to Net Serviços (and to the Trustee if given by Noteholders), declare the principal amount of all of the Notes and all accrued interest thereon immediately due and payable; provided that, if an event of default described in paragraph (ix) above occurs and is continuing, then, and in each and every such case, the principal amount of all of the Notes and all accrued interest on the Notes will, without any notice to Net Serviços or any other act by the Trustee or any Noteholder, be accelerated and immediately due and payable. Upon any such declaration of acceleration, the principal of the Notes accelerated and the interest accrued on the Notes and all other amounts payable with respect to the Notes will be immediately due and payable. If the Event of Default or Events of Default giving rise to such declaration of acceleration is cured following such declaration, the declaration may be rescinded by Noteholders holding a majority in principal amount of the outstanding Notes.

Noteholders holding at least a majority of the aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction (i) that conflicts with law or the Indenture, (ii) that the Trustee determines in good faith may involve the Trustee in personal liability, (iii) in respect of which the Trustee reasonably believes it will not be adequately indemnified against the costs, expenses or liabilities which might be incurred, or (iv) that may be unduly prejudicial to the rights of Noteholders not taking part in the direction; and the Trustee may take any other action it deems proper that is not inconsistent with any direction received from Noteholders.

Satisfaction and Discharge

The Indenture will be discharged and will no longer be of further effect (except as to surviving rights or registration of transfer or exchange of Notes), and the Trustee, on demand of and at the expense of Net Serviços, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when either:

(i)

all such Notes theretofor authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment money has theretofore been deposited in trust with the Trustee and thereafter repaid to Net Serviços or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii)

(a) all Notes not previously delivered to the Trustee for cancellation have become due and payable and Net Serviços has deposited or caused to be deposited with the Trustee trust funds sufficient to fully pay and discharge the Notes not previously delivered to the Trustee for cancellation, for the principal amount and accrued and unpaid interest to the date of such deposit, (b) Net Serviços has paid all other sums payable by it under the Indenture and (c) Net Serviços has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity, as the case may be.

In addition, Net Serviços must deliver an Officers’ Certificate from an Officer and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with; provided that in giving such opinion such counsel may rely on officer’s certificates as to any matter of fact.

Amendment and Waivers

At any time and from time to time, Net Serviços and the Guarantors, when authorized by resolutions of their respective boards of directors, and the Trustee, without the consent of the Noteholders, may amend, waive or supplement the Indenture or the Notes for the purpose of:

(i)	curing ambiguities, defects or inconsistencies in a manner that does not adversely affect the rights of any Noteholder;

(ii)	providing for the assumption of Net Serviços’ obligations to Noteholders in the case of a merger or consolidation;

(iii)	making any change that would provide any additional rights or benefits to the Noteholders;

(iv)	adding Guarantors with respect to the Notes;

(v)	securing the Notes so as to provide additional Collateral;

(vi)	maintaining the qualification of the Indenture under the Trust Indenture Act; or

(vii)	or making any change that does not adversely affect the rights of any Noteholder.

Other amendments, waivers and modifications of the Indenture and the Notes may be made by Net Serviços, the Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate outstanding principal amount of the Notes; provided that, without the consent of the holder of each outstanding Note affected thereby, no such amendment, waiver or modification may:

(i)	reduce the principal amount of, extend the fixed maturity of, or alter the redemption provisions of the Notes;

(ii)	change the currency in which any Notes or Guarantees or any premium or the accrued interest thereon is payable;

(iii)	change the place or postpone the time at which payments on the Notes are made;

(iv)	reduce the percentage in principal amount outstanding of Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Notes or the Guarantees;

(v)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees;

(vi)	waive a default in payment with respect to the Notes or any Guarantee;

(vii)	reduce the rate or extend the time for payment of interest on the Notes;

(viii)	alter the obligation to make mandatory prepayments under the caption “—Mandatory Prepayment” or waive any default in the performance of a mandatory prepayment obligation;

(ix)	adversely affect the ranking of the Notes or the Guarantees;

(x)	amend or modify the provisions described under the caption “—Additional Amounts”; or

(xi)	release any Guarantor from any of its obligations under its Guarantee of the Notes or under the Indenture.

In addition, pursuant to the Intercreditor Agreement, the Trustee will agree on behalf of the Noteholders that any amendment to any agreement governing the Notes, the Indenture or the Guarantees that would cause an increase of the interest rate, fees, penalties or other amounts payable by Net Serviços or any of the Guarantors, or an amendment to any of the scheduled principal repayment dates thereunder, if the effect is to require that any such repayment be made earlier, will require the express approval of the creditors representing no less than two-thirds (2/3) of the aggregate outstanding Indebtedness under the Debt Instruments. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGMENTS.”

Currency Indemnity

Unless otherwise provided for with respect to a Dollar Constraint under the caption “Events of Default,” (i) U.S. Dollars are the sole currency of account and payment for all sums payable by Net Serviços and the Guarantors under or in connection with the Notes and the Guarantees, including damages and (ii) any amount received or recovered in a currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of Net Serviços and the Guarantors or otherwise) by any Noteholder in respect of any sum expressed to be due to it from Net Serviços and the Guarantors will only constitute a discharge to Net Serviços and the Guarantors to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). Unless the relevant Noteholder has elected to receive payment, in whole or in part, in Brazil in the lawful currency of Brazil following the occurrence of a Dollar Constraint (in accordance with the provisions described under caption “—Events of Default”), if such U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the Noteholder under any Note, Net Serviços and the Guarantors will, jointly and severally, indemnify such Noteholder against any loss sustained by it as a result. In any event, Net Serviços and the Guarantors will, jointly and severally, indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Noteholder to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from other obligations of Net Serviços and the Guarantors, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any Noteholder and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or Guarantee.

Discharge and Indemnification

Any payment to be made in respect of the Notes by Net Serviços or any Guarantor to or to the order of a paying agent will be deemed to be in satisfaction of the obligations of Net Serviços under the Notes. Net Serviços will indemnify the Noteholders against any failure on the part of any paying agent to pay any sum due in respect of the Notes and will pay such sum to the Trustee on demand. This indemnity will constitute a separate and independent obligation from the other obligations of Net Serviços under the Notes, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by the Trustee and/or any Noteholder and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Indenture, the Notes or any judgment or order.

Regarding the Trustee and Paying Agents

          will serve as Trustee and co-paying agent under the Indenture.           will serve as principal paying agent. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specified in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference in the Indenture will contain limitations on the rights of the Trustee under the Indenture, should the Trustee become a creditor of Net Serviços or a Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by the Trustee in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law; Consent to Jurisdiction and Service

The Indenture provides that the Indenture and the Notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Each of Net Serviços and the Guarantors has irrevocably and unconditionally submitted to the non-exclusive jurisdiction of any New York State court or U.S. federal court sitting in the Borough of Manhattan in the City of New York, New York, and any appellate court of a New York state court or U.S. federal court, in any suit, action or proceeding arising out of or relating to the Notes, Guarantees or Indenture or for recognition or enforcement of any judgment. Each of Net Serviços and the Guarantors has irrevocably and unconditionally appointed, for themselves and their respective properties, as its authorized agent upon which service of process may be served in any action or proceeding brought before any New York state court or U.S. federal court in connection with the Notes, the Indenture, the Guarantees or the other documents relating to the Notes.

Waiver of Immunities

To the extent that Net Serviços or any Guarantor may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to Net Serviços or such Guarantor or Net Serviços’ or such Guarantor’s assets, whether or not claimed, Net Serviços or such Guarantor has irrevocably agreed for the benefit of the Noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Book-Entry; Delivery and Form

The Notes will be issued in one or more fully registered Global Securities (each a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. The Depository has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “Banking Organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “Clearing Corporation” within the meaning of the New York Uniform Commercial Code, and a “Clearing Agency” registered pursuant to the provisions of section 17A of the Exchange Act. Except as set forth below or as we may otherwise agree in our sole discretion, we will not issue Notes in certificated form. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (the “Depository Participants”). Purchasers of the Notes may elect to hold interests in the Global Securities through the Depository. Beneficial interests in the Global Securities will be held in denominations of US$1,000 and integral multiples thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

Upon the issuance of the Global Security, the Depository will credit Depository Participants’ accounts on its book-entry registration and transfer system with their respective principal amounts of the senior Notes represented by such Global Security. The only Persons who may own beneficial interests in the Global Security will be the Depository Participants or Persons that hold interests through such Depository Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of its participants) and on the records of Depository Participants (with respect to interests of Persons other than such Depository Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in the Notes.

So long as the Depository or its nominee is the registered owner of the Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the senior Notes represented by such Global Security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Principal and interest payments on Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of Net Serviços, the Guarantors, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the Depository for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately Depository Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depository or its nominee. We also expect that payments by such Depository Participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “Street Name” (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of Depository Participants.

If the Depository is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the entire Global Security representing such Notes. In addition, we may at any time, and in our sole discretion, determine not to have the Notes represented by the Global Security and, in such event, will issue Notes in definitive form in exchange for the Global Security representing such Notes. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations that are integral multiples of US$1,000.

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the effective power to direct the business of and direct the workings of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Percentage” means, (i) with respect to the fiscal years ending on or prior to December 31, 2007, 70%; (ii) with respect to the fiscal year ending December 31, 2008, 75%; (iii) with respect to the fiscal year ending December 31, 2009, 80%; and (iv) with respect to the fiscal years ending on or after December 31, 2010, 85%.

“Asset Sale” means any direct or indirect sale, conveyance, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or to the extent required by applicable law), property or other assets, including any licenses for the provision of cable television services or a related business held by Net Serviços or any Restricted Subsidiary, (each referred to for the purposes of this definition as a “disposition”) by Net Serviços or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(i) a disposition by a Restricted Subsidiary to Net Serviços or by Net Serviços or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) any disposition in the ordinary course of business, including any such disposition of (a) inventory, (b) obsolete assets or (c) surplus personal property; or any sale of Cash Equivalents, or any non-exclusive licensing of intellectual property;

(iii) transactions involving assets for which the aggregate consideration received over any 12-month period has a fair market value of less than R$3,000,000 (which amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the date of original issuance);

(iv) any swap of operating assets by Net Serviços or any of its Restricted Subsidiaries for operating assets of equal or greater Fair Market Value;

(v) the sale, without recourse and on commercially reasonable terms, of accounts receivable or notes receivable, arising in the ordinary course of business and existing at the time of such sale, or the conversion or exchange in the ordinary course of business of such accounts receivable for notes receivable to the extent permitted under the definition of “Permitted Investment”;

(vi) a Restricted Payment that is permitted by the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments”; or

(vii) a disposition of property or assets that is permitted by the provisions described under the caption “Certain Covenants—Consolidation, Merger and Sale of Assets”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (ii) the sum of all such payments.

“Board of Directors” means the Board of Directors of Net Serviços or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Board Resolution” means a copy of any resolution certified by the Secretary or an Assistant Secretary or General Counsel of Net Serviços to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Brazilian Corporation Law” means Brazilian Law 6404 of December 15, 1976, as amended, or any successor or substitute law.

“Brazilian GAAP” means the accounting principles applicable pursuant to the Brazilian Corporation Law and the rules of the CVM, consistently applied as in effect in Brazil from time to time.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City and São Paulo, Brazil.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by that Person or any of its Consolidated Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions to fixed assets, real property or improvements which, in accordance with Brazilian GAAP are or should be considered “ativos permanentes.”

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with Brazilian GAAP, if and to the extent that Brazilian GAAP so requires.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with Brazilian GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with Brazilian GAAP.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(v) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by Brazil or the United States or any agency or instrumentality of Brazil or the United States (provided that the full faith and credit of Brazil or the United States, as the case may be, is pledged in support of that Indebtedness or the Indebtedness constitutes a general obligation of Brazil or the United States);

(vi) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of a member of the U.S. Federal Reserve System having combined capital and surplus and undivided profits (or any similar capital concept) of not less than US$50,000,000, or its equivalent in another currency or currencies, at the time of deposit;

(vii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of Net Serviços) incorporated or organized under the laws of Brazil or any jurisdiction of Brazil or the United States at any state thereof or the District of Columbia and rated at least “A-1” by Standard & Poor’s Ratings Services (“Standard & Poor’s”) or “P-I” by Moody’s Investor Services Inc. (“Moody’s”) or their respective Brazilian affiliates;

(viii) investments with a maturity of 365 days or less of any Person that is fully and unconditionally guaranteed by a bank referred to in clause (ii);

(ix) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency of the United States government and backed by the full faith and credit of Brazil or any jurisdiction of Brazil or the United States government, respectively, in each case maturing within one year from the date of acquisition;

(x) (a) direct obligations of, or obligations that are unconditionally guaranteed by, the government of the United States (or any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States), (b) direct obligations of, or obligations that are unconditionally guaranteed by, the government of any other country (or any agency thereof to the extent that such obligations are backed by the full faith and credit of such government) that has an investment grade rating from either Standard & Poor’s or Moody’s, and (c) direct obligations of the National Treasury of Brazil or of the Central Bank of Brazil that are accounted for as short-term investments by the holder;

(xi) fixed-income mutual funds (managed by a financial institution) which are either (a) widely held funds in which Net Serviços and its Restricted Subsidiaries do not hold an Investment in excess of 30% of the aggregate Investment in any such fund or (b) permitted to invest only in Cash Equivalents; or

(xii) pre- or post-fixed certificates of deposit issued by any bank organized under the laws of Brazil that either (a) maintains a minimum adjusted net worth of US$100,000,000, or its equivalent amount in another currency or currencies, (b) maintains an investment grade rating with respect to its certificates of deposit as determined by Standard & Poor’s, Moody’s or another nationally recognized rating agency in Brazil or (c) is a branch or subsidiary of a non-Brazilian bank that has an investment grade rating related to its short-term obligations, as determined by Standard & Poor’s or Moody’s.

“CDI” means the interest rate, expressed as an annual percentage, equal to the result of compounding, on a daily basis and based upon a year of 252 business days, the interest rate for interbank certificates of deposit (Certificados de Depositos Interfinanceiros – CDI) of one business day published under the name “DI Rates – extra-group transactions” (Taxa DI – over extra grupo) by the Securities Custody and Settlement Center (Central de Custódia e Liquidação Financeira de Títulos – CETIP) or any reference rate of the National Financial System (Sistema Financeiro Nacional) that may replace it.

“CDI Amount”, at any date of determination, means the cumulative interest for the period from January 1, 2004 to such date of determination accrued daily at CDI for each business day during that period. The CDI Amount shall be calculated according to the formula:

where:

The CDI should be used with the identical number of decimal points disclosed by the agency responsible for its calculation.

“Change of Control” means any of the following events:

(i) any Person, other than one or more Permitted Holders, is or becomes (as a result of the issuance of securities, by merger or otherwise) the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of the Voting Stock of Net Serviços; provided that for purposes of this clause (i),

(a) any such other Person will be deemed to be the “beneficial owner” (as so defined) of all shares of Voting Stock that any such Person has the right to acquire within one year, and

(b) any such other Person will be deemed to be the “beneficial owner” (as so defined) of any voting stock of a specified entity held by any other entity (a “Parent Entity”) of which such specified entity is a Subsidiary, if such other Person is the “beneficial owner”, directly or indirectly, of more than 50% of the voting power of the voting stock of such Parent Entity, and the Permitted Holders are the “beneficial owner”, directly or indirectly, in the aggregate of a lesser percentage of the voting power of the Voting Stock of such Parent Entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such Parent Entity, and

(c) any such other Person, or any Permitted Holders, as the case may be, will be deemed to be the “beneficial owner” or “beneficial owners” (as so defined) of the percentage of the Voting Stock of a specified entity held by any Parent Entity of which such specified entity is a Wholly-Owned Subsidiary, equal to the percentage of the total voting power of the Voting Stock of the Parent Entity of which such other Person is, or any Permitted Holders are, as the case may be, the “beneficial owner” or “beneficial owners” (as so defined), directly or indirectly; or

(ii) the merger or consolidation of Net Serviços with or into another Person or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Net Serviços to any Person, and, in any such event, the securities of Net Serviços, as the case may be, that are outstanding immediately prior to such transaction and represent more than 50% of the aggregate voting power of the Voting Stock thereof are changed into or exchanged for cash, securities or property, unless, immediately following consummation of such transaction, no Change of Control will have occurred as described in the preceding clause (i) (provided that for purposes of this clause (ii), references in such preceding clause to Net Serviços will be deemed to refer to the surviving Person in such transaction).

“Collateral” means all assets of Net Serviços and its Restricted Subsidiaries upon which a Lien is purported to be created pursuant to the Security Documents.

“Collateral Agent” means , in its capacity as collateral agent under the Security Documents.

“Consolidated Financing Costs” means, for any period, an amount equal to (a) financing expenses of Net Serviços and its Restricted Subsidiaries for such period on a consolidated basis in accordance with Brazilian GAAP minus (b) financing income of Net Serviços and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with Brazilian GAAP.

“Consolidated Interest Expense” means, with respect to any period, the sum of, without duplication, (a) the interest expense (accrued and paid or payable in cash for such period) (including, without limitation, any payments similar to those required under “—Additional Amounts”) of Net Serviços and its Restricted Subsidiaries for such period, as determined on a consolidated basis in accordance with Brazilian GAAP and, in any event, including, without limitation, (i) any amortization of debt discount (excluding any amortization of debt discount in respect of the Senior Secured Indebtedness), (ii) the net cash cost under each Currency Agreement and Hedging Obligation (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit, bills of exchange, promissory notes and bankers’ acceptance financing and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be accrued by such Person during such period (accrued and paid or payable in cash for such period) minus (c) interest income (accrued and received or receivable in cash during such period) of Net Serviços and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with Brazilian GAAP.

“Consolidated Interest Expense Ratio” means the ratio of (i) EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of Net Serviços are available less the amount of Capital Expenditures made during such period to (ii) Consolidated Interest Expense for such four fiscal quarters, in each case determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the date of original issuance, on a pro forma basis to give effect to the Restructuring as if it had occurred at the beginning of such four-quarter period); provided, however, that:

(a) if Net Serviços or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Interest Expense Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness (each, a “Discharge”) since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Interest Expense Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, as if such discharge had occurred on the first day of such period;

(b) if since the beginning of such period Net Serviços or any Restricted Subsidiary shall have made any Asset Sale of any company or any business or any group of assets constituting an operating unit of a business (any such transaction, a “Sale”), EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Net Serviços or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Net Serviços and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Net Serviços and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(c) if since the beginning of such period Net Serviços or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder (any such transaction, a “Purchase”), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Net Serviços or any Restricted Subsidiary since the beginning of such period) shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (a), (b) or (c) above if made by Net Serviços or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period; and

(e) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into Net Serviços or any Restricted Subsidiary, in each case in a Purchase, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (a), (b), (c) or (d) above if made by Net Serviços or a Restricted Subsidiary during such period, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition of assets, or any transaction governed by the provisions described under “Certain Covenants—Consolidation, Merger and Sale of Assets,” or the amount of EBITDA relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by an Officer of Net Serviços, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as the average rate in effect during such period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Leverage Ratio”, as of any date of determination, means the ratio of (i) Consolidated Total Indebtedness on such day to (ii) EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of Net Serviços are available; provided, however, that:

(a) if since the beginning of such period Net Serviços or any Restricted Subsidiary shall have made any Asset Sale of any company or any business or any group of assets constituting an operating unit of a business (any such transaction, a “Sale”), EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period;

(b) if since the beginning of such period Net Serviços or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder (any such transaction, a “Purchase”), EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(c) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Net Serviços or any Restricted Subsidiary since the beginning of such period shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (b) or (c) above if made by Net Serviços or a Restricted Subsidiary during such period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition of assets, or any transaction governed by the provisions described under “—Certain Covenants—Consolidation, Merger and Sale of Assets”, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof shall be as determined in good faith by an Officer of Net Serviços, based upon reasonable assumptions.

“Consolidated Net Income” means, for any period, the net income (loss) of Net Serviços and its Subsidiaries, determined on a consolidated basis in accordance with Brazilian GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination therof, the aggregate principal amount of Indebtedness of Net Serviços and its Restricted Subsidiaries as of such date, determined in accordance with Brazilian GAAP.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

“CVM” means the Comissão de Valores Mobiliários and any successor entity thereto.

“Debt Instruments” means the documents that will evidence the Senior Secured Indebtedness and the Additional Senior Secured Indebtedness.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness (other than at the option of such Person), or is redeemable at the option of the holder thereof, in whole or in part, in any such case on or prior to the final maturity date of the Notes.

“EBITDA” means, for any period, the Consolidated Net Income for such period, adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income:

(i) Consolidated Financing Costs,

(ii) total income tax expense,

(iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles) and other non-cash charges or losses (other than any non-cash charge or loss that requires an accrual or reserve for cash charges for any future period),

(iv) any net income of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in clause (v) below, Net Serviços’ equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Net Serviços or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (v) below),

(v) any gain or loss realized upon the sale or other disposition of any asset of Net Serviços or its consolidated Restricted Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business,

(vi) any extraordinary gain or loss,

(vii) the cumulative effect of a change in accounting principles,

(viii) any nonrecurring charges or any expenses related to the Restructuring or to any acquisition by Net Serviços or any Restricted Subsidiary after the date of original issuance, including without limitation any charge or expenses incurred for management transaction bonuses in connection with the Restructuring and

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash Flow” means, for any fiscal year, the sum of (i) (a) the cash and Cash Equivalents of Net Serviços and its Restricted Subsidiaries as at the last day of such fiscal year less (b) the cash and Cash Equivalents of Net Serviços and its Restricted Subsidiaries as at the last day of the prior fiscal year (the “Starting Cash Balance”) less (ii) the Net Cash Proceeds of the issuance of any equity interests of Net Serviços during such fiscal year less (iii) the Net Cash Proceeds of the issuance or incurrence of any Indebtedness by Net Serviços and its Restricted Subsidiaries during such fiscal year less (iv) the Net Available Cash from any Asset Sale during such fiscal year plus (v) the amount of any Investment by Net Serviços or any of its Restricted Subsidiaries in any Person that thereby becomes a Restricted Subsidiary and any amount paid by Net Serviços or any of its Restricted Subsidiaries to acquire any company or any business or any group of assets constituting an operating unit of a business (any such transaction, a “Purchase”) plus (vi) the amount of any prepayments of principal in respect of Senior Secured Indebtedness during such fiscal year plus (vii) the amount of any cash dividend or other cash payment on account of Net Serviços’ Equity Interests; provided, however, that:

(a) if since the beginning of any fiscal year Net Serviços or any Restricted Subsidiary shall have made any Asset Sale of any company or any business or any group of assets constituting an operating unit of a business (any such transaction, a “Sale”), the Starting Cash Balance for the purpose of measuring Excess Cash Flow with respect to such fiscal year shall be deemed to be reduced by an amount equal the amount of cash or Cash Equivalents transferred in connection with such Sale; and

(b) if since the beginning of any fiscal year Net Serviços or any Restricted Subsidiary shall have made any Purchase, the Starting Cash Balance for the purpose of measuring Excess Cash Flow with respect to such fiscal year shall be deemed to be increased by an amount equal to the amount of cash or Cash Equivalents acquired in connection with such Purchase.

“Excess Cash Flow Prepayment Amount”, with respect to any fiscal year, means an amount equal to the lesser of (i) Net Serviços’ Excess Cash Flow for such fiscal year multiplied by the Applicable Percentage with respect to such fiscal year and (ii)(a) the cash and Cash Equivalents of Net Serviços and its Restricted Subsidiaries at December 31 of such fiscal year less (b) the Minimum Cash Balance with respect to such fiscal year.

“Excess Proceeds of the Closing Equity Issuance” means the Net Cash Proceeds of the issuance by Net Serviços of Capital Stock in connection with the Restructuring minus (x) an amount equal to 40% of Pre-Restructuring Credit Amount minus (y) an amount equal to 40% of the cash interest payment paid by Net Serviços to holders of its Indebtedness in connection with the Restructuring minus (z) an amount equal to 20% times (i) the total number of shares issued by Net Serviços in the Closing Issuance at a price per share in excess of R$0.35 times (ii) the average price per share of such shares less R$0.35.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, for any day, the exchange rate publicly announced by the Central Bank of Brazil as the exchange rate for of the U.S. Dollar under PTAX 800, Option 5 (selling rate), currency 220 on the SISBACEN Data System (or its successor) on the most recent preceding business day in Brazil.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee; provided that, in the case of any transaction or series of related transactions which, during any period of 12 consecutive months, involve aggregate consideration of R$75,000,000 (which amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the date of original issuance) (or to the extent non-Brazil Reais-denominated, the equivalent of such amount in Brazilian Reais) or more, the Fair Market Value shall also be determined by an Independent Financial Advisor.

“Guarantee” means any guarantee that may from time to time be executed and delivered by any Guarantor in accordance with the terms of the Indenture.

“Guarantors” means:

(a) each Restricted Subsidiary; and

(b) any other Subsidiary of Net Serviços that executes a Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered.

“IGP-M Adjustment” means, as of any date of determination a fraction, the numerator of which is IGP-M as of such date and the denominator of which is equal to IGP-M as of January 1, 2004. “IGP-M” means the Índice Geral de Preços – Mercado or its successor, as calculated and published by the Fundação Getúlio Vargas – FGV.

“Incur” means issue, assume, enter into any guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person, without duplication,

(i) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), whether as a cash advance, bill, overdraft or money market facility loan; (b) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or by any book-entry mechanism, or (c) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable or receivable by such Person at such time);

(ii) any liability of others of the kind described in the immediately preceding clause (i) which the Person has guaranteed or for which it is otherwise legally liable;

(iii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured have been assumed by or will otherwise be such Person’s legal liability;

(iv) the maximum repurchase or redemption price of any Disqualified Stock of such Person not held by Net Serviços or a Restricted Subsidiary; and

(v) solely for purposes of calculating Consolidated Total Indebtedness for purposes of the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness” (a) trade payables that are overdue 60 days or more and which are not being contested in good faith by such Person, (b) all Capital Lease Obligations and (c) obligations relating to the deferred purchase price for property of such Person provided that such deferred purchase price is due more than 120 days from the date of taking final delivery thereof.

For purposes of the covenants described under “—Certain Covenants—Limitation on Additional Indebtedness” and “—Certain Covenants—Consolidated Leverage Ratio” and the definition of “Events of Default”, in determining the principal amount of any Indebtedness, to be incurred by Net Serviços or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount of such Indebtedness shall be due upon any declaration of acceleration thereof will be the accepted value thereof at the date of determination and (y) the amount of any such Indebtedness shall be reduced by the amount of any net gain under any Currency Agreements with respect to such Indebtedness.

“Independent Financial Advisor” means a Brazilian or United States investment or merchant banking firm or public accounting firm, in each case of national standing in Brazil or the United States, as applicable (a) which does not, and whose directors and executive officers and Affiliates do not, have an investment in Net Serviços or any of its Affiliates and (b) which, in the judgment of the Board of Directors, is otherwise independent with respect to Net Serviços and its Affiliates and qualified to perform the task for which it is to be engaged. A Trustee or nominee for the true parties in interest will not be excluded from the definition of “Independent Financial Advisor” solely as a result of such Trustee or nominee status.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into among Net Serviços, its Restricted Subsidiaries, the Collateral Agent and the holders of the Senior Secured Indebtedness, as amended, supplemented or otherwise modified from time to time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, any advance, loan, account receivable, or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase of any shares, stocks, bonds, debentures or any other securities of, any other Person. Notwithstanding the foregoing, in no event will any issuance of Capital Stock (other than Disqualified Stock) of Net Serviços in exchange for Capital Stock, property or assets of another Person constitute an Investment by Net Serviços in such other Person.

“Investor” means each of (i) Globo Comunicações e Participações S.A. and (ii) Teléfonos de México, S.A., and their respective affiliates.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own, subject to a Lien, any property which that Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Management Investors” means the officers, directors, employees and other members of the management of Net Serviços or any of its Subsidiaries, or family members or relatives thereof, or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Net Serviços.

“Material Contract” means any contract that provides for the payment or receipt by Net Serviços or any of its Restricted Subsidiaries of more than R$10,000,000 (which amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the date of original issuance) or its equivalent in another currency or currencies, during any calendar year, or that is otherwise material to the business or operations of Net Serviços and its Subsidiaries, taken as a whole.

“Minimum Cash Balance” means R$120,000,000 increased as of January 1 of each year by the IGP-M Adjustment as of such date and adjusted for any committed expenses as of the end of the prior fiscal year that remain unpaid.

“Net Cash Proceeds” means, with respect to any Asset Sale or the incurrence or issuance of any Indebtedness or the sale or issuance of any Capital Stock (including, without limitation, any capital contribution) by any person, the aggregate amount of cash, Cash Equivalents and cash received from securities acquired in connection with an Asset Sale and converted into cash within 30 days of the date of such acquisition, received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of that Person in connection with such transactions after deducting (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finders’ fees and other similar fees and commissions; (b) the amount of taxes paid or payable in connection with or as a result of such transaction; and (c) with respect to any Asset Sale, (x) all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and (y) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than Net Serviços or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale.

“Nonparticipating Debt” means any outstanding Indebtedness of Net Serviços immediately prior to the Closing Date which does not participate in the Restructuring and is not converted into Senior Secured Indebtedness.

“Noteholder” or “Holder” means the Person in whose name a Note is registered.

“Officer” means the Chairman of the Board of Directors, any Vice Chairman, the President, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary of Net Serviços, or any other officer of Net Serviços designated by the Board of Directors as an Officer.

“Officers’ Certificate” means a certificate signed by one Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Net Serviços or the Trustee.

“Permitted Business” means (i) the delivery or distribution of television, radio, internet or other telecommunications services in Brazil and (ii) any reasonably related business or activity, including, without limitation, any business conducted by Net Serviços or any Restricted Subsidiary on the date of original issuance, the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (i) of this definition, the development or acquisition of rights to programming for delivery or distribution in accordance with clause (i) of this definition and any other business involving voice, data or video telecommunications services.

“Permitted Holder” means each of the following: (i) each Investor and each of their respective Affiliates; and (ii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Net Serviços.

“Permitted Investment” means an Investment by Net Serviços or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, Net Serviços or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(ii) Cash Equivalents;

(iii) another Person if, as a result of such Investment, such other Person is merged with or consolidated into Net Serviços or a Restricted Subsidiary;

(iv) accounts receivable owing to Net Serviços or any Restricted Subsidiary that are created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(v) securities or other Investments received as consideration in sales or other dispositions of property or assets negotiated on an arm’s length basis and including Asset Sales made in compliance with the covenant described under “—Mandatory Prepayments—Asset Sales”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to Net Serviços or any Restricted Subsidiary, or as a result of foreclosure, enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the date of original issuance;

(viii) deposits (x) provided to third parties in the ordinary course of business with respect to leases or utilities or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(ix) prepaid expenses, including trade credit, arising in the ordinary course of business;

(x) promissory notes of Management Investors, acquired in connection with the issuance of Capital Stock of Net Serviços to such Management Investor, in an aggregate outstanding principal amount not exceeding R$10,000,000 (which amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the date of original issuance) at any time; and

(xi) other Investments not to exceed the following amounts (in each case as such amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the Issue Date);

(a) R$10,000,000, during the fiscal year ending December 31, 2005;

(b) R$20,000,000, during the fiscal year ending December 31, 2006; and

(c) R$35,000,000, during the fiscal year ending December 31, 2007 and during each subsequent fiscal year;

provided, however, that if, for the fiscal year ending December 31, 2005, the amount of the Investments permitted by clause (a) above exceeds the aggregate amount of Investments actually made by Net Serviç os and its Restricted Subsidiaries during such fiscal year pursuant to such clause, Net Serviç os and its Restricted Subsidiaries will be entitled to make additional Investments during the fiscal year ending December 31, 2006 in an amount equal to the amount permitted under clause (b) above, plus such excess amount.

“Permitted Lien” means:

(i) any Lien in existence on the date of original issuance;

(ii) any Lien on any property acquired, constructed or improved by Net Serviços or any of its Restricted Subsidiaries after the date of the Indenture, which is created, incurred or assumed contemporaneously with, or within 90 days after, such acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operations of such property following such construction or improvement, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of the construction or improvement (including costs such as escalation, interest during construction and finance costs);

(iii) any Lien that equally and ratably secures all Senior Secured Indebtedness;

(iv) any Lien created pursuant to the Security Documents;

(v) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for payment of any part of the purchase price of such property);

(vi) any Lien on any property acquired from a corporation or any other Person which is merged with or into Net Serviços or any of its Restricted Subsidiaries, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a Subsidiary of Net Serviços and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

(vii) any Lien which secures only Indebtedness owing by (a) Net Serviços to any Restricted Subsidiary or (b) any Restricted Subsidiary to Net Serviços or to any other Restricted Subsidiary;

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the preceding clauses (i) through (vii) inclusive; provided that the principal amount of Indebtedness secured thereby does not exceed the principal amount of Indebtedness secured at the time of the extension, renewal or replacement, and that such extension, renewal or replacement is limited to all or a part of the property that secured the Lien extended, renewed or replaced (plus improvements on such property);

(ix) any Liens for taxes not yet delinquent or due which are being contested diligently and in good faith by appropriate actions or proceedings; provided that adequate reserves with respect thereto are maintained on the accounting books of Net Serviços and/or the Restricted Subsidiaries;

(x) Liens (including Liens granted in connection with the issuance of any surety bond) (other than Liens on Collateral) arising out of judgments, decrees, orders or awards in respect of which Net Serviços is, or will in good faith be, diligently presenting a defense or prosecuting an appeal or proceedings for review, as the case may be, which defense or appeal or proceedings will not have been finally disposed of, or if the period within which such defense, appeal or proceedings may be initiated will not have expired, provided, in each case, that a stay of enforcement of any such Lien is in effect;

(xi) statutory Liens arising in the ordinary course of business;

(xii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business;

(xiii) Liens incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of similar nature incurred in the ordinary course of business;

(xiv) programmers’, service men’s, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days, or that are bonded or that are being contested diligently and in good faith and by appropriate proceedings and for which a stay of enforcement of such Lien is in effect;

(xv) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), incurred in the ordinary course of business;

(xvi) leases, subleases, licenses or sublicenses to third parties;

(xvii) Liens securing reimbursement or other payment obligations with respect to surety bonds, performance bonds and other similar bonds, instruments or obligations incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness”;

(xviii) Liens securing obligations under Currency Agreements and/or Interest Rate Agreements incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness,” provided that, in no event may the lesser of the aggregate fair market value or the aggregate book value of the collateral subject to Liens securing obligations under Currency Agreements and/or Interest Rate Agreements at any time exceed R$50,000,000 (which amount shall be increased by the IGP Adjustment on January 1 of each fiscal year following the date of original issuance);

(xix) any easement or immaterial imperfection of title on real estate in which Net Serviços or any Restricted Subsidiary has an interest, provided that such easement or imperfection shall not render such title unusable for purposes of the business of Net Serviços or such Restricted Subsidiary; and

(xx) Liens granted in connection with Capital Lease obligations and Indebtedness incurred in connection with Purchase Money Obligations, and in each case incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness, provided that such Liens extend only to the underlying property or asset.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pre-Restructuring Credit Amount” means the sum of US$_____ plus the Dollar-equivalent of R$______, calculated based on the Exchange Rate in effect on the date of original issuance.

“Prepayment Percentage”, as of any date of determination, means a fraction, represented as a percentage, the numerator of which is the principal amount of the Notes outstanding on such date and the denominator of which is the aggregate principal amount of Senior Secured Indebtedness outstanding on such date.

“Prior Prepayment Percentage” with respect to any voluntary prepayment of Senior Secured Indebtedness, means a fraction, represented as a percentage, the numerator of which is the amount prepaid in respect of such Senior Secured Indebtedness and the denominator of which is equal to the amount of the aggregate outstanding obligations in respect of such Senior Secured Indebtedness immediately prior to such prepayment.

“Purchase Money Obligations” means Indebtedness Incurred to finance or refinance the deferred purchase price of newly acquired property or assets used in the ordinary course of business of Net Serviços and its Subsidiaries (provided such purchase money financing is entered into within six months of the acquisition of such property or assets).

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of the Indenture or incurred in compliance with the Indenture (including, to the extent permitted in the Indenture, Indebtedness of Net Serviços that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness; provided, however, that

(i) the Refinancing Indebtedness has a maturity no earlier than the maturity of the Indebtedness being refinanced;

(ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(iii) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (a) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (b) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness; and

(iv) Refinancing Indebtedness shall not include (a) Indebtedness of a Restricted Subsidiary that is not a guarantor that refinances Indebtedness of Net Serviços or (b) Indebtedness of Net Serviços or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Net Serviços other than an Unrestricted Subsidiary.

“Restructuring” means the proposed exchange of existing Indebtedness of Net Serviços and certain of its Restricted Subsidiaries (including, without limitation, the U.S. 12 5/8% Senior Guaranteed Notes due 2004, the Net Sul floating rate notes, the existing working capital and bank loan facilities and the real-denominated convertible and non-convertible debentures) for senior secured Indebtedness and cash as described herein (see “THE RESTRUCTURING” and “DESCRIPTION OF OTHER INDEBTEDNESS).

“Security Documents” means, collectively, (i) the Asset Pledge Agreement, to be entered into among Net Serviços, the Restricted Subsidiaries party thereto and the Collateral Agent, (ii) the Share Pledge Agreement, to be entered into among Net Serviços, the Restricted Subsidiaries party thereto and the Collateral Agent, (iii) the Receivables Pledge Agreement, to be entered into among Net Serviços the Restricted Subsidiaries party thereto, the Collateral Agent and the Centralizing Bank named therein and (iv) the Intercreditor Agreement, to be entered into among Net Serviços, the Restricted Subsidiaries party thereto, the Collateral Agent and the holders of the Senior Secured Indebtedness.

“Senior Secured Indebtedness” means the senior secured Indebtedness of Net Serviços and its Restricted Subsidiaries that will be issued in connection with the Restructuring, including the Notes, the new bi-lateral credit facilities, the new Net Sul notes and new real-denominated debentures as described herein (see “THE RESTRUCTURING” and “DESCRIPTION OF OTHER INDEBTEDNESS”).

“Subsidiary” means, with respect to any Person, any other legal entity under direct or indirect control of such Person. For the purposes of this definition, “control”when used with respect to any Person means (i) ownership, directly or indirectly, of outstanding Voting Stock having at least a majority of the votes cast in the election of the directors of such Person or (ii) the effective power to direct the business of and direct the workings of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Transaction Documents” means the Notes, the Indenture and the Security Documents.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture.

“Unrestricted Subsidiary” means (i) each of TV Cabo e Comunicações de Jundiaí S.A. and Televisão A Cabo Criciúma Ltda., and (ii) any other Subsidiary of Net Serviços that is designated by the Board of Directors as an Unrestricted Subsidiary in compliance with the covenant described under “--Certain Covenants--Limitations on Designations of Unrestricted and Restricted Subsidiaries.”

“U.S. Consumer Price Index” means the measure of prices of a fixed basket of good bought by a typical consumer, including food, transportation, shelter, utilities, clothing, medical care, entertainment and other items published by the U.S. Bureau of Labor Statistics in the U.S. Department of Labor, based at 100 in 1982 and released monthly.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly-Owned Subsidiary” means a Subsidiary of a Person, all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals or other investors mandated by applicable law) are at the time owned by that Person (including, directly or indirectly, through other Wholly-Owned Subsidiaries).

Description of Collateral and Intercreditor Arrangements

The following summary describes certain provisions of the asset pledge agreement, stock pledge agreements, the receivables pledge agreements and the intercreditor agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the pledge agreements and the intercreditor agreement. Copies of these agreements have been filed as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used in the following summary and not otherwise defined in this summary have the meanings given to them in “DESCRIPTION OF NEW NOTES.”

Description of Collateral

As part of the restructuring, Net Serviços and certain of its Subsidiaries (collectively the “Net Parties”) have agreed to pledge as collateral a substantial part of their assets, as described in more detail below. With limited exceptions with respect to the new notes, the collateral will secure on a pari passu basis all of the indebtedness issued in connection with the restructuring (together with the Additional Senior Secured Indebtedness described below, the “Senior Secured Indebtedness,” and the holders thereof, together with the Additional Senior Creditors described below, the “Senior Secured Creditors”), including (i) the new notes, (ii) the new Net Sul notes described under “DESCRIPTION OF OTHER INDEBTEDNESS—New Net Sul Notes,” (iii) the new Brazilian credit facilities described under “DESCRIPTION OF OTHER INDEBTEDNESS—Senior Secured Credit Facilities” and (iv) the new Brazilian debentures described under “DESCRIPTION OF OTHER INDEBTEDNESS—New Debentures.” In addition, under certain circumstances, future creditors of Net Serviços and of its Subsidiaries may become parties to the security documents and the Intercreditor Agreement (as defined below) and benefit from the collateral on a pari passu basis with all other holders of Senior Secured Indebtedness (such future indebtedness, the “Additional Senior Secured Indebtedness,” and the holders thereof, the “Additional Senior Secured Creditors”).

Asset Pledge Agreement

The Net Parties will enter into an asset pledge agreement, or the Asset Pledge Agreement, with the Collateral Agent representing the Senior Secured Creditors, pursuant to which the Senior Secured Indebtedness will be secured pari passu by all of the assets owned by the Net Parties that comprise the Net Parties’ transmission network for rendering cable television services, including (i) trunk coaxial cables, (ii) distribution coaxial cables, (iii) fiber optic cables, (iv) divisors, (v) couplings, (vi) power sources, (vii) trunk amplifiers, (viii) extensor amplifiers, (ix) taps, (x) optical receivers and (xi) head-ends (such assets, collectively the “Transmission Network”). Pursuant to the Asset Pledge Agreement, the Net Parties and the Collateral Agent will amend the Asset Pledge Agreement quarterly to grant the Senior Secured Creditors a Lien over any additional assets acquired by the Net Parties during the preceding quarter that form part of the Transmission Network. No consent or instruction from the Senior Secured Creditors will be required in connection with such an amendment.

The Net Parties will agree not to sell, transfer or exchange, and the Collateral Agent will not release from the Lien in favor of the Senior Secured Creditors, any asset forming part of the pledged Transmission Network unless (i) such action is permitted under the terms of the agreements evidencing the Senior Secured Indebtedness (any such agreement, a “Senior Secured Indebtedness Agreement”) or (ii) Senior Secured Creditors (other than the holders of the new notes) holding at least 85% of the then outstanding principal amount of the Senior Secured Indebtedness (other than the new notes) have consented to such action. If any Net Party sells, transfers or exchanges any asset forming part of the pledged Transmission Network in a manner permitted under the terms of the Senior Secured Indebtedness Agreements, the Collateral Agent, in its capacity as agent for the Senior Secured Creditors, will amend the Asset Pledge Agreement, and take other actions reasonably requested by the Net Parties, to release such asset from the pledge in favor of the Senior Secured Creditors. No consent or instruction from the Senior Secured Creditors will be required to release such asset from the pledge.

Prior to the enforcement of the security interests by the Collateral Agent as described under “Intercreditor Agreement—Enforcement of Security Interests,” Net Serviços and the Restricted Subsidiaries will remain in possession of, and retain exclusive control over, the Transmission Network.

In the event that the Collateral Agent is instructed by the Senior Secured Creditors to foreclose on the Transmission Network as described below under “— Intercreditor Agreement—Enforcement of Security Interests,” the Collateral Agent, on behalf of the Senior Secured Creditors, and Net Serviços will each appoint a valuator in order to establish the fair market value of the Transmission Network as a whole (and the main constituent segments thereof), which value will be the minimum sale price for the relevant assets. Within 270 days after the date on which such minimum sale price is established, the Collateral Agent may sell the Transmission Network as a whole, for cash, at a purchase price at least equal to the relevant established minimum sale price. In the event that the Collateral Agent is not able to sell the Transmission Network for cash as a whole during such period at a purchase price at least equal to such minimum sale price, the Collateral Agent may, within 270 days after the end of such period, sell the Transmission Network, for cash, in segments, at purchase prices at least equal to the established minimum sale prices for each respective segment. In the event that the Collateral Agent is not able to sell the Transmission Network for cash in segments during such period at purchase prices at least equal to the relevant minimum sale prices, at the request of Net Serviços the valuation and sale process will begin anew.

The proceeds of any such sale will be distributed by the Collateral Agent as described below under “— Intercreditor Agreement—Enforcement of Security Interests.”

Stock Pledge Agreements

The Net Parties will enter into a share pledge agreement and a quota pledge agreement (together, the “Stock Pledge Agreements”) with the Collateral Agent, on behalf of the Creditors, pursuant to which the Senior Secured Indebtedness will be secured pari passu by all shares and quotas, as the case may be, of the capital stock of Restricted Subsidiaries held by the Net Parties (collectively the “Pledged Stock”). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act, or any other law, rule, or regulation, requires the filing with the SEC or any other governmental authority of separate financial statements of any Restricted Subsidiary due to the fact that such Restricted Subsidiary’s capital stock secures the new notes, the capital stock of such Restricted Subsidiary will automatically cease to form part of the Collateral securing the new notes, for so long as such requirement remains in effect. The other Senior Secured Indebtedness will, however, continue to be secured by such stock.

Net Serviços, on its own behalf and on behalf of the other Net Parties, and the Collateral Agent, in its capacity as agent for the Senior Secured Creditors, will amend the Stock Pledge Agreement quarterly to grant the Senior Secured Creditors a Lien over all shares and quotas, as the case may be, of the capital stock of any additional Restricted Subsidiaries formed or acquired by any Net Party during the preceding quarter. No consent or instruction from the Senior Secured Creditors will be required in connection with such an amendment.

The Net Parties pledgors will agree not to sell, transfer or exchange, and the Collateral Agent will not release from the Lien in favor of the Senior Secured Creditors, any Pledged Stock unless (i) such action is permitted under the terms of the Senior Secured Indebtedness Agreements or (ii) Senior Secured Creditors (excluding the holders of the new notes) holding at least 85% of the then outstanding principal amount of the Senior Secured Indebtedness (other than the new notes) have consented to such action. If any Net Party pledgor sells, transfers or exchanges any Pledged Stock in a manner permitted under the terms of the Senior Secured Indebtedness Agreement (other than the Additional Senior Secured Indebtedness Agreements), the Collateral Agent, in its capacity as agent for the Senior Secured Creditors, will execute an amendment to the relevant Stock Pledge Agreement, and take other actions reasonably requested by the Net Parties, to release such Pledged Stock from the pledge in favor of the Senior Secured Creditors. No consent or instruction from the Senior Secured Creditors will be required in connection with such a release.

Prior to the acceleration of any of the Senior Secured Indebtedness, the relevant Net Party pledgor, will retain exclusive control over the Pledged Stock it owns (including, without limitation, with respect to the exercise of voting rights). In the event that any of the Senior Secured Indebtedness is accelerated, the right of such Net Party to take certain actions with respect to the Pledged Stock owned by it will be subject to the prior consent of the Collateral Agent. Those actions include (i) the issuance of additional shares of capital stock, (ii) certain amendments to the corporate documents of the relevant Restricted Subsidiary regarding the Pledged Stock, (iii) amendments to the corporate purpose of the relevant Restricted Subsidiary resulting in a right of withdrawal on the part of any shareholder of such Restricted Subsidiary, (iv) dissolution of such Restricted Subsidiary, (v) any corporate reorganization of such Restricted Subsidiary and (vi) certain payments of dividends and other payments with respect to capital. The Collateral Agent may consent to such actions without any consent or instruction from the Senior Secured Creditors.

In the event that the Collateral Agent is instructed by the Senior Secured Creditors to foreclose on the Pledged Stock as described under “— Intercreditor Agreement—Enforcement of Security Interests,” the Collateral Agent, in its capacity as agent for the Senior Secured Creditors, and Net Serviços will each appoint a valuator in order to establish the fair market value of the Pledged Stock of each relevant Subsidiary, which value will be the minimum sale price for the relevant stock. Within 270 days after the date on which such minimum sale price is established, the Collateral Agent may sell all of the Pledged Stock, for cash, at a purchase price at least equal to the relevant established minimum sale price. In the event that the Collateral Agent is not able to sell all of the Pledged Stock for cash during such period at a purchase price at least equal to such minimum sale price, the Collateral Agent may, within 270 days after the end of such period, sell the Pledged Stock of each relevant Subsidiary individually, for cash, at a purchase price at least equal to the established minimum sale price for such Pledged Stock. In the event that the Collateral Agent is not able to sell the Pledged Stock of each relevant Subsidiary individually during such period at a purchase price at least equal to the relevant minimum sale prices, at the request of Net Serviços the valuation and sale process will begin anew.

The proceeds of any such sale will be distributed by the Collateral Agent as described under “— Intercreditor Agreement—Enforcement of Security Interests.”

Receivables Pledge Agreements

Net Serviços, Net São Paulo Ltda. and Net Rio S.A. will enter into receivables pledge agreements with the Collateral Agent pursuant to which the Senior Secured Indebtedness will be secured pari passu by the (i) accounts receivable of such Net Parties due and owing from the provision of cable television, pay-per-view, broadband and other services to their respective subscribers in the cities of São Paulo, Santos and Rio de Janeiro, respectively (collectively the “Receivables”); and (ii) the centralized account, or the Centralized Account, with the Centralizing Bank, into which the relevant Net Parties will deposit, or cause to be deposited, the Receivables. In addition, if in the future any other Subsidiary of Net Serviços provides such services to subscribers in the cities of São Paulo, Santos and/or Rio de Janeiro, Net Serviços will, on quarterly basis, take all the necessary steps to include the receivables received in connection with the provision of such services in the receivables pledge in favor of the Senior Secured Creditors.

Prior to the enforcement of the security interests by the Collateral Agent as described below under “— Intercreditor Agreement—Enforcement of Security Interests,” the applicable Net Party will have full and unrestricted access to the Receivables.

In the event that the Collateral Agent is instructed by the Senior Secured Creditors to enforce the security interests as described under “—Intercreditor Agreement—Enforcement of Security Interests,” the Collateral Agent may instruct the bank at which the Centralized Account is maintained to transfer from the Centralized Account 30% of the funds deposited each day in the Centralized Account to an account designated by the Collateral Agent. The applicable Net Party will continue to have unrestricted access to the remaining funds deposited each day in the Centralized Account.

The proceeds received as a result any such enforcement action will be distributed by the Collateral Agent as described below under “— Intercreditor Agreement—Enforcement of Security Interests.”

Intercreditor Agreement

General

Net Serviços, its Restricted Subsidiaries, the Senior Secured Creditors and the Collateral Agent will enter into an intercreditor agreement, or the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, the Collateral Agent will be irrevocably appointed as the attorney-in-fact of each Senior Secured Creditor (including, without limitation, the trustee on behalf of each of the holders of new notes) with respect to the Collateral and the Security Documents. The Collateral Agent will be the only person authorized to exercise any remedies, or otherwise take any action to enforce its rights under or arising from the Security Documents or with respect to the Collateral. Each Senior Secured Creditor, including the trustee on behalf of each of the holders of new notes, will agree that it will not, directly or indirectly, exercise any remedies or otherwise take any action to enforce its rights under or arising from the Security Documents or with respect to the Collateral other than through the Collateral Agent in accordance with the terms of the Intercreditor Agreement. Any Senior Secured Creditor that does exercise any such remedies or take any such action (or attempts to do so), will cease to be secured by the Collateral.

Amendments, Consents and Release of Collateral

The ability of the holders of the new notes to amend the terms of the new notes, in accordance with the terms of the new notes and the Indenture, may be limited by the terms of the Intercreditor Agreement. The Intercreditor Agreement will provide that, without the written consent of Senior Secured Creditors holding at least 60% of the then outstanding principal amount of all Senior Secured Indebtedness and each affected Net Party, no Net Party or Senior Secured Creditor will amend any Senior Secured Indebtedness Document, including the new notes, to:

  increase the interest rate, fees, penalties or other amounts payable to Net Serviços or any of Net Serviços’ subsidiaries; or

  alter any of the scheduled principal repayment dates with respect to any Senior Secured Indebtedness (or the amounts due on any such dates) if the effect would be to require that any such repayments be made earlier than the previously scheduled date (including by adding a mandatory prepayment, repurchase, defeasance or redemption provision).

If Net Serviços and/or any of its Subsidiaries are permitted under the terms of the document evidencing the new notes and the other restructured indebtedness to grant any Additional Senior Secured Creditor a lien on the Collateral, the Collateral Agent is authorized to take such steps as may be necessary to grant such lien in favor of such Additional Senior Secured Creditor (including, without limitation, by amending and/or supplementing the Intercreditor Agreement and the Security Documents) with no consent or instruction from the Senior Secured Creditors.

In the event that the release of any Collateral from the lien created under any Security Document is permitted under the terms of such Security Document, the Collateral Agent shall (without the need for any consent or instruction by any Creditor) execute and deliver any document, file or record any notice, waiver, termination statement, instruments of satisfaction, amendment, discharge and release as may be necessary to release such lien.

The Collateral Agent and Net Serviços shall amend the exhibits to the Intercreditor Agreement and the Security Documents to reflect the repayment in full of any Senior Secured Creditor’s Senior Secured Indebtedness. Such amendment shall not require the consent or instruction of any Senior Secured Creditor.

Certain specified provisions of the Intercreditor Agreement (primarily those which impose obligations on, or grant right to, the Net Parties) may not be amended or waived without the written consent of Net Serviços.

Certain Covenants of the Senior Secured Creditors

Pursuant to the Intercreditor Agreement, each Senior Secured Creditor shall be obligated to:

  keep the Collateral Agent duly informed as to its contact information;

  within 2 business days of the date of execution of any amendment or modification to any document to which such Senior Secured Creditor is a party evidencing the new notes or the other restructured indebtedness, deliver to the Collateral Agent a copy of such amendment or modification;

  promptly upon the request of the Collateral Agent, and at the time of the delivery of any amendment to any Security Document to the Collateral Agent (as described above), inform the Collateral Agent of the amount of such Senior Secured Creditor’s then outstanding Senior Secured Indebtedness;

  give the Collateral Agent written notice of any action taken by such Senior Secured Creditor to (i) accelerate the maturity of its Senior Secured Indebtedness and/or (ii) enforce its rights with respect to its Senior Secured Indebtedness, which notice must set forth a description of such action, in each case within 3 business days of such Senior Secured Creditor becoming aware of the same; and

  within 2 business days after repayment in full of all of its Senior Secured Indebtedness, notify the Collateral Agent of such repayment.

Grant of Rights to Collateral Agent

Under the Intercreditor Agreement each Senior Secured Creditor shall irrevocably appoint the Collateral Agent, acting on behalf of and in the name of such Senior Secured Creditor, to take certain key actions in connection with the protection and enforcement of the liens granted under the Security Documents and other matters. Such appointment shall include the grant of certain irrevocable powers of attorney in favor of the Collateral Agent. The powers so delegated to the Collateral Agent include, without limitation, the power to:

  represent the Senior Secured Creditors before (i) the Brazilian National Agency of Telecommunications (Agência Nacional de Telecomunicações – ANATEL), (ii) the Anti-Trust Administrative Counsel (Conselho Administrativo de Defesa Econômica – CADE), (iii) any and all Brazilian public document registries and (iv) the various Brazilian Boards of Trade (Juntas Comerciais);

  act as Senior Secured Creditor’s attorney-in-fact with any and all powers required for the purposes of exercising its rights in connection the Intercreditor Agreement or the Security Documents, including, without limitation, the power to retain counsel to represent such Senior Secured Creditor before any court, tribunal or arbitration board;

  receive any judicial or extra-judicial notices addressed to such Senior Secured Creditor or any service of process;

  take action on such Senior Secured Creditor’s behalf and to exercise such powers and discretion under the Intercreditor Agreement and the Security Documents as are conferred to the Collateral Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and

  execute the Security Documents and any amendments, modification, consent or waiver with respect thereto as required or permitted under the Intercreditor Agreement and/or Security Documents (or consented to by the required percentage of Senior Secured Creditors) and to enforce (in accordance with the terms of the Intercreditor Agreement and the Security Documents) any and all rights of the Senior Secured Creditors and/or the Collateral Agent under the Security Documents and with respect to the Collateral.

Enforcement of Security Interests

The Intercreditor Agreement requires that Senior Secured Creditors holding at least 60% of the then outstanding principal amount of the Senior Secured Indebtedness must give written instructions to the Collateral Agent in order for the Collateral Agent to enforce the security interests in the Collateral.

In accordance with those instructions, the Collateral Agent may take any action permitted under the terms of the Security Documents to enforce the creditors’ security interest.

The Collateral Agent will distribute the proceeds of the Collateral following any such enforcement action in the following order of priority:

  first, to the Collateral Agent, an amount equal to all fees, expenses and indemnities due and payable to it in connection with its services as Collateral Agent (including any amounts due to it in connection with its exercise of any remedies against the Collateral);

  second, pro rata, to each Senior Secured Creditor, an amount equal to all interest, fees and expenses then due and payable to such Senior Secured Creditor with respect to the Senior Secured Indebtedness held by it;

  third, pro rata to each Senior Creditor, an amount equal to all principal amounts then due and payable to such Senior Creditor; and

  fourth, to Net Serviços.

The holders of new notes will not share in the proceeds of the sale of Pledged Stock under certain circumstances. See “—Description of Collateral—Stock Pledge Agreements”above.

There can be no assurance that the proceeds from any sale of the Collateral would be sufficient to satisfy the obligations owing to the Noteholders. See “RISK FACTORS—Risks Relating to the New Notes.”

Confidentiality

The Collateral Agent will, subject to certain customary exceptions, agree to keep confidential certain information made available to it by or on behalf of Net Serviços and/or its Subsidiaries pursuant to the Security Documents. The Collateral Agent will only disclose such confidential information to a Senior Creditor holding Senior Secured Indebtedness on the day that the restructuring is effected (including any holder of the new notes) that has agreed to keep such information confidential pursuant to a binding agreement for the benefit of Net Serviços.

Description of Other Indebtedness

The following discussion summarizes the terms of the new senior secured indebtedness that we expect will replace our existing indebtedness in connection with the restructuring. The following discussion assumes completion of the transactions contemplated by the restructuring. You should read the following summary together with the other information and our consolidated financial statements and the notes to those statements contained elsewhere in this prospectus.

In connection with the restructuring, we will distribute the net cash proceeds from the offering of 745,147,153 of our common shares and 1,079,874,843 of our preferred shares as further described under “THE RESTRUCTURING—The Telmex Investment” to holders of the existing notes, creditors under our existing working capital and bank loans, and holders of our reais-denominated convertible and non-convertible debentures in partial satisfaction of our obligations under such indebtedness. We will distribute the cash payments on a pro rata basis in accordance with the outstanding aggregate principal amounts of the relevant debt instruments. Under the terms of the restructuring, each creditor will receive or enter into, as applicable, a new debt instrument of the same type currently held by such creditor (i.e., note, working capital or bank loan, reais-denominated non-convertible debenture or reais-denominated convertible debenture) in a principal amount equal to the remaining principal amount of such creditor’s debt instrument after the cash distribution. In addition, our creditors will receive a cash payment equal to the interest that has accrued under their existing debt instrument since July 1, 2004. Holders of the existing notes issued by Net Sul will not be eligible for the cash distribution and therefore will receive new notes with an aggregate principal amount equal to the aggregate principal amount of the existing Net Sul notes.

New Senior Secured Credit Facilities

We have an aggregate of R$176.0 million (US$56.6 million) of reais-denominated working capital and bank loans with Brazilian financial institutions. The loans bear interest at floating rates based on the CDI rate. In addition, our subsidiaries have an aggregate of US$24.9 million of U.S. dollar-denominated trade financing and bank loans with Brazilian financial institutions. The nominal interest rate of the trade financing loans ranges from LIBOR plus 2.5% to 5.0% per annum and the bank loans bear interest at floating rates based on LIBOR.

In connection with the restructuring, we will refinance the indebtedness described above by entering into new senior secured credit facilities, to be denominated in U.S. dollars or reais, in an aggregate principal amount of up to US$____, and guaranteed by all of the guarantors under the notes. We will enter into a common terms agreement with all of the creditors under the new credit facilities, which will include the representations and warranties, covenants and events of default that will be applicable to all of the credit facilities.

The amortization schedule of the new senior secured credit facilities will be structured in the same way as that of the new notes. Each new senior secured credit facility will mature in December 2009; however, in specified circumstances, the maturity may be extended to December 2010. 70% of the original aggregate principal amount outstanding under each credit facility will be repaid according to a fixed schedule, and the remaining 30% of the original principal amount will be repaid according to a conditional schedule, under which individual principal payments may be rescheduled in the event that exchange rates or interest rates in Brazil fluctuate beyond specified levels.

Each credit facility denominated in U.S. dollars will bear interest either at a fixed rate of 7.0% per annum or at an annual rate equal to three-month LIBOR plus 3.0%. Each credit facility denominated in reais will bear interest at an annual rate equal to the CDI rate plus 2.0% for any interest period commencing prior to December 15, 2005, and the CDI rate plus 3.0% for any interest period commencing on or after December 15, 2005. Interest on all credit facilities will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on . The credit facilities will also require prepayments if we generate specified excess cash flows or proceeds from certain asset sales and debt or equity issuances on substantially the same terms and conditions as the new notes. We may elect to prepay the credit facilities, in whole or in part at any time, at a price of 100% of the outstanding aggregate principal amount, plus accrued interest. Any prepayment we make will be applied in the reverse order of the scheduled principal repayments under the credit facilities.

The credit facilities initially will be jointly and severally guaranteed by all of our subsidiaries, other than TV Cabo e Comunicações de Jundai S.A. and Televisão A Cabo Criciúma Ltda., and will be secured by a first priority security interest in the collateral. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS.” The credit facilities will at all times rank pari passu in right of payment among themselves and with all of our existing and future senior indebtedness, and senior in right of payment to our existing and future subordinated indebtedness, if any.

The common terms agreement will contain customary representations and warranties and will include, among others, covenants relating to financial and compliance reporting and covenants restricting us from incurring additional indebtedness (including guarantees); creating liens; consummating certain dispositions of assets, mergers, acquisitions, reorganizations and recapitalizations; making certain investments and loans; paying dividends and other distributions and engaging in transactions with our affiliates. The common terms agreement will also require us to meet a minimum EBITDA to interest ratio and a maximum total indebtedness to EBITDA ratio.

The common terms agreement will contain customary events of default and will include, among others, an event of default upon a change of control and cross defaults to our obligations under the notes, the new Net Sul notes and the new debentures described below. An event of default under the common terms agreement will allow the creditors that are party thereto to accelerate the maturity of the indebtedness under the credit facilities.

The closing of the credit facilities is subject to the closing of the restructuring and customary closing conditions. The terms, conditions and covenants of the credit facilities and the common terms agreement are subject to final negotiation, execution and delivery by the parties thereto.

New Net Sul Notes

Our subsidiary, Net Sul has US$72.3 million aggregate principal amount of floating rate notes due October 2005. In connection with the restructuring, we will make an exchange offer under which we will offer up to US$72.3 million aggregate principal amount of new Net Sul notes in exchange for any or all of the old Net Sul notes. The new Net Sul notes will be U.S. dollar-denominated.

Like the new notes, the new Net Sul notes will mature in December 2009; however, in specified circumstances, the maturity may be extended to December 2010. 70% of the original aggregate principal amount outstanding under the new Net Sul notes will be repaid according to a fixed schedule, and the remaining 30% of the original principal amount will be repaid according to a conditional schedule, under which individual principal payments may be rescheduled in the event that exchange rates or interest rates in Brazil fluctuate beyond specified levels.

The new Net Sul notes will bear interest at an annual rate equal to three-month LIBOR plus 3.0%, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on . The Net Sul notes will also require prepayments if we generate specified excess cash flows or proceeds from certain asset sales and debt or equity issuances, on substantially the same terms and conditions as the new notes. We may elect to redeem the new Net Sul notes, in whole or in part at any time, at a price of 100% of the outstanding aggregate principal amount, plus accrued interest. Any prepayment we make will be applied in the reverse order of the scheduled principal repayments under the new Net Sul notes.

The new Net Sul notes will be jointly and severally guaranteed by us and our existing restricted subsidiaries and future restricted subsidiaries under the indenture relating to the new Net Sul notes and will be secured by a first priority security interest in the collateral. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS.” The Net Sul Notes will at all times rank pari passu in right of payment among themselves and with all of Net Serviços’ existing and future senior indebtedness, and senior in right of payment to Net Serviços’ existing and future subordinated indebtedness, if any.

The indenture relating to the new Net Sul notes will, among others, contain covenants relating to financial and compliance reporting and covenants restricting Net Sul, us and the Restricted Subsidiaries from incurring additional indebtedness (including guarantees); creating liens; consummating certain dispositions of assets, mergers, acquisitions, reorganizations and recapitalizations; making certain investments and loans; paying dividends and making other distributions; and engaging in transactions with our affiliates. The indenture for the new Net Sul notes will also require Net, us and the Restricted Subsidiaries to meet a minimum EBITDA to interest ratio and a maximum total debt to EBITDA ratio.

The indenture relating to the new Net Sul notes will contain customary events of default and will include, among others, an event of default upon a change of control and cross defaults to the obligations of Net, Net Sul or another Restricted Subsidiary under the notes, the new credit facilities described above and the new debentures described below. An event of default under the new Net Sul indenture will allow the noteholders to accelerate the maturity of the new Net Sul notes.

The issuance of the new Net Sul notes is subject to the closing of the restructuring and customary closing conditions. The terms, conditions and covenants of the new Net Sul notes and the Net Sul indenture are subject to final negotiation, execution and delivery by the parties thereto.

is expected to serve as trustee under the indenture relating to the new Net Sul notes.

New Debentures

We have outstanding US$62.8 million of reais-denominated non-convertible debentures and US$14.9 million of reais-denominated convertible debentures. The non-convertible debentures matured on December 3, 2003 and bore interest at CDI plus 1.05% per annum, payable semi-annually. We did not make scheduled interest payments on the non-convertible debentures of US$5.6 million due December 1, 2002, US$9.0 million due June 2, 2003 or US$9.5 million due December 1, 2003. We also did not make the scheduled principal repayment of US$67.5 million on December 3, 2003. Our convertible debentures bear interest, payable annually, at 12% over the IGP-M rate. We are required to amortize the convertible debentures by 30% on December 1, 2004; 30% on December 1, 2005; and 40% on December 1, 2006. We did not make scheduled interest payments of US$1.6 million on December 1, 2002 and US$2.2 million on December 1, 2003.

In connection with the restructuring, we will issue new reais-denominated debentures in exchange for our outstanding non-convertible and convertible debentures. The debentures will mature December 2009; however, in specified circumstances, the maturity may be extended to December 2010. 70% of the original aggregate principal amount of the debentures will be repaid according to a fixed schedule, and the remaining 30% of the original aggregate principal amount will be repaid according to a conditional schedule, under which individual principal payments may be rescheduled in certain circumstances.

The debentures will bear interest at an annual rate equal to the CDI rate plus 2.0% for any interest period commencing prior to December 15, 2005, and the CDI rate plus 3.0% for any interest period commencing on or after December 15, 2005. Interest will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on . The debentures will also require prepayments if we generate specified excess cash flows or proceeds from certain asset sales and debt or equity issuances, on substantially the same terms and conditions as the new notes. We may elect to redeem the debentures, in whole or in part at any time, at a price of 100% of the outstanding aggregate principal amount, plus accrued interest. Any prepayment we make will be applied in the reverse order of the scheduled principal repayments under the debentures.

The debentures will be jointly and severally guaranteed by our existing Restricted Subsidiaries (as such term is defined in “DESCRIPTION OF NEW NOTES”) and future Restricted Subsidiaries and will be secured by a first priority security interest in the collateral. See “DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS.” The debentures will at all times rank pari passu in right of payment among themselves and with all of our existing and future senior indebtedness, and senior in right of payment to our existing and future subordinated indebtedness, if any.

The indenture relating to the debentures will contain customary representations and warranties, and, among others, covenants relating to financial and compliance reporting; covenants restricting us from incurring debt; creating liens; consummating certain dispositions of assets, mergers, acquisitions, reorganizations and recapitulations; making certain investments and loans; paying dividends and making other distributions; and

engaging in transactions with our affiliates. The indenture will also require us to meet a minimum EBITDA to interest ratio and a maximum total debt to EBITDA ratio.

The events of default under the indenture relating to the debentures will be customary and will include, among others, an event of default upon a change of control and cross defaults to our obligations under the notes, the new Net Sul notes and the new credit facilities. An event of default under the indenture will allow the lenders to accelerate the maturity of the debentures.

The issuance of the debentures is subject to the closing of the restructuring and customary closing conditions. The terms, conditions and covenants of the debentures and the related indenture are subject to final negotiation, execution and delivery by the parties thereto. is expected to serve as trustee under the indenture relating to the new debentures.

Material United States Federal Income Tax Consequences

Below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (defined below) of (i) the exchange of existing notes for new notes and cash pursuant to the exchange offer, (ii) the holding and disposition of the new notes received in the exchange and (iii) the adoption of the proposed amendments in the case of U.S. Holders that continue to hold the existing notes.

The discussion below does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effects that any of the matters described herein will have on, any particular investor, and it does not address federal estate or gift tax or state, local, foreign or other tax laws. In particular, this discussion does not address tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, persons holding the notes as a hedge against currency risk, investors who are not U.S. Holders, individual retirement accounts and other tax deferred accounts, tax-exempt organizations, partnerships or other flow-through entities, dealers or traders in securities or currencies, investors that mark their securities to market, investors that will hold the notes as part of straddles, hedging transactions, integrated transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its sources or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. If a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners should obtain specific advice regarding the tax consequences of the matters discussed herein..

The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. Such authority is subject to change at any time, potentially with retroactive effect.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE, HOLDING AND DISPOSING OF THE NEW NOTES AND CONTINUING TO HOLD THE OLD NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

The U.S. federal income tax consequences of participating in the exchange, holding and disposing of the new notes and adoption of the proposed amendments are complex and subject to significant uncertainties. We have not requested a ruling from the Internal Revenue Service, or the IRS, with respect to any of the tax aspects of the exchange, holding and disposing of the new notes and the adoption of the proposed amendments. Thus, no assurance can be given as to the interpretation that the IRS will adopt. The discussion below is our judgment as to a reasonable set of tax consequences; other interpretations are possible.

Taxation of U.S. Holders That Participate in the Offer

Treatment of the Exchange

Treatment of Accrued Interest and Premium. Cash received by a U.S. Holder in the exchange up to the amount of accrued but unpaid interest and premium pursuant to the terms of the existing notes should be treated as a payment of that interest and premium and should be taxed as ordinary income to the extent the U.S. Holder has not previously included such interest or premium in its gross income.

Exchange of Existing Notes for New Notes and Cash. We believe the exchange by a U.S. Holder of the existing notes for cash and the new notes should be treated as a taxable exchange. If it is so treated, the U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the sum of the issue price of the new notes the U.S. Holder received in exchange for the existing notes, which is determined as described below under “—Treatment of the Exchange—Issue Price of New Notes,” plus the amount of cash received that is not allocable to accrued interest and premium as discussed in the preceding paragraph, and (ii) the U.S. Holder’s adjusted tax basis in the existing notes.

A U.S. Holder’s adjusted tax basis in an existing note generally equals the price the U.S. Holder paid for that note, increased by the amount of any original issue discount and market discount previously included in income with respect to the note and reduced, but not below zero, by any acquisition premium or amortizable bond premium allowable as a deduction with respect to the note. A U.S. Holder’s tax basis in the new notes will equal their issue price, which is described below under “—Treatment of the Exchange—Issue Price of New Notes.” The holding period for the new notes will begin on the date following the date of the exchange.

Subject to the applicability of the rules governing market discount, any gain on the exchange will be capital gain if the existing notes are capital assets in the hands of a U.S. Holder and will be long-term capital gain if the U.S. Holder has held the existing notes for more than one year. In general, if the U.S. Holder acquired the existing notes with market discount, any gain recognized on the exchange would be treated as ordinary income to the extent of the market discount that accrued while the U.S. Holder held such existing notes, unless the U.S. Holder has elected to include market discount in income currently as it accrues.

Any loss recognized will be capital loss if the existing notes are capital assets in the hands of a U.S. Holder. Deduction of capital loss is subject to limitations including, in general, that a capital loss may only offset capital gain.

Issue Price of New Notes. As described above under “—Treatment of the Exchange—Exchange of Existing Notes for New Notes and Cash,” the amount of gain or loss recognized on the exchange, if any, depends in part on the issue price of the new notes. The issue price of the new notes also is relevant to the application of the contingent payment debt instrument rules, as described below under “—Consequences of Holding and Disposing of New Notes.”

The issue price of the new notes depends on whether a substantial amount of the new notes or the existing notes are treated as “traded on an established market” within the meaning of the applicable Treasury Regulations. Notes are traded on an established market if, among other things, at any time during the 60-day period ending 30 days after the issue date, the notes are listed on a national securities exchange (including certain quotation media).

If a substantial amount of the new notes are traded on an established market, the issue price of the new notes will be their fair market value on the date of the exchange. If the new notes are not but the existing notes are traded on an established market, the issue price of the new notes exchanged for the existing notes will be equal to the fair market value of the existing notes exchanged therefor. If neither the new notes nor the existing notes are traded on an established market, the issue price of the new notes will be equal to the stated principal amount of the new notes.

Because the determination as to whether the existing and new notes are so traded will depend on future events, we are unable to take a position as to whether the existing or new notes will be traded on an established market. Furthermore, because the determination is highly factual, the IRS may take the position that neither the new notes nor the existing notes are traded on an established market, and in such a case the issue price for the new notes would be their stated principal amount.

Reorganization. The above discussion of the exchange of the existing notes for the new notes and cash and the later discussion of holding and disposing of the new notes have assumed that the exchange is a fully taxable event. It is possible, however, that the exchange could be treated as a “reorganization” for U.S. federal income tax purposes if the new notes constitute a “security.” The term “security” is not defined in the Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. Based on the foregoing, although not free from the doubt, we do not believe that the new notes should constitute a security and the exchange should be treated as a reorganization. If, contrary to expectations, the exchange were treated as a reorganization, a U.S. Holder would not be permitted to recognize loss on the exchange. The amount realized would be computed using the same method discussed above with respect to a taxable exchange, but gain would be limited to cash received (less the portion of such cash allocable to accrued interest and premium).

Fee for Consent to Proposed Amendments. There is no authority directly on point regarding the proper treatment of consent fees and while no stated consent fee is being offered, the IRS might assert that a portion of the consideration a U.S. Holder receives in the offers is a consent fee to the proposed amendments. In that case, such portion would be taxable as ordinary income and the computation of gain or loss would be adjusted accordingly. However, we do not believe that any portion of the consideration a U.S. Holder receives in the offers should be treated as a consent fee.

Consequences of Holding and Disposing of the New Notes

The consequences of holding and disposing of the new notes depends on their issue price. See above under “–Treatment of the Exchange – Issue Price of New Notes.”

Issue Price Equals Stated Principal Amount. If the issue price of the new notes equals their stated principal amount, U.S. Holders will include interest on the new notes in accordance with their normal method of tax accounting. Gain or loss from the sale, exchange or retirement of the new notes will be capital gain or loss if the new notes are capital assets in the hands of a U.S. and will be long-term capital gain if the new notes have a holding period in the hands of such U.S. Holder of more than one year. Deduction of capital loss is subject to limitation including, in general, that capital loss may only offset capital gain.

Issue Price Does Not Equal Stated Principal Amount. If the issue price of the new notes does not equal their stated principal amount, the new notes will constitute “contingent payment debt instruments.”

Under the rules governing contingent payment debt instruments, a U.S. Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the new notes on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the new notes. Solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue, we are required to construct a “projected payment schedule” in respect of the new notes representing a series of payments (including payments at maturity) the amount and timing of which would produce a yield to maturity on the new notes equal to the comparable yield.

U.S. Holders that wish to determine whether the new notes are contingent payment debt instruments and the comparable yield and the projected payment schedule with respect thereto may do so by contacting Marcio Minoru Miyakava at Net Serviços at telephone number: +55-11-5186-2811.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the new notes. For U.S. federal income tax purposes, a U.S. Holder is required under the contingent payment debt instrument regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of the new notes, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS. Pursuant to the terms of the indenture, we and every U.S. Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

The daily portions of interest in respect of the new notes are determined by allocating to each day in an accrual period the ratable portion of interest on the new notes that accrues in the accrual period. The amount of interest on the new notes that accrues in an accrual period is the product of the comparable yield on the new notes

(adjusted to reflect the length of the accrual period) and the adjusted issue price of the new notes. The adjusted issue price of the new notes at the beginning of the first accrual period will equal their issue price and thereafter will be (x) the sum of the issue price of such new notes and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any noncontingent payments and the projected amount of any contingent payments whose scheduled payment dates have passed.

Based on the comparable yield and the adjusted issue price of the new notes, a U.S. Holder of the new notes (regardless of its accounting method) will be required to accrue as interest the sum of the daily portions of interest on the new notes for each day in the taxable year on which the U.S. Holder holds the new notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the new notes (as set forth below).

In addition to the interest accrual discussed above, a U.S. Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of the new notes for a taxable year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of the new notes for a taxable year, the U.S. Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the new notes that a U.S. Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of such U.S. Holder’s interest income on the new notes during prior taxable years, reduced to the extent such interest was offset by prior negative adjustments. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Tax Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the New Notes or to reduce the amount realized on a sale, exchange or retirement of the new notes.

Upon a sale, exchange or retirement of new notes, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder’s adjusted tax basis in the new notes. A U.S. Holder’s adjusted tax basis in the new notes will generally be equal to the issue price for the new notes, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments whose scheduled payment dates have passed. A U.S. Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account, and the balance as capital loss. Deduction of capital loss is subject to limitation including, in general, that capital loss may only offset capital gain.

Taxation of U.S. Holders That Continue to Hold the Existing Notes after Adoption of the Proposed Amendments

Adoption of Proposed Amendments

In general. Under modification of debt instrument regulations, a “modification” of a debt instrument will result in a deemed exchange upon which gain or loss may be recognized for U.S. federal income tax purposes if the modification is “significant.” This rule will apply even if no actual exchange of debt instruments occurs. A modification generally includes any alteration of a legal right or obligation of the issuer or holder of a debt instrument. The determination as to whether a modification is significant depends upon the type of modification. Certain modifications are subject to specific tests for significance under the regulations and any modification not covered by a specific test is subject to a more general test for significance.

The Proposed Amendments. If the proposed amendments become operative with respect to the existing notes, the existing notes that are not exchanged for the new notes and cash pursuant to the exchange offer will be subject to the terms of the existing indenture as modified by the supplemental indenture. Each of the proposed amendments should constitute a modification for purposes of the modification of debt instrument regulations. A specific test in the regulations provides that a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The application of this specific test to the proposed amendments is unclear because there are no authorities that directly address whether covenants similar to those that will be affected by the proposed amendments qualify as customary accounting or financial covenants. It is possible that each of the covenants that will be affected by the proposed amendments will qualify as customary accounting or financial covenant such that none of the proposed amendments will constitute a significant modification.

However, it is also possible that one or more of the covenants that will be affected by the proposed amendments will not qualify as a customary accounting or financial covenant. In that case, the proposed amendments would be subjected to the general test under the modification of debt instrument regulations to determine whether the proposed amendments constitute significant modifications. Under the general test, a modification is a significant modification only if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” In making a determination under the general test, all modifications (other than modifications subject to a specific test in the regulations) are considered collectively. The application of the general test to the proposed amendments is unclear because there are no authorities that directly address whether the adoption of amendments similar to the proposed amendments would alter a debt instrument to a degree that is economically significant. Based on all the relevant facts and circumstances, although not free from the doubt, we believe, and intend to take the position, that the adoption of the proposed amendments should not result in a significant modification of the existing notes and, therefore, U.S. Holders that continue to hold the existing notes after the adoption of the proposed amendments should not be deemed to exchange their existing notes as they existed prior to the adoption of the proposed amendments (i.e., the old notes) for the existing notes as they existed after the proposed amendments (i.e., the modified notes).

Consequences If No Deemed Exchange Occurs.

If our intended treatment of each of the proposed amendments discussed above is not subjected to challenge or is otherwise ultimately upheld, U.S. Holders that hold the modified notes (i) would not recognize gain or loss for U.S. federal income tax purposes upon the occurrence of such proposed amendments, (ii) would have the same adjusted tax basis and holding periods in the modified notes as in the old notes and (iii) would continue to include interest on the modified notes in accordance with their normal method of tax accounting.

Consequences If Deemed Exchange Occurs.

If our intended treatment of any of the proposed amendments discussed above is not ultimately upheld, the tax consequences to U.S. Holders that hold the modified notes are unclear. Among other tax consequences, it is possible that the U.S. Holders will be required to recognize taxable gain but not taxable losses from the deemed exchange of the old notes for the modified notes. U.S. Holders may also be required to include interest income on the modified notes before such U.S. Holders actually receive or become entitled to such interest income. In addition, any gain recognized from the disposition of the modified notes may possibly be treated as interest income rather than capital gain to such U.S. Holders.

Certain Brazilian Income Tax Considerations

The following discussion summarizes the principal Brazilian federal tax consequences under present law with respect to the exchange of the existing notes for new notes and ownership and disposition of the new notes. This summary is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to exchange, hold or dispose of the new notes and is not applicable to all categories of investors, some of which may be subject to special rules. Each prospective holder is urged to consult its own tax advisor about the particular Brazilian tax consequences to it of an investment in the new notes. This summary also does not address any tax consequences under the tax laws of any state or locality of Brazil.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in a treaty. No assurance can be given, however, as to whether or when such a treaty might go into effect or regarding how such a treaty may affect U.S. Holders of the new notes. This summary is based on the federal tax laws of Brazil and the United States as in effect on the date of this prospectus. Such tax laws are subject to change, affecting the continued validity of this summary. This summary does not constitute tax advice and does not purport to be comprehensive description of all the tax considerations that may be relevant to a decision to exchange, hold or dispose of the new notes.

Prospective holders of the new notes are advised to consult their own tax advisor in respect of the consequences that the exchange of the existing notes for new notes or ownership or disposition of the new notes may have under the laws of Brazil, the United States or any other jurisdiction in light of their particular investment circumstances.

Brazilian Taxation

Individuals domiciled in Brazil and Brazilian companies are taxed in Brazil on the basis of their worldwide income which includes the earnings of Brazilian companies’foreign subsidiaries, branches and affiliates. The earnings of non-Brazilian residents in general are taxed in Brazil only on income related to assets or rights located in Brazil.

According to Law No. 10,833, of December 29, 2003, the disposition between two non-Brazilian residents of assets located in Brazil is subject to taxation at a rate ranging from 15% to 25%, as applied on any capital gain. Nevertheless, in our view, the new notes do not fall within the definition of assets located in Brazil for purposes of Law No. 10,833. We are unable to predict, however, how Brazilian courts would interpret the definition of assets located in Brazil in respect to the new notes.

Interest, fees, commissions and debt discounts (“original discount”) payable by a Brazilian obligor to an individual, company, entity, trust or organization domiciled outside Brazil are subject to a zero withholding tax rate if, pursuant to Item IX of Article 1 of Law No. 9,481, of August 13, 1997 combined with Paragraph One of Art. 1 of Law No. 9,959, of January 27, 2000, the original debt obligation (i) was contracted before December 31, 1999, (ii) has a minimum average term of maturity of 96 months and (iii) was duly authorized by the Brazilian Central Bank.

According to Article 12 of Law No. 10,925, of July 23, 2004, such withholding tax at a zero rate is also maintained in the rescheduling or the extension of the maturity of notes issued before December 31, 1999, provided that the conditions established by the Brazilian Central Bank are observed.

Based on Article 12 of Law No. 10,925/04, our understanding is that the exchange of the existing notes for the new notes fall within the scope of the rescheduling of the original debt obligation, and because of that the new notes will be subject to the withholding income tax treatment applicable to notes issued before December 31, 1999, accordingly, interest, fees, commissions and any other income (including discount) remitted abroad under the new notes will be subject to withholding income tax at a zero rate, subject to the conditions explained above.

It is not possible to predict if the Brazilian Revenue Service and the courts would agree with our understanding that the exchange of the existing notes for the new notes falls within the scope of rescheduling of the original debt obligation. If the Brazilian Revenue Service considers that the new notes configure an issuance made after December 31, 1999, interest, fees, commissions and any other income (including discount) remitted abroad would be subject to income tax withheld at the source. The rate of withholding is (i) 15%, (ii) 25% in such cases where the beneficiary of the payments has its domicile in a tax haven jurisdiction or (iii) such other lower income tax rate as is provided for in an applicable tax treaty between Brazil and such other country where the recipient of the payment has its domicile. In the case mentioned in (ii) directly above, the withholding income tax will not be increased to 25% if the debt obligation is issued with a minimum average term of maturity of 96 months. However, if any portion of principal under any such debt obligation, as referred to in (ii) directly above, is repaid in a manner that the average life of the debt obligation becomes less than 96 months from the disbursement date thereof, payments made by the obligor in respect of interest, fees, commissions and original issue discount under such instruments will be retroactively subject to a withholding tax of 25% plus an interest penalty for late payment, calculated from the disbursement date onwards.

Any payments (other than principal) made by ________, the guarantor in respect of the new notes, will be subject to Brazilian income tax withholding at the rate of (i) 15%, (ii) 25% in such cases where the beneficiary of the payments has its domicile in a tax haven jurisdiction, or (iii) such other lower income tax rate as is provided for in an applicable tax treaty and such other country where the recipient of the payment has its domicile.

Under Decree No. 4,494 of December 3, 2002, the Minister of Finance is empowered to establish the applicable IOF tax rate related to the entry into Brazil of proceeds resulting from foreign loans (including the issuance of debt securities such as the notes). Pursuant to Law No. 8,894 of June 21, 1994, this rate may be up to 25% of the proceeds received, when the taxable event of the IOF is an exchange transaction. However, the lOF tax is a tax assessed upon Brazilian issuers and will have no effect on the amounts received by the holders of the new notes. The current regime established by Decree No. 4,494 imposes 0% IOF for foreign-sourced loans carried out through the commercial rate foreign exchange market (including the issuance of debt securities such as the new notes) that have a term greater than 90 days. In case of loans with a term of less than 90 days, the IOF is levied at a rate equal to 5% of the proceeds received.

From a Brazilian tax law standpoint, it is our understanding that the exchange of the existing notes for the new notes will not affect the company, although the Brazilian Revenue Service may question the company with respect to the original debt obligation, including but not limited to the deductibility of the interest, fees, discount and commissions expenses, or the tax treatment of the foreign currency exchange fluctuation of the debt.

Plan of Distribution

Each broker-dealer that receives new notes for its own account in the exchange offer and consent solicitation must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for existing notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer and consent solicitation may be sold from time to time in one or more transactions:

  in the over-the-counter market;

  in negotiated transactions;

  through the writing of options on the new notes; or

  a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made:

  directly to purchasers; or

  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and consent solicitation and any broker or dealer that participates in a distribution of those new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of those new notes and any commission or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal and consent states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal and consent. We have agreed to pay all expenses incident to the exchange offer and consent solicitation other than commissions or concessions of any brokers or dealers and will indemnify the holders of the existing notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the new notes and the guarantees under New York law will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. The validity of the new notes and the guarantees under Brazilian law will be passed upon for us by Barbosa, Müssnich & Aragão. Certain legal matters in connection with this exchange offer and consent solicitation will be passed upon for the dealer manager by Shearman & Sterling LLP, São Paulo, Brazil, and Pinheiro Neto Advogados, São Paulo, Brazil.

Experts

The consolidated financial statements of Net Serviços de Comunicação S.A. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Net Serviços’ability to continue as a going concern as described in note 1 to the consolidated financial statements) appearing elsewhere herein, and have been included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

With respect to Net Serviços’ unaudited interim consolidated financial statements, at June 30, 2004 and for the six months ended June 30, 2004 and 2003, included in this prospectus, Ernst & Young Auditores Independentes S.S. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on our unaudited interim consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young Auditores Independentes S.S. is not subject to the liability provisions of Section 11 of the Securities Act for their report on our unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young Auditores Independentes S.S. within the meaning of Sections 7 and 11 of the Securities Act.

Enforcement of Civil Liabilities Against Non-U.S. Persons

Net Serviços and each of the guarantors, with the exception of Dabny L.L.C. and Jonquil Venture Limited, which are incorporated in Delaware and the British Virgin Islands, respectively, are each Brazilian corporations with substantially all of their assets and operations located, and substantially all of their revenues derived, outside the United States. Net Serviços and the guarantors have appointed as their agent to receive service of process with respect to any action bought against them in any federal or state court in the State of New York arising from the exchange offer and consent solicitation. However, it may not be possible for investors to enforce outside the United States judgments against Net Serviços and the guarantors obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, all of the directors and officers of Net Serviços and the guarantors, and certain of their advisors named herein, are residents of Brazil, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws.

Net Serviços has been advised by its Brazilian counsel, Barbosa, Müssnich & Aragão, that judgments of U.S. courts for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against the persons described above or Net Serviços or the guarantors obtained outside of Brazil would be enforceable in Brazil against such persons or Net Serviços or the guarantors without reconsideration of the merits upon ratification of that judgment by the Supreme Court of Brazil. That ratification, generally, will occur if the foreign judgment (a) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (b) is for the payment of a certain sum of money, (c) is issued following personal service of process on Net Serviços or the guarantors or on a properly appointed agent for service of process, (d) is issued by a competent court after proper service of process, (e) is not subject to appeal, (f) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese and (g) is not contrary to Brazilian law, national sovereignty or public policy or “good morals” (as set forth in Brazilian law) and does not contain any provisions which is or would for any reason not be upheld by the court of Brazil. Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above can be conducted in a timely manner or that Brazilian court would enforce a monetary judgment for violation of the United States securities laws with respect to the Notes. Net Serviços has been further advised by its Brazilian counsel that original actions predicated on the federal securities laws of the United States may be bought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against Net Serviços or the guarantors, their respective directors, certain of their respective officers and the advisors named herein. A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil.

NET SERVIÇOS DE COMUNICAÇÃO S.A.
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Interim Financial Statements (Unaudited) for the Six Months Ended June 30, 2004 and 2003	Page

Report of Independent Registered Public Accounting Firm	F-52
Condensed consolidated balance sheets – June 30, 2004 (Unaudited) and December 31, 2003	F-53
Condensed consolidated statements of operations for the three and six-month periods ended June 30, 2004
and 2003 (Unaudited)	F-55
Condensed consolidated statements of changes in capital deficiency for the six-month period ended June 30,
2004 and of comprehensive income (loss) for the six-month periods ended June 30, 2004 and 2003
(Unaudited)	F-56
Condensed consolidated statements of cash flows for the six-month periods ended June 30, 2004 and 2003
(Unaudited)	F-57
Notes to condensed consolidated interim financial statements (Unaudited) – June 30, 2004	F-58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Net Serviços de Comunicação S.A.

We have audited the accompanying consolidated balance sheets of Net Serviços de Comunicação S.A. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in capital deficiency (stockholders’ equity), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Net Serviços de Comunicação S.A. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Net Serviços de Comunicação S.A. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants of debt agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Notes 3 and 6 to the accompanying consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

ERNST & YOUNG
Auditores Independentes S.S.
2SP015199/O-6

Pedro L. Siqueira Farah
Partner

São Paulo, Brazil
February 20, 2004, except with respect to the per share calculations discussed in Note 3(k) as to which the date is July 30, 2004.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002
(Expressed in thousands of United States dollars, except share amounts)

	2003	2002

Assets
Current assets
Cash and cash equivalents	US$ 68,811	US$ 15,755
Trade accounts receivable, net of allowance for doubtful accounts of $ 14,951 in 2003 and $11,916 in 2002	36,054	29,612
Recoverable income taxes	5,134	2,389
Prepaid expenses and other assets	3,491	4,794

Total current assets	US$ 113,490	US$ 52,550
Property and equipment, net	374,724	349,914
Investments and advances to equity investees	2,403	857
Goodwill on acquisition of consolidated subsidiaries, net	268,639	221,687
Judicial deposits	23,751	14,470
Deferred and recoverable income taxes	10,882	3,437
Other non-current assets	7,802	1,552

Total assets	US$ 801,691	US$ 644,467

	2003	2002

Liabilities and capital deficiency (stockholders’ equity)
Current liabilities
Trade accounts payable	US$ 20,478	US$ 25,785
Accounts payable to programmers, principally with related parties	56,075	51,060
Income taxes payable	2,918	201
Sales taxes	12,116	13,586
Payroll and related charges	9,884	5,680
Debt	349,932	323,748
Deferred revenue	16,713	14,846
Interest and other financial charges payable	107,583	39,765
Accrued expenses and other liabilities	6,523	3,283

Total current liabilities	US$ 582,222	US$ 477,954
Non-current liabilities
Accounts payable to programmers, including $ 12,851 with related parties	16,051	-
Due to related companies	2,063	2,111
Deferred sign-on, hook-up fee and programming benefit	23,899	19,980
Reserve for contingencies	175,883	100,729
Accrued expenses and other liabilities	4,464	7,443

Total non-current liabilities	US$ 222,360	US$ 130,263

Total liabilities	US$ 804,582	US$ 608,217

Commitments and contingencies

Capital deficiency (stockholders’ equity)
Preferred stock, no par value, shares authorized, issued and outstanding (2003 and 2002 – 1,198,784,187)	1,493,279	1,493,279
Common stock, no par value, shares issued and outstanding (2003 and 2002 – 828,371,343)	811,737	811,737
Additional paid-in capital	15,027	10,357
Accumulated deficit	(2,092,032)	(2,046,629)
Accumulated other comprehensive loss, net	(230,902)	(232,494)

Total capital deficiency (stockholders’ equity)	US$ (2,891)	US$ 36,250

Total liabilities and capital deficiency (stockholders’ equity)	US$ 801,691	US$ 644,467

See notes to consolidated financial statements.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except per share and share amounts)

	Years Ended December 31,

	2003	2002	2001

Revenue
Subscriptions	US$ 448,254	US$ 433,538	US$ 512,263
Telecommunication services	19,061	18,311	24,133
Pay-per-view	17,152	16,614	19,389
Sign-on and hook-up fees	8,846	9,294	20,456
Other services	10,035	10,308	11,581

Total revenue	503,348	488,065	587,822
Taxes and other deductions from revenues	(93,789)	(84,519)	(94,749)

Net operating revenue	409,559	403,546	493,073

Programming and other operating costs of which US$135,647 relates to programming (US$144,542 in 2002 and US$ 152,941 in 2001)	(225,790)	(235,452)	(264,337)
Selling, general and administrative expenses	(80,170)	(91,323)	(110,534)
Depreciation and amortization	(66,183)	(78,692)	(226,148)
Impairment of goodwill	-	(2,773)	-
Other	(2,138)	(3,534)	(1,171)

Total operating costs and expenses	(374,281)	(411,774)	(602,190)

Operating income (loss)	35,278	(8,228)	(109,117)

Other income (expenses) Monetary indexation, net	(3,532)	(26,004)	(39,699)
Gain (loss) on exchange rate, net	40,014	(134,016)	(85,480)
Interest expense	(80,034)	(67,254)	(85,787)
Financial expense, net	(36,453)	(95,064)	(40,188)
Interest income	7,650	7,643	11,730
Other	(2,657)	(4,802)	489

Total other expenses, net	(75,012)	(319,497)	(238,935)

Loss before equity in results of investees	(39,734)	(327,725)	(348,052)
Equity in losses of investees	(580)	(1,162)	(36)

Loss before income taxes and cumulative effect of accounting change	(40,314)	(328,887)	(348,088)
Income tax expense	(5,089)	(4,385)	(1,385)

Loss before cumulative effect of accounting change	(45,403)	(333,272)	(349,473)
Cumulative effect of accounting change	-	(367,733)	-

Net loss	US$ (45,403)	US$ (701,005)	US$ (349,473)

Basic and diluted loss per share before cumulative effect of accounting change	US$ (0.05)	US$ (0.40)	US$ (2.88)
Cumulative effect of accounting change	US$ -	US$ (0.44)	US$ -

Net loss per share, basic and diluted	US$ (0.05)	US$ (0.84)	US$ (2.88)

Weighted average number of common shares outstanding	828,371,343	828,371,343	121,189,144

See notes to consolidated financial statements.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY (STOCKHOLDERS’ EQUITY) AND COMPREHENSIVE LOSS
Years Ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars, except share amounts)

	Number of shares issued			Capital stock					Additional paid-in capital		Unpaid capital		Accumulated deficit		Accumulated others comprehensive loss		Total

	Common	Preferred		Preferred		Common		Total

Balance at December 31, 2000	157,953,841	121,189,144	US$	1,259,943	US$	652,455	US$	1,912,398	US$	10,357	US$	(13,967)	US$	(996,151)	US$	(124,401)	US$	788,236
Deferred stock compensation	-	-		-		-		-		-		1,190		-		-		1,190
Conversation of debentures	1,982,301	-		12,565		-		12,565		-		-		-		-		12,565
Change in cumulative translation adjustment for the year	-	-		-		-		-		-		-		-		(125,144)		(125,144)
Net loss for the year	-	-		-		-		-		-		-		(349,473)		-		(349,473)

Balance at December 31, 2001	159,936,142	121,189,144		1,272,508		652,455		1,924,963		10,357		(12,777)		(1,345,624)		(249,545)		327,374
Amortization of compensation cost of employees stock purchase plan	-	-		-		-		-		-		594		-		-		594
August 9, 2002 activities
Capitalization of advances made for future capital	23,645,241	352,012,573		5,524		82,235		87,759		-		-		-		-		87,759
Conversation of debentures, net of issuance costs	293,004,176	-		67,297		-		67,297		-		-		-		-		67,297
Capital contribution, net of issuance costs	198,909,005	75,893,597		43,452		14,244		57,696		-		-		-		-		57,696
Capitalization of programming credits due to shareholders	-	3,193,830		-		746		746		-		-		-		-		746

	515,558,422	431,100,000		116,273		97,225		213,498		-		-		-		-		213,498
August 19,2002 activities
Capitalization of advances made for future capital	37,811,449	276,082,012		8,499		62,057		70,556		-		-		-		-		70,556
Conversation of debentures, net of issuance costs	229,591,244	-		51,607		-		51,607		-		-		-		-		51,607
Capitalization of programming credits due to shareholders	221,691,214	-		49,832		-		49,832		-		-		-		-		49,832

	489,093,907	276,082,012		109,938		62,057		171,995		-		-		-				171,995
September 25, 2002 activities
Capitalization of advances made for future capital	35,872,799	-		6,740		-		6,740		-		-		-		-		6,740
Capital contribution, net of issuance costs	22,917	187		3		-		3		-		-		-		-		3
	35,895,716	187		6,743		-		6,743		-		-		-				6,743
Treasury stock repurchase	(1,700,000)	-		(12,183)		-		(12,183)		-		12,183		-		-		-
Change in cumulative translation adjustment for the year	-	-		-		-		-		-		-		-		17,051		17,051
Net loss for the year	-	-		-		-		-		-		-		(701,005)		-		(701,005)

Balance at December 31, 2002	1,198,784,187	828,371,343	US$	1,493,279	US$	811,737	US$	2,305,016	US$	10,357	US$	-	US$	(2,046,629)	US$	(232,494)	US$	36,250
Tax benefit of transactions with stockholders	-	-		-				-		4,670				-		-		4,670
Change in cumulative translation adjustment for the year	-	-		-				-		-		-		-		1,592		1,592
Net loss for the year	-	-		-				-		-		-		(45,403)		-		(45,403)

Balance at December 31, 2003	1,198,784,187	828,371,343	US$	1,493,279	US$	811,737	US$	2,305,016	US$	15,027	US$	-	US$	(2,092,032)	US$	(230,902)	US$	(2,891)

												2003		2002		2001

Net loss for the year												(45,403)		(701,005)		(349,473)
Cumulative translation adjustments												1,592		17,051		(125,144)

Total comprehensive loss											US$	(43,811)	US$	(683,954)	US$	(474,617)

See notes to consolidated financial statements.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States dollars)

	Years Ended December 31,

	2003	2002	2001

Operating activities
Net loss for the year	US$ (45,403)	US$ (701,005)	US$ (349,473)
Adjustments to reconcile net loss
to net cash provided by operating activities:
Deferred sign-on and hook-up fee revenues	1,187	4,777	2,033
Amortization of deferred sign-on and hook-up fee revenues	(4,444)	(4,412)	(5,594)
Equity in losses of investees	580	1,162	36
Non-cash compensation expense	228	-	-
Exchange losses, monetary indexation and interest expense, net	58,149	197,825	127,549
Depreciation and amortization	66,183	78,692	226,148
Impairment of goodwill	-	2,773	-
Deferred income taxes	(7,665)	3,364	1,385
Tax benefit of transaction with stockholders	4,670	-	-
Cumulative effect of accounting change	-	367,733	-
Result on write off and disposal of assets, net	1,776	(798)	(2,292)
Amortization of stock purchase plan compensation cost	-	594	1,190
Contingencies additions	26,303	60,987	-
(Increase) decrease in operating assets
Trade accounts receivable	151	(280)	2,339
Income taxes recoverable	(1,028)	5,638	3,134
Prepaid expenses and other assets	(13,953)	(958)	(11,331)
Increase (decrease) in operating liabilities
Accounts payable to suppliers and programmers	(8,889)	95,774	21,052
Income taxes payable	2,523	1,021	(1,654)
Payroll and related charges	2,546	(3,615)	(1,613)
Sales taxes, accrued expenses and other liabilities	(7,456)	11,316	20,393
Reserve for contingencies	(11,828)	(12,873)	-

Net cash provided by operating activities	63,630	107,715	33,302

Investing activities
Acquisition of investments
and advances to related companies, net of repayments	(1,180)	2,651	(718)
Acquisition of property and equipment	(22,827)	(37,959)	(132,175)
Proceeds from sale of equipment	4,567	8,631	3,884

Net cash used in investing activities	(19,440)	(26,677)	(129,009)

Financing activities
Short-term debt
Issuances	37	46,120	94,641
Repayments	(86)	(102,266)	(175,272)
Long-term debt
Issuances	-	-	160,278
Repayments	-	(107,423)	(148,700)
Related party loans
Issuances	16	2,332	154,741
Repayments	(6)	(1,227)	(39,204)
Capital contributions in cash	-	91,961	-

Net cash (used) provided by financing activities	(39)	(70,503)	46,484

Effect of exchange rate changes on cash and cash equivalents	8,905	(7,254)	(11,850)

Net increase (decrease) in cash and cash equivalents	53,056	3,281	(61,073)
Cash and cash equivalents at beginning of the year	15,755	12,474	73,547

Cash and cash equivalents at end of the year	US$ 68,811	US$ 15,755	US$ 12,474

Supplemental disclosure of cash flow information
Cash paid for income taxes	US$ 510	US$ 851	US$ 1,567
Cash paid for interest	US$ -	US$ 57,288	US$ 78,072

See notes to consolidated financial statements.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

1. Business Overview and Financial Condition

Net Serviços de Comunicação S.A. and its subsidiaries referred to as “Net Serviços” or “the Company” is a publicly held corporation organized under the laws of Brazil. The Company controls a group of cable subscription television companies. The Company is the leading cable television Multiple System Operator (MSO) in Brazil. Net Serviços’ shares are traded at the São Paulo and Madrid Stock Exchanges, and Net Serviços’ American Depositary Share receipts or ADS are traded on the NASDAQ National Market.

Pursuant to a shareholders’ agreement of July 11, 2002, the Company is controlled, jointly with BNDESPAR, Bradesplan, RBS, Roma Participações Ltda. (Romapar) and Distel Holding S.A. Romapar and Distel are controlled by Globo Comunicações e Participações S.A. (Globopar), an investment company part of the largest media and entertainment group in Brazil. The following table sets forth the interest in the Company’s common voting capital in 2003 and 2002:

Distel Holding S.A.	31.0%
Roma Participações Ltda.	36.2%
Bradesplan Participações S.A.	15.8%
BNDES Participações S.A.	8.4%
RBS Participações S.A.	6.8%
Public	1.8%

The Company and its subsidiaries provide cable television, high-speed Internet access and data transmission services through several cable networks located in the country’s largest cities. The Company holds 46 licenses to operate pay-television systems in 44 cities. Since February 1997, the licenses are issued on a non-exclusive basis by Anatel, the national communication agency for a term of 15 years, automatically renewable, subject to fulfillment of technical and financial requirements, compliance with applicable laws and regulations and payment of a fee.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

1. Business Overview and Financial Condition (Continued)

The Company holds the following direct and indirect subsidiaries in percentage of participation - % at December 31:

	2003		2002

	Direct	Indirect	Direct	Indirect

Consolidated entities
Multicanal Telecomunicações S.A.	86.00	14.00	86.00	14.00
Net Belo Horizonte Ltda.	100.00	-	100.00	-
TV Vídeo Cabo de Belo Horizonte S.A.	100.00	-	100.00	-
CMA Participações S.A.	50.60	46.60	50.60	46.60
Dabny, LLC	99.99	0.01	99.99	0.01
Jonquil Ventures Ltd.	100.00	-	100.00	-
Net Brasília Ltda.	100.00	-	100.00	-
Net Rio S.A.	100.00	-	100.00	-
Net Recife S.A.	100.00	-	100.00	-
Net São Paulo Ltda.	97.78	2.22	94.37	5.63
Cabodinâmica TV Cabo São Paulo S.A.	63.00	37.00	63.00	37.00
Net Campinas Ltda.	100.00	-	100.00	-
Net Indaiatuba Ltda.	100.00	-	100.00	-
Net São Carlos S.A.	100.00	-	100.00	-
Net Franca Ltda.	100.00	-	100.00	-
Jaguari Telecomunicações S.A.	99.94	0.06	91.67	8.33
Vicom Ltda.	100.00	-	100.00	-
Net Sul Comunicações Ltda.	100.00	-	100.00	-
Net São José do Rio Preto Ltda.	-	100.00	-	100.00
Net Piracicaba Ltda.	-	100.00	-	100.00
Net Ribeirão Preto S.A.	-	100.00	-	100.00
Net Baurú Ltda.	-	100.00	-	100.00
Net Goiânia S.A.	-	100.00	-	100.00
Net Anápolis Ltda.	-	100.00	-	70.00
Net Campo Grande Ltda.	-	100.00	-	100.00
Net Sorocaba Ltda.	-	100.00	-	100.00
Reyc Comércio e Participações Ltda.	0.50	99.50	0.50	99.50
Horizonte Sul Comunicações Ltda.	-	100.00	-	100.00
DR – Empresa de Distribuição e Recepção da TV Ltda.	-	100.00	-	100.00
Net Paraná Comunicações Ltda.	-	100.00	-	100.00
Net Joinville Ltda.	-	100.00	-	100.00
Televisão a Cabo de Novo Hamburgo Ltda. (*)	-	-	-	100.00
Uruguaiana – Empresa de TV a Cabo Ltda. (*)	-	-	-	100.00
Televisão a Cabo Vindima Ltda.	-	100.00	-	100.00
Net Florianópolis S.A.	-	100.00	-	100.00
Net Curitiba Ltda.	-	100.00	-	100.00
Net Maringá Ltda.	-	100.00	-	100.00
Americapar Participações Ltda. (*)	-	-	-	100.00
Net Arapongas Ltda.	-	100.00	-	100.00
TV Cabo Criciúma Ltda.	-	60.00	-	60.00
TV Cabo de Chapecó Ltda.	-	100.00	-	100.00
Net Londrina Ltda.	-	100.00	-	100.00
Net Sul Provedor de Acesso Ltda. (*)	-	-	-	100.00
Cable S.A.	44.25	55.75	44.25	55.75
Equity investees
TV Cabo e Comunicações de Jundiaí S.A. (Jointly controlled)	50.00	-	50.00	-
Net Brasil S.A.	40.00	-	40.00	-

Net Brasil S.A. is a programming and support services broker for the NET and SKY systems, indirectly controlled by Globo Comunicações e Participações S.A.

As part of its ongoing corporate restructuring plan, certain dormant companies identified with (*) in the table above were merged and the Company acquired the minority interest in Net Anápolis Ltda.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

1. Business Overview and Financial Condition (Continued)

The Company and its subsidiaries have made significant investments in the acquisition, construction and expansion of cable networks. The main construction phase of the cable networks was completed in 1998. These investments and the Company’s operating losses and working capital deficits have been funded by the Company’s stockholders and by loans.

On December 2, 2002, due to deteriorated economic conditions in Brazil, the Company announced its decision to review its cash flow and commenced negotiations with various lenders and debt holders with regard to a restructuring of its debt facilities and instruments.

As a result of the non-payment of scheduled principal or interest payments on Company’s debt since December 2, 2002, and as a result of not maintaining specified financial ratios nor meeting specified financial tests required under its debt facilities and instruments, at December 31, 2003 and 2002, all of Company’s indebtedness, except leasing, had been classified as “current”. As of December 31, 2003 and 2002, scheduled principal payments on debt totaled US$ 349.9 million and US$ 323.7 million, respectively.

Due to the failure to settle certain obligations, which could have their payment flows impacted by the completion of the ongoing debt restructuring process, and the disputes regarding the compliance with restrictive contractual covenants, the Company is subject to the possibility of a collection suit from creditors, either independently or jointly.

At December 31, 2003, overdue credits corresponding to 8.8% of total debt have been called by the bank and are subject to additional court proceedings. Based on the existing facts, Management does not believe that these court proceedings will affect the Company’s operating performance, or its ability to continue the negotiations with other creditors.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

1. Business Overview and Financial Condition (Continued)

The Company understands that achieving balance between its cash generation and its debt obligation is essential. Thus, negotiations with its financial creditors should be completed so as to reach a balanced working capital structure that may provide a lower dependence on third-party short-term capital and a minimum refinancing risk in the medium term, which will make the Company less vulnerable to the Brazilian real / US dollar exchange rate volatility. This will be possible by tailoring a repayment stream that is consistent with the Company’s business plan in the medium term. Specific costs related to the current debt – restructuring of approximately US$5,600, were recorded as deferred financing costs at December 31, 2003. Upon the successful completion of the current debt restructuring negotiations, such deferred costs will be amortized concurrent with such restructured debt.

During the week of March 17, 2003, the Company submitted a initial proposal to its creditors, along with the revised long term business plan. During 2003, the business plan was assessed and approved by the creditors. As a result of negotiations, the economic basis of the debt restructuring was discussed among the company, its creditors and stockholders. Management expects to formalize the basis of the renegotiation plan during the first-half of 2004.

Due to the operating improvements and measures for reducing costs, as negotiation with the content providers detaching the programming costs from U.S. dollars, most of operating subsidiaries are generating operating profits.

The strengthening of the Brazilian Real exchange rate had a positive effect on the Company’s financial position and results of operations due to its high level of foreign currency denominated debt. The exchange rate of the Brazilian Real (R$) to the U.S. dollar was R$ 2.8892: US$1.00 at December 31, 2003, R$ 3.5333: US$1.00 at December 31, 2002 and R$ 2.3204: US$1.00 at December 31, 2001. At February 20, 2004 the exchange rate was R$ 2.9878: US$1.00.

The accompanying consolidated financial statements do not reflect any adjustments that might be required upon the resolution of the uncertainties discussed above.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

2. Basis of Presentation

The consolidated financial statements of Net Serviços, have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), using the U.S. dollar as reporting currency. The accounting principles adopted under US GAAP differ in certain respects from those required under Brazilian GAAP, used to prepare the statutory financial statements as filed with the “Comissão de Valores Mobiliários” (Brazilian Securities Commission or “CVM”).

The accounts of the Company and its subsidiaries and equity investees are maintained in Brazilian reais, which have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards “SFAS” 52 “Foreign Currency Translation” using the real as functional currency as from January 1, 1998 when management concluded that Brazilian economy was no longer highly-inflationary. Under the translation criteria adopted as from January 1, 1998 assets and liabilities are translated from reais to U.S. dollars using the official exchange rates reported by the Brazilian Central Bank at the balance sheet date (December 31, 2003 – US$ 1.00: R$ 2.8892; December 31, 2002 – US$ 1.00: R$ 3.5333) and revenues, expenses, gains and losses were translated using the average exchange rates for the period. The translation gain or loss is included in the Cumulative Translation Adjustments (CTA) component of stockholders’ equity, and in the statement of comprehensive loss for the period in accordance with the criteria established in SFAS 130 “Reporting Comprehensive Income”.

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

3. Significant Accounting Policies

a) Basis of consolidation

The consolidated financial statements include the accounts of Net Serviços and those of wholly owned subsidiaries as listed in Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s 40 and 50 percent-owned investees, Net Brasil S.A. and TV Cabo e Comunicações de Jundiaí S.A. respectively, are accounted for by the equity method.

b) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

c) Revenue recognition

Revenue includes fees from subscription service, connection fees, pay-per-view and revenues from providing high-speed data services. Revenue is recorded in the month the services are provided. The portion of sign-on and hook-up revenue and the related direct selling expenses are deferred and amortized over ten years, which represents the estimated average period that subscribers are expected to remain connected to the system. Telecommunication revenue comprises revenues from the use of Vicom networks for data interchange and is also recorded in the month services are provided. Sales taxes and other deductions included in gross revenues are recorded as deductions from revenues.

d) Advertising and marketing expenses

Advertising and marketing costs are expensed as incurred and amounted to US$ 16,917, US$ 12,160 and US$ 17,688 for the years ended December 31, 2003, 2002 and 2001, respectively, which are reflected in the consolidated statement of operations under “Selling, general and administrative expenses”.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

3. Significant Accounting Policies (Continued)

e) Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less, at the time of purchase, to be cash equivalents.

f) Investments

Investments in which the Company has ownership interests of 50% or less are accounted for by the equity method. Investments acquired from the Company’s controlling stockholders are recorded at the controlling stockholders’ carryover book basis. The Company makes advances to equity investees under stockholders agreements whereby the Company is committed to finance its share of the development of the investees’ operations. Periodically these advances are capitalized. Allowances are made against these advances when necessary to provide for the Company’s share of the losses of such investees that exceed paid in capital.

g) Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Cable plant includes amounts capitalized for direct labor, overhead and financial expenses attributed to the construction of the network during the prematurity phase. Cable plant costs also include hook-up costs and installations at subscribers’ residences including those of providing high-speed data services. Materials to be used for the construction of the cable plant are recorded under property and equipment. Expenses for repairs and maintenance of networks, not considered to extend the useful life of the underlying asset, are charged to operations as incurred. Depreciation of property and equipment is computed using the straight-line method, over estimated economic useful lives as follows: Cable network – 12 to 15 years; Decoders and Cable modem – 10 years; Optic fiber – 15 years; Buildings - 25 years; Leasehold improvements, Installations, Fixtures and fittings and Other equipment - 5 to 10 years; Vehicles and Data processing equipment - 5 years.

The carrying value of fixed assets is reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the fixed assets will not be recovered from undiscounted future cash flows generated from such assets, an impairment loss would be recognized for the amount that the carrying value exceeds its fair value. Management believes that no impairment of fixed assets existed as of December 31, 2003 and 2002.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

3. Significant Accounting Policies (Continued)

g) Property and equipment (Continued)

Following the upgrades made to the cable plant in connection with building a two-way communication to allow introduction of its broadband internet services, the Company and its subsidiaries performed a study of the estimated useful lives of specified items of its cable network. Company management, based on an external independent-study, decided to revise the estimated economic useful lives of specified asset categories, as from January 1, 2002. Accordingly the depreciation rate of the net book value of the following item have been revised:

Description	Prior to 2002	Revised 2002 useful life

Cable Network	5–8	12–15
Optic fiber	10	15
Decoders	8	10
Cable MODEM	8	10

The impact of this change in the estimated useful life was a decrease in depreciation charges resulting in a reduction of Company’s 2003 net loss of US$ 7,597.

h) Goodwill

In January 2002, the Company adopted FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), which required that goodwill no longer be amortized.

SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, the impairment must be measured as of the beginning of the fiscal year of adoption using the fair market value of the business unit with which the goodwill is associated, rather than the undiscounted cash flows on an enterprise-wide basis approach permitted under previously existing accounting standards.

The Company completed the initial impairment review for the reporting units, determined in accordance with its organizational structure on a geographic basis and segregating its corporate data transmission business into one separate reporting unit. The fair value of the reporting units was estimated using the discounted cash flow methodology, based on the Company’s business plans and validated by external specialists. The Company decided to perform its impairment test annually at December 31. As a result of the annual impairment test there were no impairment charge in 2003.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

3. Significant Accounting Policies (Continued)

i) Income taxes

Income taxes are provided using the liability method prescribed by FASB Statement No. 109, “Accounting for Income Taxes”. Under the liability method, deferred income taxes reflect the tax effect of net operating loss and investment carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

j) Derivative contracts

To help mitigate the Company’s overall foreign currency risk, the Company primarily uses foreign exchange contracts. The contracts are recorded at current market value in the balance sheet with any gains or losses recorded through financial expense or income.

k) Per share calculations

Preferred stock participates with a 10% premium over common stock in the distribution of earnings. Per share calculations reflect the weighted average number of shares outstanding during the year, retroactive effect being given for all periods presented for share conversions, splits and reverse splits. Employee options to purchase shares of the Company equal to approximately 3 million shares in 2003 were excluded from the calculation of diluted loss per share, since they would be anti-dilutive.

Effective with its June 30, 2004 financial statements, the Company changed its method of computing earnings per share to apply the provisions of Emerging Issues Task Force (EITF) 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128. The EITF consensus on Issue 4 thereto states that an equity would allocate losses to a nonconvertible participating security in periods of net loss if, based on the contractual terms of the security, the security had not only the right to participate in the earnings of the issuer, but also a contractual obligation to share losses of the issuing entity on a basis that was objectively determinable. The holder of a participating security would have a contractual obligation to share losses if either (a) the holder is obligated to fund the losses of the issuer or (b) the contractual principal or mandatory redemption amount of the participating security is reduced as a result of losses incurred by the issuer.

The Company’s preferred shares qualify as participating securities. However, they do not have an obligation to share losses, due to their liquidation preference and based upon the above conditions. Accordingly, the weighted number of shares used for purposes of computing earnings per share in periods of net loss would exclude the preferred shares. As required by EITF 03-6, the accompanying financial statements have been restated for the effects of this accounting change.

l) Comprehensive loss

Comprehensive loss is recorded in accordance with SFAS 130 (“Reporting Comprehensive Income”) and presented in the statement of changes in capital deficiency (stockholders’ equity). In our case, comprehensive loss comprises the translation adjustments included in the “CTA” component of capital deficiency (stockholders’ equity).

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

3. Significant Accounting Policies (Continued)

m) Accounting for stock-based compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”) in accounting for its employee stock options plans. Under APB No. 25, when the exercise price of the Company’ stock options is less than the market price of the underlying shares on the date of grant, compensation is recognized.

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – transition and disclosure “ (“SFAS No. 148”), which amended certain provision of Statement of Accounting Standards No. 123, “Accounting for Stock-Based Compensation “ (“SFAS No. 123”) to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, effective as of the beginning of 2003. The Company continues to apply the provisions of APB 25, in accounting for stock-based compensation.

Pro forma information regarding the Company’s net loss and net loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. Considering the amounts involved, the application of SFAS No. 123 would not result in a material effect on the Company’s net loss and net loss per share.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

3. Significant Accounting Policies (Continued)

n) Recent accounting pronouncements

In January 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interests Entities” (“FIN 46”). The objective of FIN 46, as revised in December 2003, is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.

FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply in the first fiscal year or interim period ending after March 15, 2004. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. As of December 31, 2003, the Company does not expect the adoption of FIN 46 to have a material impact on its consolidated financial statements.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

4. Cash and Cash Equivalents

	2003	2002

Cash	US$ 4,541	US$ 7,186
Brazilian Interbank Deposit – “CDI”	16,436	8,521
Financial Investments Funds	44,243	47
Others	3,591	1

	US$ 68,811	US$ 15,755

The funds are invested in securities denominated in Brazilian reais (R$) and, accordingly, the Company is exposed to the risk of devaluation of the Brazilian real against the U.S. dollar, as well as the credit risk on the underlying securities.

5. Recoverable Income Tax

	2003	2002

Withholding income taxes	US$ 7,658	US$ 5,372
Current portion	(5,134)	(2,389)

Non-current portion	US$ 2,524	US$ 2,983

Recoverable income tax represents income tax withheld upon redemption of certain investments and is available to be utilized against other similar income taxes payable. The Company and its operating subsidiaries are using these credits mainly to offset its liability for income tax withheld from employees.

6. Goodwill on Acquisition of Consolidated Subsidiaries, Net

In January 2002, the Company adopted SFAS 142, which requires companies to discontinue amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS 142 requires that goodwill be reviewed for impairment upon adoption of FAS 142 (January 1, 2002) and annually thereafter.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

6. Goodwill on Acquisition of Consolidated Subsidiaries, Net (Continued)

Upon adoption of FAS 142, the Company recorded a non-cash charge of US$ 367,733 to reduce the carrying value of Goodwill. Such charge is non operational in nature and is reflected as a cumulative effect of accounting change in the accompanying consolidated statement of operations. In calculating the impairment charge, the fair value of the impaired reporting units was estimated using the discounted cash flow methodology.

On December 31, 2002, the date on which the Company decided to perform its annual impairment test, the Company, based on fair value analysis of its four reporting units, recorded an additional non-cash charge of US$ 2,773 on the carrying value of Goodwill associated with Vicom, which is recorded as a component of operating income in the accompanying consolidated statement of operations.

On December 31, 2003, the date on which the Company performed its annual impairment test, the Company concluded that no impairment was required.

The Company recorded amortization expense of US$ 63,726 for the year ended December 31, 2001. As of January 1, 2002, in connection with the adoption of SFAS No. 142, the Company no longer amortizes goodwill. Applying the effects of adoption of SFAS No. 142 to the year ended December 31, 2001 would have resulted in the following pro-forma net loss for the year ended December 31, 2001:

2001

Net loss as reported on historical basis	US$ (349,473)
Exclude amortization of goodwill	63,726

Pro forma net loss	US$ (285,747)

Pro forma net loss per common share basic and diluted	US$ (2.36)

Because goodwill is nondeductible for tax purposes, there is no income tax impact. The impairment charge was treated as a permanent difference in the computation of the deferred taxes, same treatment previously given to goodwill amortization.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

6. Goodwill on Acquisition of Consolidated Subsidiaries, Net (Continued)

A summary of changes in the Company’s goodwill during the years ended December 31, 2003 and 2002 and total assets at December 31, 2003 and 2002 by reporting units is as follows:

	January 1,		Gain on	December 31,
	2003	Addition	translation	2003

Region I
Net Campinas Ltda.	US$ 38,136	US$ -	US$ 8,501	US$ 46,637
Net São Paulo Ltda.	17,925	-	3,996	21,921
Net São Carlos S.A.	3,975	-	886	4,861
Net Piracicaba Ltda.	2,929	-	653	3,582
Net Franca Ltda.	544	-	121	665
Net Indaiatuba Ltda.	90	-	20	110
Others	12,246	-	56	12,302

Region II
Net Belo Horizonte Ltda.	8,714	-	1,943	10,657
Net Rio S.A.	8,442	-	1,881	10,323
Net Brasília Ltda.	4,016	-	896	4,912
Net Recife S.A.	937	-	209	1,146
Net Anápolis Ltda.	-	210	(4)	206
Others	1,075	-	240	1,315

Region III
Net Sul Comunicações Ltda.	113,483	-	25,299	138,782

Region IV
Vicom Ltda.	9,175	-	2,045	11,220

TOTAL	US$ 221,687	US$ 210	US$ 46,742	US$ 268,639

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

6. Goodwill on Acquisition of Consolidated Subsidiaries, Net (Continued)

	January 1, 2002	Cumulative Effect of accounting change	Loss on translation	4th Quarter impairment	December 31, 2002

Region I
Net Campinas Ltda.	US$ 58,070	US$ -	US$ (19,934)	US$ -	US$ 38,136
Net São Paulo Ltda.	27,294	-	(9,369)	-	17,925
Net São Carlos S.A.	6,052	-	(2,077)	-	3,975
Net Piracicaba Ltda.	4,460	-	(1,531)	-	2,929
Net Franca Ltda.	828	-	(284)	-	544
Net Indaiatuba Ltda.	136	-	(46)	-	90
Others	12,424	-	(178)	-	12,246

Region II
Net Belo Horizonte Ltda.	13,269	-	(4,555)	-	8,714
Net Rio S.A.	12,854	-	(4,412)	-	8,442
Net Brasília Ltda.	6,116	-	(2,100)	-	4,016
Net Recife S.A.	1,426	-	(489)	-	937
Others	1,637	-	(562)	-	1,075

Region III
Net Sul Comunicações Ltda.	529,801	(357,000)	(59,318)	-	113,483

Region IV
Vicom Ltda.	28,926	(10,733)	(6,245)	(2,773)	9,175

TOTAL	US$ 703,293	US$ (367,733)	US$ (111,100)	US$ (2,773)	US$ 221,687

The translation results were included in the Cumulative Translation Adjustment (CTA) component of capital deficiency, and in the statement of comprehensive loss for the year.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

7. Property and Equipment, Net

At December 31, property and equipment consisted of:

		2003		2002

	Cost	Accumulated depreciation	Net Book Value	Net Book Value

Cable network	US$ 811,900	US$ (522,705)	US$ 289,195	US$ 264,834
Data processing equipment	82,389	(52,397)	29,992	30,599
Buildings and improvements	10,270	(6,848)	3,422	3,502
Fixtures, fittings and installations	10,186	(5,693)	4,493	4,377
Vehicles	2,264	(1,883)	381	502
Other	65,552	(53,349)	12,203	7,588

	982,561	(642,875)	339,686	311,402
Cable construction materials	33,973	-	33,973	37,641
Land	1,065	-	1,065	871

Total property and equipment, net	US$ 1,017,599	US$ (642,875)	US$ 374,724	US$ 349,914

Total accumulated fixed costs and financial expense capitalized in the cable network during the prematurity phase, net of amortization, amount to US$ 6,040 at December 31, 2003 (US$ 6,296 at December 31, 2002).

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

8. Related Party Transactions

The amounts due to and due from related companies as of December 31, 2003 and 2002 are as follows:

	2003		2002

	Current	Non-current	Current	Current	Non-current
	liabilities	liabilities	assets	liabilities	liabilities

Associated Companies:
Distel Holding S.A.	US$ -	US$ 875	US$ -	US$ -	US$ 566
RBS Administração e Cobrança Ltda.	-	385	-	-	315
Net Brasil S.A.	-	803	-	-	1,230
Others	-	-	14	7	-

	US$ -	US$ 2,063	US$ 14	US$ 7	US$ 2,111

The Company engages in financial and commercial transactions with its subsidiaries and investees, with its stockholders and with companies related to its stockholders. The Company obtains programming from Net Brasil S.A., which in turn acquires such programming from Globosat Comunicações S.A., a company related to Globo Group and from non-related parties pursuant to a distribution agreement. Globosat produces most of the Portuguese language content distributed by the Company, such as SportTV, GNT channel, Globo News, Shoptime, Multishow, Futura and Canal Brasil. Globosat also acquires programming from third parties. As part of the programming agreement with Net Brasil, the Company has exclusivity rights in the distribution of Globosat programming to its franchising areas, with the exception of Net Sat Serviços Ltda (Sky), the Globo Group arm that distributes video content through its DBS systems.

The amounts paid to Net Brasil related to broker commission during the years ended December 31, 2003, 2002 and 2001 were US$ 2,289, US$ 1,904 and US$ 1,616, respectively. The amounts paid to Globosat for programming during the years ended December 31, 2003, 2002 and 2001 were US$ 24,370, US$ 19,648 and US$ 11,507, respectively.

The Company’s program guide is produced by Editora Globo S.A., a publishing company related to Globo Group. The amounts paid to Editora Globo S.A. during the years ended December 31, 2003, 2002 and 2001 were US$ 5,115, US$ 6,510 and US$ 7,661, respectively.

The Company enters into various financial transactions with entities affiliated to Banco Bradesco, a related party to Bradesplan Participações S.A. The aggregated amounts paid to entities related to Bradesplan for property insurance, employee health insurance and collection fees during the years ended December 31, 2003, 2002 and 2001 were US$ 5,039, US$ 4,498 and US$ 7,091, respectively.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

8. Related Party Transactions (Continued)

The amounts due to programmers are comprised as follows:

	2003		2002

	Current	Non-current	Current	Non-current

Related companies:
Net Brasil S.A.	US$ 47,715	US$ 9,147	US$ 48,830	US$ -
Globosat Programadora Ltda.	3,389	2,268	2,223	-
TV Globo Ltda.	626	626	-	-
USA Programadora Ltda.	377	377	-	-
Canal Brazil S.A.	273	273	-	-
Canal Rural Produções Ltda.	110	110	-	-
RBS Empresa de TVA Ltda.	49	50	-	-

	52,539	12,851	51,053	-

Third parties:
Fox Latin America Channels do
Brasil Ltda.	2,346	2,346	-	-
MTV Networks Latin America	666	330	-	-
Columbia Tristar Films of Brazil, Inc.	350	350	-	-
Playboy TV Latin America, LLC	174	174	-	-
Other	-	-	7	-

	3,536	3,200	7	-

	US$ 56,075	US$ 16,051	US$ 51,060	US$ -

During 2003, the Company renegotiated the terms of a portion of its programming agreements. According to the new terms of the executed programming agreements, certain programming costs became re-denominated into Brazilian reais. In addition, the Company was granted a reduction of the outstanding programming liabilities of approximately US$ 2,769, which have been reclassified as deferred programming benefits to be amortized as a reduction of the future programming costs, over the new term of the agreements, ranging from 36 to 48 months, and/or to reduce marketing costs, depending on certain specific events.

As part of the renegotiation of the programming costs, it is agreed that the unpaid amounts related to the year ended December 31, 2002 will be paid, within 18 to 24 monthly installments, as from January 2004. The non-current portion of accounts payable to programmers matures in 2005. These future payments are adjusted based on the IGPM domestic inflation index and guaranteed by promissory notes.

The ongoing negotiations with programmers involving overdue amounts denominated in U.S. dollars of US$ 33,798 classified as current are expected to be concluded during 2004.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

9. Debt

At December 31, debt consisted of:

	2003	2002

U.S. dollar denominated debt:
(i) Multicanal Senior Guaranteed Notes	US$ 97,692	US$ 97,692
(ii) Net Sul Floating Rate Notes	72,300	72,300
(iii) Trade Financing Loans	17,910	20,612
(iv) Working Capital Loans	22,067	17,030
(v) Facilities from the International Finance Corporation - IFC	11,681	11,681

	221,650	219,315

Brazilian R$ denominated debt:
(vi) Non-Convertible debentures	67,541	55,229
(viii) Working Capital Loans	45,409	30,056
(vii) Convertible Debentures with interest due annually at an annual interest rate of 12% over the indexation at the IGPM domestic index	14,939	11,444
Other	393	7,704

	128,282	104,433

Short-term debt	US$ 349,932	US$ 323,748

The various base rates used to determine the interest rate of the Company’s debt at December 31, follows:

	2003	2002

LIBOR	1.48%	1.44%
TJLP	11.50%	10%
CDI	23.21%	24.83%
IGPM	8.71%	25.30%

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

9. Debt (Continued)

(i) Multicanal Senior Guaranteed Notes

On June 18, 1996, Net Serviços de Comunicação S.A. issued US$ 185,000 of 12.625% Senior Guaranteed Notes (the “Notes”) due June 18, 2004 with interest on the Notes payable semiannually on June 18 and December 18 of each year commencing December 18, 1996.

The Senior Guaranteed Notes are senior unsecured obligations of Net Serviços and have priority equal to all existing and future senior unsecured indebtedness. The Senior Guaranteed Notes are unconditionally guaranteed, on a joint and several basis, by each of the Company’s subsidiaries, except for Net Anápolis Ltda., Net Rio S.A., Net Brasília Ltda. and Net Recife S.A. and others subsidiaries acquired after its issue. Additionally, each guarantee is a senior unsecured obligation of the subsidiary guarantors and has liquidation priority equal to all existing and future senior unsecured indebtedness of the subsidiary guarantors.

The amount payable at the final maturity on June 18, 2004, includes a premium equal to 5.0% of the principal amount, which is accrued as interest expense by the Company.

The Company did not fulfill the interest payment of US$ 28,898 (US$ 8,927 in 2002) due since December 18, 2002.

According to the terms of the Senior Notes, payments of the Notes are not subject to withholding taxes imposed by Brazilian tax authorities provided that the Notes are not redeemed prior to June 18, 2004. Due to the ongoing debt restructuring process, there will be no payments of Senior Notes before June 18, 2004 and accordingly the withholding tax contingency is not probable.

(ii) Net Sul Floating Rate Notes

On October 28, 1997, Net Sul Comunicações Ltda. issued US$ 80,000 in Floating Rate Notes, the US$ 48,000 Series A Floating Rate Notes due 2005 (the “Series A Notes”), the US$ 11,000 Series B Floating Rate Notes due 2005 (the “Series B Notes”) and the US$ 21,000 Series C Floating Rate Notes due 2005 (the “Series C Notes”), together the “Floating Rate Notes”. Interest on the Floating Rate Notes is payable in arrears on January 31, April 30, July 31 and October 31 in each year from January 31, 1998. Floating Rate Notes Series A bear interest of LIBOR plus 3.625% and Series B and C, LIBOR plus 3.00%. The Floating Rate Notes are jointly, severally and unconditionally guaranteed by each Net Sul subsidiary.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

9. Debt (Continued)

(ii) Net Sul Floating Rate Notes (Continued)

Due to acquisition of Net Sul Comunicações Ltda., the Company guaranteed and renegotiated certain conditions of the Floating Rate Notes, including the first redemption option due on October 28, 2000. The new redemption options are US$32,000 due in October 2002 and US$ 48,000 due in October 2003 with a final due date in October 2005.

On August 30, 2002, the deadline for the exercise of the redemption options on the US$ 32 million Notes, holders of Notes in the amount of US$ 7.7 million, representing 24% of the total, notified the Company of their option to redeem.

During August 2003, the deadline for the original exercise of the redemption option of the US$ 48 million Notes, holders of Notes in the amount of US$ 2.0 million notified the Company of their intend to exercise their option to redeem. The Company did not make payment as required.

On August 28, 2003, the Company extended the redemption option exercise period of the US$ 48 million Notes to January 30, 2004. The Company did not make payment as required.

The Company did not fulfill the interest payment of US$ 4,917, due since January 31, 2003.

(iii) Trade Financing Loans

Trade financing loans are short-term loans with local banks, guaranteed by the Company or its wholly-owned subsidiary Multicanal Telecomunicações S.A. or a combination thereof. Average nominal interest rates were LIBOR plus 0.125% per annum at December 31, 2003 (7.90% at December 31, 2002). As described in Note 1, since the announcement of the Company’s debt discussions with creditors no payments of principal and interest have been made.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

9. Debt (Continued)

(iv) Working Capital Loans

The working capital loans obtained at local banks bear interest of CDI plus 3.10% per annum. These loans became overdue in December 2002, and include interest and other penalties accrued according to the agreements. As described in Note 1, since the announcement of the Company’s debt discussions with creditors no payments of principal and interest have been made.

(v)International Finance Corporation (IFC)

Under the IFC Facility, IFC provides loans to Distel Holding S.A. for the purpose of financing Distel Holding’s subsidiaries and related parties involved in pay television operations throughout Brazil and in the construction of their subscription television systems (the Project). Notwithstanding the assignments of the loan, Distel Holding S.A. remains jointly and severally liable with the Assignees for all amounts borrowed by them. All borrowings under the IFC Facility are guaranteed by Globopar and members of Roberto Marinho Family. The IFC may enforce all obligations directly against the relevant Assignee, as well as against Distel Holding.

The IFC Facility bears interest at a variable interest rate equal from 2.75% to 3% per annum over the six-month U.S. dollar LIBOR. Under the IFC Facility, the loans are to be repaid in twelve semi-annual installments beginning on April 15, 1999 and ending on October 15, 2004 and contain a variety of covenants.

The Company did not fulfill the interest payment of US$ 733, due since April 15, 2003.

(vi) Non-Convertible Debentures due December 3, 2003

On February 7, 2001, the Company issued Brazilian R$ denominated debentures in an aggregate principal amount of R$ 200,000 (equivalent to US$ 98,039 on issuance date) 20,000 non-convertible nominative debentures, with a face value of R$ 10 each (equivalent to US$ 4.90 on issuance date). Due to the Company’s debt maturities acceleration, the deferred costs of the issuance and distribution of the debentures were fully expensed on December 31, 2002.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

9. Debt (Continued)

(vi) Non-Convertible Debentures due December 3, 2003 (Continued)

The Company did not fulfill the interest payment due since December 1, 2002 of US$ 26,195 (US$5,238 in 2002).

(vii) Convertible Debentures due December 1, 2006

From November 1999 through January 2000, the Company issued 3,500 Real –denominated convertible debentures, each of which with a face value of R$ 100 thousand (equivalent to US$ 51.74 on that date), in an aggregate principle amount of R$ 350,000 thousand (equivalent to US$ 181,090 on issuance date), convertible into preferred shares maturing in December 2006.

The Company did not fulfill the interest payment due since December 1, 2002 of US$ 3,859 (US$ 1,289 in 2002).

Other Debt Related Matters

In 2003 and 2002, the amount recorded in the statement of operations as financial expense relates primarily to the fees, charges and other costs incurred as a result of the debt default situations discussed above and the reserve for financial operations tax (IOF) under Intercompany transactions, as more fully described in Note 12. In 2001, the amounts relate primarily to the amortization of financial charges associated with the issuance of debt instruments, the Contribuição Provisória sobre Movimentação Financeira (CPMF), a federal tax on financial transactions levied at a rate of 0.38% on withdrawals from checking accounts; and PIS and COFINS taxes on financial revenues derived from short-term investments.

Monetary variation, net consists of monetary correction charges on real-denominated debt, which principal amounts are adjusted periodically based on the IGPM inflation index, and the Company’s debt from BNDES, the interest rates on which are adjusted periodically based on TJLP interest rate.

Gain (loss) on exchange rate, net consists of foreign exchange gain and losses on U.S. dollar-denominated debt, as a function of the U.S. dollar’s appreciation or devaluation in relation to the real.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

10. Stockholder’s Equity

Capital stock can be increased up to the limit of R$ 5,000,000.

Preferred stock is non-voting and participates with a 10% premium over common stock in the distribution of earnings; however, it is entitled to right of first refusal on liquidation in the event of dissolution of the Company. Stockholders are entitled by Brazilian law to a minimum dividend, payable in Brazilian reais, equivalent to 25% of local currency net income calculated in accordance with Brazilian Corporation Law. At December 31, 2003, the Company’s local currency financial statements presented an accumulated deficit of US$ 92,893 (December 31, 2002–US$ 318,508).

Relationships among controlling shareholders of Net Serviços are defined in the shareholders’ agreement entered on July 11, 2002. As per the agreement, any shareholder that desires to transfer part or the whole amount of its common shares, and in the case of BNDESPAR, Microsoft and RBS also their preferred shares to a third party, shall notify, in writing, all other parties in the shareholders’ agreement, allowing the right of first refusal. The agreement also provides for shares issuances at the Board of Directors discretion, approved by the simple majority of the board members that attend to the meeting and shall include the favorable vote of the board member indicated by BRADESPAR or BNDESPAR: (i) Company capital stock increase, by the issuance of new common shares for private or public placement; (ii) issuance of any convertible or exchangeable securities into common shares; (iii) amendment in the terms and conditions, or termination, of the operators concession contracts. As defined in the shareholders’ agreement, the Company’s Board of Directors shall be comprised by a minimum of 9 (nine) and a maximum of 12 (twelve) regular members, and the same number of alternate members, all shareholders of Net Serviços and indicated by the Qualified Investors, being certain that each Qualified Investor shall have the right to indicate, individually, at least one member of the Company Board of Directors.

Dividends are payable in Brazilian reais and may be remitted to stockholders abroad provided that the foreign stockholder’s capital is registered as foreign capital with the Brazilian Central Bank. No withholding tax is payable on dividends paid out of profits earned from January 1, 1996.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

10. Stockholder’s Equity (Continued)

During 2002, the Board of Directors approved an aggregated increase in the Company’s capital stock of R$ 1.2 billion (US$ 392,236) by issuing for public subscription 707,182,199 common shares and 1,040,548,045 preferred shares, all nominative, no-par value, at the price of R$ 0.70 each.

As a result of certain ownership reorganization at its controlling shareholder level, on August 31, 2001, the Extraordinary Stockholders meeting approved the down-stream merger of Globotel Participações S.A.. With this merger, Net Serviços succeeded the merged Company in the right of amortizing for Brazilian local statutory and tax purposes a premium of US$ 156,515 generated at the acquisition of its ownership in Net Serviços and certain of its subsidiaries. The amortization of this premium for local statutory purposes will result in a future tax benefit for Net Serviços and its subsidiaries over an estimated period of up to six years.

In accordance with Brazilian Corporate Law, the Company will issue shares (pro rata both common and preferred) up to the amount of the tax benefits realized by the Company. At the time of the issuance of the shares, the non-controlling shareholders will be given the right to purchase their pro rata share of this capital stock increase in order to prevent dilution. In case they do not accept the offer, shares will be issued only to the contributing shareholder. The additional capital paid is transferred to capital upon the issuance of the shares.

During 2003, a benefit of US$ 4,670 was generated, represented by cash savings due to non payment of current income tax obligations by certain operating subsidiaries. The actual issuance of shares is subject to ratification by the stockholders.

In 2003, as approved by the Company’s Board of Directors, a group of the Company’s top executives directly involved with the debt renegotiation process was granted stock-options corresponding to approximately 3 million shares in December 2003. The exercise price of the stock-option is the same price that will be agreed with creditors in connection with the potential conversion of debt into equity. The exercise period is two years as from the date that the Company obtained a signed agreement with the creditors in connection with the debt restructuring process.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

11. Income Tax

The statutory rates applicable in each period were as follows (in percentages):

	2003	2002	2001

Federal income tax	25%	25%	25%
Social contribution	9%	9%	8%

Composite federal income tax	34%	34%	33%

The reconciliation of the tax benefit determined using the statutory tax rate to the Company’s per tax loss to the tax expense follows:

	Years ended December 31,

	2003	2002	2001

Loss before cumulative effect accounting change,
income tax, equity in results of investees and minority
interests in losses of consolidated subsidiaries	US$ (39,734)	US$ (327,725)	US$ (348,052)
Statutory composite tax rates	34.00%	34.00%	33.00%

Tax benefit at statutory rates	US$ 13,509	US$ 111,426	US$ 114,855
Adjustments to derive effective rate:
Principles differences from BRGAAP to USGAAP
Income and social tax on permanent differences USGAAP	11,835	113,218	4,542

Income and social tax on permanent differences BRGAAP	35,287	(104,873)	(3,521)
Non deductible goodwill amortization and impairment	-	(943)	(10,278)
Other	(14,128)	(35,167)	(3,480)
Increases in valuation allowance	(51,592)	(88,046)	(103,503)

Income tax expenses	US$ (5,089)	US$ (4,385)	US$ (1,385)

Current income tax	(12,754)	(1,021)	(916)
Deferred income tax	7,665	(3,364)	(469)

Income tax expenses, net	US$ (5,089)	US$ (4,385)	US$ (1,385)

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

11. Income Tax (Continued)

The net deferred tax asset is comprised as follows:

	2003	2002

Deferred tax assets:
Tax loss carryforwards	US$ 300,295	US$ 222,284
Deferred hook-up revenue charges and financial leasing	7,632	6,538
Accrued expenses - not currently deductible	20,247	22,982
Change in functional currency	8,726	284

	336,900	252,088

Deferred tax liabilities:
Property and equipment	(5,812)	(5,043)

	(5,812)	(5,043)

Net deferred tax assets	331,088	247,045
Valuation allowance	(322,730)	(246,591)

Net deferred tax asset-non current	US$ 8,358	US$ 454

Brazilian tax law allows tax losses to be carried forward indefinitely to be utilized to offset future taxable income. Tax legislation enacted in 1995 limits the utilization of tax loss carryforwards in a given year to 30% of taxable income. At December 31, 2003 and 2002, the Company and its subsidiaries had tax loss carryforwards of US$ 887,593 and US$ 676,799, respectively. The valuation allowance related to the tax loss carryforwards and temporary differences was reassessed in the case of those operating subsidiaries which are reporting taxable income.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

12. Commitments and Contingencies

a) Commitments

Future minimum rental payments required under non-cancelable operating leases are not significant.

Rental expenses for the years ended December 31, 2003, 2002 and 2001 were US$2,290, US$ 17,761 and US$ 19,638, respectively.

The Company has entered into success fees agreements due in connection with the successful completion of the debt restructuring plan. Management estimate that such success fees are not expected to exceed US$ 8.7 million.

b) Contingencies

Taxes and contributions, determined and withheld by the Company and its subsidiaries, as well as their tax, and corporate records and tax returns, are subject to examination by tax authorities during different expiration periods, pursuant to applicable legislation.

The Company and its subsidiaries are party to certain legal proceedings involving tax, labor, civil and other claims, arising in the ordinary course of business.

At December 31, the reserves for contingent liabilities are summarized below:

	2003	2002

Tax related matters	US$ 160,073	US$ 88,106
Labor related claims	10,116	6,958
Civil related claims	5,694	5,665

Total	US$ 175,883	US$ 100,729

In connection with certain proceedings, the Company was required to place deposits with the related judicial court. These judicial deposits will only be released upon a favorable final court decision. The aggregated amount of deposits made related thereto is US$ 23,751 (US$ 30,426 in 2002), which is available to offset payments required under ultimate unfavorable court decisions.

While it is impossible to determine with certainty the ultimate outcome of these matters, management has established reserves when it can reasonably estimate probable losses based on its analysis of the pending disputes and on the opinion of its legal counsel.

Following is a description of the Company’s major tax related matters:

The subsidiary Cabodinamica TV Cabo São Paulo is defending itself from two federal tax assessment related to the deductibility of expenses in 2003. The Company has established a reserve of US$ 2,646 as of December 31, 2003.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

12. Commitments and Contingencies (Continued)

b) Contingencies (Continued)

The Company and its subsidiaries have centralized cash management and cash transfers made under a current intercompany account. Based on the opinion of its external legal counsel, management understands that such transfers are not subject to Financial Operations Tax (IOF) charges. However, in view of certain recent adverse court decisions in respect to this matter, management has established a reserve of US$ 58,548 (US$ 34,738 – 2002). It is the understanding of management and its external legal counsel that interest accrued under the current intercompany accounts is not subject to withholding tax and no accruals are established in respect to this matter.

The Company and its subsidiaries have questioned, in court, the incidence of PIS and COFINS (social fund contributions) on their revenues. At December 31, 2003, the amount of US$ 55,381 (US$ 36,247 in 2002) was currently recorded under reserve for tax contingencies. Since July 1999, the subsidiaries have been paying such contributions. The judicial deposits made in connection with this litigation in the amount of US$ 21,056 (US$ 15,956 in 2002) will be relinquished upon an official judicial ruling and used to offset the amounts due related to this dispute. Accordingly the deposits were applied to reduce the liabilities in the financial statements.

The subsidiary Net Rio S.A. received a tax assessment notice from the State Tax Authority in the amount of approximately US$ 21,459 (US$ 17,547 in 2002) relating to ICMS tax. The assessment is based on the Tax Authorities understanding that as a result of delaying the payment of the ICMS tax during the period from September 2001 to October 2002, the Company lost its rate reduction benefit. Management, supported by the opinion of its external legal counsel, has presented its defense against the assessment. Management understands that the company has meritorious and substantial defense arguments and considering the risks involved established a reserve in the amount of US$ 6,302 (US$ 4,693 in 2002) for potential losses related to this assessment.

The Company is defending a federal tax assessment notice in the amount of US$ 7,268 (US$ 6,170 in 2002) due to a difference in classification between the Company and the Tax Authorities’ of analogical decoders for use in pay-TV systems under the Common Mercosur Names. Management has established a reserve of US$ 3,146 for losses related to this matter.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

12. Commitments and Contingencies (Continued)

b) Contingencies (Continued)

The subsidiaries Net Campinas Ltda. and Net São José do Rio Preto Ltda. have received assessment notices from the State Tax Authorities, suspending the previously approved benefit of payment of their ICMS tax debt in installments. Management is defending the assessment and has recorded a reserve in the amount of US$ 3,604 (US$ 2,805 in 2002) for losses related to this matter.

All states in which Net Serviços subsidiaries operate, except for the State of Rio Grande do Sul, adhered to the provisions in the ICMS Agreement 57/99, which authorized a reduction in the ICMS tax rate on subscription television services as compared to the ICMS tax rate on other telecommunication services of 25%. The current ICMS tax rate under this Agreement is 10%. The State of Rio Grande do Sul is taxing such services at the rate of 12%. The Company is judicially challenging the rate of 12% and is making judicial deposits of the amounts in excess of the rates in effect under the ICMS Agreement 57/99. At December 31, 2003, court deposits related to this dispute amounts to US$ 8,659 (US$ 6,219 in 2002).

The subsidiary Net São Paulo Ltda. is defending itself at the administrative level, from two Federal Tax Authorities assessment notices, in the amount of US$ 5,061 (US$ 2,269 in 2002), related to the deductibility of certain expenses in the fiscal years from 1995 to 1997. Management has established full reserves for these assessments.

The subsidiary Net Rio S.A. is challenging in court the collection of ICMS in the period from December 1996 to September 1999 and offered as a guarantee its cable network. Management has established reserve in the amount of US$ 4,070 (US$ 2,258 in 2002) to cover potential losses arising from this dispute.

Certain operating subsidiaries are challenging in court the taxation of their broadband Internet access services, claiming that this activity integrates the subscriptions TV services as regulated by Anatel and therefore should be subject to the same ICMS tax rate reduction benefits. The Company has been depositing in court the tax amounts due and made reserves in the amount of US$ 2,780 (US$ 1,280 in 2002).

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

12. Commitments and Contingencies (Continued)

b) Contingencies (Continued)

In 1999, the Company has requested injunctions aiming the non-collection of Withholding Tax over hedge gains in the amount of US$ 5,864 (US$ 4,796 in 2002). All injunctions have so far been accepted in court, authorizing the non-collection of said tax. The Company does not make reserves for this purpose in view that, in case of an unfavorable decision, the withheld amount will be accounted for as tax credit.

The Company’s operating subsidiaries are challenging in court the collection, by municipalities of various locations in which it operates, of taxes for the use of land on which poles are placed for sustaining signal transmission cables. Management believes that the collection of such taxes presents various constitutional and legal irregularities and is not recording reserves related to these taxes.

The subsidiary Net Brasília Ltda. is defending itself from a state tax assessment notice related to divergences in the ICMS basis in 1996 and 1997. Management has established a reserve of approximately US$ 2,600 (US$ 593 in 2002).

The subsidiary DR Empresa de Distribuição e Recepção de TV Ltda. is defending itself from a federal tax notice related to divergences in the classification in the table of excise tax incidence applied on imported products. Management has established a reserve of US$ 1,857.

Labor proceedings arise primarily from employees of subcontractors, in conjunction with the high turnover in the industry. Management has established the reserves for probable losses arising from these proceedings.

Civil proceedings arise in the normal course of business corresponding mainly to indemnifications for moral and material damages sought by subscribers, as well as public lawsuits related to the revision of certain provisions of the cable subscription agreement and subscription price realignment. Management has established the reserves deemed appropriated to cover probable losses on civil proceedings.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

13. Financial Instruments

a) Concentration of risk

Financial instruments that potentially subject the Company to concentration of risk consist principally of cash and cash equivalents, accounts receivable, debt and payables to programmers. The Company maintains cash and cash equivalents with various financial institutions and as a policy limits exposure to any one institution. Concentration of credit risk with respect to accounts receivable is limited due to large number of subscribers comprising the customer base.

At December 31, 2003 the U.S. dollar exposure was comprised as follows:

	2003	2002

Debt	US$ 221,650	US$ 219,315
Accounts payable to programmers	33,798	36,996

	US$ 255,448	US$ 256,311

b) Fair value

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

(i) Cash and cash equivalents, accounts receivable and accounts payable

Due to the short-term nature of these accounts, the carrying amounts reported in the balance sheet approximate the fair values.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

13. Financial Instruments (Continued)

b) Fair value

(ii) Debt

At December 31, 2003 and 2002, the carrying value of debt was comprised as follows:

	Carrying	Carrying
Description	Value 2003	Value 2002

Multicanal Senior Guaranteed Notes	US$ 97,692	US$ 97,692
Net Sul Floating Rate Notes	72,300	72,300
Trade Financing Loans	17,910	20,612
IFC Credit Facility	11,681	11,681
Non-Convertible Debentures	67,541	55,229
Convertible Debentures	14,939	11,444
Working Capital Loans	67,476	47,086
Other	393	7,704

Total	US$ 349,932	US$ 323,748

As previously noted, the Company is in default of certain loan and related covenant agreements. The Company is in current discussions with their creditors to renegotiate certain repayment terms and conditions. Concurrent with such discussions, the Company continues to reorganize their operations in an attempt to enhance their cash flow and profitability.

Based on the terms of the ongoing negotiations with creditors, management estimates that the fair value of the financial instruments approximate their book value. Under the terms being discussed with its creditors, the Company understands that accounts payable related to default penalties may result in a concession depending on the outcome of the ongoing negotiations.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

13. Financial Instruments (Continued)

(iii) Derivatives

In order to help manage the risk of the effects of major devaluation of the Brazilian real against the U.S. dollar, the Company entered into short-term forward interest and foreign exchange swaps contracts. At December 31, 2003 and 2002 there were no outstanding contracts.

14. Non-cash Transactions

The following non-cash transactions occurred in 2002 as part of the recapitalization of the Company:

  Programming credits amounting to R$ 155,184 thousand (equivalent to US$ 49,832 at the exchange rate in force at the date of the issuance of shares) held by companies related to Organizações Globo and R$ 2,236 thousand (equivalent to US$ 746 at the exchange rate in force at the date of the issuance of shares) held by companies related to Grupo RBS were capitalized.

  Capital advances in the amount of R$ 383,191 thousand (equivalent to US$ 123,470 at the exchange rate in force at the date of the issuance of shares) made by companies related to Organizações Globo, and capital advances of R$ 18,491 thousand (equivalent to US$ 6,171 at the exchange rate in force at the date of the issuance of shares) made by entities related to RBS Administração e Cobrança Ltda. were capitalized.

  Convertible debentures in the amount of R$ 365,817 thousand (equivalent to US$120,057 at the exchange rate in force at the date of the issuance of shares) were converted into equity.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

15. Guarantor Subsidiaries - Consolidating Statements

The following condensed consolidating information, prepared in accordance with USGAAP, is presented in connection with the guarantee of the US$ 97,692 12.625% Notes due 2004, which are senior unsecured obligations of Net Serviços de Comunicação S.A., ranking pari-passu in right of payment with all its existing and future senior unsecured indebtedness, and are unconditionally guaranteed, on a joint and several basis, by each of Net Serviços de Comunicação S.A.’s consolidated subsidiaries, except for Net Anápolis Ltda., Net Rio S.A., Net Brasília Ltda., Net Recife S.A., Cabodinâmica TV Cabo São Paulo S.A. (Net São Paulo), Net Campinas Ltda., Net Indaiatuba Ltda., Net São Carlos S.A., Net Franca Ltda., Jaguari Telecomunicações Ltda., Vicom Ltda. and Net Sul Comunicações Ltda. and its subsidiaries and the guarantee of the US$ 80,000 LIBOR plus 3.00% to 3.625% Floating Rate Notes equal to three-month LIBOR as quoted on display page 3750 of the Dow Jones Markets Service, plus the Applicable Margin due 2005, which are direct, unconditional, unsecured and uncoordinated obligations of Net Serviços de Comunicação S.A. and are jointly and severally guaranteed by Net Sul subsidiary Guarantors.

The condensed consolidated balance sheet at December 31, 2003 and 2002 and the condensed consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2003, are presented for (i) Net Serviços de Comunicação S.A. (Net Serviços parent company), (ii) subsidiaries which are guarantors of the Multicanal Senior Guaranteed Notes, all wholly-owned (wholly-owned subsidiaries combined), (iii) subsidiaries which are guarantors of the Floating Rate Notes (Net Sul Guarantors), (iv) subsidiaries that are not guarantors (Net Sul non-guarantors and non-guarantor subsidiary) and (v) elimination entries (eliminations), for purpose of showing the impact of the non-guarantor subsidiaries in the consolidated financial statements. Investments in subsidiaries and in equity investees are presented on the equity method of accounting in the condensed consolidated balance sheets and statements of operations.

Net Serviços de Comunicação S.A. holds a direct 86% interest in Multicanal Telecomunicações S.A. and an indirect 14% interest through CMA-Participações S.A. Accordingly, for purposes of the aforementioned consolidated statements, Multicanal Telecomunicações S.A. and its wholly-owned subsidiaries have been considered as included in the column “Wholly-owned subsidiaries (combined)”.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Expressed in thousands of United States dollars)
Condensed consolidating statements at December 31, 2003 and for the year then ended

	Net Serviços (parent company)		Wholly-owned subsidiaries (combined)		Net Sul non guarantors		Net Sul guarantors		Non-guarantor subsidiary		Eliminations			Net Serviços (consolidated)

Balance Sheet
Current assets
Cash and cash equivalents	US$	30	US$	22,453	US$	258	US$	21,914	US$	24,156	US$	-	US$	68,811
Accounts receivable, net		-		20,623		1,075		1,777		12,579		-		36,054
Other current assets		12,279		1,819		975		1,412		2,881		(10,741)		8,625

	US$	12,309	US$	44,895	US$	2,308	US$	25,103	US$	39,616	US$	(10,741)	US$	113,490
Property and equipment, net		31,834		153,887		38,837		36,979		102,446		10,741		374,724
Investments and advances to investees		2,403		-		-		-		-		-		2,403
Investments and advances to consolidated subsidiaries		216,768		23,205		-		-		7	US$	(239,980)		-
Goodwill, net (consolidated subsidiaries)		248,961		19,678		-		-		-		-		268,639
Other assets		19,482		5,029		4,562		9,132		24,047		(19,817)		42,435

Total assets	US$	531,757	US$	246,694	US$	45,707	US$	71,214	US$	166,116	US$	(259,797)	US$	801,691

Current liabilities
Accounts payable to suppliers and programmers	US$	13,206	US$	13,009	US$	19,672	US$	2,290	US$	28,376	US$	-	US$	76,553
Short-term debt		283,702		25,254		74,496		5,503		8,054		(47,077)		349,932
Due to related companies		7,289		143,349		-		-		-		(150,638)		-
Other current liabilities		132,938		2,563		4,155		3,709		18,362		(5,990)		155,737

	US$	437,135	US$	184,175	US$	98,323	US$	11,502	US$	54,792	US$	(203,705)	US$	582,222
Non-current liabilities
Accounts payable to programmers	US$	-	US$	8,176	US$	2,736	US$	867	US$	4,272			US$	16,051
Due to related companies		2,063		235,100		30,713		(15,427)		27,027		(277,413)		2,063
Deferred sign-on, hookup fee and		-		-		-		-		-		-		-
Programming benefit		2,334		11,364		2,489		374		7,338				23,899
Other payables and accruals		93,116		31,637		5,338		23,166		27,090		-		180,347

	US$	534,648	US$	470,452	US$	139,599	US$	20,482	US$	120,519	US$	(481,118)	US$	804,582

Minority interests in consolidated subsidiaries		-		-		136		-		-		(136)		-
Stockholders' equity (deficit)
Capital	US$	2,320,043	US$	514,691	US$	32,343	US$	204,932	US$	291,156	US$	(1,043,122)	US$	2,320,043
Accumulated deficit		(2,092,032)		(1,151,473)		(156,871)		(141,862)		(316,857)		1,767,063		(2,092,032)
Cumulative translation adjustments		(230,902)		413,024		30,500		(12,338)		71,298		(502,484)		(230,902)

	US$	(2,891)	US$	(223,758)	US$	(94,028)	US$	50,732	US$	45,597	US$	221,457	US$	(2,891)

	US$	531,757	US$	246,694	US$	45,707	US$	71,214	US$	166,116	US$	(259,797)	US$	801,691

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Expressed in thousands of United States dollars)
Condensed consolidating statements at December 31, 2003 and for the year then ended

	Net Serviços (parent company)		Wholly-owned subsidiaries (combined)		Net Sul non guarantors			Net Sul guarantors	Non-guarantor subsidiary		Eliminations		Net Serviços (consolidated)

Statement of operations
Net revenue	US$	-	US$	192,879	US$	41,314	US$	37,191	US$	139,452	US$	(1,277)	US$	409,559
Direct operating expenses		(2,305)		(103,886)		(22,724)		(20,939)		(77,212)		1,276		(225,790)
Selling, general and administrative expenses		(21,590)		(24,830)		(6,964)		(6,533)		(20,253)		-		(80,170)
Depreciation and amortization		(9,206)		(20,514)		(6,837)		(8,751)		(20,875)		-		(66,183)
Other, net		845		(425)		3,923		(6,287)		(194)		-		(2,138)
Exchange gains (losses), net		21,614		680		15,556		71		(1,439)		-		36,482
Financial expense		(76,859)		(13,309)		(6,232)		(7,419)		(13,253)		585		(116,487)
Financial income		1,860		1,824		138		1,551		2,860		(583)		7,650
Equity in results of consolidated subsidiaries		46,356		(32,811)		3,762		-		2,707		(20,014)		-
Investees		(580)		-		-		-		-		-		(580)
Other, net		(843)		(2,216)		690		87		(375)		-		(2,657)
Income tax		(4,695)		1,259		(1,128)		1,452		(1,977)		-		(5,089)
Minority interest in results of consolidated subsidiaries		-		-		-		-		64		(64)		-

Loss for the period	US$	(45,403)	US$	(1,349)	US$	21,498	US$	(9,577)	US$	9,505	US$	(20,077)	US$	(45,403)

Statement of Cash Flows
Net cash provided by operating activities	US$	(552,485)	US$	(42,191)	US$	36,746	US$	(24,116)	US$	185,343	US$	465,727	US$	69,024
Cash used in investing activities
Acquisition of property and equipment		(9,867)		9,125		(3,129)		(3,561)		(15,395)		-		(22,827)
Acquisition of investments and advances		417,342		186,407		-		-		(9,812)		(595,117)		(1,180)
Net cash acquired from acquisition Unicabo		-		-		-		-		-		-		-
Proceeds from sale of equipment		1,019		(15,693)		2,477		37		16,727		-		4,567
Net cash provided by financing activities		-		-		-		-		-		-		-
Change in overdraft facilities , net
. Short-term debt
.. Issuances		37		-		-		-		-		-		37
.. Repayments		(86)		-		-		-		-		-		(86)
. Long-term debt
.. Issuances		-		-		-		-		-		-		-
.. Repayments		-		-		-		-		-		-		-
. Related party loans
.. Issuances		80,198		509,027		80,028		61,927		104,491		(835,655)		16
.. Repayments		(23,114)		(493,346)		(131,729)		(33,598)		(283,264)		965,045		(6)
Effect of exchange rate changes on cash and cash equivalents		86,725		(138,871)		15,739		17,321		22,597		-		3,511
Cash and cash equivalents - beginning of period		260		7,995		126		3,905		3,469		-		15,755

Cash and cash equivalents - end of period	US$	29	US$	22,453	US$	258	US$	21,915	US$	24,156	US$	-	US$	68,811

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Expressed in thousands of United States dollars)
Condensed consolidating statements at December 31, 2002 and for the year then ended

	Net Serviços (parent company)		Wholly-owned subsidiaries (combined)		Net Sul non guarantors		Net Sul guarantors		Non-guarantor subsidiary		Eliminations			Net Serviços (consolidated)

Balance Sheet
Current assets
Cash and cash equivalents	US$	260	US$	7,995	US$	126	US$	3,905	US$	3,469	US$	-	US$	15,755
Accounts receivable, net		-		17,959		952		1,407		9,294		-		29,612
Other current assets		2,055		1,418		359		514		2,837		-		7,183

	US$	2,315	US$	27,372	US$	1,437	US$	5,826	US$	15,600	US$	-	US$	52,550
Property and equipment, net		29,606		158,187		35,967		35,861		90,293		-		349,914
Investments and advances to investees		857		-		-		-		-		-		857
Investments and advances to consolidated subsidiaries		72,493		277,725		(25,579)		25,579		5	US$	(350,223)		-
Goodwill, net (consolidated subsidiaries)		205,007		16,680		-		-		-		-		221,687
Other assets		60,066		1,168		3,693		3,327		3,212		(52,006)		19,459

Total assets	US$	370,343	US$	481,132	US$	15,518	US$	70,593	US$	109,110	US$	(402,229)	US$	644,467

Current liabilities
Accounts payable to suppliers and programmers	US$	-	US$	44,853	US$	6,441	US$	6,589	US$	18,962	US$	-	US$	76,845
Short-term debt		216,521		23,630		72,136		4,523		6,938		-		323,748
Due to related companies		48,117		15,824		-		-		-		(63,941)		-
Current portion of long-term debt		-		-		-		-		-		-		-
Other current liabilities		41,056		19,351		1,890		1,917		13,147		-		77,361

	US$	305,694	US$	103,658	US$	80,467	US$	13,029	US$	39,047	US$	(63,941)	US$	477,954
Non-current liabilities
Long-term debt		-		-		-		-		-		-		-
Due to related companies		2,111		370,034		(22,723)		81,862		168,988		(598,161)		2,111
Deferred sign-on and hookup fee revenue		-		10,682		24		2,322		6,952		-		19,980
Other payables and accruals		26,288		45,529		12,862		4,241		19,252		-		108,172

	US$	334,093	US$	529,903	US$	70,630	US$	101,454	US$	234,239	US$	(662,102)	US$	608,217

Minority interests in consolidated subsidiaries		-		-		119		-		-		(119)		-
Stockholders' equity (deficit)
Capital	US$	2,315,373	US$	338,935	US$	67,337	US$	117,150	US$	98,685	US$	(622,107)	US$	2,315,373
Accumulated deficit		(2,046,629)		(737,908)		(136,890)		(170,003)		(323,592)		1,368,393		(2,046,629)
Cumulative translation adjustments		(232,494)		350,202		14,322		21,992		99,778		(486,294)		(232,494)

	US$	36,250	US$	(48,771)	US$	(55,231)	US$	(30,861)	US$	(125,129)	US$	259,992	US$	36,250

	US$	370,343	US$	481,132	US$	15,518	US$	70,593	US$	109,110	US$	(402,229)	US$	644,467

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Expressed in thousands of United States dollars)
Condensed consolidating statements at December 31, 2002 and for the year then ended

	Guarantors
	Net Serviços (parent company)		Wholly-owned subsidiaries (combined)		Net Sul non guarantors			Net Sul guarantors	Non-guarantor subsidiary		Eliminations		Net Serviços (consolidated)

Statement of operations
Net revenue	US$	-	US$	186,561	US$	43,068	US$	35,641	US$	134,775	US$	3,501	US$	403,546
Direct operating expenses		-		(107,871)		(22,446)		(21,546)		(80,093)		(3,496)		(235,452)
Selling, general and administrative expenses		(44,721)		(19,686)		(6,912)		(5,458)		(14,540)		(6)		(91,323)
Depreciation and amortization		(9,965)		(25,717)		(8,048)		(10,993)		(26,742)		-		(81,465)
Cumulative effect of accounting change		(367,733)		-		-		-		-		-		(367,733)
Other, net		15,440		(8,816)		(1,930)		(379)		(7,849)		-		(3,534)
Pre-acquisition income		-		-		-				-		-		-
Exchange gains (losses), net		(79,841)		(23,950)		(37,752)		(7,309)		(11,168)		-		(160,020)
Financial expense		(118,254)		67,420		(8,399)		(2,437)		(53,332)		(47,316)		(162,318)
Financial income		146,505		(187,558)		202		185		991		47,318		7,643
Equity in results of consolidated subsidiaries		(238,766)		327,165		4,225		-		557		(93,181)		-
Investees		(1,162)		-		-		-		-		-		(1,162)
Other, net		(2,508)		(2,859)		304		252		9		-		(4,802)
Income tax		-		(347)		(703)		223		(3,558)		-		(4,385)
Minority interest in results of consolidated subsidiaries		-		-		-		-		601		(601)		-

Loss for the period	US$	(701,005)	US$	204,342	US$	(38,391)	US$	(11,821)	US$	(60,349)	US$	(93,781)	US$	(701,005)

Statement of Cash Flows
Net cash provided by operating activities	US$	393,445	US$	(769,312)	US$	20,289	US$	20,030	US$	13,743	US$	429,520	US$	107,715
Cash used in investing activities
Acquisition of property and equipment		(8,731)		(13,504)		(3,152)		(3,112)		(9,460)		-		(37,959)
Acquisition of investments and advances		(236,504)		(51,473)		-		-		(9)		290,637		2,651
Net cash acquired from acquisition Unicabo		-		-		-		-		-		-		-
Proceeds from sale of equipment		105		(10,938)		1,400		1,383		16,681		-		8,631
Net cash provided by financing activities		-		-		-		-		-		-		-
Change in overdraft facilities , net
. Short-term debt
.. Issuances		35,759		7,248		473		466		2,174		-		46,120
.. Repayments		(30,166)		(69,919)		-		-		(2,181)		-		(102,266)
. Long-term debt
.. Issuances		-		-		-		-		-		-		-
.. Repayments		(684)		(97,673)		(3,943)		(3,893)		(1,230)		-		(107,423)
. Related party loans
.. Issuances		320,338		104,472		28,707		28,342		94,630		(574,157)		2,332
.. Repayments		(342,142)		584,694		(23,735)		(19,652)		(54,392)		(146,000)		(1,227)
. Capital contribution		91,961		-		-		-		-		-		91,961
. Spin off		-		-		-		-		-		-		-
Effect of exchange rate changes on cash and cash equivalents		(226,439)		319,366		(21,072)		(20,804)		(58,305)		-		(7,254)
Cash and cash equivalents - beginning of period		3,318		5,034		1,159		1,145		1,818		-		12,474

Cash and cash equivalents - end of period	US$	260	US$	7,995	US$	126	US$	3,905	US$	3,469	US$	-	US$	15,755

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Expressed in thousands of United States dollars)
Condensed consolidating statements at December 31, 2001 and for the year then ended

	Guarantors
	Net Serviços (parent company)		Wholly-owned subsidiaries (combined)		Net Sul non guarantors			Net Sul guarantors	Non-guarantor subsidiary		Eliminations		Net Serviços (consolidated)

Statement of operations
Net revenue	US$	12,897	US$	225,334	US$	53,641	US$	45,951	US$	162,543	US$	(7,293)	US$	493,073
Direct operating expenses		-		(127,833)		(26,816)		(25,543)		(86,494)		2,349		(264,337)
Selling, general and administrative expenses		(36,271)		(32,172)		(10,346)		(8,247)		(28,431)		4,933		(110,534)
Depreciation and amortization		(65,637)		(84,395)		(10,473)		(20,012)		(45,631)		-		(226,148)
Other, net		(155)		(1,613)		(110)		(1,151)		1,858		-		(1,171)
Exchange gains (losses), net		(60,975)		(29,350)		(15,212)		(7,458)		(12,108)		(76)		(125,179)
Financial expense		(86,607)		(17,926)		(12,257)		(3,676)		(37,608)		32,099		(125,975)
Financial income		109,282		(67,186)		245		178		1,310		(32,099)		11,730
Equity in results of consolidated subsidiaries		(224,580)		(12,838)		-				(11,296)		248,714		-
Investees		(36)		-		-				-		-		(36)
Other, net		2,609		(363)		(687)		(181)		(889)		-		489
Income tax		-		(790)		(610)		-		15		-		(1,385)
Minority interest in results of consolidated subsidiaries		-		-		-		-		-		-		-

Loss for the period	US$	(349,473)	US$	(149,132)	US$	(22,625)	US$	(20,139)	US$	(56,731)	US$	248,627	US$	(349,473)

Statement of Cash Flows
Net cash provided by operating activities	US$	143,714	US$	(212,411)	US$	15,006	US$	26,905	US$	60,088	US$	-	US$	33,302
Cash used in investing activities
Acquisition of property and equipment		(13,958)		(62,107)		(7,403)		(3,997)		(44,710)		-		(132,175)
Acquisition of investments and advances		(52,708)		(126,361)		-		-		3		178,348		(718)
Net cash acquired from acquisition Unicabo		-		-		-		-		-		-		-
Proceeds from sale of equipment		233		(35,288)		2,275		1,228		35,436		-		3,884
Net cash provided by financing activities		-		-		-		-		-		-		-
Change in overdraft facilities , net
. Short-term debt
.. Issuances		27,007		67,031		134		134		335		-		94,641
.. Repayments		(96,394)		(37,324)		(24,246)		(2,677)		(14,631)		-		(175,272)
. Long-term debt
.. Issuances		112,567		47,711		-		-		-		-		160,278
.. Repayments		(107,147)		(11,272)		(4,140)		(11,653)		(14,488)		-		(148,700)
. Related party loans
.. Issuances		244,909		491,034		63,262		-		144,186		(788,650)		154,741
.. Repayments		(49,308)		(464,376)		(10,441)		-		(125,381)		610,302		(39,204)
. Capital contribution		-		-		-		-		-		-		-
. Spin off		-		-		-		-		-		-		-
Effect of exchange rate changes on cash and cash equivalents		(274,193)		346,272		(34,549)		(8,182)		(41,543)		345		(11,850)
Cash and cash equivalents - beginning of period		68,596		2,125		140		163		2,523		-		73,547

Cash and cash equivalents - end of period	US$	3,318	US$	5,034	US$	38	US$	1,921	US$	1,818	US$	345	US$	12,474

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

16. Supplementary Information

	2002	Year ended December 31, 2003

Descriptions	Balance at beginning of year	Charges to expense	Effect of currency variation	Balance at end of year

Allowance for doubtful accounts	US$ (11,916)	US$ (6,784)	US$ 3,749	US$ (14,951)

Income tax valuation allowance	US$ (246,591)	US$ (51,592)	US$ (24,547)	US$ (322,730)

Provision for losses in equity investees
Net Brasil S.A.	US$ (1,230)	US$ 171	US$ 256	US$ (803)

	2001	Year ended December 31, 2002

Allowance for doubtful accounts	US$ (10,011)	US$ (11,235)	US$ 9,330	US$ (11,916)

Income tax valuation allowance	US$ (286,627)	US$ (88,046)	US$ 128,082	US$ (246,591)

Provision for losses in equity investees
Net Brasil S.A.	US$ (44)	US$ (1,414)	US$ 228	US$ (1,230)

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

16. Supplementary Information (Continued)

	2000	Year ended December 31, 2001

Allowance for doubtful accounts	US$ (9,935)	US$ (11,913)	US$ 11,837	US$ (10,011)

Amortization of goodwill:
CMA – Participações S.A.	US$ (19,031)	US$ (26)	US$ 27	US$ (19,030)
Multicanal BH	(20,632)	(3,119)	5,615	(18,136)
Net Rio S.A.	(19,363)	(3,177)	1,837	(20,703)
Net São Paulo	(26,024)	(5,687)	2,358	(29,353)
Net Brasília S.A.	(6,743)	(1,310)	1,057	(6,996)
Net Recife S.A.	(314)	(187)	49	(452)
Net Campinas S.A.	(8,998)	(7,013)	627	(15,384)
Net Franca S.A.	(123)	(96)	30	(189)
Net Indaiatuba S.A.	(21)	(17)	-	(38)
Net São Carlos S.A.	(941)	(731)	195	(1,477)
Vicom Ltda.	(1,382)	(2,140)	208	(3,314)
Net Sul Comunicações Ltda.	(16,607)	(35,580)	2,023	(50,164)
GMMD-S Comunicações Ltda.	(1)	(5)	-	(6)
Consolidated subsidiaries of
Multicanal Cabo	(7,484)	(1,209)	845	(7,848)

	US$ (127,664)	US$ (60,297)	US$ 14,871	US$ (173,090)

Income tax valuation allowance	US$ (233,779)	US$ (103,499)	US$ 50,651	US$ (286,627)

Provision for losses in equity investees
Net Brasil S.A.	US$ (148)	US$ 104	US$ -	US$ (44)

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

17. Subsequent event – Commitment Letter For Debt Restructuring Plan - (Unaudited)

On June 27, 2004, Net Serviços de Comunicação S.A. issued a relevant notice stating that the Company and its financial creditors representing approximately 70% of the Company's principal amount of outstanding debt have entered into commitment letters that outline the terms and conditions upon which the Company would exchange the Company and its subsidiaries' indebtedness held by such creditors for a combination of the Company's new senior secured debt, new subordinated convertible debt and/or new equity, provided that the Company may in certain circumstances substitute cash for all or a portion of the equity and new subordinated convertible debt otherwise issuable to those creditors.

Currently, the Company expects that each creditor will be given the option either (i) to convert 60% of their debt into new senior secured debt and 40% into equity or (ii) to convert 100% of their debt into equity. In addition, because certain creditors of the Company's reais-denominated debt are subject to legal restrictions that prevent them from holding equity securities, the Company intends to offer them the option of converting 60% of their debt into new senior secured debt and 40% into new subordinated convertible debt.

Additionally, the Company expects to issue up to 1,825,021,996 new equity shares in connection with the debt restructuring plan. The precise number of shares is subject to a number of circumstances, such as: the prevailing interest rates through the date of the restructuring, the exchange rate on the date of the restructuring, the extent to which the debt's creditors elect the 100% equity option, and the extent to which holders of the Company's reais-denominated debt elect to receive subordinated convertible debt rather than equity.

The obligations of the creditors party to the commitment letters to effect the restructuring are subject to a number of significant conditions, such as:

  Creditors holding no less than 95% of the Company's outstanding debt must agree to participate in the restructuring;

  There must not have occurred any material adverse change relating to the Company or to Brazil;

  The creditors must have satisfied themselves with certain remaining “due diligence” items relating to the Company, including with respect to the tax effects of the restructuring and the terms of the Company's programming contracts;

  The Company must have obtained all governmental and third party consents necessary to consummate the restructuring; and

  The Company must negotiate and execute definitive documents reflecting the terms of the commitment letters and the substance and form of these documents must be acceptable to the creditors.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2003, 2002 and 2001
(Expressed in thousands of United States dollars)

17. Subsequent event – Commitment Letter For Debt Restructuring Plan - (Unaudited) -- Continued

The commitment letters expire on September 30, 2004, although such date will be automatically extended to November 30, 2004, unless a majority of the creditors party to the commitment letters elects to veto such extension. Management does not expect that the debt restructuring will be completed by either of these dates, but expects, by this time to have entered into definitive agreements that supersede the commitment letters. If the Company has not entered into definitive agreements prior to the date on which the commitment letters would otherwise terminate, the Company would seek to extend the effectiveness of the commitment letters.

Until the time that the debt restructuring plan is signed, the Company will continue to accrue interest and other financial charges, on its consolidated financial statements, based on the existing debt instruments terms.

18. Subsequent event – Globo Comunicações e Participações S.A. agreement to sell an interest in Net Serviços de Comunicação S.A. to Teléfonos de México S.A. - (Unaudited)

On June 27, 2004, Net Serviços de Comunicação S.A. issued another relevant notice stating that its controlling shareholder, Globo Comunicações e Participações S.A. (Globopar), has entered into an agreement to sell an interest in the Company to Teléfonos de Mexico S.A. (Telmex). Under the terms of this agreement, Globopar would subscribe for all the voting shares, in connection with the debt's restructuring plan, at a price of R$0.35 per share and Telmex will grant a standby underwriting guarantee for subscription at the minimum issue price of R$0.35 per share for all the non-voting shares to be issued. The closing of this transaction is subject to a number of conditions precedent, including the approval of the National Telecommunications Agency (Anatel), the closing of the Company's debt restructuring plan, and the negotiation with other parties to the Company's existing shareholders' agreement to either modify or establish a new agreements.

Alternatively, Globopar has a put option to sell to Telmex for an approximately US$130 million at any time after October 31, 2004, a combination of voting and non-voting shares of the Company currently held by Globopar, equivalent to approximately 34% of the total outstanding shares of the Company.

EXECUTION COPY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Net Serviços de Comunicação S.A.

We have reviewed the condensed consolidated balance sheet of Net Serviços de Comunicação S.A. and subsidiaries as of June 30, 2004 and the related condensed consolidated statements of operations for the three-month and six-month periods ended June 30, 2004 and 2003, the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2004 and 2003, the condensed consolidated statements of changes in capital deficiency for the six-month period ended June 30, 2004 and the comprehensive (loss) income for the six-month periods ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical review procedures, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated interim financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Net Serviços de Comunicação S.A. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, cash flows and changes in capital deficiency for the year then ended (not presented herein) and in our report dated February 20, 2004, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph regarding the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

The accompanying condensed consolidated interim financial statements have been prepared assuming that Net Serviços de Comunicação S.A. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants of debt agreements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying interim financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

ERNST & YOUNG
Auditores Independentes S.S.
2SP015199/O-6

Pedro L. Siqueira Farah
Partner

São Paulo, Brazil
July 30, 2004

Net Serviços de Comunicação S.A.
Condensed Consolidated Balance Sheets (Unaudited)
(Expressed in thousands of United States dollars, except share amounts)

	June 30, 2004	December 31, 2003

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	US$ 96,504	US$ 68,811
Trade accounts receivable, net of allowance for doubtful accounts of $ 13,626 and $14,331 in 2004 and 2003, respectively	39,896	36,054
Recoverable income taxes	6,772	5,134
Prepaid expenses and other assets	9,165	5,152

Total current assets	US$ 152,337	US$ 115,151

Property and equipment, net	332,961	373,528
Investments and advances to equity investees	2,125	2,403
Goodwill on acquisition of consolidated subsidiaries, net	250,610	268,639
Judicial deposits	25,031	23,751
Deferred and recoverable income taxes	14,696	10,882
Other non-current assets	10,886	7,337

Total assets	US$ 788,646	US$ 801,691

	June 30, 2004	December 31, 2003

	(Unaudited)
Liabilities and capital deficiency
Current liabilities
Trade accounts payable	US$ 21,951	US$ 20,478
Accounts payable to programmers, (US$43,657 and US$52,539 in 2004 and 2003, respectively, with related parties)	50,896	56,075
Income taxes payable	4,194	2,918
Sales taxes	8,681	12,116
Payroll and related charges	9,031	9,884
Debt	329,238	349,932
Deferred revenue	21,773	16,713
Due to related companies	12,975	-
Interest and other financial charges payable	139,271	107,583
Accrued expenses and other liabilities	9,759	6,523

Total current liabilities	US$ 607,769	US$ 582,222

Non-current liabilities
Accounts payable to programmers, (US$7,239 and US$3,536 in 2004 and 2003, respectively, with related parties)	12,719	16,051
Due to related companies	1,336	2,063
Deferred sign-on, hook-up fee and programming benefit	26,859	23,899
Reserve for contingencies	162,435	168,852
Accrued expenses and other liabilities	10,896	11,495

Total non-current liabilities	US$ 214,245	US$ 222,360

Total liabilities	US$ 822,014	US$ 804,582

Commitments and contingencies

Capital deficiency
Preferred stock, no par value, shares authorized,
issued and outstanding (2004 and 2003 – 1,198,784,187)	1,493,279	1,493,279
Common stock, no par value, shares issued and outstanding (2004 and 2003 – 828,371,343)	811,737	811,737
Additional paid-in capital	15,027	15,027
Accumulated deficit	(2,131,649)	(2,092,032)
Accumulated other comprehensive loss, net	(221,762)	(230,902)

Total capital deficiency	US$ (33,368)	US$ (2,891)

Total liabilities and capital deficiency	US$ 788,646	US$ 801,691

See notes to condensed unaudited consolidated financial statements.

Net Serviços de Comunicação S.A.
Condensed Consolidated Statements of Operations (Unaudited)
(Expressed in thousands of United States dollars, except per share and share amounts)

	Three months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003

Revenues
Pay TV subscriptions	US$ 117,079	US$ 106,899	US$ 238,211	US$ 194,484
Broadband subscriptions	7,438	3,853	13,757	6,936
Telecommunication services	4,776	4,422	9,301	7,979
Pay-per-view	4,986	4,206	8,236	7,194
Sign-on and hook-up fees	2,141	2,487	3,871	4,248
Other services	4,204	2,346	8,038	4,536

Total revenues	140,624	124,213	281,414	225,377
Taxes and other deductions from revenues	(24,770)	(24,068)	(50,620)	(42,644)

Net operating revenue	115,854	100,145	230,794	182,733

Programming and other operating costs	(60,666)	(55,565)	(119,694)	(102,662)
Selling, general and administrative expenses	(24,505)	(18,729)	(49,271)	(35,067)
Depreciation and amortization	(16,382)	(16,002)	(31,821)	(30,186)
Other	(752)	(1,608)	(144)	(1,371)

Total operating costs and expenses	(102,305)	(91,904)	(200,930)	(169,286)

Operating income	13,549	8,241	29,864	13,447

Other income (expenses):
Monetary indexation, net	(1,906)	3,361	(3,001)	3,754
Gain (loss) on exchange rate, net	(22,082)	32,712	(23,881)	42,849
Interest expense	(20,796)	(16,957)	(43,493)	(32,026)
Financial expense, net	(1,348)	(6,048)	(7,264)	(18,959)
Interest income	3,713	128	7,262	2,269
Other	168	(529)	517	(848)

Total other income (expenses)	(42,251)	12,667	(69,860)	(2,961)

Income (loss) before equity in results of investees	(28,702)	20,908	(39,996)	10,486

Equity in results of investees	1,433	326	916	(1,111)

Income (loss) before income taxes	(27,269)	21,234	(39,080)	9,375

Income tax benefit (expense)	2,646	(879)	(537)	(1,013)

Net income (loss)	US$ (24,623)	US$ 20,355	US$ (39,617)	US$ 8,362

Net income (loss) per commons share, basic and diluted	US$ (0.03)	US$ 0.02	US$ (0.05)	US$ 0.01

Net income per preferred share, basic and diluted	US$ -	US$ 0.02	US$ -	US$ 0.01

Weighted average number of common shares outstanding	828,371,343	828,371,343	828,371,343	828,371,343

Weighted average number of preferred shares outstanding	1,198,784,187	1,198,784,187	1,198,784,187	1,198,784,187

See notes to condensed unaudited consolidated financial statements.

Net Serviços de Comunicação S.A.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY AND COMPREHENSIVE LOSS (Unaudited)
(Expressed in thousands of United States dollars, except share amounts)

	NUMBER OF SHARES ISSUED		CAPITAL STOCK			Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total

	Preferred	Common	Preferred	Common	Total

Changes in capital deficiency for the six month period ended June 30,2004

At January 1, 2004	1,198,784,187	828,371,343	US$ 1,493,279	US$ 811,737	US$ 2,305,016	US$ 15,027	US$ (2,092,032)	US$ (230,902)	US$ (2,891)

Change in cumulative translation adjustment for the period	-	-	-	-	-	-	-	9,140	9,140

Net loss for the period	-	-	-	-	-	-	(39,617)	-	(39,617)

At June 30, 2004	1,198,784,187	828,371,343	US$ 1,493,279	US$ 811,737	US$ 2,305,016	US$ 15,027	US$ (2,131,649)	US$ (221,762)	US$ (33,368)

Comprehensive loss for each of the six-month periods ended June 30, 2004 and 2003	Six-month periods ended June, 30
	2004	2003

Net income (loss) for the period	US$ (39,617)	US$ 8,362

Cumulative translation adjustments	9,140	2,314

Total comprehensive income (loss)	US$ (30,477)	US$ 10,676

See notes to condensed unaudited consolidated financial statements.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

	Six-months ended June 30,

	2004	2003

Operating activities
Net income (loss) for the period	US$ (39,617)	US$ 8,362
Adjustments to reconcile net income (loss) for the period
to net cash provided by operating activities:
Deferred sign-on and hook-up fee revenues	652	913
Amortization of deferred sign-on and hook-up fee revenues	(2,546)	(1,898)
Equity in results of investees	(916)	1,111
Non-cash compensation expense	112	-
Exchange losses, monetary indexation and interest , net	69,211	(6,177)
Depreciation and amortization	31,821	30,186
Deferred income tax	(2,477)	(307)
Disposal of assets, net	328	412
(Increase) decrease in operating assets:
Trade accounts receivable	(6,624)	(4,823)
Income taxes recoverable	(4,357)	(606)
Prepaid expenses and other assets	(11,831)	(4,720)
Increase (decrease) in operating liabilities:
Accounts payable to suppliers and programmers	4,290	(8,973)
Income taxes payable	1,539	1,121
Payroll and related charges	(165)	2,525
Sales taxes, accruals and other payables and other	7,846	(3,800)
Reserve for contingencies	(3,384)	7,110

Net cash provided by operating activities	43,882	20,436

Investing activities

Advances to related companies, net of repayments	83	(1,741)
Acquisition of property and equipment	(14,777)	(5,425)
Proceeds from sale of equipment	3,706	2,951

Net cash used by investing activities	(10,988)	(4,215)

Financing activities
Short-term debt
Issuances	-	37
Repayments	-	(86)
Related party loans
Issuances	-	16
Repayments	-	(6)

Net cash used by financing activities	-	(39)

Effect of exchange rate changes on cash and cash equivalents	(5,201)	4,766

Net increase in cash and cash equivalents	27,693	20,948
Cash and cash equivalents at beginning of the period	68,811	15,755

Cash and cash equivalents at end of the period	US$ 96,504	US$ 36,703

Supplemental disclosure of cash flow information
Cash paid for income taxes	US$ 1,161	US$ 759
Cash paid for interest	US$ -	US$ 173

See notes to condensed unaudited consolidated financial statements.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

1. The Company and its principal operations

The Company and its subsidiaries provide cable television, high-speed Internet access and data transmission services through several cable networks located in the country’s largest cities.

Debt restructuring

On December 2, 2002, due to deteriorated economic conditions in Brazil, the Company announced its decision to review its cash flow and commenced negotiations with various lenders and debt holders with regard to a restructuring of its debt facilities and instruments.

According to a relevant notice issued on June 27, 2004, the Company entered into commitment letters with creditors holding in the aggregate approximately 70% of the Company’s outstanding debt. The commitment letters outline the terms and conditions of the Company’s debt restructuring plan.

The commitment letters establish that each of the Company’s creditors will have the right to convert their debt including any interest and commissions accrued but not paid, excluding amounts in respect of interest in arrears and fines for overdue amounts, under the following options:

(i)

the right to convert 60% of their debt claim into new senior secured debt and 40% of their debt claim into equity. In the case of creditors holding US dollar denominated debt (except Multicanal Senior Guaranteed Notes holders) the right to convert 60% of their debt claim into new senior secured debt denominated in reais;

(ii)

in the case of creditors holding reais-denominated debt, the right to convert 60% of their debt claim into new senior secured debt and 40% of their debt claim into new subordinated convertible debt, or;

(iii)	the right to convert 100% of their debt claim into equity.

The commitment letters expire on September 30, 2004, although such date will be automatically extended to November 30, 2004, unless a majority of the creditors party to the commitment letters elect to veto such extension.

Each creditor that is party to commitment letters regarding the restructuring of the Company’s debt has agreed that far so long as the term sheet relating to the restructuring is in effect, it will not take any action to collect its respective credits against, either through court or administrative proceeding or enforcement or collateral. União de Bancos Brasileiros S.A. (Unibanco) that has previously filed a collection suit against the Company, is party to the commitment letter, and thus has assumed a commitment to suspend that collection suit.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

1. The Company and its principal operations (Continued)

The Company understands that achieving balance between its cash generation and its debt obligation is essential. Thus, the conclusion of the debt restructuring plan should be achieved, so as to reach a balanced working capital structure that may provide a lower dependence on third party short-term and a minimum refinancing risk in the medium term, which will make the Company less vulnerable to the Brazilian real / US dollar exchange rate volatility.

All accounting records related to the Company’s debt continue to be made according to the original contracts and the effects of the new terms and conditions will be recognized in the financial statements when the new terms are concluded and resulting transaction closed.

The consummation of the transaction contemplated by the commitment letters are subject to a number of significant conditions that are beyond the Company’s control. Although, management expects to conclude this process by the end of the fiscal year 2004, the obligations of the creditors party to the commitment letters to effect the debt’s restructuring are subject to a number of significant conditions, described below. These include the following:

(i)	The Company must negotiate and execute definitive documents reflecting the terms of the commitment letters and the substance and form of these documents must be acceptable to the creditors;
(ii)	Creditors holding no less than 95% of the Company’s outstanding debt must agree to participate in the restructuring; and
(iii)	Other conditions may be included in the final agreements.

Specific costs related to the current debt – restructuring of approximately US$ 8,000, were recorded as deferred financing costs at June 30, 2004. Upon the successful completion of the current debt restructuring negotiations, such deferred costs will be amortized concurrent with such restructured debt.

The main terms and conditions of the restructuring plan are described in note 8 – Debt.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

1. The Company and its principal operations (Continued)

Change in stockholder participation

Separately, on June 27, 2004, Globo Comunicações e Participações S.A (Globopar), the Company’s controlling stockholder, has entered into an agreement to sell part of its interest in the Company to a strategic investor, Teléfonos de México, S.A. de C.V. (“Telmex”). This agreement was made in the context of the Company’s debt restructuring plan and proposes the issuance of common and preferred shares by the Company, in an aggregate amount up to 1,825,021,996 shares, to be paid in cash or with credits against the Company. According to this agreement, Globopar will subscribe for all the common shares (other than any shares as to which other stockholders have exercised preemptive rights) at a price of R$0.35 per share and Telmex will grant a stand-by underwriting guarantee for subscription at the minimum issue price of R$0.35, for all the preferred shares to be issued. The agreement between Globopar and Telmex also contemplates that the subordinate convertible debentures included in the Plan will not be issued. As a result, subject to the completion of the debt restructuring plan, the Company’s creditors will receive, out of the cash proceeds from the issuance referred above, R$0.35 in place of each common or preferred share to be issued and the principal amount of the subordinated convertible debentures, otherwise issuable to them pursuant to the debt restructuring plan.

The conclusion of this agreement between Globopar and Telmex is subject to certain conditions, such as: approval of the National Telecommunications Agency (“Anatel”), the conclusion of the debt restructuring plan, negotiation with the other parties included in the Company’s Shareholders Agreement and Company’s corporate approvals.

Amended and restated programming agreement

As more fully described in note 7 - Related party transactions, on June 27, 2004, the Company has entered into an amended and restated programming agreement with Net Brasil S.A., whereby Net Brasil S.A. will retain its role with regard to obtaining all other programming, in particular content or channels produced in Brazil, while the Company will directly obtain all new international content from sources outside of Brazil. As a result of this agreement, the compensation paid by the Company to Net Brasil S.A. will reduce. Pursuant to this agreement, instead of R$0.51 per subscriber per month, the Company will pay to Net Brasil S.A. a fixed amount of R$100,000 per month, adjusted by the Consumer Price Index (IPC), plus an additional monthly fee until 2007.

Management, with the support of its stockholders, continues focused on the conclusion of the Company’s debt restructuring plan, the implementation of better sales channels, improvement in customer service and the adaptation of its levels of investment to its capacity to generate operational cash, by means of improved controls for the decision taking process in a selective and disciplined manner.

The exchange rate of the Brazilian Real (“R$”) to the U.S. dollar was R$3.1075:US$1.00 at June 30, 2004 and R$2.8892:US$1.00 at December 31, 2003. At July 30, 2004 the exchange rate was R$3.0268:US$1.00.

The accompanying unaudited condensed consolidated interim financial statements do not reflect any adjustments that might be required upon the resolution of the uncertainties discussed above.

2. Basis of presentation of the condensed consolidated interim financial statements

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with U. S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by the U. S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of a normal recurring nature, considered necessary for a fair presentation, have been included.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

The results of the six-month period ended June 30, 2004 are not necessarily indicative of the results that might be expected for the full year ending December 31, 2004.

The balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by the U.S. generally accepted accounting principles for complete financial statements. The accompanying condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2003.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 20-F for the year ended December 31, 2003.

3. Significant accounting policies

The accounts of the Company and its Brazilian subsidiaries and equity investee companies are maintained in Brazilian reais, which have been translated into U.S. dollars in accordance with the criteria established in Statement of Financial Accounting Standards (SFAS) 52 “Foreign Currency Translation”.

Stock-based compensation

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – transition and disclosure “ (“SFAS No. 148”), which amended certain provision of Statement of Accounting Standards No. 123, “Accounting for Stock-Based Compensation “ (“SFAS No. 123”) to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, effective as of the beginning of 2003. The Company continues to apply the provisions of APB 25, in accounting for stock-based compensation.

Pro forma information regarding the Company’s net loss and net loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. Considering the amounts involved, the application of SFAS No. 123 would not result in a material effect on the Company’s net loss and net loss per share.

3. Significant accounting policies – continued

Earnings per share

In March 2004, the EITF reached a consensus on certain issues of EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share. EITF 03-6 provides guidance to determine whether a security is deemed a participating security and therefore subject to the two-class method of determining earnings per share under Statement No. 128. Further, an entity would continue to allocate losses to a participating security in a period of net loss only if the security holder has a contractual obligation to share in such losses of the issuing entity on a basis that was objectively determinable. The provisions of EITF 03-6 are effective for fiscal periods beginning after March 31, 2004 and prior period EPS amounts presented for comparative purposes should be restated to conform to the consensus guidance. The Company adopted the provisions of EITF 03-6 in the second quarter of 2004. The Company’s preferred shares would be considered participating securities. However, due to the net losses incurred for second quarter 2004 and six-month period ended June 30, 2004, the net loss per share for these periods was determined by considering only the weighted average common shares outstanding.

The more significant accounting policies adopted in the preparation of the condensed consolidated interim financial statements are consistent with those adopted in the preparation of the audited consolidated financial statements as of December 31, 2003.

Advertising and marketing costs expensed in the condensed consolidated interim statement of operations for the six-month period ended June 30, 2004 and 2003 amounted to US$ 12,888 and US$ 6,581, respectively.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

4. Cash and cash equivalents

	June 30, 2004	December 31, 2003

Cash	US$ 2,706	US$ 4,541
Brazilian Interbank Deposit – “CDI”	53,637	16,436
Financial Investments Funds	32,289	44,243
Others	7,872	3,591

	US$ 96,504	US$ 68,811

The funds are invested in securities denominated in Brazilian reais (R$) and, accordingly, the Company is exposed to the risk of devaluation of the Brazilian real against the U.S. dollar, as well as the credit risk on the underlying securities.

5. Goodwill on acquisition of consolidated subsidiaries, net

In January 2002, the Company adopted SFAS 142, which requires companies to discontinue amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS 142 requires that goodwill be reviewed for impairment upon adoption of FAS 142 (January 1, 2002) and annually thereafter.

On December 31, 2003, the date on which the Company performed its annual impairment test, the Company concluded that no impairment was required.

Other than a loss on translation recorded through the cumulative translation adjustments there have been no other movements in goodwill accounts in the six-month period ended June 30, 2004.

6. Property and equipment, net

Property and equipment consisted of:

	June 30, 2004		December 31, 2003

	Cost	Accumulated depreciation	Value	Net Book Value

Cable network	US$ 757,400	US$ (505,227)	US$ 252,173	US$ 289,195
Data processing equipment	77,702	(52,929)	24,773	29,992
Buildings and improvements	9,589	(6,923)	2,666	3,422
Fixtures, fittings and installations	9,543	(5,749)	3,794	4,493
Vehicles	2,042	(1,788)	254	381
Other	60,838	(50,299)	10,539	11,007

	917,114	(622,915)	294,199	338,490
Cable construction materials	37,772	-	37,772	33,973

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

Land	990	-	990	1,065

Total property and equipment, net	US$ 955,876	US$ (622,915)	US$ 332,961	US$ 373,528

7. Related party transactions

The Company engages in financial and commercial transactions with its subsidiaries and Companies in which it has investments, with its stockholders and with companies related to its stockholders.

The amounts paid to Net Brasil S.A., a subsidiary of Globo Comunicações e Participações S.A., related to broker’s commissions during the six-month periods ended June 30, 2004 and 2003 were US$ 1,315 and US$ 1,096, respectively. The amounts paid to Globosat, a subsidiary of Globo Comunicações e Participações S.A., for programming during the six-month periods ended June 30, 2004 and 2003 were US$ 4,984 and US$ 15,880, respectively.

The Company’s program guide is produced by Editora Globo S.A., a publishing company related to Globo Group. The amounts paid to Editora Globo S.A. during the six-month periods ended June 30, 2004 and 2003 were US$ 2,409 and US$ 2,571, respectively.

The Company enters into various financial transactions with entities affiliated to Banco Bradesco, a related party to Bradesplan Participações S.A., a Company stockholder. The aggregate amounts paid to entities related to Bradesplan for property insurance, employee health insurance and collection fees during the six-month periods ended June 30, 2004 and 2003 were US$ 2,801 and US$ 2,739 respectively.

On May 3, 2004, Globo Comunicações e Participações S.A. (Globopar), as guarantor under the International Finance Corporation (IFC), has paid all amounts owed by the Company to the IFC, which original due date was October 15, 2004, and is currently a creditor of the Company by virtue of subrogation to the IFC, thereby releasing the Company from all obligations to the IFC. The amount due to Globopar was recorded as due to related companies with identical conditions of the original debt from IFC, bearing interest at a variable interest rate equal from 2.75% to 3% per annum over the six-month U.S. dollar LIBOR. At June 30, 2004 the amount due to Globopar was US$ 12,975.

The Company obtains programming from Net Brasil S.A., which in turn acquires such programming from Globosat Comunicações S.A., a company related to Globo Group and from non-related parties pursuant to a distribution agreement. As part of the programming agreement with Net Brasil S.A., the Company has exclusivity rights in the distribution of Globosat programming to its franchising areas, with the exception of Net Sat Serviços Ltda. (Sky), the Globo Group arm that distributes video content through its DBS systems.

On June 27, 2004, the Company entered into an amended and restated programming agreement with Net Brasil S.A. whereby Net Brasil’s role in acquiring programming, has been altered. Under the amended and restated agreement, Net Brasil will retain its role with regard to obtaining all other programming, in particular content or channels produced in Brazil , while the Company will directly obtain, for its own account and benefit, all new international content from sources outside of Brazil, which corresponds to approximately one third of the Company’s line-up.

Prior to renegotiating programming agreements, such costs were largely denominated in U.S. dollars. During 2003 and 2004, the Company has renegotiated the terms of approximately 92% of its programming agreements. According to the new terms of the executed programming agreements, agreements representing approximately 67% of programming costs were renegotiated to be denominated in Brazilian Reais. In addition, the Company was granted a reduction of the outstanding programming liabilities of approximately US$8,900, which have been reclassified as deferred programming benefits to be amortized as a reduction of the future programming costs, over the new term of the agreements, ranging from 36 to 48 months, and/or to reduce marketing costs, depending on certain specific events.

As part of the renegotiation of the programming costs, the unpaid amounts related to the year ended December 31, 2002 will be paid, in 18 to 24 monthly installments, beginning January 2004. The non-current portion of accounts payable to

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

programmers matures in 2005. These future payments are adjusted based on the IGPM domestic inflation index and guaranteed by promissory notes.

The ongoing negotiations with programmers involving overdue amounts denominated in U.S. dollars of US$ 22,153 classified as current are expected to be concluded during 2004.

The amounts due to programmers are comprised as follows:

	June, 30 2004		December 31, 2003

	Current	Non-current	Current	Non-current

Related companies:
Net Brasil S.A.	US$ 39,196	US$ 7,231	US$ 47,715	US$ 9,147
Globosat Programadora Ltda.	3,041	1,521	3,389	2,268
TV Globo Ltda.	619	309	626	626
USA Programadora Ltda.	373	186	377	377
Canal Brazil S.A.	270	135	273	273
Canal Rural Produções Ltda.	109	55	110	110
RBS Empresa de TVA Ltda.	49	25	49	50

	43,657	9,462	52,539	12,851

Third parties:
Fox Latin America Channels do Brasil Ltda.	2,334	1,167	2,346	2,346
MTV Networks Latin America	724	-	666	330
Columbia Tristar Films of Brazil, Inc.	348	174	350	350
Playboy TV Latin America, LLC	170	85	174	174
ESPN do Brasil Eventos Esportivos Ltda.	2,329	1,164	-	-
ESPN,Inc.	1,334	667	-	-

	7,239	3,257	3,536	3,200

	US$ 50,896	US$ 12,719	US$ 56,075	US$ 16,051

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

8. Debt

The debt consisted of:

	June 30, 2004	December 31, 2004

U.S. dollar denominated debt:
Multicanal Senior Guaranteed Notes	US$ 97,692	US$ 97,692
Net Sul Floating Rate Notes	72,300	72,300
Trade Financing Loans	17,910	17,910
Working Capital Loans	7,000	7,000
Facilities from the International Finance Corporation – IFC	-	11,681

	194,902	206,583
Brazilian R$ denominated debt:
Non-Convertible debentures	62,796	67,541
Working Capital Loans	56,228	60,476
Convertible Debentures with interest due annually at an annual interest rate of 12% over the indexation at the IGPM domestic index	14,915	14,939
Other	397	393

	134,336	143,349

Short-term debt	US$ 329,238	349,932

The various annual base rates used to determine the interest rate of the Company’s debt at June 30, 2004 and December 31, 2003, follows:

	June 30, 2004	December 31, 2003

LIBOR	1.94%	1.48%
TJLP	9.75%	11.50%
CDI	18.60%	23.21%
IGPM	9.61%	8.71%

Since the announcement of the Company ongoing debt restructuring process, as more fully described in Note 1, no payments of principal and interest have been made, except for the IFC obligation that was paid by Globopar, as described in Note 7.

The main terms and conditions of the Company’s debt agreement are disclosed in the notes to the audited consolidated financial statements as of December 31, 2003 and remain unchanged.

All accounting records related to the Company’s debt continue to be made according to the original contracts and the effects of the new terms and conditions will be recognized in the financial statements when the new terms are concluded and signed.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

8. Debt (Continued)

The amount of US$ 99,971 (US$ 85,956 as of December 31, 2003) related to interest and commission payable over the Company’s debt was not paid. The charges for arrears interest and penalties totaling US$ 34,414 (US$ 24,380 as of December 31, 2003) related to contractual penalties will not be due on the conclusion of the debt restructuring plan, according to the terms agreed with the creditors..

As described in Note 1, the Company and its creditors have entered into commitment letters that when fulfilled will have the following term and conditions :

All of the senior debt and subordinated convertible debt issued in connection with the debt restructuring plan will be jointly guaranteed by all of the Company’s wholly owned subsidiaries. The senior debt will be secured by a pledge of:

(i)	all the shares held by the Company in its subsidiaries;
(ii)	all the Company’s subsidiaries network, and;
(iii)

all receivables held by the operations in São Paulo, Santos and Rio de Janeiro; in case of foreclosure the holders of the senior debt will be entitled to receive 30% of the overall amount actually received in respect of the receivables of the three operations mentioned above until total recovery of their respective credits.

The subordinated convertible debt will initially be unsecured; once the senior debt has been repaid, the collateral that had secured the senior debt will thereafter secure the subordinated convertible debt.

The Company may prepay the senior debt and the subordinated convertible debt at any time, in part or totally, at its discretion and must make mandatory pre payments in specific situations (i.e. pursuant to the cash flow mechanism and out of new equity and debt issuances). Pre payments shall first amortize the senior debt principal amount in reverse order of maturity. Once the senior debt principal amount is fully repaid, pre payments shall amortize the subordinated convertible debt principal amount.

According to the debt restructuring plan, the Company has agreed to issue up to 1,825,021,996 shares. The commitment letters establish that these new shares will be first offered in a public offering in Brazil registered at the Brazilian Securities Exchange Commission (“CVM”), in which the current shareholders will be able to exercise their preemptive rights.

Under this structure, the price of such equity will be determined pursuant to a book building mechanism. In the event that the book building results in an issuance in a price of R$ 0.35 or above, the Company will then consummate the sale of such equity and will pay the creditors in cash, at the value of R$ 0.35 in lieu of each share that otherwise would be issued to them in the restructuring. The excess of 80% will be used to repay senior debt. If the offer not result in a minimum price of R$ 0.35, the creditors will receive one share for each R$ 0.35 of debt held by them. Consequently, this debt will be converted into equity.

The commitment letters also establish that the Company may make a placement of its shares prior to the closing or at closing at a price of not less than R$0.35 per share and to substitute the cash proceeds thereof for all or a portion of the equity shares related to the subordinate convertible debt otherwise issuable to the creditors.

The obligations of the creditors party to the commitment letters to effect the debt’s restructuring are subject to a number of significant conditions. These include the following:

(i)	The Company must negotiate and execute definitive documents reflecting the terms of the commitment letters and the substance and form of these documents must be acceptable to the creditors;
(ii)	Creditors holding no less than 95% of the Company’s outstanding debt must agree to participate in the restructuring; and
(iii)	Other conditions may be included in the final agreements.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

9. Stockholder’s equity

Capital stock can be increased up to the limit of R$ 5,000,000.

Preferred stock is non-voting and participates with a 10% premium over common stock in the distribution of earnings; however, it is entitled to right of first refusal on liquidation in the event of dissolution of the Company. Stockholders are entitled by Brazilian law to a minimum dividend, payable in Brazilian reais, equivalent to 25% of local currency net income calculated in accordance with Brazilian Corporation Law. At June 30, 2004, the Company’s local currency financial statements presented an accumulated deficit of US$ 49,705.

In 2003, as approved by the Company’s Board of Directors, a group of the Company’s top executives directly involved with the debt renegotiation process was granted stock-options corresponding to approximately 3 million shares in December 2003 and June 2004. The exercise price of the stock-option is the same price that will be agreed with creditors in connection with the potential conversion of debt into equity. The exercise period is two years as from the date that the Company obtained a signed agreement with the creditors in connection with the debt restructuring process. The Company has elected to follow Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” in accounting for its employee stock options plans.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

10. Commitments and contingencies

Taxes and contributions, determined and withheld by the Company and its subsidiaries, as well as their tax, and corporate records and tax returns, are subject to examination by tax authorities during different expiration periods, pursuant to applicable legislation.

The Company and its subsidiaries are party to certain legal proceedings involving tax, labor, civil and other claims, arising in the ordinary course of business.

The reserves for contingent liabilities are summarized below:

	June 30, 2004	December 31, 2003

Tax related matters	US$ 148,057	US$ 153,042
Labor related claims	9,533	10,116
Civil related claims	4,845	5,694

Total	US$ 162,435	US$ 168,852

In connection with some of these proceedings, the Company was required to place deposits with the related judicial court. These judicial deposits will only be released upon a favorable final court decision. The aggregate amount of deposits made with related judicial court is US$ 25,031 (December 31, 2003 - US$ 23,751), which is available to offset payments required under ultimate unfavorable court decisions.

While it is impossible to determine with certainty the ultimate outcome of these matters, management has established reserves when it can reasonably estimate probable losses based on its analysis of the pending disputes and on the opinion of its legal counsel.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

11. Guarantor subsidiaries - consolidating statements

The following condensed consolidating information, prepared in accordance with USGAAP, is presented in connection with the guarantee of the US$97,692 12.625% Notes due 2004, which are senior unsecured obligations of Net Serviços de Comunicação S.A., ranking pari-passu in right of payment with all its existing and future senior unsecured indebtedness, and are unconditionally guaranteed, on a joint and several basis, by each of Net Serviços de Comunicação S.A.’s consolidated subsidiaries, except for Net Anápolis, Net Rio, Net Brasília, Net Recife , Cabodinâmica TV Cabo São Paulo S.A. (Old Net São Paulo), Net Campinas, Net Indaiatuba, Net São Carlos, Net Franca, Jaguari Telecomunicações, Vicom Ltda. and Net Sul Comunicações Ltda. and its subsidiaries and the guarantee of the US$80,000 LIBOR plus 3.00% to 3.625% Floating Rate Notes equal to three-month LIBOR as quoted on display page 3750 of the Dow Jones Markets Service, plus the Applicable Margin due 2005, which are direct, unconditional, unsecured and uncoordinated obligations of Net Serviços de Comunicação S.A. and are jointly and severally guaranteed by Net Sul subsidiary Guarantors. The condensed consolidated balance sheet at June 30, 2004 and December 31, 2003 and the condensed consolidated statements of operations and cash flows for June 30, 2004 and June 30, 2003 are presented for (i) Net Serviços de Comunicação S.A., (ii) subsidiaries which are guarantors of the Multicanal Senior Guaranteed Notes (all wholly-owned), (iii) subsidiaries which are guarantors of the Floating Rate Notes (Net Sul), (iv) subsidiaries that are not guarantors and (v) elimination entries, for purpose of showing the impact of the non-guarantor subsidiaries in the consolidated financial statements. Investments in subsidiaries and in equity investees are presented on the equity method of accounting in the condensed consolidated balance sheets and statements of operations.

Net Serviços de Comunicação S.A. holds a direct 86% interest in Multicanal Telecomunicações S.A. and an indirect 14% interest through CMA-Participações S.A. Accordingly, for purposes of the aforementioned consolidated statements, Multicanal Telecomunicações S.A. and its wholly-owned subsidiaries have been considered as included in the column “Wholly-owned subsidiaries (combined)”.

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

Unaudited condensed consolidated balance sheets at June 30, 2004

	Net Serviços (parent company)	Wholly-owned Subsidiaries (combined)	Net Sul non guarantors	Net Sul guarantors	Non-guarantor subsidiary	Eliminations	Net Serviços (consolidated)

Balance Sheet
Current assets
Cash and cash equivalents	US$ 15	US$ 30,942	US$ 154	US$ 31,114	US$ 34,279	US$ -	US$ 96,504
Accounts receivable, net	-	22,696	909	1,625	14,666	-	39,896
Other current assets	16,126	5,855	1,659	1,997	5,906	(15,606)	15,937

	US$ 16,141	US$ 59,493	US$ 2,722	US$ 34,736	US$ 54,851	US$ (15,606)	US$ 152,337
Property and equipment, net	26,750	154,017	33,878	30,561	87,755	-	332,961
Investments and advances to investees	2,125	-	-	-	7	(7)	2,125
Investments and advances to consolidated subsidiaries	223,597	89,943	18,623	33,037	20,924	US$ (386,124)	-
Goodwill, net (consolidated subsidiaries)	231,472	19,138	-	-	-	-	250,610
Other assets	18,219	7,008	8,378	8,264	8,744	-	50,613

Total assets	US$ 518,304	US$ 329,599	US$ 63,601	US$ 106,598	US$ 172,281	US$ (401,737)	US$ 788,646

Current liabilities
Accounts payable to suppliers and programmers	US$ 17,506	US$ 25,150	US$ 5,944	US$ 6,609	US$ 17,638	US$ -	US$ 72,847
Short-term debt	219,240	24,358	80,000	1,020	4,620	-	329,238
Due to related companies	12,975	85,757	-	-	-	(85,757)	12,975
Current portion of long-term debt
Other current liabilities	123,105	31,301	5,170	7,982	25,151	-	192,709

	US$ 372,826	US$ 166,566	US$ 91,114	US$ 15,611	US$ 47,409	US$ (85,757)	US$ 607,769

Long-term liabilities
Long-term debt
Due to related companies	1,336	221,559	8,518	43,644	7,921	(281,642)	1,336
Advances to equity investees	93,130	12,881	-	3,781	2,854	(112,646)	-
Accounts payable to programmers	-	6,037	2,150	680	3,852	-	12,719
Deferred sign-on and hookup fee and programming benefit	8,165	9,950	2,066	408	6,270	-	26,859
Other payables and accruals	76,215	33,310	17,747	13,693	32,366	-	173,331

	US$ 551,672	US$ 450,303	US$ 121,595	US$ 77,817	US$ 100,672	US$ (480,045)	US$ 822,014

Minority interests in consolidated subsidiaries	-	-	127	-	-	(127)	-
Stockholders’ equity (deficit)
Capital	US$ 2,320,043	US$ 518,618	US$ 85,648	US$ 162,576	US$ 310,671	US$ (1,077,513)	US$ 2,320,043
Accumulated deficit	(2,131,649)	(1,067,956)	(173,447)	(125,021)	(305,574)	1,671,998	(2,131,649)
Cumulative translation adjustments	(221,762)	428,634	29,678	(8,774)	66,512	(516,050)	(221,762)

	US$ (33,368)	US$ (120,704)	US$ (58,121)	US$ 28,781	US$ 71,609	US$ 78,435	US$ (33,368)

	US$ 518,304	US$ 329,599	US$ 63,601	US$ 106,598	US$ 172,281	US$ (401,737)	US$ 788,646

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

Unaudited condensed consolidated statements of operations and cash flows for the six-month period ended June 30, 2004

	Net Serviços (parent company)	Wholly-owned Subsidiaries (combined)	Net Sul Non guarantors	Net Sul guarantors	Non-guarantor subsidiary	Eliminations	Net Serviços (consolidated)

Statement of operations
Net revenue	US$ -	US$ 107,157	US$ 23,971	US$ 20,811	US$ 79,057	US$ (202)	US$ 230,794
Direct operating expenses	(1,195)	(55,180)	(11,902)	(11,315)	(40,305)	202	(119,695)
Selling, general and administrative expenses	(14,423)	(15,781)	(3,891)	(3,064)	(12,112)	-	(49,271)
Depreciation and amortization	(3,371)	(8,192)	(4,402)	(3,990)	(11,866)	-	(31,821)
Cumulative effect of accounting change	-	-	-	-	-	-	-
Other, net	(384)	(657)	(304)	974	227	-	(144)
Exchange gains (losses), net	(20,136)	568	(5,799)	(647)	(868)	-	(26,882)
Financial expense	(40,888)	(9,185)	(3,709)	118	(5,208)	8,117	(50,755)
Financial income	929	9,285	125	2,006	3,033	(8,117)	7,261
Equity in results of consolidated subsidiaries	38,131	3,581	(1,703)	-	(1,387)	(38,622)	-
Investees	916	-	-	-	-	-	916
Other, net	(39)	59	190	(21)	328	-	517
Income tax	843	(1,490)	2,277	(1,163)	(1,004)	-	(537)
Minority interest in results of consolidated subsidiaries	-	-	-	-	-	-	-

Loss for the period	US$ (39,617)	US$ 30,165	US$ (5,147)	US$ 3,709	US$ 9,895	US$ (38,622)	US$ (39,617)

Statement of Cash Flows
Net cash provided by operating activities	US$ (85,984)	US$ 130,787	US$ (73,530)	US$ 76,395	US$ (124,182)	US$ 120,396	US$ 43,882
Cash used in investing activities
Acquisition of property and equipment	(3,562)	(4,872)	1,117	(3,561)	(3,899)	-	(14,777)
Acquisition of investments and advances	42,497	(9,597)	-	-	(197)	(32,620)	83
Net cash acquired from acquisition Unicabo
Proceeds from sale of equipment	-	3,998	393	37	(722)	-	3,706
Net cash provided by financing activities
Change in overdraft facilities , net
. Short-term debt
. Issuance	37	(37)	-	-	-	-	-

.. Repayments	(86)	86	-	-	-	-	-
. Long-term debt
.. Issuances
.. Repayments
. Related party loans
.. Issuances	147,475	53,406	50,844	9,082	1,529	(262,336)	-
.. Repayments	(80,699)	(27,568)	26,429	(66,047)	(26,675)	174,560	-
. Capital contribution
. Spin off
Effect of exchange rate changes
on cash and cash equivalents	(19,692)	(137,714)	(5,358)	(6,707)	164,270	-	(5,201)
Cash and cash equivalents - beginning of period	29	22,453	258	21,915	24,156	-	68,811

Cash and cash equivalents - end of period	US$ 15	US$ 30,942	US$ 153	US$ 31,114	US$ 34,280	US$ -	US$ 96,504

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

Condensed consolidated balance sheets at December 31, 2003

	Net Serviços (parent company)	Wholly-owned Subsidiaries (combined)	Net Sul non guarantors	Net Sul guarantors	Non-guarantor subsidiary	Eliminations	Net Serviços (consolidated)

Balance Sheet
Current assets
Cash and cash equivalents	US$ 30	US$ 22,453	US$ 258	US$ 21,914	US$ 24,156	US$ -	US$ 68,811
Accounts receivable, net	-	20,623	1,075	1,777	12,579	-	36,054
Other current assets	13,940	1,819	975	1,412	2,881	(10,741)	10,286

	US$ 13,970	US$ 44,895	US$ 2,308	US$ 25,103	US$ 39,616	US$ (10,741)	US$ 115,151
Property and equipment, net	30,638	153,887	38,837	36,979	102,446	10,741	373,528
Investments and advances to investees	2,403	-	-	-	-	-	2,403
Investments and advances to consolidated
subsidiaries	216,768	23,205	-	-	7	US$ (239,980)	-
Goodwill, net (consolidated subsidiaries)	248,961	19,678	-	-	-	-	268,639
Other assets	19,017	5,029	4,562	9,132	24,047	(19,817)	41,970

Total assets	US$ 531,757	US$ 246,694	US$ 45,707	US$ 71,214	US$ 166,116	US$ (259,797)	US$ 801,691

Current liabilities
Accounts payable to suppliers and programmers	US$ 13,206	US$ 13,009	US$ 19,672	US$ 2,290	US$ 28,376	US$ -	US$ 76,553
Short-term debt	283,702	25,254	74,496	5,503	8,054	(47,077)	349,932
Due to related companies	7,289	143,349	-	-	-	(150,638)	-
Other current liabilities	132,938	2,563	4,155	3,709	18,362	(5,990)	155,737

	US$ 437,135	US$ 184,175	US$ 98,323	US$ 11,502	US$ 54,792	US$ (203,705)	US$ 582,222
Non-current liabilities
Accounts payable to programmers	US$	-	US$ 8,176	US$ 2,736	US$ 867	US$ 4,272	US$ 16,051
Due to related companies	2,063	235,100	30,713	(15,427)	27,027	(277,413)	2,063
Deferred sign-on, hookup fee and	-	-	-	-	-	-	-
Programming benefit	2,334	11,364	2,489	374	7,338	23,899
Other payables and accruals	93,116	31,637	5,338	23,166	27,090	-	180,347

	US$ 534,648	US$ 470,452	US$ 139,599	US$ 20,482	US$ 120,519	US$ (481,118)	US$ 804,582

Minority interests in consolidated subsidiaries	-	-	136	-	-	(136)	-
Stockholders’ equity (deficit)
Capital	US$ 2,320,043	US$ 514,691	US$ 32,343	US$ 204,932	US$ 291,156	US$ (1,043,122)	US$ 2,320,043
Accumulated deficit	(2,092,032)	(1,151,473)	(156,871)	(141,862)	(316,857)	1,767,063	(2,092,032)
Cumulative translation adjustments	(230,902)	413,024	30,500	(12,338)	71,298	(502,484)	(230,902)

	US$ (2,891)	US$ (223,758)	US$ (94,028)	US$ 50,732	US$ 45,597	US$ 221,457	US$ (2,891)

	US$ 531,757	US$ 246,694	US$ 45,707	US$ 71,214	US$ 166,116	US$ (259,797)	US$ 801,691

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

Unaudited condensed consolidated statements of operations and cash flows for the six-month period ended June 30, 2003

	Net Serviços (parent company)	Wholly-owned Subsidiaries (combined)	Net Sul Non guarantors	Net Sul guarantors	Non-guarantor subsidiary	Eliminations	Net Serviços (consolidated)

Statement of operations
Net revenue	US$ -	US$ 82,789	US$ 18,698	US$ 16,151	US$ 61,593	US$ 3,502	US$ 182,733
Direct operating expenses	-	(44,536)	(10,238)	(9,052)	(35,341)	(3,495)	(102,662)
Selling, general and administrative expenses	(9,163)	(10,723)	(3,150)	(3,468)	(8,557)	(6)	(35,067)
Depreciation and amortization	(5,017)	(9,299)	(3,650)	(3,816)	(8,404)	-	(30,186)
Cumulative effect of accounting change	-	-	-	-	-	-	-
Other, net	607	(700)	(1,134)	(738)	594	-	(1,371)
Exchange gains (losses), net	23,516	4,754	16,742	810	781	-	46,603
Financial expense	(41,188)	43,652	(2,638)	(735)	(2,760)	(47,316)	(50,985)
Financial income	1,115	(47,631)	88	284	1,097	47,316	2,269
Equity in results of consolidated subsidiaries	39,519	(10,518)	1,773	-	1,327	(32,101)	-
Investees	(1,111)	-	-	-	-	-	(1,111)
Other, net	90	(771)	160	41	(368)	-	(848)
Income tax	(6)	(93)	(691)	(239)	16	-	(1,013)
Minority interest in results of consolidated subsidiaries	-	-	-	-	(35)	35	-

Loss for the period	US$ 8,362	US$ 6,924	US$ 15,960	US$ (762)	US$ 9,943	US$ (32,065)	US$ 8,362

Statement of Cash Flows
Net cash provided by operating activities	US$ (512,913)	US$ 28,767	US$ 43,072	US$ (48,212)	US$ 158,051	US$ 351,671	US$ 20,436
Cash used in investing activities
Acquisition of property and equipment	(8,731)	19,030	(4,951)	(1,313)	(9,460)	-	(5,425)
Acquisition of investments and advances	432,721	228,801	-	-	(9,812)	(653,451)	(1,741)
Net cash acquired from acquisition Unicabo
Proceeds from sale of equipment	104	(16,617)	2,668	115	16,681	-	2,951
Net cash provided by financing activities
Change in overdraft facilities , net
. Short-term debt
.. Issuances	37	-	-	-	-	-	37

.. Repayments	(24)	-	-	(53)	(9)	-	(86)
. Long-term debt
.. Issuances
.. Repayments
. Related party loans
.. Issuances	29,685	344,340	39,504	61,927	47,228	(522,668)	16
.. Repayments	(8,688)	(455,195)	(94,920)	(33,598)	(232,053)	824,448	(6)
. Capital contribution
. Spin off
Effect of exchange rate changes on cash and cash equivalents	67,568	(139,033)	14,596	24,730	36,905	-	4,766
Cash and cash equivalents - beginning of period	260	7,995	126	3,905	3,469	-	15,755

Cash and cash equivalents - end of period	US$ 19	US$ 18,088	US$ 95	US$ 7,501	US$ 11,000	US$ -	US$ 36,703

Net Serviços de Comunicação S.A.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
(Expressed in thousands of United States dollars, unless otherwise stated)

12. Subsequent events

On July 7, 2004, the stockholders Globopar and Bradesplan entered into an exchange of shares agreement, by means of which Globopar will transfer to Bradesplan one hundred and thirty million, five hundred eleven thousand, and ten (130,511,010) preferred shares issued by the Company, representing 6.4% of the Company’s total capital stock, and Bradesplan will transfer to Globopar an equal number of common voting shares issued by the Company, representing 6.4% of the Company’s total capital stock. In addition, Globopar will pay to Bradesplan, as a condition precedent to the effectiveness of the exchange, the amount of R$ 0.119368 per exchanged common voting share.

The common voting shares owned by Bradesplan will be offered to the other parties to the Company Shareholders’ Agreement currently in force and, in the event such other parties exercise their right of first refusal, the exchange will be contracted by and among Bradesplan, Globopar and such other parties, in the proportion of exercise preemptive right, under the exact terms of the exchange agreement entered into by and between Globopar and Bradesplan.

[LOGO]

NET SERVIÇOS DE COMUNICAÇÃO S.A.

The Dealer Manager and Solicitation Agent for the Exchange Offer and Consent Solicitation is:
CREDIT SUISSE FIRST BOSTON LLC.
Eleven Madison Avenue
New York, New York 10010-3629
Tel: (800) 820-1653
Fax: (212) 325-2547
Attention: Liability Management Group

The Exchange Agent for the Exchange Offer and Consent Solicitation is:

[address and phone and fax number]

The Information Agent for the Exchange Offer and Consent Solicitation is:

[address and phone and fax number]

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and address set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer and consent solicitation.

Part II--Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

Neither the laws of Brazil nor the by-laws or other constitutive documents of any of the registrants provide for indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) EXHIBITS

Exhibit Number	Description

1.1	Form of Dealer Manager Agreement to be entered into between Net Serviços de Comunicação S.A. and Credit Suisse First Boston LLC.*

3.1

By-laws of Net Serviços de Comunicação S.A., as amended on October 30, 2002, together with an English-language translation thereof (incorporated by reference to Exhibit 1.1 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.1

Indenture, dated as of June 18, 1996, among Multicanal Participações S.A. (predecessor in interest to Net Serviços de Comunicação S.A.), as Issuer, the Guarantors named therein, as Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to Net Serviços de Comunicação S.A.’s 12 5/8% Senior Guaranteed Notes due 2004 (incorporated by reference to Exhibit 2.1 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

4.2

Form of Supplemental Indenture to Indenture, dated as of June 18, 1996, among Net Serviços de Comunicação S.A., as Issuer, the Guarantors named therein, as Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to Net Serviços de Comunicação S.A.’s 12 5/8% Senior Guaranteed Notes due 2004.*

4.3

Indenture, dated as of October 31, 1997, among Net Sul TV a Cabo e Participações Ltda., as Issuer, the Guarantors named therein, as Guarantors, The Chase Manhattan Bank, New York, as Trustee, The Chase Manhattan Bank, New York, as Registrar and Paying Agent, The Chase Manhattan Bank, London Branch, as Transfer Agent, Calculation Agent and Paying Agent, Chase Manhattan Bank Luxembourg, S.A., as Paying Agent, and Chase Trust Bank, as Principal Paying Agent (incorporated by reference to Exhibit 2.2 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.4

First Supplemental Indenture, dated as of December 18, 1998, to the Indenture dated as of October 31, 1997, among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer, the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.3 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.5

Second Supplemental Indenture, dated as of August 30, 2000, to the Indenture dated as of October 31, 1997, as amended and restated on December 18, 1998, among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer, the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.4 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.6

Third Supplemental, dated as of October 31, 2000, to the Indenture dated as of October 31, 1997, as amended and restated on December 18, 1998 and further supplemented as of August 30, 2000, among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.5 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.7

Fourth Supplemental, dated as of October 31, 2000, to the Indenture dated as of October 31, 1997, as amended and restated on December 18, 1998 and further supplemented as of August 30, 2000 and October 31, 2000 among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer, the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.6 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.8

Letter Agreement, dated as of August 28, 2003, among Net Sul Comunicações Ltda, the Guarantors named therein, as Guarantors, Televisão a Cabo. Cricuma Ltda., as Guarantor, Wells Fargo Bank Minnesota, National Association, as Trustee, JPMorgan Chase Bank, as Registrar and Paying Agent, JPMorgan Chase Bank, as Transfer Agent, Calculation Agent and Paying Agent, J.P. Morgan Bank Luxembourg S.A., as Paying Agent and J.P. Morgan Trust Bank, as Principal Paying Agent, in respect of the Net Sul Series A Floating Rate Notes due 2005 and Put Option (incorporated by reference to Exhibit 2.7 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.9

Letter Agreement, dated as of January 13, 2004, among Net Sul Comunicações Ltda, the Guarantors named therein, as Guarantors, Televisão a Cabo. Cricuma Ltda., as Guarantor, Wells Fargo Bank Minnesota, National Association, as Trustee, JPMorgan Chase Bank, as Registrar and Paying Agent, JPMorgan Chase Bank, as Transfer Agent, Calculation Agent and Paying Agent, J.P. Morgan Bank Luxembourg S.A., as Paying Agent and J.P. Morgan Trust Bank, as Principal Paying Agent, in respect of the Net Sul Series A Floating Rate Notes due 2005 and Put Option (incorporated by reference to Exhibit 2.8 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.10

Letter Agreement, dated as of April 13, 2004, among Net Sul Comunicações Ltda, the Guarantors named therein, as Guarantors, Televisão a Cabo. Cricuma Ltda., as Guarantor, Wells Fargo Bank Minnesota, National Association, as Trustee, JPMorgan Chase Bank, as Registrar and Paying Agent, JPMorgan Chase Bank, as Transfer Agent, Calculation Agent and Paying Agent, J.P. Morgan Bank Luxembourg S.A., as Paying Agent and J.P. Morgan Trust Bank, as Principal Paying Agent, in respect of the Net Sul Series A Floating Rate Notes due 2005 and Put Option (incorporated by reference to Exhibit 2.9 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.11

Form of Commitment Letter among Net Serviços de Comunicação S.A. and its creditor (incorporated by reference to Exhibit 2.10 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.12

Form of Indenture, among Net Serviços de Comunicação S.A., as Issuer, the Guarantors named therein, as Guarantors, and           , as Trustee, with respect to Net Serviços de Comunicação S.A.’s 7.0% Senior Secured Notes due 2009.*

4.13	Form of 7.0% Senior Secured Notes due 2009 of Net Serviços de Comunicação S.A.*

4.14

Form of Inter-Creditor Agreement, among Net Serviços de Comunicação S.A., the Restricted Subsidiaries, the Collateral Agent and each Senior Secured Creditor, or an agent acting on behalf of such Senior Secured Creditor.*

4.15	Form of Asset Pledge Agreement, among Net Serviços de Comunicação S.A., the applicable Restricted Subsidiaries and the Collateral Agent on behalf of the Senior Secured Creditors.*

4.16	Form of Stock Pledge Agreement, among Net Serviços de Comunicação S.A., the applicable Restricted Subsidiaries and the Collateral Agent on behalf of the Senior Secured Creditors.*

4.17

Form of Receivables Pledge Agreement, among Net Serviços de Comunicação S.A., Net São Paulo Ltda., Net Rio S.A., the Collateral Agent on behalf of the Senior Secured Creditors and the Centralizing Bank.*

4.18	Form of Common Terms Agreement.*

5.1	Opinion of Debevoise & Plimpton LLP.*

5.2	Opinion of Barbosa, Müssnich & Aragão.*

10.1

Shareholders’ Agreement, dated as of July 11, 2002, among Distel Holding S.A., Roma Participações Ltda., Bradesplan Participações S.A., BNDES Participações S.A., Microsoft B.V., RBS Participações S.A., Zero Hora Editora Jornalistica S.A., and, furthermore, as Intervening Parties, Net Serviços de Comunicação S.A.’s, Globo Comunicações e Participações S.A., Bradespar S.A. and Microsoft Corporation, together with an English-language translation thereof (incorporated by reference to Exhibit 4.1 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

10.2

Protocol of Recapitalization of Globo Cabo S.A., dated as of April 10, 2002, among Distel Holding S.A., Globo Comunicações e Participações S.A., Roma Participações Ltda., Globo Cabo S.A., Bradesplan Participações S.A., Bradespar S.A., RBS Participações S.A., BNDES Participações S.A., and, as intervening consenting party, Net Brasil S.A., together with an English-language translation thereof (incorporated by reference to Exhibit 4.6 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

10.3

First Amendment to the Protocol of Recapitalization of Globo Cabo S.A., dated as of April 30, 2002, among Distel Holding S.A., Globo Comunicações e Participações S.A., Roma Participações Ltda., Globo Cabo S.A., Bradesplan Participações S.A., Bradespar S.A., RBS Participações S.A., BNDES Participações S.A., and, as intervening consenting party, Net Brasil S.A., together with an English-language translation thereof (incorporated by reference to Exhibit 4.7 of the Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

10.4

Second Amendment to the Protocol of Recapitalization of Net Serviços de Comunicação S.A. (formerly Globo Cabo S.A.), dated as of June 14, 2002, among Distel Holding S.A., Globo Comunicações e Participações S.A., Roma Participações Ltda., Net Serviços de Comunicação S.A., Bradesplan Participações S.A., Bradespar S.A., RBS Participações S.A., BNDES Participações S.A., and, as intervening consenting party, Net Brasil S.A., together with an English-

language translation thereof (incorporated by reference to Exhibit 4.8 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

10.5

Programming Agreement (Contrato de Comissão), dated as of June 27, 2004, between Net Brasil S.A., Net Serviços de Comunicação S.A and its Subsidiaries name therein (incorporated by reference to Exhibit 4.2 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries of Net Serviços de Comunicação S.A.

23.1	Consent of Ernst & Young Auditores Independentes S.S.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).*

23.3	Consent of Barbosa, Müssnich & Aragão (included in Exhibit 5.2).*

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

25.1	Statement of Eligibility of on Form T-1.*

99.1	Form of Letter of Transmittal and Consent.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Clients.*

99.4	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.*

99.5	Form of Exchange Agent Agreement to be entered into between Net Serviços de Comunicação S.A. and .*

* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements or related notes and therefore has been omitted.

Item 22. Undertakings.

Each registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to paragraph a(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Chief Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira and André Müller Borges, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Chief Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Chief Financial Officer and Principal Accounting Officer	November 5, 2004

/s/ Jorge Luiz B. Nóbrega

Jorge Luiz B. Nóbrega	Alternate Director	November 5, 2004

/s/ Eduardo Flores da Cunha Damasceno Ferreira	Alternate Director	November 5, 2004

Eduardo Flores da Cunha Damasceno Ferreira

/s/ Stefan Alexander

Stefan Alexander	Director	November 5, 2004

/s/ Ronnie Vaz Moreira

Ronnie Vaz Moreira	Director	November 5, 2004

/s/ Guilherme Perboyre Cavalcanti

Guilherme Perboyre Cavalcanti	Director	November 5, 2004

Juarez de Queiroz Campos Jr	Director	November ,2004

/s/ Rossana Fontenele Berto

Rossana Fontenele Berto	Director	November 5, 2004

/s/ Edgard Lobão dos Santos

Edgard Lobão dos Santos	Director	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

CMA Participações S.A.

By:	/s/ José Antônio Guaraldi Félix

Name:	José Antônio Guaraldi Félix
Title:	Chief Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ José Antônio Guaraldi Félix

José Antônio Guaraldi Félix	Chief Executive Officer and Member of the Board of Directors	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Chief Financial Officer and Principal Accounting Officer	November 5, 2004

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Chairman of the Board of Directors	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Member of the Board of Directors	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

DR – Empresa de Distribuições e Recepção de TV Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Horizonte Sul Comunicações Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Multicanal Telecomunicações S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Anápolis Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Arapongas Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Baurú Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Belo Horizonte Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Brasília Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Campinas Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Campo Grande Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Curitiba Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Florianópolis Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Franca Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Goiânia Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Indaiatuba Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Joinville Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Londrina Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Maringá Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Paraná Comunicações Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Piracicaba Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Recife Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Ribeirão Preto S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Rio S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net São Carlos S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net São José do Rio Preto Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net São Paulo Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Sorocaba Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Net Sul Comunicações Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Cable S.A.

By:	/s/ Renato Dias Pinheiro

Name:	Renato Dias Pinheiro
Title:	Executive Officer

By:	/s/ Sueli de Fátima Ferretti

Name:	Sueli de Fátima Ferretti
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Cabodinâmica TV Cabo São Paulo S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Dabny L.L.C

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Jaguari Telecomunicações S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Jonquil Venture Limited.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

Reyc Comércio e Participações Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ André Müller Borges

André Müller Borges	Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

TV Cabo Chapecó Ltda.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on November 5, 2004.

TV Vídeo Cabo de Belo Horizonte S.A.

By:	/s/ Francisco Tosta Valim Filho

Name:	Francisco Tosta Valim Filho
Title:	Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francisco Tosta Valim Filho, Leonardo Porciúncula Gomes Pereira, André Müller Borges and Flauzino Alves Ferreira Neto, or either individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form F-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Francisco Tosta Valim Filho

Francisco Tosta Valim Filho	Executive Officer	November 5, 2004

/s/ Leonardo Porciúncula Gomes Pereira

Leonardo Porciúncula Gomes Pereira	Executive Officer	November 5, 2004

/s/ Flauzino Alves Ferreira Neto

Flauzino Alves Ferreira Neto	Officer	November 5, 2004

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the undersigned in the capacity indicated on the 5th day of November 2004.

Name	Capacity

/s/ Donald J. Puglisi	Managing Director of Puglisi & Associates

Donald J. Puglisi

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Dealer Manager Agreement to be entered into between Net Serviços de Comunicação S.A. and Credit Suisse First Boston LLC.*

3.1

By-laws of Net Serviços de Comunicação S.A., as amended on October 30, 2002, together with an English-language translation thereof (incorporated by reference to Exhibit 1.1 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.1

Indenture, dated as of June 18, 1996, among Multicanal Participações S.A. (predecessor in interest to Net Serviços de Comunicação S.A.), as Issuer, the Guarantors named therein, as Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to Net Serviços de Comunicação S.A.’s 12 5/8% Senior Guaranteed Notes due 2004 (incorporated by reference to Exhibit 2.1 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

4.2

Form of Supplemental Indenture to Indenture, dated as of June 18, 1996, among Net Serviços de Comunicação S.A., as Issuer, the Guarantors named therein, as Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to Net Serviços de Comunicação S.A.’s 12 5/8% Senior Guaranteed Notes due 2004.*

4.3

Indenture, dated as of October 31, 1997, among Net Sul TV a Cabo e Participações Ltda., as Issuer, the Guarantors named therein, as Guarantors, The Chase Manhattan Bank, New York, as Trustee, The Chase Manhattan Bank, New York, as Registrar and Paying Agent, The Chase Manhattan Bank, London Branch, as Transfer Agent, Calculation Agent and Paying Agent, Chase Manhattan Bank Luxembourg, S.A., as Paying Agent, and Chase Trust Bank, as Principal Paying Agent (incorporated by reference to Exhibit 2.2 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.4

First Supplemental Indenture, dated as of December 18, 1998, to the Indenture dated as of October 31, 1997, among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer, the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.3 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.5

Second Supplemental Indenture, dated as of August 30, 2000, to the Indenture dated as of October 31, 1997, as amended and restated on December 18, 1998, among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer, the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.4 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.6

Third Supplemental, dated as of October 31, 2000, to the Indenture dated as of October 31, 1997, as amended and restated on December 18, 1998 and further supplemented as of August 30, 2000, among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.5 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.7

Fourth Supplemental, dated as of October 31, 2000, to the Indenture dated as of October 31, 1997, as amended and restated on December 18, 1998 and further supplemented as of August 30, 2000 and October 31, 2000 among Net Sul Comunicações S.A. (formerly known as Net Sul TV a Cabo e Participações Ltda.), as Issuer, the Guarantors named therein, as Guarantors and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 2.6 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

4.8

Letter Agreement, dated as of August 28, 2003, among Net Sul Comunicações Ltda, the Guarantors named therein, as Guarantors, Televisão a Cabo. Cricuma Ltda., as Guarantor, Wells Fargo Bank Minnesota, National Association, as Trustee, JPMorgan Chase Bank, as Registrar and Paying Agent, JPMorgan Chase Bank, as Transfer Agent, Calculation Agent and Paying Agent, J.P. Morgan Bank Luxembourg S.A., as Paying Agent and J.P. Morgan Trust Bank, as Principal Paying Agent, in respect of the Net Sul Series A Floating Rate Notes due 2005 and Put Option (incorporated by reference to Exhibit 2.7 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.9

Letter Agreement, dated as of January 13, 2004, among Net Sul Comunicações Ltda, the Guarantors named therein, as Guarantors, Televisão a Cabo. Cricuma Ltda., as Guarantor, Wells Fargo Bank Minnesota, National Association, as Trustee, JPMorgan Chase Bank, as Registrar and Paying Agent, JPMorgan Chase Bank, as Transfer Agent, Calculation Agent and Paying Agent, J.P. Morgan Bank Luxembourg S.A., as Paying Agent and J.P. Morgan Trust Bank, as Principal Paying Agent, in respect of the Net Sul Series A Floating Rate Notes due 2005 and Put Option (incorporated by reference to Exhibit 2.8 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.10

Letter Agreement, dated as of April 13, 2004, among Net Sul Comunicações Ltda, the Guarantors named therein, as Guarantors, Televisão a Cabo. Cricuma Ltda., as Guarantor, Wells Fargo Bank Minnesota, National Association, as Trustee, JPMorgan Chase Bank, as Registrar and Paying Agent, JPMorgan Chase Bank, as Transfer Agent, Calculation Agent and Paying Agent, J.P. Morgan Bank Luxembourg S.A., as Paying Agent and J.P. Morgan Trust Bank, as Principal Paying Agent, in respect of the Net Sul Series A Floating Rate Notes due 2005 and Put Option (incorporated by reference to Exhibit 2.9 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.11

Form of Commitment Letter among Net Serviços de Comunicação S.A. and its creditor (incorporated by reference to Exhibit 2.10 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

4.12

Form of Indenture, among Net Serviços de Comunicação S.A., as Issuer, the Guarantors named therein, as Guarantors, and , as Trustee, with respect to Net Serviços de Comunicação S.A.’s 7.0% Senior Secured Notes due 2009.*

4.13	Form of 7.0% Senior Secured Notes due 2009 of Net Serviços de Comunicação S.A.*

4.14

Form of Inter-Creditor Agreement, among Net Serviços de Comunicação S.A., the Restricted Subsidiaries, the Collateral Agent and each Senior Secured Creditor, or an agent acting on behalf of such Senior Secured Creditor.*

4.15	Form of Asset Pledge Agreement, among Net Serviços de Comunicação S.A., the applicable Restricted Subsidiaries and the Collateral Agent on behalf of the Senior Secured Creditors.*

4.16	Form of Stock Pledge Agreement, among Net Serviços de Comunicação S.A., the applicable Restricted Subsidiaries and the Collateral Agent on behalf of the Senior Secured Creditors.*

4.17

Form of Receivables Pledge Agreement, among Net Serviços de Comunicação S.A., Net São Paulo Ltda., Net Rio S.A., the Collateral Agent on behalf of the Senior Secured Creditors and the Centralizing Bank.*

4.18	Form of Common Terms Agreement.*

5.1	Opinion of Debevoise & Plimpton LLP.*

5.2	Opinion of Barbosa, Müssnich & Aragão.*

10.1

Shareholders’ Agreement, dated as of July 11, 2002, among Distel Holding S.A., Roma Participações Ltda., Bradesplan Participações S.A., BNDES Participações S.A., Microsoft B.V., RBS Participações S.A., Zero Hora Editora Jornalistica S.A., and, furthermore, as Intervening Parties, Net Serviços de Comunicação S.A.’s, Globo Comunicações e Participações S.A., Bradespar S.A. and Microsoft Corporation, together with an English-language translation thereof (incorporated by reference to Exhibit 4.1 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission).

10.2

Protocol of Recapitalization of Globo Cabo S.A., dated as of April 10, 2002, among Distel Holding S.A., Globo Comunicações e Participações S.A., Roma Participações Ltda., Globo Cabo S.A., Bradesplan Participações S.A., Bradespar S.A., RBS Participações S.A., BNDES Participações S.A., and, as intervening consenting party, Net Brasil S.A., together with an English-language translation thereof (incorporated by reference to Exhibit 4.6 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

10.3

First Amendment to the Protocol of Recapitalization of Globo Cabo S.A., dated as of April 30, 2002, among Distel Holding S.A., Globo Comunicações e Participações S.A., Roma Participações Ltda., Globo Cabo S.A., Bradesplan Participações S.A., Bradespar S.A., RBS Participações S.A., BNDES Participações S.A., and, as intervening consenting party, Net Brasil S.A., together with an English-language translation thereof (incorporated by reference to Exhibit 4.7 of the Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

10.4

Second Amendment to the Protocol of Recapitalization of Net Serviços de Comunicação S.A. (formerly Globo Cabo S.A.), dated as of June 14, 2002, among Distel Holding S.A., Globo Comunicações e Participações S.A., Roma Participações Ltda., Net Serviços de Comunicação S.A., Bradesplan Participações S.A., Bradespar S.A., RBS Participações S.A., BNDES Participações S.A., and, as intervening consenting party, Net Brasil S.A., together with an English-language translation thereof (incorporated by reference to Exhibit 4.8 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission).

10.5

Programming Agreement (Contrato de Comissão), dated as of June 27, 2004, between Net Brasil S.A., Net Serviços de Comunicação S.A and its Subsidiaries name therein (incorporated by reference to Exhibit 4.2 of Net Serviços de Comunicação S.A.’s annual report on Form 20-F (No. 0-28860) for the Fiscal Year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission).

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries of Net Serviços de Comunicação S.A.

23.1	Consent of Ernst & Young Auditores Independentes S.S.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).*

23.3	Consent of Barbosa, Müssnich & Aragão (included in Exhibit 5.2).*

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

25.1	Statement of Eligibility of on Form T-1.*

99.1	Form of Letter of Transmittal and Consent.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Clients.*

99.4	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.*

99.5	Form of Exchange Agent Agreement to be entered into between Net Serviços de Comunicação S.A. and

* To be filed by amendment.